As filed with the Securities and Exchange Commission on April 27, 2007
Registration No. 333-138334

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Highland Financial Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	6199	83-0446391
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
(972) 628-4100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Kevin Ciavarra
General Counsel
Highland Financial Partners, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
(972) 628-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Goldschmidt, Esq.	Jay L. Bernstein, Esq.
Skadden, Arps, Slate, Meagher & Flom	Andrew S. Epstein, Esq.
Four Times Square	Clifford Chance US LLP
New York, New York 10036-6522	31 West 52nd Street
(212) 735-3000	New York, New York 10019
(212) 878-8000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
      On January 15, 2007, Highland Financial Trust, a Delaware statutory trust and the original registrant, was dissolved and the common shares of Highland Financial Trust were mandatorily exchanged into common units representing limited partner interests in Highland Financial Partners, L.P., a Delaware limited partnership and the registrant whose name now appears on the cover of this Amendment No. 1 to the Registration Statement. Accordingly, common units of Highland Financial Partners, L.P. are being offered by the prospectus included as part of this Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 27, 2007
PROSPECTUS
                  Common Units
Representing Limited Partner Interests
$         Per Common Unit
     Highland Financial Partners, L.P., a Delaware limited partnership, is a holding company organized in January 2006 by our manager, Highland Capital Management, L.P., or Highland Capital, to provide unitholders with the earnings from our leveraged credit subsidiaries and other assets. We primarily own structured finance subsidiaries commonly known as collateralized debt obligation issuers, or CDOs. We are externally managed by Highland Capital, which enables us to access the diverse leveraged credit expertise of Highland Capital.
     This is the initial public offering of our common units. Prior to this offering, there has been no public market for our common units. We currently estimate the initial public offering price to be between $         and $         per common unit. We intend to have our common units listed on the New York Stock Exchange under the symbol “HFP”. We are selling                    common units and the selling unitholders named in this prospectus are selling                    common units. We will not receive any proceeds from the sale of any units by selling unitholders.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      Investing in our common units involves risks. See “Risk Factors” beginning on page 14 of this prospectus for risks that we think may be significant regarding an investment in our common units.

Per Common
	Unit	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds, before expenses, to us(1)	$	$
Proceeds to selling unitholders

(1)	We estimate that we will incur approximately $ in expenses in connection with this offering.
     We have granted the underwriters an option to purchase up to          additional common units at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover over-allotments.
     The underwriters expect to deliver the common units to purchasers on or about                   , 2007.

Citi	JPMorgan
                      , 2007

i

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.
      Until          , 2007 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
MARKET DATA
      Market data used in this prospectus has been obtained from independent industry sources, publications and research reports. We have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

ii

SUMMARY
      The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including “Risk Factors,” before making a decision to invest in our common units. In this prospectus, unless the context suggests otherwise, references to “we,” “us” and “our” refer to collectively Highland Financial Partners, L.P., a Delaware limited partnership, and its subsidiaries; references to the “LP” means Highland Financial Partners, L.P.; references to the “Trust” means Highland Financial Trust, a Delaware statutory trust, which was dissolved on January 15, 2007, and its subsidiaries; references to “Highland Capital” means Highland Capital Management, L.P., a Delaware limited partnership and our manager; and references to the “General Partner” means HFP GP, LLC, a Delaware limited liability company, which is the general partner of the LP. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of their option to purchase up to           additional common units to cover over-allotments.
Overview
      We are a holding company organized in January 2006 as a Delaware limited partnership by our manager, Highland Capital, to provide our unitholders with the earnings from our leveraged credit subsidiaries and other assets. We primarily own structured finance subsidiaries commonly known as collateralized debt obligation issuers, or CDOs. We have utilized a portion of our capital to acquire (i) Highland CDO Holding Company, or CDO Holdco, a wholly-owned Cayman Islands subsidiary that holds equity interests in CDOs, (ii) a 45% economic stake and a 51% voting stake in Highland Financial Real Estate Corp, or HF REIT, a Maryland corporation that first expects to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes for its 2007 taxable year and thereafter, and that acquires equity interests in real property and other real estate related assets, (iii) a 25% economic and voting interest in Highland Financial Corp., or HFC, a Delaware corporation and originator of loans primarily to middle-market companies, (iv) Highland Special Opportunities Holding Company, or SOHC, a wholly-owned Cayman Islands subsidiary which acquires and holds assets that may not be appropriate for our other subsidiaries, including non-rated debt and stressed and/or distressed assets and (v) interests in other operating companies, limited in the case of domestic companies to minority interests (by value). We expect to utilize the net proceeds from this offering to purchase a majority of the equity of prospective CDOs that Highland Capital is structuring on our behalf and to further the business strategies of our subsidiaries.
      We seek to leverage the core competencies and resources of Highland Capital to implement a differentiated business strategy across various credit markets in order to provide a high level of risk-adjusted earnings to our unitholders. Our income is primarily generated by the distributions that we receive from CDO Holdco which includes distributions from its CDO subsidiaries after payment of CDO related expenses and debt service payments and warehousing income related to warehouse arrangements entered into by HFP CDO Construction Corp, or HFP Corp., a subsidiary of CDO Holdco, in connection with the procedures used to fund in-process CDO transactions. Our other subsidiaries’ activities, including those in stressed and/or distressed assets, our interest in HF REIT and our minority ownership of operating companies, will generate similar income and may generate gains.
      In implementing our business strategy, we intend to use leverage at our subsidiaries in order to increase the potential return on unitholders’ equity. Although our business policies do not provide for any minimum or maximum limitations on leverage, the actual amount of leverage that we will utilize will depend upon a variety of factors, including type and maturity of assets, cost of financing, credit profile of the underlying assets and general economic and market conditions.
      We have taken multiple steps to structure our relationship with Highland Capital so that our interests and those of Highland Capital are closely aligned. Highland Capital owns 2,606,062 common units, 124,468 restricted common units, and 819,263 options to purchase additional common units, representing approximately 12.24% of our fully diluted common units prior to this offering, and      % upon completion of the offering. The exclusivity provisions of the management agreement with Highland Capital mandate that we will be the only publicly traded entity sponsored by Highland Capital that is primarily engaged in the business of owning all or a majority of the equity interests of CDO subsidiaries, unless it obtains the approval of a majority of our independent directors. These provisions also provide that, subject to certain specified exceptions, until 75% of the proceeds from each of the Trust’s February 2006 private offering, the Trust’s October 2006 private offering and this offering have been deployed by us in accordance with our business strategies, Highland Capital will not sponsor or act as an investment manager for any newly created eligible CDO other than on our behalf. This limitation, however, could be extinguished relatively rapidly, possibly even shortly following completion of this offering. Furthermore, at all times, the management agreement mandates that our company be allocated opportunities in accordance with Highland Capital’s asset allocation procedures which operate on a principle of fair allocation with respect to par bank debt to all of Highland Capital’s clients over time. In addition, Highland Capital Special Allocation LLC, or HCSA, a Delaware limited liability company and a wholly-owned subsidiary of Highland Capital, will receive an incentive allocation and corresponding distribution from us in addition to Highland Capital’s base management fee only after our net income allocable to common units in any quarter exceeds an equivalent annual return equal to the greater of 8% or 2% above the U.S. Ten-Year Treasury Rate in effect for such quarter. We believe that these steps will create an incentive for Highland Capital and us to operate with the objective of maximizing earnings for our unitholders.
      We believe that our access to the resources, infrastructure and expertise of Highland Capital provides us with a wide variety of business opportunities and significant competitive advantages. We believe that this access, together with Highland Capital’s general philosophy of diversification and rigorous credit analysis for acquiring fixed-income assets, will position us to create a diversified portfolio that is designed to achieve our business objective. We expect Highland Capital to acquire assets for our benefit based on various factors, including: relative value, leveraged risk-adjusted earnings, current and projected credit fundamentals analysis, current and projected macroeconomic considerations, current and projected supply and demand, credit and market risk concentration limits, liquidity and cost of financing and compliance with relevant regulatory requirements.
Highland Capital
      We are externally managed by Highland Capital pursuant to a management agreement and are subject to oversight by our board of directors, or the Board, which includes a majority of independent directors. All of our executive officers are employees of Highland Capital or one of its affiliates.
      Founded in 1993, Highland Capital specializes in managing credit, structured product and special situation opportunities utilizing a fundamental research-driven, value-oriented approach. Highland Capital is a leading manager of alternative and credit sensitive debt products with over $33.0 billion in assets under management as of December 31, 2006. We believe that our access to the resources, infrastructure and expertise of Highland Capital will provide us with a wide variety of business opportunities and significant competitive advantages that will position us to produce attractive risk-adjusted earnings for our unitholders. Over the past few years, Highland Capital and/or its affiliates have been diversifying their business within traditional investment advisory activities and in other businesses, including the acquisition of NexBank SSB, or NexBank, a state chartered savings bank. Our formation primarily to own and operate CDOs and the formation of HFC to engage in the loan origination business represent further diversification by Highland Capital beyond investment management activities.
      Highland Capital currently manages assets through a variety of structures, including CDOs, separate accounts, structured financial products other than CDOs, hedge funds and registered investment companies. As of December 31, 2006, Highland Capital and its affiliates invested more than $600 million of their own capital in the equity tranches of its CDOs and other funds and accounts that it manages. As of December 31, 2006, the managed accounts of Highland Capital and its affiliates had investments in approximately 1,400 credit positions across approximately 36 industries. Highland Capital, or one of its affiliates or predecessors, has been an SEC-registered investment advisor since April 1993.
      Highland Capital believes it is one of the largest sponsors of CDOs in the United States, as measured by the number and value of CDOs it has issued. Since 1996, Highland Capital and its affiliates have sponsored 30 of 33 CDOs that they manage (including our eight current CDO subsidiaries and our seven prospective CDO subsidiaries as of December 31, 2006), including issuing approximately $3.2 billion of

CDO securities in 2005 and approximately $8.5 billion of CDO securities in 2006. As of December 31, 2006, Highland Capital and its affiliates managed over $18.9 billion in CDO assets (including warehouse facilities relating to in-process CDO transactions).

Competitive Advantages

•	Experienced Management Team. Our management committee consists of three senior managers of Highland Capital who together have more than 50 years of combined experience in the fields of corporate finance, leveraged loans, capital markets, risk management, credit analysis and structured product and special situation investing. We expect the skills and extensive experience of these executives to enhance our ability to generate acquisition opportunities and effectively structure and finance our portfolio.

•	Depth of Experience within Targeted Asset Classes. As of December 31, 2006, Highland Capital and its affiliates managed 33 CDOs with a combined asset base of over $18.9 billion, purchased and sold more than $2.0 billion per month in principal amount of credit assets, and held approximately 1,400 credit positions across 36 industries. Highland Capital Real Estate Advisors, or HCREA, a real estate investment division of Highland Capital managing approximately $376 million in real estate related assets as of December 31, 2006, will assist our subsidiaries in acquiring real property and real estate related assets.

•	Flexible Organizational Structure. Our organizational structure provides us with the flexibility to structure a variety of CDOs and make acquisitions across a broad range of industries and asset classes. We believe our flexible organizational structure enhances the diversification of our portfolio and will enable us to provide our unitholders with attractive risk-adjusted earnings in a tax efficient manner.

•	Access to Highland Capital’s Infrastructure. We believe our access to Highland Capital’s asset management professionals and extensive operational infrastructure is a significant competitive advantage that will assist us in operating our CDOs and other subsidiaries.

•	Track Record in Managing CDOs. Highland Capital has an established track record in managing CDOs. As of December 31, 2006, the equity tranches of the 12 Highland Capital CDOs formed prior to November 30, 2005 have an average annualized dividend yield of 19.6% and an average internal rate of return based on the net asset value of the CDOs of 18.6%.

•	Access to Highland Capital’s Deal Flow. We believe that the ability of Highland Capital to identify opportunities to acquire assets in our targeted classes and our ability to leverage these strengths is a competitive advantage. For example, we expect to source the majority of our assets through Highland Capital’s relationships with a large and diverse group of financial intermediaries, including commercial and investment banks.

•	Benefits of Highland Capital’s Sponsorship and Management of Our CDOs. In its capacity as sponsor, Highland Capital or its affiliates structured 30 of the 33 CDOs it currently manages. Highland Capital or its affiliates sponsored and manages all of our current CDOs and we expect Highland Capital or its affiliates will sponsor and manage all of our prospective CDOs. Because Highland Capital is one of the largest sponsors of CDOs in the United States (as measured by the number and value of CDOs it has issued), we expect to be able to purchase CDO equity at a lower cost basis than direct CDO investors. Moreover, because an investment in us offers exposure to a wide array of underlying CDOs and other assets, our common units provide diversification benefits that are not typically available to investors that invest directly in individual CDOs.

Business Strategy
      Our business strategy is to allocate our capital primarily to majority-owned special purpose structured finance subsidiaries that will be structured as CDOs, which will be owned by CDO Holdco. These CDOs will focus on the four major CDO sectors:

•	collateralized loan obligation issuers, or CLOs,

•	asset-backed,

•	commercial real estate, and

•	trust preferred securities, or TruPS.

Within these sectors, our subsidiaries will own a broad range of fixed-income assets across a variety of industries. We also own:

•	a 45% economic stake and a 51% voting stake in HF REIT,

•	a 25% economic and voting interest in HFC,

•	a 100% interest in SOHC, and

•	interests in other operating companies, limited in the case of domestic companies to minority interests (by value).

Recent Developments
      In January 2006, the Trust was organized as a Delaware statutory trust by our manager, Highland Capital, to own substantially all of our common units. In February 2006, the Trust completed its initial private offering of common shares, at a price of $15.00 per share, pursuant to which we raised approximately $241.0 million in net proceeds. In October 2006, the Trust completed an additional private placement of its common shares, at a price of $16.50 per share, which generated net proceeds of approximately $163.8 million. As of December 31, 2006, we had utilized approximately $275.5 million of the net proceeds from the Trust’s initial private offering and the October 2006 private offering of its common shares to acquire a majority of the equity of eight CDOs that were structured for us by Highland Capital. The remaining amount of net proceeds were used to capitalize SOHC, to make investments of approximately $106.5 million in SOHC, $8.6 million in HFC, $4.2 million in HF REIT, and $10.0 million to post collateral in warehousing and for working capital. Our approximately $106.5 million investment in SOHC consisted of equity in trading securities of $40.8 million and $70.0 million of collateral for total return swaps, or TRS. The approximately $8.6 million we invested in HFC was used to fund loan originations, working capital and general corporate purposes. The approximately $4.2 million of funds we invested in HF REIT were used to invest in two multi-family residential properties, two retail centers and an office building. In January 2007, the Trust was dissolved and the common shares of the Trust were mandatorily exchanged into common units representing our limited partner interests.
Summary Risk Factors
      An investment in our common units involves various material risks. You should consider carefully the risks discussed under “Risk Factors” before purchasing our common units.
Material U.S. Federal Income Tax Considerations
      Subject to the discussion in “Material U.S. Federal Income Tax Considerations,” we will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. Accordingly, we will not incur U.S. federal income tax liability; rather, each beneficial owner of common units will be required to take into account its allocable share of our income, gain, loss, deduction and other items for our taxable year ending with or within such owner’s taxable year, regardless of whether any cash or other distributions are made. It is expected that our method of operation will not result in our generating significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. investors or unrelated business taxable income, or UBTI, with respect to tax-exempt investors, although there can be no assurance in this regard. For more information regarding the material U.S. federal income tax considerations applicable to an investment in us, prospective investors are urged to consult their tax advisors and to review the sections of this prospectus entitled “Risk Factors — Risks Related to Taxation” and “Material U.S. Federal Income Tax Considerations.”

1940 Act Exclusion
      We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(C) of the 1940 Act, or Section 3(a)(1)(C), defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company provided by Section 3(c)(1) or Section 3(c)(7) of the 1940 Act. We expect that most of our CDO subsidiaries and our REIT subsidiary will themselves not be investment companies as a result of exceptions or exemptions for structured finance companies and real estate finance companies and that our interests in these subsidiaries will constitute a substantial majority of our assets. Accordingly, we will not own or propose to acquire investment securities having a value in excess of 40% of the value of our total assets on an unconsolidated basis.
Our Corporate Information
      Our principal executive offices are located at Two Galleria Tower, 13455 Noel Road, Suite 800, Dallas, Texas 75240. Our telephone number is (972) 628-4100.

Our Organizational Structure
      The following chart illustrates our expected corporate structure and ownership upon the closing of this offering.

†	All percentages reflect anticipated actual ownership.

*	HFP GP, LLC, our general partner, has irrevocably delegated substantially all of its authority to the Board.

**	On December 31, 2006, Highland Capital transferred its special unit in us to HCSA. HCSA, as our special limited partner holding our special unit, is entitled to receive an incentive allocation from us in respect of the special unit in accordance with our Amended and Restated Agreement of Limited Partnership, or the LP Agreement.

Our Management Structure and Corporate Governance
      Our corporate governance structure is substantially similar to that of a traditional holding company formed as a Delaware corporation. Accordingly, although we have a general partner, HFP GP, LLC, the General Partner has irrevocably delegated substantially all of its authority to the Board, a majority of whose members are independent. Our Board is not staggered and all of our directors are subject to re-election annually. Holders of our common units have authority (with the requisite minimum number of votes) to call special meetings of partners, to elect and remove our directors, consent to amendments to the LP Agreement, and to take certain other actions and exercise certain other rights. The directors owe substantially similar fiduciary duties to us and our unitholders as the directors of a Delaware business corporation owe to the corporation and its stockholders. The directors supervise our activities and the activities of our subsidiaries, including through adoption of various guidelines applicable to Highland Capital as our manager. The Board has established an audit committee, a compensation committee, an affiliated transaction committee and a nominating and corporate governance committee, all of the members of which are independent, to assist it in supervising our activities and the activities of our subsidiaries. We will also adopt a code of ethics relating to the conduct of business by our officers and directors. In addition, in general, we are not permitted, without the approval of holders of at least a majority of the outstanding common units, to take any action that a Delaware corporation could not take under the mandatory provisions of the Delaware Business Corporation Law without obtaining the approval of its stockholders.
Management Agreement
      We are a party to a management agreement with Highland Capital, pursuant to which Highland Capital is responsible for structuring and determining the asset composition of the LP’s subsidiaries and supervising their activities. Highland Capital also assists in obtaining and coordinating appropriate administration assistance for our activities and assets and certain day-to-day operations. Pursuant to the management agreement, Highland Capital makes asset purchase and sale decisions on our behalf. Highland Capital may at any time assign or delegate its duties under the management agreement, or all of its rights and obligations under the management agreement, to any entity which is an affiliate of Highland Capital at the time of assignment provided that Highland Capital will be liable for all acts or omissions of the assignee following any such assignment. See “Highland Capital and the Management Agreement.”
      Highland Capital and/or its affiliates receive the following compensation and incentive allocation in connection with the management services provided to us:

Fee	Summary Description and Method of Computation

Base Management Fee	Payable quarterly in arrears in an amount equal to 0.4375% of the LP’s equity (as defined in the management agreement), which is equal to 1.75% on an annualized basis.

Fee	Summary Description and Method of Computation

Incentive Allocation	Payable quarterly in arrears in an amount equal to (i) 25% of the dollar amount by which (a) our net income, before accounting for the incentive allocation, per weighted average common unit for such quarter, exceeds (b) an amount equal to (1) the weighted average of the price per common unit, at the time of issuance, for all issuances of common units, after deducting any underwriting discounts and commissions and other costs and expenses relating to such issuances, multiplied by (2) the greater of 2% or 0.50% plus one-fourth of the U.S. Ten Year Treasury Rate for such quarter, multiplied by (ii) the weighted average number of common units outstanding during the quarter, provided that the foregoing calculation of the incentive allocation will be adjusted to exclude incentive compensation expenses, net amortization/accretion on premiums/discounts and unrealized gains or losses, after discussion between Highland Capital and our independent directors and approval by a majority of our independent directors.
Reimbursement of Expenses	Highland Capital will be entitled to be reimbursed by us for certain expenses incurred by Highland Capital or its affiliates on our behalf or in connection with the provision of services under the management agreement. See “Highland Capital and the Management Agreement — Management Fees, Options and Incentive Allocation — Reimbursement of Expenses”.
CDO Fees	Pursuant to the management agreement, until February 3, 2008, Highland Capital cannot accrue CDO servicing fees with respect to any CDO of which we directly or indirectly own an equity interest. This restriction on Highland Capital’s ability to accrue CDO servicing fees, however, only applies to the portion of such fees that is attributable to our investment in such CDO. This restriction applies to both current and prospective CDO subsidiaries. After February 3, 2008, Highland Capital will be entitled to accrue such fees. See “Highland Capital and the Management Agreement — CDO Fees.”
Term and Termination	The term of the management agreement is two years from its commencement on February 3, 2006 and shall be automatically renewed for a one-year term on each anniversary date after the initial two-year term unless at least two-thirds of our independent directors or two-thirds of the holders of our outstanding common units determine by resolution that there has been unsatisfactory performance by Highland Capital that is materially detrimental to us or the compensation payable to Highland Capital is unfair and the parties are unable to negotiate an acceptable compensation arrangement. The Board may also terminate the management agreement at any time for cause (as defined in the management agreement). Any such termination will result in automatic termination of the incentive allocation as well.

Fee	Summary Description and Method of Computation

Termination Fee	Unless we terminate Highland Capital for cause, we must (i) pay a termination fee to Highland Capital for an amount equal to (A) four times (B) the total base management fee earned by Highland Capital during the 24-month period preceding such termination divided by two, and (ii) repurchase the special unit held by Highland Capital or any of its affiliates that entitles such holder to the incentive allocation for an amount equal to (A) four times (B) the amount of the incentive allocation allocated to Highland Capital or any of its affiliates in respect of the special unit during the 24-month period preceding such termination divided by two, in each case calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.
Conflicts
      The management services provided by Highland Capital under the management agreement are not exclusive to us. Highland Capital and/or its affiliates engage in and may continue to engage in additional management or investment opportunities that overlap with our business. For instance, Highland Capital and/or its affiliates sponsor and/or manage more than 80 other investment funds, including CDOs, hedge funds, registered investment companies and separate accounts that invest in leveraged loans, real estate and our other interests. In addition, subject to the exclusivity provisions of the management agreement, Highland Capital may sponsor new companies whose business objectives overlap with our business plan. Highland Capital and/or its affiliates will act in a manner which they consider fair and equitable in the allocation of business opportunities and Highland Capital’s compliance and legal department have designed and oversee Highland Capital’s conflicts resolution system, which includes controls designed to prevent any client from receiving unduly favorable treatment over time; however, because the decision to offer any business opportunity to us lies within Highland Capital’s discretion, it is possible that we may not be given the opportunity to participate in certain acquisitions made by other clients or affiliates of Highland Capital which meet our business objective. In addition, conflicts may be present when we co-purchase assets alongside Highland Capital and/or its affiliates or purchase or sell assets from or to Highland Capital and/or its affiliates or entities in which Highland Capital and/or its affiliates have a significant economic interest. Transactions where Highland Capital has a principal interest and certain transactions where the terms may not reflect market rates require approval by the independent directors.

Summary Financial Data
      The following table contains summary consolidated financial data of the Trust as of December 31, 2006 and for the period from February 3, 2006 (commencement of operations) to December 31, 2006, derived from the audited consolidated financial statements and related notes of the Trust, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. On January 15, 2007, the Trust was dissolved and the common shares of the Trust were mandatorily exchanged into common units representing our limited partner interests.
      When you read this summary financial and other data, it is important that you read along with it the consolidated financial statements and related notes of the Trust, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are included in this prospectus.

As of
Consolidated Balance Sheet	December 31, 2006

(In thousands,
except for share
amounts)
Assets
Cash and cash equivalents, operating	$5,893
Cash and cash equivalents, restricted	569,613
Trading securities	259,833
Securities, available for sale — pledged	3,195,079
Loans, held-for-investment — pledged, net of allowance	7,371,032
Derivative financial instruments	17,485
Accrued interest receivable	103,332
Unamortized debt issue costs	104,751
Other assets	33,662

Total assets	$11,660,680

Liabilities and Shareholders’ Equity
Notes payable	$5,934,386
Short term borrowings	4,728,235
Due to brokers	191,835
Management fees payable	5,265
Accrued interest payable	61,111
Derivative financial instruments	34,941
Other liabilities	8,522

Total liabilities	10,964,295
Minority interest in equity of consolidated subsidiaries	205,965
Shareholders’ Equity
Common shares ($0.01 par value, unlimited shares authorized; 26,721,561 common shares issued and outstanding at December 31, 2006)	267
Additional paid-in-capital	407,945
Accumulated other comprehensive income	8,352
Retained earnings	73,856

Total shareholders’ equity	490,420

Total liabilities and shareholders’ equity	$11,660,680

From February 3, 2006
(Commencement of Operations)
Consolidated Statement of Income	to December 31, 2006

(In thousands, except for share
and per share amounts)
Revenue:
Interest income	$366,577
Other income	4,237

Total revenue	370,814

Expenses:
Interest expense	290,640
Management fees	9,137
Professional fees	4,257
Compensation expense	6,878
Warehouse carry expense	9,399
Provision for loan losses	264
Other expenses	1,845

Total expenses	322,420

Other income:
Realized and unrealized gains/(losses) from investments and foreign currency:
Net realized gains on investment transactions	9,425
Change in unrealized gains on investments, net	18,244
Net income from derivative transactions	23,487
Net realized gains on foreign currency transactions	1,731
Net change in unrealized loss on foreign currency, net	(84)

Total realized and unrealized gains/(losses) from investments and foreign currency	52,803

Equity in income of unconsolidated subsidiaries	1,757
Income before minority interest in income of consolidated subsidiaries	102,954
Minority interest in income of consolidated subsidiaries	(29,098)

Net income	$73,856

Net income per common share:
Basic	$3.98

Diluted	$3.95

Weighted average number of common shares outstanding:
Basic	18,576,998

Diluted	18,713,145

The Offering

Common units we are offering	common units, representing % of our outstanding common units prior to this offering.

Common units to be sold by selling unitholders	common units, representing % of our outstanding common units prior to this offering.

Common units to be outstanding after this offering	common units.

Use of proceeds	We intend to use the net proceeds of this offering primarily to purchase a majority of the equity of prospective CDOs that Highland Capital is structuring on our behalf. The net proceeds may also be used for other investments, working capital and general corporate purposes. We will not receive any proceeds from any common unit sold by the selling unitholders.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS
      This prospectus contains certain forward-looking statements which are subject to various risks and uncertainties, including without limitation, statements relating to the operating performance of our assets and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our limited operating history;

•	our inability to effectively deploy the proceeds raised in this offering;

•	our inability to adequately and timely resolve the material weaknesses in the internal controls over the financial reporting

•	changes in economic conditions generally;

•	our dependence on Highland Capital and inability to find a suitable replacement if Highland Capital were to not renew or to terminate its management agreement with us;

•	the existence of conflicts of interest in our relationship with Highland Capital and/or its affiliates, which could result in decisions that are not in the best interests of our unitholders;

•	limitations imposed on our business by our exemptions under the Investment Company Act of 1940, as amended (the “1940 Act”);

•	changes in our business strategy;

•	general volatility of the securities markets and the market price of our common units;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy;

•	the degree and nature of our competition; and

•	changes in governmental regulations, tax laws and tax rates and other similar matters which may affect us and holders of our common units.

      When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus. The “Risk Factors” and other factors noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement.
      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

RISK FACTORS
      An investment in our common units involves a high degree of risk. You should carefully consider the following information, together with the other information contained in this prospectus, before buying our common units. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under “Cautionary Statement Regarding Forward-Looking Statements.”
Risks Related to Our Business

We have a limited operating history and, accordingly, it is difficult to evaluate an investment in our common units.
      We were formed in January 2006 and have a limited operating history prior to this offering. It is difficult to evaluate our future prospects and an investment in our common units due to our limited operating history. We will be subject to the risks generally associated with the formation of any new business. There can be no assurance that we will generate sufficient revenue from operations to pay our expenses and make or sustain distributions to our unitholders.

Our subsidiaries operate with a high degree of leverage, which may adversely affect the return on our assets and may reduce cash available for distribution, and our policies do not limit the amount of leverage we may incur at the subsidiary level.
      Our subsidiaries operate on a highly leveraged basis through collateralized financings, private or public offerings of debt, warehouse facilities, bank credit facilities, repurchase agreements, mortgage loans on real estate, and other borrowings. Although our subsidiaries’ actual use of leverage may vary depending on their ability to obtain credit facilities and the lender’s and rating agencies’ estimate of the stability of their cash flows, our policies do not limit the amount of leverage we or any of our subsidiaries may incur. The return on our assets and cash available for distribution to our unitholders may be reduced to the extent that changes in market conditions cause the cost of these financings to increase relative to the income derived from the assets acquired. Defaults and lower than expected recoveries as well as delays in recoveries on the assets held by our subsidiaries could rapidly erode our equity. Debt service payments will reduce cash available for distributions to our unitholders. Increased leverage increases the risk that our subsidiaries will not be able to meet their debt service obligations, and consequently increases the risk that they will lose some or all of their assets to foreclosure or sale.

Declines in the credit quality of our subsidiaries’ assets may adversely affect periodic reported results and credit availability, which may reduce earnings and, in turn, cash available for distribution to our unitholders.
      The credit quality of our subsidiaries’ assets may decline for a number of reasons, such as poor operating results of borrowers, declines in the value of the collateral supporting debt they hold and increases in defaults. A decline in credit quality of our subsidiaries’ assets may force our subsidiaries to sell certain assets at a loss, which may reduce their earnings and, in turn, cash available for distribution to our unitholders.

Our subsidiaries rely on external sources of leverage to earn a spread on our assets, and if we encounter difficulty in obtaining such leverage at attractive spreads, we may be unable to earn attractive rates of income.
      We apply a high degree of leverage to the assets held by our subsidiaries in order to earn an incremental amount on the difference between the income on their assets and the cost of their leverage. If we are unable to obtain leverage for these subsidiaries at an attractive cost, and therefore operate with less leverage, our total earnings from our subsidiaries’ unleveraged assets may be substantially less than they would otherwise earn.

The fair value of many of our assets may not be readily determinable because of their illiquid nature, and, accordingly, there can be no assurances that we will be able to realize the value at which such assets are carried if we are required to dispose of them.
      We generally expect that our subsidiaries will hold their assets to maturity and accordingly do not report their assets at fair-value except in the event of impairment. In addition, many of the assets held by our subsidiaries will be highly illiquid and will not be publicly-traded or readily marketable. As a result, we can provide no assurance that any given asset could be sold at a price equal to the amount ascribed to such asset in connection with satisfaction of the overcollateralization covenants or other tests that our subsidiaries may be subject to, which may result in unexpected losses if we are required to sell such assets.

Fluctuations and changes in interest rates may cause losses and negatively affect our financial condition and results of operations.
      Changes in interest rates can affect our subsidiaries’ net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Changes in the level of interest rates also can affect, among other things, our ability to acquire assets and create CDOs and the value of our assets. In the event of a significant rising interest rate environment, mortgage and loan defaults may increase and result in credit losses that would affect our liquidity and operating results. Increases in interest rates may increase our cost of borrowing, which may restrict our ability to obtain future debt financings and cause our business structure to be less attractive to potential investors.
      Our subsidiaries’ operating results will depend in large part on differences between the income from our subsidiaries’ assets, net of credit losses, and our subsidiaries’ financing costs. Consequently, changes in interest rates may significantly influence our net income. Increases in these rates will tend to decrease our net income and may decrease the value of our assets. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us and will negatively affect our financial condition and results of operations.
      If market interest rates increase, prospective investors may desire a higher distribution or interest rate on our common units or seek securities paying higher distributions or interest. As a result, interest rate fluctuations and capital market conditions can affect the market value of our common units. For instance, if interest rates rise, the market price of our common units may decrease because potential investors may require a higher distribution yield on our common units.

Maintenance of our 1940 Act exclusions imposes limits on our operations.
      We are a holding company that indirectly engages in various businesses through majority owned subsidiaries that rely on various exclusions or exemptions from the 1940 Act and engage in the businesses described in this prospectus. Most of our majority owned subsidiaries rely on the exemption provided to certain structured financing vehicles by Rule 3a-7, although some may rely on the exclusion provided to real estate companies by Section 3(c)(5)(C) of the 1940 Act, or Section 3(c)(5)(C), or to companies engaged in receivables or secured financing under Section 3(c)(5)(A) or (B) of the 1940 Act. We and the underwriters have received and, at the closing of this offering, will receive an opinion from our counsel, Skadden, Arps, Slate, Meagher & Flom LLP, to the effect that, subject to the assumptions specified in such opinion, each of our CDO subsidiaries that has been formed since the Trust’s initial private offering in February 2006 is not an investment company without regard to the provisions of Sections 3(c)(1) and 3(c)(7) of the 1940 Act. In addition, at the closing of this offering, we and the underwriters will receive an opinion from such counsel to the effect that proposed CDO subsidiaries structured in the manner contemplated by, and subject to the assumptions specified in, such opinion will not be investment companies without regard to the provisions of Sections 3(c)(1) and 3(c)(7) of the 1940 Act. Rule 3a-7 is a 1940 Act exemption that was not promulgated under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act. If it were determined that one or more of our CDO subsidiaries could not rely on Rule 3a-7, these CDOs would have to restructure their operations (which their indentures authorize). Restructuring the operations of one or more CDO subsidiaries or in the foregoing manner could adversely affect our earnings. If we fail to meet these requirements, we or one or more of our subsidiaries may be deemed to be an investment company. Therefore, we must monitor the activities of our subsidiaries to ensure that we meet these tests, which will limit the types and nature of business and assets in which we may engage indirectly through our subsidiaries.
      If we cannot rely on any exemption, exception or other exclusion from registration as an investment company, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on us and the market price of our common units. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters, and we could be subject to adverse tax consequences, including being treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

In order for our majority owned CDO subsidiaries to comply with Rule 3a-7, the indentures that govern these CDOs will impose limitations on their ability to purchase and sell assets, including provisions that prohibit assets from being acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes. This may reduce our earnings.
      Most CDO issuers, including many of the CDOs currently managed by Highland Capital, are excluded from status as investment companies under the 1940 Act by reason of their compliance with Section 3(c)(7). Section 3(c)(7) essentially requires such issuers to engage in private offerings made only to “qualified purchasers” (as defined in the 1940 Act), but places no limitations on the ability of the issuers to purchase or sell assets or otherwise trade the underlying portfolio of securities.
      We believe that all of our current CDO subsidiaries, however, qualify for exemption from investment company status under Rule 3a-7 of the 1940 Act and expect to maintain such qualification. Rule 3a-7 imposes limitations on the ability of a CDO issuer to purchase or sell assets, including prohibiting the issuer from purchasing or selling assets for the primary purpose of recognizing gains or decreasing losses resulting from market value changes. Thus, provisions in the indentures that govern our CDO subsidiaries will restrict them from purchasing and selling assets in circumstances in which it may otherwise be advantageous for them to do so.
      Rule 3a-7 CDOs provide the manager with less opportunity to manage portfolio assets than Section 3(c)(7) CDOs. This may result in Rule 3a-7 CDOs generating less yield than Section 3(c)(7) CDOs which would result in lower earnings and distributions for equity holders. Highland Capital’s previous CDOs have been structured pursuant to Section 3(c)(7) and there is no guarantee that our CDOs will achieve similar performance results.

Our holding company structure may limit our ability to make regular distributions to our unitholders because we rely on distributions from our subsidiaries and other companies in which our subsidiaries hold assets, which may face constraints in making such distributions.
      We are a holding company with no operations. Therefore, we are dependent upon the ability of our subsidiaries and their initial businesses and assets to generate earnings and cash flows and distribute them to us in the form of dividends or distributions to enable us to meet our expenses and to make distributions to our unitholders. The ability of our subsidiaries and the businesses in which they will hold assets to make distributions or pay dividends will depend on their respective operating results and may be subject to limitations, including, among other things, laws limiting the amount of funds available for the payment of dividends or distributions, and the terms and covenants of any future outstanding indebtedness, contract or agreement. If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient funds for distributions from our subsidiaries and their businesses and assets, we may not be able to make or may have to delay distributions on our common units.

We are highly dependent on information systems and third parties, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the value of our common units.
      Our business is highly dependent on communications and information systems. Any failure or interruption of our systems could cause delays or other problems in our securities trading activities, including mortgage-backed securities trading activities, which could have a material adverse effect on our operating results and negatively affect the value of our common units and our ability to pay dividends.

Foreign assets may involve risks that are not present with domestic assets, such as currency rate exposure and uncertainty of foreign laws and markets.
      Although we have no specific targeted amount, we expect to make acquisitions and obtain financing denominated in foreign currencies. As of December 31, 2006, our total acquisitions in foreign assets was approximately $2.1 billion, which represents approximately 18.3% of our total assets as of that date. Foreign assets involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign companies and markets are subject. These risks may include:

•	seizure by the government of our foreign acquisitions, excessive taxation, withholding taxes on dividends and interest, limitations on the use or transfer of our foreign assets, and political or social instability;

•	enforcing legal rights may be difficult, costly and slow in foreign countries, and there may be special problems enforcing claims against foreign governments;

•	foreign companies may not be subject to accounting standards or governmental supervision comparable to U.S. companies, and there may be less public information about their operations;

•	foreign markets may be less liquid and more volatile than U.S. markets; and

•	costs of buying, selling and holding foreign securities and assets, including brokerage, tax and custody costs, may be higher than those involved in domestic transactions.
      In addition, foreign assets are often denominated in currencies other than the U.S. dollar. Changes in currency exchange rates will affect the value of our foreign assets, the value of dividends and interest earned, and gains and losses realized on the sale of foreign securities. An increase in the strength of the U.S. dollar relative to these other currencies may cause the value of our foreign assets to decline. Certain foreign currencies may be particularly volatile, and foreign governments may intervene in the currency markets, causing a decline in value or liquidity of our securities holdings. Although we may hedge our foreign currency risk, we may not be able to do so successfully and may incur losses in these assets as a result of exchange rate fluctuations.

Hedging transactions may limit our income or result in losses.
      We intend to engage in certain hedging transactions throughout our structure to limit our exposure to changes in interest rates, currency exchange rates and other financial market changes and therefore may expose ourselves to risks associated with such transactions. For instance, our subsidiaries may utilize instruments such as puts and calls on securities or indices of securities, Eurodollar futures contracts and options on such contracts, interest rate swaps and/or options to enter into swaps (also known as swaptions), interest rate caps, foreign currency or TRS to seek to hedge against mismatches between the cash flows on their assets and the interest payments on their liabilities or fluctuations in the relative values of their portfolio positions, in each case resulting from changes in relevant market rates. Hedging does not eliminate the possibility of fluctuations or prevent losses. Nevertheless, such hedging can establish other positions designed to benefit from those same developments, thereby offsetting the declines. Such hedging transactions may also limit the opportunity for income or gain if rates change favorably. Moreover, it may not be possible to hedge against a rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.
      The success of our hedging transactions will depend on Highland Capital’s ability to correctly predict movements of relevant market rates. Therefore, while we may enter into such transactions to seek to reduce relevant market rate risks, unanticipated changes in rates may result in reduced overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss. We will also be exposed to the credit risk of the counterparty with respect to payments under derivative instruments.

We operate in a highly competitive market for business opportunities.
      We may be subject to significant competition in seeking business opportunities. Some of our competitors may have greater resources than us and we may not be able to compete successfully for assets. Competition for assets of the types and classes in which our subsidiaries invest may also lead to a decrease in the supply of profitable investment opportunities available to us and an increase in the price of such investments which may further limit our ability to generate our desired returns. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider and access a wider variety of investments and establish more relationships than us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive business opportunities from time to time, and we can offer no assurance that we will be able to identify and acquire assets that are consistent with our business objective. We cannot assure you that other companies and funds will not be formed to compete with us in pursuing a strategy similar to ours.

We may change our business strategy and operational policies without unitholder consent, which may result in a determination to pursue riskier business activities.
      We may change our business strategy at any time without the consent of our unitholders, which could result in our acquiring subsidiaries or assets that are different from, and possibly riskier than, the strategy described in this prospectus. A change in our business strategy may increase our exposure to interest rate and real estate market fluctuations or other risks. The Board will determine our operational policies and may amend or revise our policies, including our policies with respect to our acquisitions, operations, indebtedness, capitalization and distributions or approve transactions that deviate from these policies, without a vote of, or notice to, our unitholders. Operational policy changes could adversely affect the market price of our common units and our ability to make distributions to our unitholders.

Anti-takeover provisions in our organizational documents could have effects that conflict with the interests of our unitholders.
      Certain provisions of the LP Agreement could make it more difficult or less beneficial for a third party to acquire control of us even if such a change in control would be beneficial to you.
      We have a number of anti-takeover structures in place that will hinder takeover attempts and could reduce the market value of our common units. See “Description of Common Units and Our Organizational Documents — Anti-Takeover Provisions.” Our anti-takeover provisions include:

•	removal of our directors upon action by holders of common units representing at least two-thirds of the common units;

•	our ability to issue an unlimited number of additional common units and special units, at the sole discretion of the Board (without approval of our unitholders); and

•	advance notice requirements by unitholders for actions to be taken at annual meetings.

Terrorist attacks may negatively affect our financial condition and results of operations.
      Terrorist attacks across the globe, as well as events occurring in response to or in connection with them, may adversely affect our financial condition and results of operations. A terrorist attack could have a material adverse effect on our financial condition and results of operations. Further, terrorist attacks of significant scale could cause volatility in the financial markets and uncertainty in the economies of the areas where they occur, and even possibly the global economy.
Risks Related to Highland Capital and/or its Affiliates

Our performance is dependent on Highland Capital and we may not find a suitable replacement if the management agreement is not renewed or is terminated.
      We are externally managed by Highland Capital, pursuant to a management agreement, subject to oversight by the Board, which includes a majority of independent directors. All of our executive officers are employees of Highland Capital or one of its affiliates. We have no separate facilities, employees or management and are reliant on Highland Capital, which has significant discretion as to the implementation of our operating policies and strategies. We are dependent on Highland Capital for certain services including administrative and business advice. We are subject to the risk that Highland Capital will not renew or terminate the management agreement and that no suitable replacement will be found. Highland Capital may elect not to renew the management agreement, which will expire on February 3, 2008, without penalty upon 180 days’ prior written notice. In addition, Highland Capital may terminate the management agreement upon 60 days’ prior written notice in the event that we default in the performance or observance of any material term, condition or covenant contained in the management agreement and such default continues for a period of 30 days after written notice thereof requesting such default be remedied in such 30-day period. Investors who are not willing to rely on Highland Capital or the management of Highland Capital should not invest in our common units. Highland Capital’s employees, systems and facilities may be utilized by other funds and companies advised by Highland Capital. As a result, Highland Capital may not have sufficient access to such employees, systems and facilities in order to comply with its obligations under the management agreement. We believe that our success depends to a significant extent upon the experience of Highland Capital’s executive officers and portfolio managers whose employment is not guaranteed.

The departure of any of the members of senior management of Highland Capital may adversely affect our ability to achieve our business objective; our management agreement does not require the availability to us of any particular individuals.
      We depend on the diligence, skill and network of business contacts of the employees of Highland Capital. The management of Highland Capital will evaluate, negotiate, structure, close and monitor our assets. Our future success depends on the continued service of the management team of Highland Capital, and that continued service is not guaranteed; the management agreement does not obligate that any particular individual’s services be made available to us. The departure of any of the members of the management of Highland Capital could have a material adverse effect on our ability to achieve our business objective.

Highland Capital’s liability is limited and it is indemnified under the management agreement.
      Pursuant to the management agreement, Highland Capital provides for the management of our operations. The management agreement provides that Highland Capital and its directors, officers, employees, advisors, agents and representatives will not be liable to us, any subsidiary of ours, our directors, our unitholders or any subsidiary’s securityholders for any acts or omissions by any of the foregoing arising from, or in connection with, the provision of services by Highland Capital, or on behalf of Highland Capital, under the management agreement, except for breaches of the management agreement by Highland Capital or by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of Highland Capital’s duties under the management agreement. We have agreed to indemnify Highland Capital and its directors, officers, employees, advisors, agents and representatives to the fullest extent permitted by law against all liabilities and expenses arising from acts or omissions of any such indemnified party arising from, or in connection with, the provision of services by Highland Capital, or on behalf of Highland Capital, under the management agreement, including federal securities laws violations, except for breaches of the management agreement by Highland Capital or by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of Highland Capital’s duties under the management agreement.

We may purchase assets from Highland Capital or its affiliates, make co-purchases alongside Highland Capital or its affiliates or otherwise participate in asset acquisitions in which Highland Capital or its affiliates have an interest, which could result in conflicts of interests.
      We may purchase assets from Highland Capital or its affiliates, finance the assets of Highland Capital or its affiliates or make co-purchases alongside Highland Capital or its affiliates. These transactions will not be the result of arms’ length negotiations and will involve conflicts between our interests and the interest of Highland Capital and/or its affiliates in obtaining favorable terms and conditions. Accordingly, certain of these transactions require approval by a majority of the Board’s independent directors. There can be no assurance that any procedural protections, such as obtaining the approval of a majority of the Board’s independent directors, will be sufficient to assure that these transactions will be made on terms that will be at least as favorable to us as those that would have been obtained in an arms’ length transaction.

Highland Capital has broad operational latitude, and even if Highland Capital finds a business opportunity that is appropriate for us, it may allocate, in its discretion, some or all of such opportunity to other accounts managed by it and its affiliates.
      As a registered investment advisor, Highland Capital is required to allocate opportunities equitably among its clients. Highland Capital’s compliance department and legal department have designed and oversee its conflict-resolution system. The program places particular emphasis on the equitable allocation of investment opportunities, situations where Highland Capital is unable to obtain the full amount of the instruments that it wishes to purchase for the relevant client accounts, such as newly-issued debt instruments. Although Highland Capital has agreed with us that it will allocate opportunities among its clients pursuant to its written policies and procedures, there is no assurance that these policies and procedures will mandate that any particular opportunity will be allocated for our benefit.

We may purchase assets in situations where our interests conflict with those of Highland Capital or its affiliates.
      We may purchase assets that are senior or junior to, or have rights and interests different from or adverse to, assets held by other accounts or funds managed by Highland Capital. Certain of these transactions require approval of a majority of the Board’s independent directors. Our interests in such assets may conflict with the interests of such other accounts in related investments at the time of origination or in the event of a default or restructuring of a company, property or other asset. If a default occurs with respect to an asset held by one of our subsidiaries, no material modification or disposition of such asset will be undertaken by Highland Capital without the approval of the Board’s independent directors.

We may compete with Highland Capital’s current and future investment vehicles for access to capital and assets.
      Highland Capital sponsors and manages investment funds and may sponsor or manage additional investment funds in the future. Although these funds have different business objectives and operate differently than we do, we may nonetheless compete with these funds for capital or assets or for access to the benefits that we expect our relationship with Highland Capital to provide to us.

There may be other conflicts of interest in our relationship with Highland Capital and/or its affiliates that could negatively affect our returns.
      Highland Capital and/or its affiliates manage, sponsor and invest in other CDOs, investment funds, hedge funds and separate accounts and may in the future sponsor additional investment funds that may acquire leverage loans, real estate and other of our targeted assets, and some of the members of the Board and some of our officers may serve as officers and/or directors of these other entities. This leads to conflicts of interest, including that certain assets appropriate for us may also be appropriate for one or more of these entities, and Highland Capital may decide to allocate a particular opportunity other than to us. Highland Capital will often make asset purchase and sale decisions for us and our subsidiaries at the same time as asset purchase and sale decisions are being made for other affiliated entities for which Highland Capital or one of Highland Capital’s affiliates is the investment advisor, in which case Highland Capital will face conflicts in the allocation of business opportunities. Highland Capital and/or its affiliates may also engage in additional management and investment opportunities in the future which may compete with us for business opportunities. In addition, Highland Capital owes no direct fiduciary obligation to our unitholders.
      Most CDOs generally allow the portfolio manager to trade fixed-income assets, subject to compliance with selected collateral tests and annual volume limitations, which typically allow trading of up to 15% of the aggregate par amount of non-credit impaired assets, which is commonly referred to as the free trading basket, and unlimited trading with regard to credit impaired assets. By contrast, our CDOs that are structured to comply with Rule 3a-7 of the 1940 Act will be limited by the terms of their respective indentures with respect to trading fixed-income assets. The indentures of such CDOs will not contain any free trading basket and will not allow trading for the primary purpose of recognizing gain or decreasing loss. We may, however, substitute assets that are credit impaired, improved, or otherwise as long as the substitution improves the credit quality of the overall portfolio. Accordingly, the indentures governing our CDO subsidiaries that are structured to comply with Rule 3a-7 will have greater limitations on the disposition and reinvestment of assets than some of the other accounts managed by Highland Capital. This may result in dispositions and reinvestments not being able to be made on as advantageous a basis as Highland Capital may be able to achieve for such other accounts and such other dispositions and reinvestments may adversely affect the price at which such assets can be sold or purchased on our behalf.

The Board has approved broad business guidelines for Highland Capital and does not approve each business decision made by Highland Capital.
      Highland Capital is authorized to follow a very broad business approach on our behalf. Our policies do not impose any limitations on the relative amount of our interests in any of our asset classes. As a result, we cannot predict with any certainty the percentage of our assets that will be in each category. We may change our business strategy and policies without a vote of unitholders. The Board will periodically review our business approach and our assets. However, the Board does not review each proposed purchase. In addition, in conducting periodic reviews, the Board relies primarily on information provided to it by Highland Capital.

Highland Capital’s base management fee is payable regardless of our performance.
      Under the management agreement, Highland Capital is entitled to a base management fee from us that is based on the amount of our equity (as defined in the management agreement), regardless of the performance of our portfolio. For example, we would pay Highland Capital a base management fee for a specific period even if we experienced a net loss during the same period. Highland Capital’s entitlement to substantial nonperformance-based compensation might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt our ability to make distributions to our unitholders and the market price of our common units.

The incentive allocation may induce Highland Capital to engage in riskier activities than it otherwise would.
      The management incentive allocation structure that we have agreed to with Highland Capital may cause Highland Capital to purchase high risk assets or take other risks. In addition to its management fee, HCSA is entitled to receive an incentive allocation and corresponding distribution from us based in part upon our achievement of targeted levels of net income. In evaluating acquisitions and other management strategies, the opportunity to earn an incentive allocation based on net income may lead Highland Capital to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, maintaining sufficient liquidity, and/or management of credit risk or market risk, in order to achieve a higher incentive allocation. Assets with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our operations.

The management agreement may be difficult and costly to terminate.
      Termination of the management agreement may be difficult and costly. The term of the management agreement is two years from its commencement on February 3, 2006 and shall be automatically renewed for a one-year term on each anniversary date after the initial two-year term unless at least two-thirds of our independent directors or two-thirds of the holders of our outstanding common units determine by resolution that there has been unsatisfactory performance by Highland Capital that is materially detrimental to us or the compensation payable to Highland Capital is unfair and the parties are unable to negotiate an acceptable compensation arrangement. Unless we terminate Highland Capital for cause, we must (i) pay a termination fee to Highland Capital for an amount equal to (A) four times (B) the total base management fee earned by Highland Capital during the 24-month period preceding such termination divided by two, and (ii) repurchase the special unit held by Highland Capital or any of its affiliates that entitles such holder to the incentive allocation for an amount equal to (A) four times (B) the amount of the incentive allocation allocated to Highland Capital or any of its affiliates in respect of the special unit during the 24-month period preceding such termination divided by two, in each case calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. The termination fee and cost to repurchase the special unit, calculated as of the fiscal quarter ended December 31, 2006, is $10.2 million and $36.2 million, respectively. Within 30 days following the termination of the management agreement, our ability to use the word “Highland” and its derivatives in connection with our operations will terminate. These provisions may increase the effective cost to us of terminating the management agreement. See “Highland Capital and the Management Agreement — The Management Agreement.”
Risks Related to CDOs

We may not be able to acquire eligible collateral securities for a CDO issuance, or may not be able to issue CDO securities on attractive terms that closely match the duration of the assets and liabilities, which may require us to seek more costly financing for these assets or to lose the opportunity to create a CDO subsidiary.
      We operate primarily through ownership of our CDO subsidiaries. Relatively short-term credit facilities are used to finance the acquisition of securities for our CDO subsidiaries until a sufficient quantity of securities is accumulated, at which time the assets are refinanced through a securitization, such as a CDO issuance, or other long-term financing. As a result, we are subject to the risk that we will not be able to acquire, during the period that the short-term facilities are available, a sufficient amount of eligible securities to create a CDO subsidiary that will increase our earnings potential. We also bear the risk that we will not be able to obtain such short-term credit facilities or may not be able to renew any short-term credit facilities after they expire should we find it necessary to obtain extensions for such short-term credit facilities to allow more time to seek and acquire the necessary eligible instruments for a long-term financing. Inability to renew or extend these short-term credit facilities may require us to seek more costly financing for these assets or to lose the ability to utilize them in connection with the creation of a CDO subsidiary. In addition, conditions in the capital markets may make the creation of a CDO subsidiary less attractive to us when we do have available a sufficient pool of collateral.

We enter into warehouse agreements through HFP Corp., which acts as a participant in warehousing facilities in connection with the procedures to fund our in-process CDO transactions. If the investment in the related CDO is not consummated, the applicable warehoused collateral will be sold. If there is a decrease in value of the warehoused collateral, HFP Corp. may have to bear the loss, subject to negotiated limits, if any.
      In connection with our investment in CDOs that Highland Capital structures for us, HFP Corp. and Highland CDO Opportunity Master Fund, L.P., or CDO Fund, a Bermuda registered exempted limited partnership advised and consolidated by Highland Capital, enter into warehouse agreements with investment banks and other financial institutions, pursuant to which the institutions finance the initial purchase of the collateral that will be transferred to the respective CDOs. Highland Capital selects the collateral that will be purchased. HFP Corp. does not act as lender but, pursuant to the warehouse agreements, participates in the warehouse economics and bears the majority of the risk of loss if the related CDO transaction is not consummated and/or there is a decrease in value of the warehoused collateral when sold. In addition, regardless of whether the CDO transaction is consummated, if any of the warehoused collateral is sold before the CDO transaction is consummated, HFP Corp. also bears the majority of any resulting loss on the sale, subject to negotiated limits, if any.

The market value of collateral assets is subject to fluctuation during the warehouse period while a CDO is being constructed.
      We will bear the risk, subject to negotiated limits, if any, associated with any change in collateral value during the warehouse period. Although Highland Capital may attempt to hedge against the potential for loss, there is no guarantee that these attempts will be successful. If the market value of collateral assets decreases, the value of our common units may decrease as well.

We may be required to purchase or be responsible for any loss on non-conforming assets held by our CDOs.
      If any of the loans or securities that we originate or acquire and sell or securitize do not comply with representations and warranties that we make about certain characteristics of the loans, the borrowers and the underlying properties, we may be required to repurchase such loans or securities (including from a trust vehicle or Cayman limited company used to facilitate a structured financing of the assets through CDOs and CLOs) or replace them with substitute loans or securities. In addition, in the case of loans or securities that we have sold instead of retained, we may be required to indemnify purchasers for losses or expenses incurred as a result of a breach of a representation or warranty. Any significant repurchases or indemnification payments could materially and adversely affect our liquidity, financial condition and operating results.

The use of CDO financings with over-collateralization requirements may have a negative impact on our cash flow.
      We expect that the terms of CDOs we create will generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, commonly referred to as “over-collateralization.” We anticipate that the CDO terms will provide that, if certain delinquencies and/or losses exceed the specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability, as holders of the CDO’s equity interests, to receive cash flow from these investments. We cannot assure you that the performance tests will be satisfied. In advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO financings, we cannot assure you of the actual terms of the CDO delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the release of cash flow to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect our liquidity and the value of our equity interests. If assets held by our CDO subsidiaries fail to perform as anticipated, their over-collateralization or other credit enhancement expenses will increase, resulting in a reduction in our income and cash flow from these investments.

We typically hold equity interests in CDOs; these equity interests are not secured by the assets of the CDO and will lose their entire value before the more senior securities issued by the CDOs suffer impairment to principal.
      The equity interests that we hold in CDOs are not secured by the assets of the CDO, and we rank behind all known or unknown creditors, whether secured or unsecured, of the CDOs. No person or entity other than the CDO is required to make any distributions on the equity interests. Payments on common or preferred shares of the CDOs are subordinate to payments on the debt securities issued by such CDO. To the extent that any losses are incurred by the CDO in respect of any collateral, such losses will be borne first by us as a holder of common or preferred shares.

The different asset classes held by our CDO subsidiaries may subject us to specific risks as described below:
      Corporate Leveraged Loans. Our CDO subsidiaries may hold interests in corporate leveraged loans originated by banks and other financial institutions (as well as in some cases by affiliates of Highland Capital). These loans will be term loans and revolving loans, may pay interest at a fixed or floating rate, may be senior or subordinated and may be secured or unsecured. These loans may be illiquid.
      Our CDO subsidiaries may acquire interests in corporate leveraged loans either directly (by way of sale or assignment) or indirectly (by way of participation). The purchaser of an assignment typically succeeds to all the rights and obligations of the assigning institution and becomes a lender under the credit agreement with respect to the debt obligation; however, its rights can be more restricted than those of the assigning institution. Participation interests in a portion of a debt obligation typically result in a contractual relationship only with the institution participating out the interest, not with the borrower. In purchasing participations, our CDO subsidiaries generally will have no right to enforce compliance by the borrower with the terms of the credit agreement, nor any rights of set-off against the borrower, and our CDO subsidiaries may not directly benefit from the collateral supporting the debt obligation in which it has purchased the participation. As a result, our CDO subsidiaries will assume the credit risk of both the borrower and the institution selling the participation.
      High Yield Bonds. Many of the high yield bonds our CDO subsidiaries may acquire (including the corporate leveraged loans described above) are rated below investment-grade by one or more nationally recognized statistical rating organizations or are unrated but of comparably low credit quality, and have greater credit and liquidity risk than more highly rated bonds. High yield bonds may be unsecured, and may be subordinate to other obligations of the obligor. The lower rating of high yield bonds (or lack of a rating) reflects a greater possibility that adverse changes in the financial condition of the obligor or in general economic conditions (including, for example, a substantial period of rising interest rates or declining earnings) or both may impair the ability of the obligor to make payment of principal and interest. Many issuers of high yield bonds are highly leveraged, and their relatively high debt-to-equity ratios create increased risks that their operations might not generate sufficient cash flow to service their debt obligations. Overall declines in the below investment-grade bond and other markets may adversely affect such issuers by inhibiting their ability to refinance their debt at maturity. High yield bonds are often less liquid than higher rated bonds.
      High yield bonds are often issued in connection with leveraged acquisitions or recapitalizations in which the issuers incur a substantially higher amount of indebtedness than the level at which they had previously operated. High yield bonds have historically experienced greater default rates than has been the case for investment-grade bonds.
      RMBS. At any one time, a portfolio of residential mortgage-backed securities, or RMBS, may be backed by residential mortgage loans with disproportionately large aggregate principal amounts secured by properties in only a few states or regions. As a result, the residential mortgage loans may be more susceptible to geographic risks relating to such areas, such as adverse economic conditions, adverse events affecting industries located in such areas and natural hazards affecting such areas, than would be the case for a pool of mortgage loans having more diverse property locations. In addition, the residential mortgage loans may include so-called “jumbo” mortgage loans, having original principal balances that are higher than is generally the case for residential mortgage loans. As a result, a portfolio of RMBS may experience increased losses.
      Prepayment rates could negatively affect the value of our mortgage-backed securities, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our unitholders. In the case of residential mortgage loans, there are seldom any restrictions on borrowers’ abilities to prepay their loans. Homeowners tend to prepay mortgage loans faster when interest rates decline. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when interest rates increase. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our mortgage-backed securities portfolio and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our unitholders. Despite Fannie Mae, Freddie Mac or Ginnie Mae guarantees of principal and interest related to the mortgage-backed securities we may own, those guarantees do not protect investors against prepayment risks.
      ABS. Holders of asset-backed securities, or ABS, bear various risks, including but not limited to credit risk, liquidity risk, interest rate risk, market risk, operations risk, structural risk and legal risk. Credit risk arises from losses due to defaults by the borrowers in the underlying collateral and the issuer’s or servicer’s failure to perform. These two elements may be related, as, for example, in the case of a servicer which does not provide adequate credit-review scrutiny to the serviced portfolio, leading to higher incidence of defaults. Market risk arises from the cash flow characteristics of the security, which for most ABS tend to be predictable. The greatest variability in cash flows comes from credit performance, including the presence of wind-down or acceleration features designed to protect the purchaser in the event that credit losses in the portfolio rise well above expected levels. Interest rate risk arises for the issuer from the relationship between the pricing terms on the underlying collateral and the terms of the rate paid to holders of the CDO securities and from the need to mark to market the excess servicing or spread account proceeds carried on the balance sheet. For the holder of the security, interest rate risk depends on the expected life of the ABS which may depend on prepayments on the underlying assets or the occurrence of wind-down or termination events.
      Liquidity risk may arise from an increase in perceived credit risk. Liquidity can also become a major concern for asset-backed commercial paper programs if concerns about credit quality, for example, lead buyers to avoid the commercial paper issued by the relevant special-purpose entity. For these cases, the securitization transaction may include a “liquidity facility,” which requires the facility provider to advance funds to the relevant special-purpose entity should liquidity problems arise. To the extent that the bank originating the loans is also the provider of the liquidity facility, and that the bank is likely to experience similar market concerns if the loans it originates deteriorate, the ultimate practical value of the liquidity facility to the transaction may be questionable. Other risks arise through the potential for misrepresentation of loan quality or terms by the originating institution, misrepresentation of the nature and current value of the assets by the servicer and inadequate controls over disbursements and receipts by the servicer.
      Synthetic ABS. Our synthetic ABS consist of synthetic securities with respect to which the reference obligations are ABS. Holders of synthetic ABS, including our CDO subsidiaries, bear various risks, including credit risk, liquidity risk, interest rate risk, market risk, operations risk, structural risk and legal risk. Synthetic ABS are debt obligations or debt securities that entitle the holders thereof to receive payments that depend primarily on the cash flow from (a) a specified pool of financial assets, either static or revolving, that by their terms convert into cash within a finite time period, together with rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of such securities or (b) real estate mortgages, either static or revolving, together with rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of such securities.
      Holders of synthetic securities may also bear the risk of the counterparty with respect to the synthetic security. The structure of a synthetic ABS and the terms of the investors’ interest in the collateral can vary widely. Important determinants of the risk associated with issuing or holding the securities include the process by which principal and interest payments are allocated and distributed to investors, how credit losses affect the issuing vehicle and the return to investors in such synthetic ABS, whether collateral represents a fixed set of specific assets or accounts, whether the underlying collateral assets are revolving or closed-end, under what terms (including maturity of the asset backed instrument) any remaining balance in the accounts may revert to the issuing entity and the extent to which the entity that is the actual source of the collateral assets is obligated to provide support to the issuing vehicle or to the investors in such synthetic ABS.

      Collateralized Debt Obligations. The CDO debt securities that we own rely on distributions of the collateral thereof. Interest payments on the CDO debt (other than the most senior tranche or tranches of a given issue) are generally subject to deferral (without causing an event of default or permitting exercise of remedies by the holders thereof). If distributions on the collateral of the CDO or proceeds of such collateral are insufficient to make payments on the CDO debt securities we hold, no other assets will be available for payment of the deficiency. CDO securities are generally privately placed and offer less liquidity than other investment-grade or high-yield corporate debt.
      Commercial Real Estate Leveraged Loans. Typically, borrowers of these loans will be institutions and well-capitalized real estate operating companies and investors. These loans will be secured by commercial real estate assets in a variety of industries with a variety of characteristics. The risks associated with these loans are similar to those of corporate leveraged loans described above and real estate described below.
      CMBS. Holders of commercial mortgage-backed securities, or CMBS, bear various risks, including credit risk, market risk, interest rate risk, structural risk and legal risk. CMBS are securities backed by obligations (including certificates of participation in obligations) that are principally secured by mortgages on real property or interests therein having a multifamily or commercial use, such as regional malls, other retail space, office buildings, industrial or warehouse properties, hotels, nursing homes and senior living centers. CMBS have been issued in public and private transactions by a variety of public and private issuers using a variety of structures, including senior and subordinated classes.
      Risks affecting real estate purchases include general economic conditions, the condition of financial markets, political events, developments or trends in any particular industry and changes in prevailing interest rates. The cyclicality and leverage associated with real estate-related instruments have historically resulted in periods, including significant periods, of adverse performance, including performance that may be materially more adverse than the performance associated with other instruments. In addition, commercial mortgage loans generally lack standardized terms, tend to have shorter maturities than residential mortgage loans and may provide for the payment of all or substantially all of the principal only at maturity. Additional risks may be presented by the type and use of a particular commercial property. Commercial properties tend to be unique and are more difficult to value than single-family residential properties. Commercial lending is generally viewed as exposing a lender to a greater risk of loss than residential one-to-four family lending since it typically involves larger loans to a single borrower than residential one-to-four family lending.
      A commercial property may not readily be converted to an alternative use in the event that the operation of such commercial property for its original purpose becomes unprofitable. In such cases, the conversion of the commercial property to an alternative use would generally require substantial capital expenditures. Thus, if the borrower becomes unable to meet its obligations under the related commercial mortgage loan, the liquidation value of any such commercial property may be substantially less, relative to the amount outstanding on the related commercial mortgage loan, than would be the case if such commercial property were readily adaptable to other uses. The exercise of remedies and successful realization of liquidation proceeds may be highly dependent on the performance of CMBS servicers or special servicers, of which there may be a limited number and which may have conflicts of interest in any given situation. The failure of the performance of such CMBS servicers or special servicers could result in cash flow delays and losses on the related issue of CMBS.
      Mortgage loans underlying a CMBS issue may lack regular amortization of principal, resulting in a single “balloon” payment due at maturity. If the underlying mortgage borrower experiences business problems, or other factors limit refinancing alternatives, such balloon payment mortgages are likely to experience payment delays or even default. As a result, the related issue of CMBS could experience delays in cash flow and losses.
      Commercial Real Estate Mezzanine Loans. Commercial real estate mezzanine loans take the form of subordinated loans secured by second mortgages on real property or other business assets or revenue streams or loans secured by a pledge of the ownership interests of either the entity owning the real property or other business assets or revenue streams or a pledge of the ownership interests of the entity that owns the interest in the entity owning the real property or other business assets or revenue streams.

These types of instruments involve a higher degree of risk than secured senior loans because the instrument may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, the holder of a commercial real estate mezzanine loan may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy the commercial real estate mezzanine loan. If a borrower defaults on a commercial real estate mezzanine loan or debt senior to a commercial real estate mezzanine loan, or in the event of a borrower bankruptcy, the commercial real estate mezzanine loan will be satisfied only after the senior debt. As a result, the holder of a commercial real estate mezzanine loan may not recover some or all of its investment. In addition, commercial real estate mezzanine loans may have higher loan to value ratios than conventional mortgage loans, resulting in less equity in the assets and increasing the risk of loss of principal. Commercial real estate mezzanine loans are also generally more illiquid compared to other loans and they may not be protected by financial covenants or limitations upon additional indebtedness.
      B-Notes. We may also own directly, or through our CDOs, B-Notes that may or may not have been rated by a recognized rating agency. B-Notes are junior participations in a first mortgage on a single property or group of related properties. The senior participation is known as an A-Note. Although a B-Note may be evidenced by its own promissory note, it shares a single borrower and mortgage with the A-Note and is secured by the same collateral. B-Notes bear an interest rate that is generally 400 to 800 basis points over the applicable index. B-Note lenders have the same obligations, collateral and borrower as the A-Note lender, but in most instances are contractually limited in rights and remedies in the case of a default. The B-Note is subordinate to the A-Note by virtue of a contractual or intercreditor arrangement between the A-Note lender and the B-Note lender. For the B-Note lender to actively pursue a full range of remedies, it must, in most instances, purchase the A-Note, or maintain its performing status in the event of a default on the B-Note. The B-Note lender may in some instances require a security interest in the stock or partnership interests of the borrower as part of the transaction. If the B-Note holder can obtain such security interest, it may be able to accelerate gaining control of the underlying property, subject to the rights of the A-Note holder.
      B-Notes share certain characteristics with subordinated CMBS, in that both reflect an interest in a first mortgage and are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding senior securities or the A-Notes. As opposed to a typical CMBS secured by a large pool of mortgage loans, B-Notes typically are secured by a single property, and the associated credit risk is concentrated in that single property. B-Notes also share certain credit characteristics with second mortgages, in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A-Note. The B-Note market has grown substantially in recent years with the expansion of the securitization market.
      As a result of B-Notes’ subordination in the credit structure, if a borrower defaults, there may not be sufficient funds remaining for B-Note holders after payment to the A-Note holders. B-Notes reflect similar credit risks to CMBS occupying the same degree of subordination in the credit hierarchy. However, since each transaction is privately negotiated, B-Notes can vary in their structural characteristics and risks. For example, the rights of holders of B-Notes to control the process following a borrower default may vary from transaction to transaction. Further, B-Notes typically are secured by a single property, and so reflect the risks associated with significant concentration. B-Notes generally are less liquid than CMBS.
      TruPS. We may also own trust preferred securities, or TruPS, through our CDO subsidiaries. Holders of TruPS are subject to interest rate risk, prepayment risk, credit risk, liquidity risk, market risk, legal risk and reinvestment risk. TruPS are issued by trusts sponsored by a financial institution or REIT and the only substantial asset of the trust is an unsecured long-term junior subordinated debt security issued by such financial institution or REIT. Payment on the TruPS is thus dependent on the financial condition of the parent company. The trust is required to distribute cash on its TruPS only to the extent it receives cash on the subordinated debt securities it holds and the issuers of the subordinated debt securities may generally defer payment of the coupon for up to five years without any remedy being available to the holders of the subordinated debt securities or the TruPS. The ratings of TruPS are often implied or confidential only. Also, TruPS generally do not have debt-like covenants. Deferring or defaulting TruPS may be subject to restructuring risk, which may result in write downs or reductions in the coupon.
      The banks, thrifts and other financial institutions that sponsor TruPS may be small or regional institutions subject to local or regional economic downturns and commercial real estate or other asset concentrations in the relevant region or locality (although these risks are generally reduced on a pool basis in CDO transactions as a result of the diversity requirements of such transactions). TruPS sponsored by REITs are particularly subject to risks relating to real estate related assets, such as declines in real estate market values, competition from other properties, overbuilding or high vacancy rates, obsolescence of properties, available mortgage terms, environmental remediation and liability costs, real estate tax increases, zoning law changes, natural disasters and uninsured losses, acts of war and terrorism, and casualty and condemnation losses. In addition, unlike banks, thrifts and insurance companies, REITs are not subject to governmental regulatory oversight and periodic examination.
      The equity-like characteristics of TruPS permit them to be classified as equity for regulatory capital purposes while their debt-like characteristics allow them to be treated as debt and the coupon payments to be deductible for U.S. federal income tax purposes. Regulators could in the future challenge or limit the regulatory or tax-advantaged nature of TruPS.
      Total Return Swaps. We enter into TRS through SOHC. TRS are subject to risks related to changes in interest rates, credit spreads, credit quality and expected recovery rates of the underlying credit instrument as well as renewal risks. A TRS agreement is a two-party contract under which an agreement is made to exchange returns from predetermined investments or instruments. TRS allow investors to gain exposure to an underlying credit instrument without actually owning the credit instrument. In these swaps, the total return (interest fixed fees and capital gains/losses on an underlying credit instrument) is paid to an investor in exchange for a floating rate payment. The investor pays a fraction of the value of the total amount of the credit instrument that is referenced in the swap as collateral posted with the swap counterparty. The TRS, therefore, is a leveraged investment in the underlying credit instrument. The gross returns to be exchanged or “swapped” between the parties are calculated based on a “notional amount,” which is valued monthly to determine each party’s obligation under the contract. We recognize all cash flows received (paid) or receivable (payable) from swap transactions on a net basis as net income from derivative transactions in the consolidated statement of income. We are charged a finance cost by counterparties with respect to each agreement. The finance cost is reported as part of the net income from derivative transactions. Because swap maturities may not correspond with the maturities of the credit instruments underlying the swap, we may wish to renew many of the swaps as they mature. However, there is a limited number of providers of such swaps, and there is no assurance the initial swap providers will choose to renew the swaps, and, if they do not renew, that we would be able to obtain suitable replacement providers.
      Credit Default Swaps. We may own, through SOHC, credit default swaps, or CDS. CDS are subject to risks related to changes in interest rates, credit spreads, credit quality and expected recovery rates of the underlying credit instrument. A CDS is a contract in which the contract buyer pays a periodic premium until the contract expires or a credit event occurs. In return for this premium, the contract seller makes a payment to the buyer if there is a credit default or other specified credit event with respect to the issuer of the underlying credit instrument referenced in the CDS. SOHC may act as a buyer and seller of CDS by entering into contracts that reference CDOs from cash and synthetic structures backed by pools of corporate, consumer or structured finance debt. The change in fair value resulting from movements in interest rates, credit spreads, changes in credit quality and expected recovery rates is unrealized as CDS are not traded to realize this value. The valuation of CDS may require management to make certain assumptions and estimates and actual experience may differ from the estimates reflected in our subsequent combined financial statements, and the differences may be material.

Risks Related to Real Estate Interests

Real estate related instruments are subject to a number of general risks related to local and national economies, the operations of tenants and other factors.
      Purchases of real estate related instruments are subject to the general risks associated with real property investments, including: the burdens of ownership in real property; local, national and international economic conditions; the supply and demand for properties; the financial conditions of tenants, buyers and sellers of properties; changes in interest rates and the availability of mortgage funds which may render the sale or refinancing of properties difficult or impracticable; changes in environmental laws and regulations, planning laws, zoning laws and other governmental rules and fiscal and monetary policies; environmental claims arising in respect of properties acquired with undisclosed or unknown environmental problems or as to which inadequate reserves have been established; changes in real property tax rates; changes in energy prices; negative developments in the economy that depress travel activity; uninsured casualties; force major acts, acts of God, terrorist events, under-insured or uninsurable losses, and other factors which are beyond our reasonable control. In addition, real estate assets are subject to long-term cyclical trends that give rise to significant volatility in values.
      Many of these factors could cause fluctuations in rent schedules or operating expenses, causing the value of HF REIT’s assets to decline and negatively affect our returns. The value of HF REIT’s assets may fluctuate significantly due to these factors and may be significantly diminished in the event of a sudden downward market for real estate and real estate related assets. The returns available from assets depend on the amount of income earned and capital appreciation generated by the relevant underlying properties, as well as expenses incurred in connection therewith. If properties do not generate income sufficient to meet operating expenses, including amounts owed under any third-party borrowings and capital expenditures, HF REIT’s returns will be adversely affected. In addition, the cost of complying with governmental laws and regulations and the cost and availability of borrowings may also affect the market value of and returns from the assets. HF REIT’s returns would be adversely affected if the owners or tenants of the properties that HF REIT owns were unable to pay rent or meet debt service obligations. Certain significant fixed expenditures associated with purchasing properties (such as third-party borrowings, taxes and maintenance costs) may stay the same or increase even when circumstances cause a reduction in returns from properties.

The lack of liquidity of real estate instruments could significantly impede HF REIT’s ability to respond to adverse changes in the performance of its properties.
      Because real estate instruments can be illiquid, HF REIT’s ability to promptly sell one or more properties that it may acquire in response to changing economic, financial and business conditions is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond HF REIT’s control. We cannot predict whether HF REIT will be able to sell any property for the price or on the terms set by it, or whether any price or other terms offered by a prospective purchaser would be acceptable to it. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.
      HF REIT may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that HF REIT will have funds available to correct those defects or to make those improvements. HF REIT may invest in partnerships (or other entities treated as partnerships for U.S. federal income tax purposes), and such partnerships may agree to lock-out provisions that materially restrict such partnerships from selling or otherwise disposing of their properties for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid with respect to their properties. These lock-out provisions would restrict HF REIT’s ability to sell a property or repay debt when such action may be otherwise advantageous. These factors and any others that would impede HF REIT’s ability to respond to adverse changes in the performance of its properties could significantly harm its financial condition and operating results.

As an owner of real property, HF REIT may be exposed to possible environmental liabilities.
      Under various foreign, U.S. federal, state and local environmental laws, ordinances and regulations, an owner of real property, such as HF REIT, may be liable in certain circumstances for the costs of removal or remediation of certain hazardous or toxic substances at, under, or disposed of in connection with such property, as well as for certain other potential costs relating to hazardous or toxic substances including government fines and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances, and liability may be imposed on the owner in connection with the activities of an operator of the property. The cost of any required remediation, removal, fines or personal or property damages and the owner’s liability therefore could exceed the property’s value, and the value of HF REIT’s assets. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect HF REIT’s ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce HF REIT’s revenues.
      Although we expect that HF REIT typically will require the operator of the property to indemnify HF REIT for certain environmental liabilities, the scope of such obligations may be limited, and we cannot assure you that any such operator would be able to fulfill its indemnification obligations.

Insurance on real estate or other assets may not cover all losses and certain types of insurance may be unavailable.
      There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property. As a result of the events of September 11, 2001, insurance companies are limiting or excluding coverage for acts of terrorism in insurance policies, and, in certain instances, HF REIT may be unable to obtain adequate insurance with respect to its assets for terrorist acts and other catastrophic events. Given the size of the properties that HF REIT may own, we may be subject to an increased risk of terrorist attacks and we likely will not to be able to obtain terrorism insurance. As a result, HF REIT may suffer losses from acts of a catastrophic nature, such as terrorist attacks, that are not covered by insurance.
Risks Related to Loans

Our due diligence may not reveal all of an entity’s liabilities and may not reveal other weaknesses in its business.
      Before purchasing interests in a business entity, whether by originating or acquiring a loan to the entity, at our subsidiary level, or by acquiring the debt or equity securities issued by the entity, Highland Capital will assess the strength and skills of the entity’s management and other factors that it believes will determine the success of the purchase. In making the assessment and otherwise conducting customary due diligence, Highland Capital will rely on the resources available to it and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. Against this background, there can be no assurance that Highland Capital’s due diligence processes will uncover all relevant facts or that any purchase will be successful.

Loans may become nonperforming for a variety of reasons.
      A nonperforming loan may require substantial workout negotiations or restructuring that may entail, among other things, a substantial reduction in the interest rate and/or a substantial write-down of the principal of the loan. Because of the unique and customized nature of a loan agreement and the private syndication of a loan, certain loans may not be purchased or sold as easily as publicly traded securities, and, historically, the trading volume in the loan market has been small relative to other markets. Loans may encounter trading delays due to their unique and customized nature, and transfers may require the consent of an agent or borrower. Risks associated with loans include the fact that prepayments may occur at any time without premium or penalty and that the exercise of prepayment rights during periods of declining spreads could cause us to reinvest prepayment proceeds in lower-yielding instruments.
      Loans and other debt instruments that we may directly or indirectly purchase are subject to credit risk and interest rate risk described above.
Risks Related to Taxation

Holders of our common units will be subject to U.S. federal income tax on their share of our taxable income, regardless of whether or when they receive any cash distributions from us.
      We intend to be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. Holders of our common units will be subject to U.S. federal income taxation and, in some cases, state, local and foreign income taxation on their share of our taxable income, regardless of whether or when they receive cash distributions from us. In addition, certain of our holdings, including holdings in controlled foreign corporations, or CFCs, and passive foreign investment companies, or PFICs, may produce taxable income without corresponding distributions of cash to us or produce taxable income prior to or following the receipt of cash relating to such income, and holders of our common units will be required to take such income into account in determining their taxable income. Holders of our common units may not receive cash distributions equal to their share of our taxable income.

Dividends paid by, or certain income inclusions derived with respect to the ownership of, CFCs, PFICs and REITs will not qualify for the reduced tax rates generally applicable to corporate dividends paid to individuals.
      Tax legislation enacted in 2003 and 2006 reduced the maximum U.S. federal income tax rate on certain corporate dividends payable to individuals and other non-corporate taxpayers to 15% through 2010. Dividends payable by, or certain income inclusions derived with respect to the ownership of, PFICs, certain CFCs (including the CFCs we own and expect to own) and REITs, however, are generally not eligible for the reduced rates. Although this legislation does not generally change the taxation of PFICs, CFCs and REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in PFICs, CFCs or REITs, or in companies like us where a substantial portion of our holdings are in PFICs, CFCs and REITs, to be relatively less attractive than holdings in the stocks of non-CFC, non-PFIC and non-REIT corporations that pay dividends, which could adversely affect the value of our common units.

If we fail to satisfy the “qualifying income” exception, all of our income will be subject to an entity-level tax in the United States, which could result in a material reduction in cash flow and after-tax return for holders of our common units and thus could result in a substantial reduction in the value of our common units.
      Under current law and assuming full compliance with the terms of the LP Agreement (and other relevant documents) and based upon factual representations that will be made by us, we expect to receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that we will be treated as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes. The factual representations that will be made by us upon which Skadden, Arps, Slate, Meagher & Flom LLP will rely relate to our organization, operation, assets, activities, income, and present and future conduct of our operations. In general, if a partnership is “publicly traded” (as defined in the Code) it will be treated as a corporation for U.S. federal income purposes. A publicly traded partnership will, however, be taxed as a partnership, and not as a corporation for U.S. federal income tax purposes, so long as 90% or more of its gross income for each taxable year constitutes “qualifying income” within the meaning of Section 7704(d) of the Code. We refer to this exception as the “qualifying income exception.” Qualifying income generally includes rents, dividends, interest, capital gains from the sale or other disposition of stocks, bonds and real property, and other income derived from the business of investing in, among other things, stocks and securities. For a more detailed discussion of the “qualifying income” exception, see “Material U.S. Federal Income Tax Considerations — Our Classification.” While we believe we will satisfy the qualifying income exception, there can be no assurance in this regard. If we failed to satisfy the “qualifying income” exception described above, items of income and deduction would not pass through to holders of our common units and holders of our common units would be treated for U.S. federal (and certain state and local) income tax purposes as shareholders in a corporation. In such case, we would be required to pay income tax at regular corporate rates on all of our income, including income derived from our non-U.S. assets. In addition, we would likely be liable for state and local income and/or franchise taxes on all of such income. Distributions to holders of common units would constitute ordinary dividend income taxable to such holders to the extent of our earnings and profits, and the payment of these dividends would not be deductible by us. Taxation of us as a publicly traded partnership taxable as a corporation could result in a material reduction in cash flow and after-tax return for holders of our common units and thus could result in a substantial reduction in the value of our common units.

Our structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available, and which is subject to potential change, possibly on a retroactive basis. Any such change could result in adverse consequences to the holders of our common units.
      The U.S. federal income tax treatment of holders of our common units depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law and the 1940 Act for which no clear precedent or authority may be available. Holders of common units also should be aware that the U.S. federal income tax rules are constantly under review by the Internal Revenue Service, or IRS, resulting in revised interpretations of established concepts. The IRS pays close attention to the proper application of tax laws to partnerships and investments in foreign entities. The present U.S. federal income tax treatment of an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. We and holders of our common units could be adversely affected by any such change in, or any new, tax law, regulation or interpretation. For example, changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible for us to meet the “qualifying income” exception in order to be treated as a partnership and not as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, and could adversely affect both our investments and an investment in our common units. Our organizational documents and agreements permit Highland Capital to modify the LP Agreement from time to time, without the consent of the holders of common units, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have an adverse impact on some or all of the holders of common units. Moreover, we apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to investors in a manner that reflects such investors’ beneficial shares of our items, taking into account variations in ownership interests during each taxable year because of trading activity, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions we use do not satisfy the technical requirements of the Code and/or Treasury Regulations and could require that items of income, gain, deduction, loss or credit be adjusted or reallocated in a manner that adversely affects holders of our common units. In addition, our LP Agreement requires us to furnish to the holders of our common units, as soon as reasonably practicable after close of each calendar year, tax information (including IRS Schedules K-1), which describes on a U.S. dollar basis a holder’s share of our income, gain, loss, deduction and credit for our preceding taxable year. There can be no assurance that we will be able to furnish this information to holders of our common units in time for such holders to timely file any required U.S. federal or other income tax returns, and holders of our common units, therefore, may be required to file for an extension of time to complete such returns or face certain penalties for filing late returns. In this regard, investors who are required to file U.S. federal or other income tax returns are urged to consult their tax advisors.

There can be no assurance that the IRS will not assert successfully that some portion of our income is properly treated as effectively connected income with respect to non-U.S. investors. Moreover, dividends paid by HF REIT, or any future REIT subsidiary, attributable to gains from the sale of U.S. real property interests will be treated as effectively connected income with respect to non-U.S. investors.
      While it is expected that our method of operation will not result in our generating significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. investors, there can be no assurance that the IRS will not assert successfully that some portion of our income is properly treated as effectively connected income with respect to such non-U.S. investors. Moreover, dividends paid by HF REIT, or any future REIT subsidiary, attributable to gains from the sale of U.S. real property interests will be treated as effectively connected income with respect to non-U.S. investors. To the extent our income is treated as effectively connected income, non-U.S. investors generally would be required to (i) file a U.S. federal income tax return for such year reporting its allocable share, if any, of our income or loss effectively connected with such trade or business, and (ii) pay U.S. federal income tax at regular U.S. tax rates on any such income.

Although we anticipate that our foreign corporate subsidiaries will not be subject to U.S. federal income tax on a net basis, no assurance can be given that such subsidiaries, including SOHC and HFP Corp., will not be subject to U.S. federal income tax on a net basis in any given taxable year.
      We anticipate that our foreign subsidiaries that are CDOs will generally conduct their activities in such a way as not to be deemed to be engaged in a U.S. trade or business and not to be subject to U.S. federal income tax. We also anticipate that SOHC and HFP Corp. will continue to conduct their activities in such a way as not to be deemed to be engaged in a U.S. trade or business. There can be no assurance, however, that SOHC or HFP Corp. will not pursue investments or engage in activities that may cause them to be engaged in a U.S. trade or business. Moreover, there can be no assurance that as a result of any change in applicable law, treaty, rule or regulation or interpretation thereof, the activities of any of our foreign subsidiaries would not become subject to U.S. federal income tax. Further, there can be no assurance that unanticipated activities of our foreign subsidiaries would not cause such subsidiaries to become subject to U.S. federal income tax. If any of our foreign subsidiaries became subject to U.S. federal income tax (including the U.S. branch profits tax), it would reduce the amount of cash available for distribution to us, which in turn could have an adverse impact on the value of our common units. Although our foreign corporate subsidiaries are generally not expected to be subject to U.S. federal income tax on a net basis, such subsidiaries may generate income that may be subject to withholding or related taxes imposed by the United States or other countries.

The failure of any of our REIT subsidiaries to qualify as a REIT would generally result in such REIT subsidiary being subject to U.S. federal income tax on its net taxable income, which could result in a reduction in cash flow and after-tax return for holders of our common units and thus could result in a reduction of the value of our common units.
      We intend that HF REIT, and any future REIT subsidiaries, will operate in a manner so as to qualify to be taxed as a REIT for U.S. federal income tax purposes. No ruling from the IRS or opinion of counsel has, however, been sought with regard to the treatment of HF REIT as a REIT for U.S. federal income tax purposes. An entity’s ability to qualify as a REIT will depend on its satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. An entity’s ability to satisfy the asset tests depends upon its analysis of the characterization and fair market values of its assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. An entity’s compliance with the REIT income and quarterly asset requirements also depends upon such entity’s ability to successfully manage the composition of its income and assets on an ongoing basis. If any of our REIT subsidiaries were to fail to qualify as a REIT in any taxable year, it would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on its net taxable income at regular corporate rates, and distributions would not be deductible by it in computing its taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to us, which in turn could have an adverse impact on the value of our common units and reduce the amount of cash available for distribution to holders of our common units. Unless entitled to relief under certain Code provisions, such entity also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT.

Complying with certain tax-related requirements may cause us to forego otherwise attractive business or investment opportunities or enter into borrowings or financings it may not have otherwise entered into.
      In order for us to be treated as a partnership for U.S. federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation, at least 90% of our gross income each taxable year must consist of interest, dividends, capital gains and other types of “qualifying income.” In addition, it is intended that we will operate so as to avoid generating a significant amount of income that is treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. investors or that is treated as UBTI with respect to tax exempt investors. In order to comply with these requirements, we (or our subsidiaries) may be required to invest through foreign or domestic corporations or forego attractive business or investment opportunities. Thus, compliance with these requirements may adversely affect our ability to operate solely to maximize profits.

We strongly urge you to review carefully the discussion under “Material U.S. Federal Income Tax Considerations” and to seek advice based on your particular circumstances from an independent tax advisor.
Risks Related to this Offering

There is no current public market for our common units and an active trading market may never develop. If our common unit price fluctuates after this offering, you could lose all or a significant part of your investment.
      Prior to this offering, there was no public market for shares of our common units. Further, given the complex nature of our holding company structure and given the fact that there are very few public companies that employ this structure, there can be no assurance that an active trading market for our common units will develop. Even if an active trading market develops, the market price of our common units may be highly volatile and could be subject to wide fluctuations after this offering. Some of the factors that could negatively affect our common unit price include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our earnings estimates or publication of research reports about us or our industry;

•	increases in market interest rates may lead purchasers of our common units to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of Highland Capital’s key personnel;

•	speculation in the press or investment community;

•	ability to be listed on a national stock exchange;

•	market perception of our holding company structure; and

•	general market and economic conditions.
      As a result of these factors, investors in our common units may not be able to resell their common units at or above the initial public offering price.

To the extent a market for our common units develops, common units eligible for future sale may have adverse effects on our common unit price.
      We cannot predict the effect, if any, of future sales of common units, or the availability of common units for future sales, on the market price of the common units. Sales of substantial amounts of common units, or the perception that such sales could occur, may adversely affect prevailing market prices for the common units.
      Prior to completion of this offering, we have 26,721,561 common units outstanding, as well as the restricted common units and options to purchase common units previously granted to Highland Capital and/or its affiliates. Of these common units, the common units sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, or the “Securities Act”. None of the remaining securities will be freely tradable without restriction or registration under the Securities Act. Such common units will be deemed to be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be transferred unless such common units have been registered under the Securities Act or an exemption from registration is available. In general, upon satisfaction of certain conditions, Rule 144 permits the sale of certain amounts of restricted securities one year following the date of acquisition of the restricted securities and, after being held for two years, permits unlimited sales by persons unaffiliated with us. As our common units become eligible for sale under Rule 144, the volume of sales of our common units on applicable securities markets may increase, which could reduce the market price of our common units.
      In addition, we, our executive officers and directors, together with Highland Capital, its affiliates and their respective officers, directors and employees, who will hold common units (or options) or securities convertible into common units as of the closing of this offering have entered into lock-up agreements with respect to their common units. Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., together, may, at any time and without notice, release all or any portion of the common units subject to the foregoing lock-up agreements meaning that, subject to certain exceptions, they will not sell any shares without the prior consent of the representatives of the underwriters for 180 days after the date of this prospectus. If the restrictions under the lock-up agreement are waived, common units will, subject to restrictions imposed by U.S. federal or state securities laws, be available for sale into the market, which could reduce the market price for our common units.
      We have granted to the holders of the common units issued in the Trust’s recent private placements certain registration rights to have the resale of their common units registered under the Securities Act. Upon registration, these common units will be eligible for sale into the market. We have filed a shelf registration statement registering such shares.
      We also may issue from time to time additional common units in connection with the acquisition of investments and we may grant demand or piggyback registration rights in connection with such issuances.
      Sales of substantial amounts of common units or the perception that such sales could occur may adversely affect the prevailing market price for our common units.

If you purchase common units in this offering, you will experience immediate and significant dilution in the net tangible book value per share.
      We expect the initial public offering price of our common units to be substantially higher than the book value per share of our outstanding common units immediately after the offering. If you purchase our common units in this offering, you will incur immediate dilution of approximately                     (or approximately                     if the underwriters fully exercise their over-allotment option) in the book value per share of our common units from the price you pay for our common units in this offering. In addition, we have made grants, and expect to continue to make grants, to our employees and other eligible persons and have reserved                     restricted common units and options to purchase common units for future issuance under our 2006 LP Unit Incentive Plan. To the extent that restricted common units are granted, and options to purchase common units are granted and exercised, there will be further dilution to investors.

We are subject to the requirements of the Sarbanes-Oxley Act of 2002.
      As a public company, management will be required to deliver a report that assesses the effectiveness of our internal controls over financial reporting, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act) of 2002. Section 404 of the Sarbanes-Oxley Act requires our auditors to deliver an attestation report on management’s assessment of, and the operating effectiveness of, our internal controls over financial reporting in conjunction with their opinion on our audited financial statements as of December 31 subsequent to the year in which our registration becomes effective. Pursuant to SEC release 2006-136, compliance with Sarbanes-Oxley Section 404 could be deferred until after we have filed one annual report with the SEC. We have a substantial effort ahead of us to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. We cannot give any assurances that all material weaknesses will be corrected or that additional material weaknesses will not be identified in the future in connection with our compliance with the provisions of Sections 302 and 404 of the Sarbanes-Oxley Act. The continued existence of the material weaknesses described above would preclude a conclusion by management and our independent auditors that we maintained effective internal control over financial reporting.

Our internal controls over financial reporting contain material weaknesses. If we fail to remedy these weaknesses or otherwise fail to achieve and maintain effective internal controls on a timely basis, our internal controls would be considered ineffective for purposes of Section 404 of the Sarbanes-Oxley Act.
      A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the consolidated financial statements will not be prevented or detected. In connection with the audit of the Trust’s consolidated financial statements at December 31, 2006 and for the period from February 3, 2006 (commencement of operations) through December 31, 2006, the Trust’s independent registered public accountants identified the following material weaknesses which resulted in audit adjustments. Specifically, the Trust did not maintain:

•	an adequate number of experienced personnel to account for the significant volume and complexity of transactions in a timely and accurate manner;

•	communication to the accounting department of authorized contracts to ensure accurate accounting treatment in accordance with generally accepted accounting principles, including communication of derivative contracts;

•	accurate implementation of critical accounting policies and procedures, including classification of debt securities as either “available-for-sale” or “held-to-maturity”; debt issuance costs; amortization of premiums and discounts on securities, loans and debt; classification of certain activities in the statement of cash flows; accounting for the consolidation of certain variable interest entities; classification of certain activities in the statement of cash flows; weighted average share calculations; accounting for mandatorily redeemable financial instruments; determination of minority interests; and settlement date accounting for loan activity; and

•	review over manual processes and reliance on third party information and transaction processors, including review and approval of account reconciliations and spreadsheet data and calculation integrity.

      These material weaknesses could result in a misstatement of the Trust’s accounts and disclosures that would result in a misstatement to the interim or annual consolidated financial statements that would not be prevented or detected by management. Management is aware of these material weaknesses and is in the process of mitigating them but no assurance can be given that all such conditions will be fully remedied in a timely fashion. If we fail to remedy these weaknesses or otherwise fail to achieve and maintain effective internal control on a timely basis, our internal control over financial reporting would be considered ineffective for purposes of Section 404 of the Sarbanes-Oxley Act.
      The initial filing of the Registration Statement on Form S-1 filed on October 31, 2006 included audited consolidated financial statements of the Trust at June 30, 2006 and for the period from February 3, 2006 (commencement of operations) through June 30, 2006. As a result of the material weaknesses discussed above, those financial statements were determined to be incorrect. Accordingly, the Trust’s June 30, 2006 consolidated financial statements should not be relied upon.

We will incur increased costs as a result of being a public company.
      Following this offering, as a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. Although we expect to incur increased costs as a result of being a public company, we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. The increased costs of being a public company will likely reduce the amount of cash available for distribution to our unitholders.

USE OF PROCEEDS
      We estimate that the net proceeds we will receive from the sale of           common units in this offering will be approximately $           million or approximately $           million if the underwriters fully exercise their over-allotment option, in each case assuming an initial public offering price of $      per common unit, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discount and commissions, and estimated offering expenses of approximately $           million payable by us.
      We currently intend to use the net proceeds from this offering as follows:

•	approximately $ million to $ million of the net proceeds for one or more of our wholly-owned subsidiaries to purchase a majority of the equity of prospective CDOs that Highland Capital is structuring on our behalf; and

•	the balance for working capital and general corporate purposes.

      We may also use a portion of the net proceeds for other investments, although we have no current understandings, commitments or agreements to do so.
      We will not receive any proceeds from any shares sold by the selling unitholders.
INSTITUTIONAL TRADING OF OUR COMMON UNITS
      There is no public trading market for our common units. Our common units that were mandatorily exchanged with the Trust’s common shares issued to qualified institutional buyers in connection with the Trust’s February 2006 and October 2006 private offerings are eligible for trading in the PORTALsm Market, or PORTAL, a subsidiary of the NASDAQ Stock Market, Inc., which permits secondary sales of eligible unregistered securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act.
      As of December 31, 2006, there were no trades of the Trust’s common shares reported to PORTAL.
      The information above regarding PORTAL trading may not be complete since we have access only to information regarding trades reported by our underwriters and not trades reported by other broker-dealers. Moreover, broker-dealers are not required to report all trades to PORTAL.
      As of December 31, 2006, we had 26,721,561 common units issued and outstanding.

CAPITALIZATION
      The following table sets forth (1) our cash and cash equivalents and capitalization at December 31, 2006 on an actual basis and (2) our cash and cash equivalents and capitalization on an adjusted basis to reflect the effects of the sale of our common units in this offering at an assumed public offering price of $      per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds as described in “Use of Proceeds.” You should read this table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Trust’s consolidated financial statements and notes thereto included elsewhere in this prospectus.

	As of December 31, 2006

	Actual	As Adjusted

	(In thousands)
Assets:
Cash and cash equivalents	$5,893	$
Debt:
Debt — Notes payable and short term borrowings	$10,662,621	$
Unitholders’ equity:
Common units; unlimited common units authorized; 26,721,561 outstanding — actual and common units outstanding — as adjusted(1)	$267	$
Additional paid-in capital	407,945
Accumulated other comprehensive income	8,352
Retained earnings	73,856
Total unitholders’ equity	$490,420	$

(1)	Excludes 907,647 restricted common units and options to purchase 1,375,274 common units granted under the Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan for Non-Natural Persons and the Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan.

DILUTION
      Purchasers of common units offered in this prospectus will experience immediate and substantial dilution of the net tangible book value of their common units from the public offering price. Our net tangible book-value as of December 31, 2006 was approximately $           million, or $           per common unit. Net tangible book value per common unit represents the amount of our total tangible assets, which excludes deferred financing costs, minus our total liabilities, divided by the common units and restricted common units that were outstanding on December 31, 2006. After giving effect to the sale of           common units in this offering at the public offering price of $      per common unit, the midpoint of the range set forth on the cover page of this prospectus, after deducting fees and estimated offering expenses payable by us, our as adjusted net tangible book value on December 31, 2006 would have been approximately $           million, or $           per common unit. This amount represents an immediate dilution in net tangible book value of $           per common unit to our existing unitholders and an immediate dilution in as pro forma adjusted net tangible book value of $           per common unit to new investors who purchase our common units in this offering at the public offering price per common unit of $     . The following table shows this immediate per common unit dilution:

Public offering price per common unit	$
Net tangible book value per common unit on December 31, 2006, before giving effect to this offering	$
Dilution in net tangible book value per common unit attributable to this offering	$
As adjusted pro forma net tangible book value per common unit on December 31, 2006, after giving effect to this offering	$
Dilution in as adjusted net tangible book value per common unit to new investors	$
      The discussion and table above include                     restricted common units granted under the Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan for Non-Natural Persons and the Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan.
      The following table summarizes, as of December 31, 2006, the differences between the average price per common unit paid by our existing unitholders and by new investors purchasing common units in this offering at the public offering price of $      per common unit, before deducting fees and estimated offering expenses payable by us in this offering:

	Common Units						Average
	Purchased			Total Consideration			Price Per
Common
	Number	Percent		Amount	Percent		Unit

Existing unitholders(1)			%	$		%	$
New investors in this offering			%			%
Total			%	$		%	$

(1)	Includes restricted common units granted under the Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan for Non-Natural Persons and the Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan.
      If the underwriters fully exercise their over-allotment option, the number of common units held by existing holders will be decreased to      % of the aggregate number of common units outstanding after this offering, and the number of common units held by new investors will be increased to      %, of the aggregate number of common units outstanding after this offering.

DISTRIBUTION POLICY
      All distributions from us will be made at the discretion of the Board, and will depend on a number of factors affecting us, including:

•	our financial condition;

•	general business conditions;

•	actual results of operations;

•	the timing of the deployment of our equity capital;

•	debt service requirements of our subsidiaries;

•	availability of cash distributions from our subsidiaries;

•	our operating expenses;

•	any contractual, legal and regulatory restrictions on the payment of distributions by us to our unitholders or by our subsidiaries to us; and

•	other factors the Board in its discretion deem relevant.
      We are a holding company with no operations and are dependent upon the ability of our subsidiaries to generate and distribute revenue to us. We are also dependent upon Highland Capital to provide certain advisory, operational and management services to us and our subsidiaries. In consideration for these services, Highland Capital and/or its affiliates are entitled to the management fee and, after February 3, 2008, certain CDO servicing fees paid at the CDO level. See “Highland Capital and the Management Agreement.” In addition, Highland Capital and/or its affiliate receives the incentive allocation. The accrual of these fees, as well as the incentive allocation, reduces our net income attributable to investors and consequently diminishes the potential amount available for distribution to our common unitholders.
      As of December 31, 2006, we had not declared any cash distribution. On April 17, 2007, the Board authorized our first distribution to our unitholders of $0.60 per common unit, which will be paid on May 31, 2007 to our unitholders of record on May 1, 2007. We cannot assure you that we will make any future distributions to our unitholders, and our past distributions are not intended to be indicative of the amount and timing of future distributions, if any.

SELECTED FINANCIAL DATA
      The following table contains selected consolidated financial data of the Trust as of December 31, 2006 and for the period from February 3, 2006 (commencement of operations) to December 31, 2006, derived from the audited consolidated financial statements and related notes of the Trust, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. On January 15, 2007, the Trust was dissolved and the common shares of the Trust were mandatorily exchanged into common units representing our limited partner interests.
      When you read this selected financial and other data, it is important that you read along with it the consolidated financial statements and related notes of the Trust, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are included in this prospectus.

As of
Consolidated Balance Sheet	December 31, 2006

(In thousands,
except for share
amounts)
Assets
Cash and cash equivalents, operating	$5,893
Cash and cash equivalents, restricted	569,613
Trading securities	259,833
Securities, available for sale — pledged	3,195,079
Loans, held-for-investment — pledged, net of allowance	7,371,032
Derivative financial instruments	17,485
Accrued interest receivable	103,332
Unamortized debt issue costs	104,751
Other assets	33,662

Total assets	$11,660,680

Liabilities and Shareholders’ Equity
Notes payable	$5,934,386
Short term borrowings	4,728,235
Due to brokers	191,835
Management fees payable	5,265
Accrued interest payable	61,111
Derivative financial instruments	34,941
Other liabilities	8,522

Total liabilities	10,964,295
Minority interest in equity of consolidated subsidiaries	205,965

Shareholders’ Equity
Common shares ($0.01 par value, unlimited shares authorized; 26,721,561 common shares issued and outstanding at December 31, 2006)	267
Additional paid-in-capital	407,945
Accumulated other comprehensive income	8,352
Retained earnings	73,856

Total shareholders’ equity	490,420

Total liabilities and shareholders’ equity	$11,660,680

From February 3, 2006
(Commencement of Operations)
Consolidated Statement of Income	to December 31, 2006

(In thousands, except for share
and per share amounts)
Revenue:
Interest income	$366,577
Other income	4,237

Total revenue	370,814

Expenses:
Interest expense	290,640
Management fees	9,137
Professional fees	4,257
Compensation expense	6,878
Warehouse carry expense	9,399
Provision for loan losses	264
Other expenses	1,845

Total expenses	322,420

Realized and unrealized gains/(losses) from investments and foreign currency:
Net realized gains on investment transactions	9,425
Change in unrealized gains on investments	18,244
Net income from derivative transactions	23,487
Net realized gains on foreign currency transactions	1,731
Change in unrealized loss on foreign currency	(84)

Total realized and unrealized gains/(losses) from investments and foreign currency	52,803

Equity in income of unconsolidated subsidiaries	1,757
Income before minority interest in income of consolidated subsidiaries	102,954
Minority interest in income of consolidated subsidiaries	(29,098)

Net income	$73,856

Net income per common share:
Basic	$3.98

Diluted	$3.95

Weighted average number of common shares outstanding:
Basic	18,576,998

Diluted	18,713,145

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes of the Trust included elsewhere in this prospectus. In January 2007, the Trust was dissolved and the common shares of the Trust were mandatorily exchanged into common units representing our limited partner interests. The financial condition and results of operations discussed below principally reflect the activities of the Trust for the period from February 3, 2006 (commencement of operations) to December 31, 2006, prior to the January 15, 2007 mandatory exchange date.
Overview
      We are a holding company organized in January 2006 as a Delaware limited partnership by our manager, Highland Capital, to provide our unitholders with the earnings from our leveraged credit subsidiaries and other assets. We primarily own structured finance subsidiaries commonly known as CDOs. We own (i) all of the outstanding capital stock of CDO Holdco, which holds controlling equity interests in CDOs, (ii) a 45% economic stake and a 51% voting stake in HF REIT, which first expects to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, for its 2007 taxable year and thereafter, and which will acquire equity interests in real property and other real estate related assets, (iii) a 25% economic and voting interest in HFC, an originator of loans primarily to middle-market companies, (iv) all of the outstanding capital stock of SOHC, a wholly-owned subsidiary which acquires and holds assets that may not be appropriate for our other subsidiaries, including non-rated debt and stressed and/or distressed assets, and (v) interests in other operating companies, limited in the case of domestic companies to minority interests (by value). We expect to utilize the net proceeds from this offering to purchase a majority of the equity of prospective CDOs that Highland Capital is structuring on our behalf and for working capital and general corporate purposes.
      We seek to leverage the core competencies and resources of Highland Capital to implement a differentiated business strategy across various credit markets in order to provide a high level of risk-adjusted earnings to our unitholders. Our income is primarily generated by the distributions that we receive from CDO Holdco, which includes distributions from our CDO subsidiaries and warehousing income related to warehouse arrangements entered into by HFP Corp. in connection with the procedures used to fund in-process CDO transactions. HFP Corp. participates in the economics of these facilities through contractual exposure but does not act as warehouse lender. Our other subsidiaries’ activities, including those in stressed and/or distressed assets, our interest in HF REIT and our minority ownership of operating companies, are also expected to generate income and may also generate gains.
      Our subsidiaries operate on a leveraged basis. Although our business policies do not provide for any minimum or maximum limitations on leverage, the actual amount of leverage that we will utilize will depend upon a variety of factors, including type and maturity of assets, cost of financing, credit profile of the underlying assets and general economic and market conditions. Our CDO subsidiaries will normally obtain their borrowings through private offerings of rated and unrated debt. In addition, we expect our other subsidiaries will borrow through a variety of structures, including collateralized financings, private offerings of debt, warehouse facilities, bank credit facilities, repurchase agreements, secured borrowing arrangements, mortgage loans on real estate and other borrowings. Our return on our assets and the cash we have available for distribution to our unitholders will be affected by changes in market conditions that cause changes in the costs of our financing to increase or decrease relative to the income that can be derived from the underlying assets.
      In addition to borrowings, we also expect to raise additional capital for our business through additional public and private offerings of our common units.
      In January 2006, the Trust was organized as a Delaware statutory trust by our manager, Highland Capital, to own substantially all of our common units. In February 2006, the Trust completed its initial private offering of common shares, at a price of $15.00 per share, pursuant to which we raised approximately $241.0 million in net proceeds. In October 2006, the Trust completed an additional private placement of its common shares, at a price of $16.50 per share, which generated net proceeds of approximately $163.8 million. As of December 31, 2006, we utilized approximately $275.5 million of the net proceeds from the Trust’s initial private offering and the October 2006 private offering of its common shares to acquire a majority of the equity of eight CDOs that were structured for us by Highland Capital. The remaining amount of net proceeds was used to capitalize SOHC, to make investments of approximately $106.5 million in SOHC, $8.6 million in HFC, $4.2 million in HF REIT, and $10.0 million to post collateral in warehousing and for working capital.
      Our current CDO subsidiaries include: (i) Tierra Alta Funding I, Ltd., an asset-backed CDO that owns RMBS and the debt tranches of third-party CDOs, (ii) Rockwall CDO Ltd., a CLO that owns corporate leveraged loans and debt tranches of third-party CLOs, (iii) Red River CLO Ltd., a CLO that owns senior secured loans of U.S. borrowers, (iv) Highlander Euro CDO B.V., a CDO that owns senior secured, second lien and mezzanine loans of European borrowers, (v) Grayson CLO, Ltd., a CLO that owns senior secured assets of U.S. borrowers, (vi) Highlander Euro CDO II B.V., a CDO that owns senior secured assets of European borrowers, (vii) Brentwood CLO, Ltd., a CLO that owns senior secured, middle market assets and (viii) Highland Park CDO I, Ltd., a CDO consisting primarily of commercial real estate assets. After purchasing the majority of the equity of these CDO subsidiaries, we were provided with the proportionate net income from the net cash flows generated by these underlying assets. We earned our proportionate share of warehousing income from the net cash flows from approximately $8.5 billion in underlying collateral related to warehousing arrangements entered into by HFP Corp. in connection with the procedures used to fund these and other prospective CDO transactions. For further information on prospective CDOs that Highland Capital is structuring on our behalf, see “Our Company — Collateralized Debt Obligation Issuers — Prospective CDO Subsidiaries.”
      In January 2007, the holders of the Trust’s common shares mandatorily exchanged their common shares for our common units, and the Trust was dissolved, in accordance with the terms and conditions of the LP Agreement and the Trust Agreement. See “Our Company — General — Mandatory Exchange and Dissolution of the Trust.”
      Our CDO subsidiaries are subject to a series of collateral tests that are designed to protect the holders of, and to maintain the credit ratings associated with, their senior debt tranches. At times, these tests may require that distributions on the equity tranches be deferred (without triggering an event of default) which would prevent our subsidiaries, even if they are generating profits, from making distributions of profits to us. The results of our operations and the cash we have available for distribution to our unitholders will also be impacted by the default and recovery rates on the assets of our CDO subsidiaries.
      A variety of industry and economic factors may impact our financial condition and operating performance. These factors include:

•	interest rate trends,

•	rates of prepayment on leverage loans underlying our CDOs,

•	foreign currency movements,

•	credit quality trends of our investments and loans

•	competition, and

•	other market developments.
      In addition, a variety of factors relating to our business may also impact our financial condition and operating performance. These factors include:

•	our leverage,

•	our access to funding and borrowing capacity,

•	our borrowing costs,

•	our hedging activities,

•	the market value of our investments, and

•	the requirements to qualify for an exemption from regulation under the 1940 Act.
Trends
      We believe the following trends may also affect our business:

Robust LBO Activity. A strong and steady flow of LBO transactions in the market over the past year combined with a move towards larger LBO transaction sizes has contributed to the continued sizeable supply of leveraged loans, high yield bonds, and other fixed income assets targeted by our business strategy. We expect this trend will continue in the near future and will enhance Highland Capital’s ability to source assets for the warehouse arrangements in which HFP Corp. participates, as well as for our existing CDO subsidiaries.

Growing CDO Debt Market. According to Moody’s Quarterly Review, the annual volume of CDO issuances rated by Moody’s has increased from approximately $120.0 billion in 2000 to approximately $200.6 billion for the nine months ended September 30, 2006. The market’s healthy appetite for CDO debt affords us the ability to price debt attractively and to obtain warehouse funding at attractive rates, and allows us to negotiate a greater number of anticipated future CDO transactions over a lengthened period, thereby extending the in-process CDO pipeline and providing greater flexibility to us in planning future CDO transactions. These market conditions lead to robust competition from investment banks for warehouse and CDO underwriting contracts, which provides greater pricing and contract terms for future CDOs.

Stable Default Rates. Corporate default rates have been low relative to historical levels and we expect them to remain stable for the near future. Given our ability to achieve match-term low cost financing, stable default rates enhance our ability to generate stable cash flows over time.

Competition. We expect to face increased competition for our targeted investments. However, we expect that the size and growth of the market for these investments will continue to provide us with a variety of investment opportunities.
      For a discussion of additional risks relating to our business see “Risk Factors” and “— Quantitative and Qualitative Disclosures About Market Risk.”
Critical Accounting Policies

Principles of Consolidation
      The accompanying financial statements include the accounts of the Trust and its consolidated subsidiaries, which are comprised of (i) those entities in which it has an investment of 50% or more and has control over significant operating, financial and investing decisions of the entity, and (ii) variable interest entities, or VIEs, in which it is the primary beneficiary as described below.
      The Trust consolidates all VIEs for which it is considered to be the primary beneficiary, pursuant to Financial Accounting Standards Board, or FASB, Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities — an interpretation of ARB No. 51, as revised, or FIN 46R. FIN 46R clarifies the consolidation guidance for entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance activities without additional subordinated financial support from other parties. In general, FIN 46R requires an enterprise to consolidate a VIE when the enterprise holds a variable interest in the VIE and is deemed to be the primary beneficiary of the VIE. An enterprise is the primary beneficiary if it absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both.
      All inter-company balances and transactions have been eliminated in consolidation.
      The Trust holds approximately 25% interest in HFC, and a 45% interest in HF REIT, both of which are considered VIEs, but the Trust is not the primary beneficiary to either. The financial results for these entities have not been consolidated, but have been accounted for using the equity method of accounting whereby it records its share of the underlying income of these entities.

Securities Transactions, Valuation and Related Income — Trading
      Pursuant to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, or SFAS 115, securities are classified as trading or available-for-sale. Securities classified as trading securities are valued at fair value at the date of the consolidated financial statements with the resulting net unrealized appreciation or depreciation reflected in the consolidated statement of income. The Trust records all security transactions on a trade-date basis. Realized gains and losses on security transactions are determined on the specific identification basis.
      Generally, trading securities held by the Trust through its consolidated subsidiaries may include (i) securities that do not meet the eligibility requirements of typical CDO transactions, (ii) distressed securities, and (iii) other securities which management intends to buy and resell in order to take advantage of short term market fluctuations in price. As of December 31, 2006, securities classified as trading under SFAS No. 115 constituted approximately 2% of total assets.
      Securities traded on a national securities exchange are stated at the last reported sales price on the day of valuation; other securities traded in the over-the counter market and exchange traded securities for which no sale was reported on that date are stated at the average bid and ask price.
      Debt securities for which quotations are not readily available are valued at fair value as determined by the Manager and the Trust’s management, in good faith, either using prices furnished by entities such as investment brokers and dealers in a secondary market or the Manager’s best estimate based on its expertise and active participation with the corporate borrowers.

Securities Transactions, Valuation and Related Income — Available-for-Sale
      The Trust’s securities held through various consolidated CDO subsidiaries or special purpose legal entities, or Warehouse SPEs, are classified as available-for-sale. The Trust does not intend to trade these securities in the near term but may sell them prior to maturity to manage credit quality. These investments are carried at estimated fair value, with unrealized gains and losses reported in accumulated other comprehensive income, using the same valuation methodology as trading securities.
      The Trust evaluates available-for-sale securities for other-than-temporary impairment charges under SFAS 115 in accordance with Financial Accounting Standards Board Staff Position, or FSP, 115-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments, or FSP 115-1, and Emerging Issues Task Force Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, or EITF 99-20, as applicable. The Trust considers beneficial interests in securitized financial assets that are not of high credit quality (i.e. rated lower than S&P rating of AA) or can be contractually prepaid or otherwise settled in such a way that the Trust would not recover substantially all of its recorded investment, to fall within the scope of EITF 99-20. Conversely, high credit quality (i.e. S&P rating of AA or better) beneficial interests which also cannot be contractually prepaid such that the Trust would not recover substantially all of its recorded investment are measured under SFAS 115, amended by FSP 115-1 and further clarified by Staff Accounting Bulletin 59, Noncurrent Marketable Equity Securities, or SAB 59. These standards provide guidance to determine when an asset is considered impaired (i.e., has declined in fair value below its amortized cost), evaluate whether the impairment is other than temporary (i.e., the value of the asset will not be recovered over its remaining life), and, if the impairment is other-than-temporary, recognize an impairment loss equal to the difference between the asset’s amortized cost and its fair value. The Trust evaluates these securities for impairment as of each quarter end or more frequently if management becomes aware of any material information that would lead management to believe that a security may be impaired. The Trust considers many factors in determining whether the impairment of a security is other-than-temporary, including, but not limited to, the length of time the security has had a decline in estimated fair value below its amortized cost, the amount of the loss, the intent and ability to hold the security for a period of time sufficient for a recovery in its estimated fair value, recent events specific to the issuer or industry, external credit ratings and recent downgrades in such ratings. The Trust also considers any adverse change in the amount or timing of expected cash flows in the measurement of other than temporary impairment on securities that are not of high credit quality.
      Interest income is accrued based upon the principal amount of the securities, their contractual interest terms, and the principles of EITF 99-20, when applicable. Premiums and discounts are amortized into interest income or interest expense over the contractual lives of the securities using the effective yield method in accordance with SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. If a prepayment occurs on an available-for-sale security, any related premium or discount is recognized as an adjustment to yield in the consolidated income statement in the period in which the prepayment occurs.

Loans
      The Trust holds, through its consolidated CDO subsidiaries or Warehouse SPEs, whole loans and participations in various secured leveraged bank loans. Loans are intended to be held for the long term and are recorded on the consolidated balance sheet at their fair value as of the settlement date. Loans held for investment are subsequently accounted for based on their outstanding principal adjusted for unamortized premiums or discounts, and net of any allowance for probable loan losses. Loans are held for investment in accordance with management’s intent and ability to hold them for the foreseeable future, determined on a loan by loan basis at acquisition. This is an overarching policy considering the Trust’s compliance under Rule 3a-7 of the 1940 Act, which imposes limitations on the sale of assets by prohibiting assets from being acquired or disposed of for the primary purpose of recognizing gains or losses resulting solely from the market value changes. Accordingly, at acquisition, it is probable that the Company will hold the loan for investment. In certain instances if management determines that during the warehousing period an asset would not meet the planned indenture requirements of the CDO subsidiary, management may determine to sell a loan. That loan would then be transferred and classified as held for sale and recorded at the lower of cost or fair value determined in the aggregate with similar types of loans. Furthermore, in certain instances when the credit fundamentals underlying a particular loan have deteriorated significantly, in accordance with the CDO indenture, Highland Capital can improve the quality of the CDO subsidiary’s overall collateral position in terms of the various rating agency tests. If a loan is removed from a Warehouse SPE or CDO subsidiary, it is at the discretion of the Manager and at that point the loan is typically transferred to held for sale. However, if the intent is to continue to hold the loan for investment for the foreseeable future, it has been the Trust’s experience that Highland Capital’s position and reputation in the industry is such that the Trust would be able to extend the terms of its warehouse agreements, substitute another underwriter on substantially similar terms, or secure alternative forms of financing for all consolidated loans so that the Trust has the ability to hold all loans to maturity. Since all loans are originally held for investment, the consolidated statement of cash flows will reflect all loan activity as investing activities.
      Interest income on loans includes interest at stated coupon rates adjusted for accretion of purchase discounts and the amortization of purchase premiums. Unamortized premiums and discounts are recognized in interest income over the contractual life of the loans using the effective interest method. If a prepayment occurs on a loan, any related premium or discount is recognized as an adjustment to yield in the consolidated income statement in the period in which the prepayment occurs.
      Management maintains an allowance for loan losses at a level adequate to recognize losses incurred at the balance sheet date, based on an evaluation of known and inherent risks related to the loan investments. When determining the adequacy of the allowance for loan losses management considers economic conditions and trends, the estimated fair values of the loans, delinquency of contractual payments, credit quality trends and other factors that management determines are relevant. To estimate the allowance for loan losses, management individually reviews each of the loans for impairment and uses relevant information in its analysis, including estimated fair values, current valuation multiples and estimated fair values and quality of collateral. Management considers a loan to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due to us based on the contractual terms of the loan. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis over its estimated fair value; management uses the observable market price as an expedient to measure any impairment. Increases in the allowance for loan losses are recognized in the accompanying consolidated statement of income as a provision for loan losses. When management forecloses on the loan or transfers it to held for sale, the loan is charged-off or written-down to fair value and the allowance for loan losses is reduced.
      An impaired loan may be left on accrual status during the period the Trust is pursuing repayment of the loan. If a loan is placed on non-accrual status, interest income is recorded only upon receipt of actual cash and previously recognized accrued interest is reversed. A loan is placed on non-accrual status when one of the following events occurs: (i) management believes that scheduled debt service payments will not be paid when contractually due; (ii) the loan becomes 90 days delinquent; (iii) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (iv) the net realizable value of the underlying collateral securing the loan decreases below the Trust’s carrying value of such loan. Loans may be restored to accrual status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection.
      The CDO indentures require that each CDO comply with certain collateralization tests based on the type of collateral and underlying aggregate credit ratings. The test is performed for each debt tranche within the CDO notes payable. In the event of a failure of one or more of the tests Highland Capital must put in place a plan to resolve the failure within a limited timeframe. If the failure is not resolved within that timeframe, the indenture could require repayment of the notes payable.

Derivative Financial Instruments
      The Trust uses derivative instruments to manage certain risks such as interest rate risk, market value risks, and foreign currency risk. Derivative instruments include interest rate swaps, interest rate caps, foreign currency swaps, TRS and risk-sharing agreements. The Trust has not designated any derivative transactions as accounting hedges, and, consequently, has not applied hedge accounting treatment under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted.
      All derivative instruments are reported on the consolidated balance sheet at their fair market value. Consistent with the Trust’s risk management objective for derivatives, the change in fair value and all net settlement interest (payable or receivable) for interest rate swaps, interest rate caps and foreign currency swaps is recorded in interest expense. The change in fair value and all net settlement interest (payable or receivable) for TRS and risk-sharing agreements is recorded in income from derivative financial instruments. Derivative assets and liabilities are presented gross on the balance sheet. All cash flows associated with derivatives that have an other-than-insignificant financing element are classified as financing in the consolidated statement of cash flows. The cash flows associated with all other derivative transactions are classified as investing in the consolidated statement of cash flows.

Warehouse Agreements
      Through one of its wholly-owned subsidiaries, the Trust and Highland Capital create a Warehouse SPE and enter into lending agreements with financial institutions (the “Warehouse Agreements”.) These Warehouse Agreements allow for the Warehouse SPE to acquire assets using short term funding, with the ultimate intent of securing long term financing via a securitization of the assets by issuance of debt securities and non-voting preferred equity, and repayment of the short term warehouse debt, therefore becoming a “CDO subsidiary”. The legal entity formed as the Warehouse SPE is the same as that of the CDO subsidiary. The changes in entity structure are the result of moving from a short term to a long term capital and debt structure, which continues to be a consolidated Variable Interest Entity (VIE) in accordance with FIN 46R.

      During the warehousing period, the Warehouse SPEs have only issued ordinary voting shares that are held by an unaffiliated nominee entity with nominal initial capital. Neither the Trust nor other third parties have an equity interest in the Warehouse SPEs, but the Trust, pursuant to its risk sharing agreements with Highland Capital, absorbs the majority of the risk of loss (“negative carry”) and receives the majority of any net interest income and other gains from the underlying assets (“positive carry”), upon the termination of the Warehouse Agreements.
Recently Issued Accounting Standards & Interpretations
      The FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140, or SFAS No. 155, in February 2006. SFAS No. 155 (1) permits fair value remeasurement for hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation, (2) clarifies which interest-only strip receivables are not subject to the requirements of SFAS No. 133, (3) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or hybrid financial instruments that contain an embedded derivative requiring bifurcation, (4) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and (5) amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity, or QSPE, from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The Statement is effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. We are currently evaluating the impact, if any, that the implementation of SFAS 155 would have on our consolidated results of operations or financial condition.
      In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS 157. SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Trust), and interim periods within those fiscal years, with early adoption permitted. We have not yet determined the impact, if any, that the implementation of SFAS 157 would have on our consolidated results of operations or financial condition.
      In July 2006, FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48, which provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Trust’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006 and is to be applied to all open tax years as of the effective date. We are currently determining the impact, if any, that the implementation FIN 48 would have on our results of operations or financial condition.
      In February 2007, FASB released SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115, or FAS 159. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. FAS 159 may be adopted and the fair value option may be elected in the first quarter of 2008. We are currently determining the impact, if any, that this pronouncement would have on our consolidated financial statements.

Financial Condition
      The following table summarizes the Trust’s securities classified as trading as of December 31, 2006:

	Amortized	Estimated
	Cost	Fair Value

	(In thousands)
Corporate bonds	$231,237	$247,172
Common stock	9,015	11,326
Preferred stock	1,335	1,335

Total	$241,587	$259,833

      Included in the trading securities as of December 31, 2006 are two securities with cost of approximately $4.6 million and a fair value of approximately $7.7 million that have resale restrictions that prevent the Trust from selling them in the open market. These restrictions were considered in determining fair value.
      For the period from February 3, 2006 (commencement of operations) through December 31, 2006, the Trust had net realized gains of approximately $10.2 million attributable to sales of trading securities. As of December 31, 2006, approximately $18.2 million of unrealized net appreciation in the value of trading securities is included in the consolidated statement of income. As of December 31, 2006 approximately $191.8 million of the trading securities are pledged as collateral for margin transactions.
      The following table summarizes the Trust’s securities classified as available-for-sale, including senior and mezzanine tranches of CDO transactions, as of December 31, 2006, which are carried at estimated fair value:

	Net	Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

	(In thousands)
Corporate debt securities	306,519	1,996	(381)	308,134
Mortgage backed securities	1,918,345	9,724	(3,807)	1,924,262
Other asset-backed securities	959,223	5,223	(1,763)	962,683

Total	3,184,087	16,943	(5,951)	3,195,079

      All securities in an unrealized loss position at December 31, 2006 have been in an unrealized loss position for less than twelve months. The Trust’s review of such securities indicates that the decrease in estimated fair value is not due to other than temporary changes in the underlying credit fundamentals or in the amount or timing of principal and interest expected to be received, but, instead, is the result of market factors. In addition, the Trust has the ability and management has the intent to hold the securities for a period of time sufficient for a recovery in the estimated fair value. Management also considers any adverse change in the amount or timing of expected cash flows in the measurement of other than temporary impairment on securities that are not of high credit quality; although approximately $1.1 million of the gross unrealized losses is related to such securities, the loss is a result of market rate factors that do not adversely affect the timing of cash flow, and not credit quality. Management does not believe any of the securities held are other-than-temporarily impaired at December 31, 2006.
      At December 31, 2006 the net amortized cost includes gross unamortized premiums and discounts of approximately $1.5 million and approximately $9.5 million, respectively.
      Assets classified as available for sale are not sold with the intent of realizing trading gains or to minimize trading losses. Any sales of these assets are done with the intent of improving the overall composition of the portfolio which would typically be specific to credit quality matters. For the period from February 3, 2006 (commencement of operations) through December 31, 2006, the Trust had sales of assets classified as available for sale that resulted in realized gains of approximately $271,000 and realized losses of approximately $182,000. All securities classified as available for sale are held as collateral for CDO subsidiary notes outstanding or Warehouse SPE financing.
      The following table summarizes the net amortized cost and estimated fair value of the Trust’s asset backed securities classified as available-for-sale by contractual maturity as of December 31, 2006:

	Net
	Amortized	Estimated
	Cost	Fair Value

	(In thousands)
Due within one year	$—	$—
One to five years	8,000	8,046
Five to ten years	142,545	143,656
Greater than ten years	3,033,542	3,043,377

Total	$3,184,087	$3,195,079

      The following summarizes the Trust’s loans held-for-investment as of December 31, 2006:

			Net
	Principal/Par		Amortized
	Amount	Premium	Cost

	(In thousands)
Loans held in CDO subsidiaries	$5,086,213	$7,571	$5,093,784
Loans held in warehouse arrangements	2,275,396	1,852	2,277,248

Total	$7,361,609	$9,423	$7,371,032

      As of December 31, 2006, two loans with an outstanding balance of approximately $4.7 million were considered impaired since we believe it is probable that we will be unable to collect all amounts due to us based on the contractual terms of the loan. We have recognized an allowance for loan losses specific to these two loans of approximately $300,000. These loans are not delinquent in their interest payments and have accordingly not been placed on non-accrual status as of December 31, 2006. The Trust determined that no other loans were delinquent or impaired at December 31, 2006.
      Fair values of loans, are determined using price estimates provided by an independent pricing service. If the independent pricing service cannot provide estimates for a given loan, Highland Capital determines estimated fair value based on (a) current financial information of the borrowing company and its performance against its operating plan; (b) changing value of collateral supporting the loan; (c) changes to the market for the borrowing company’s service or product; and (d) market interest spreads for similar loans. The fair value of loans, held-for-investment was approximately $7.4 billion at December 31, 2006. The principal balance of loans sold during the period was approximately $542.8 million and resulted in realized gains of approximately $1.3 million and realized losses of approximately $2.2 million. All loans are pledged as collateral for CDO subsidiary notes outstanding or Warehouse SPE financing.

Real Estate Investments
      At December 31, 2006, the Trust had a $4.2 million investment in HF REIT. HF REIT acquires equity interests in real estate and other real estate related assets. At December 31, 2006, HF REIT held the following real estate investments:

	Date of
Name	Funding	Cost

	(In thousands)
Breckenridge (multi-family)	3/20/2006	$1,000
Trimarchi (multi-family)	4/11/2006	3,000
Lockhill (retail)	6/30/2006	1,405
Nolen Drive (office)	9/22/2006	2,370
Highland Village (retail)	10/24/2006	1,685

Totals		$9,460

Highland Financial Corp.
      At December 31, 2006, the Trust had a $8.6 million investment in HFC, an originator of loans primarily to middle market companies.

Highland Special Opportunities Holding Company
      As of December 31, 2006, the Trust had an investment in SOHC of approximately $106.5 million that consisted of equity in trading securities of $40.8 million and $70.0 million of collateral for TRS. As of December 31, 2006, SOHC had employed approximately $188.6 of leverage to acquire these assets.

Equity Securities
      The Trust’s investment policies allowed it to acquire equity securities of other operating companies, limited in the case of domestic companies to minority interests (by value). Included in the trading securities as of December 31, 2006 are two securities with cost of approximately $4,629,000 and a fair value of approximately $7,702,000 that have resale restrictions that prevent the Trust from selling them in the open market. These restrictions were considered in determining fair value.

Derivative Financial Instruments
      As of December 31, 2006, amounts receivable on derivative financial instruments were as follows:

	Termination	Notional	Estimated
	Date	Value	Fair Value

	(In thousands)
TRS transaction 1	April 24, 2009	$282,503	$3,979
TRS transaction 2	April 15, 2009	131,094	1,466
Grayson Swap	August 3, 2015	35,000	105
Grayson Cap	November 1, 2018	50,000	366
Highland Park	February 25, 2017	85,076	452
Highlander II	February 1, 2014	£625	1,210
Highlander II	February 1, 2015	£625	1,210
Highlander II	March 9, 2012	£6,666	8,697

Total			$17,485

      As of December 31, 2006, amounts owed on derivative financial instruments were as follows:

	Termination	Notional	Collateral	Estimated
	Date	Value	Balance	Fair Value

	(In thousands)
Highland Park	November 25, 2013	$43,539	—	$(13,209)
Tierra Alta	May 6, 2014	260,000	—	(21,732)

Total			$—	$34,941

      Tierra Alta Swap. Tierra Alta Funding I, Ltd., or Tierra Alta, has entered into an interest rate swap agreement for purposes of managing its interest rate risk exposure relating to its variable rate debt. Under the agreement Tierra Alta received from the counterparty an upfront payment of approximately $18.7 million to be used, together with the proceeds of the notes and the asset-backed short-term notes, or the CP Notes, to facilitate the purchase of assets and to pay certain fees and expenses. As of December 31, 2006, the approximate $21.7 million fair value of this liability has been recorded in derivative financial instruments in the accompanying consolidated balance sheet and the change in fair value and net settlement interest are reflected in interest expense in the consolidated statement of income. The interest rate swap commenced on August 5, 2006, matures on May 6, 2014, has a fixed rate of 6.556%, a variable rate of three month LIBOR (5.36% at December 29, 2006) and a notional amount of $260.0 million.
      TRS Transaction 1 and 2. As of December 31, 2006, SOHC was a party to two TRS that allowed SOHC to participate in the returns from certain assets on a levered basis without the requirement of actually purchasing the assets. In return, the counterparties receive cash flows represented by three month LIBOR plus a spread. The counterparties to these contractual arrangements are major financial institutions, with which the Trust and affiliates may also have other financial relationships. As of December 31, 2006, the fair value of TRS transaction 1 was approximately $4.0 million and the approximate fair value of TRS transaction 2 was $1.5 million. Both TRS transactions are recorded in derivative financial instruments on the consolidated balance sheet and the change in fair value and net settlement interest are recorded in income from derivative financial instruments in the consolidated statement of income. The collateral posted for these transactions, reflected as restricted cash, is approximately $71.0 million at December 31, 2006 and is required to be posted against the notional value of the underlying assets.
      SOHC was also a party to a participation agreement with a major financial institution which allowed SOHC to participate in the returns from certain assets on a levered basis. This agreement settled and was terminated in August of 2006. The participation agreement differed structurally from the TRS transactions, however, because it allowed the underlying assets to be purchased upon termination of the agreement rather than requiring a net settlement. Upon termination of the participation agreement SOHC received the net participation financing of approximately $1.9 million, which has been recorded in income from derivative financial instruments in the consolidated statement of income.
      Grayson Swap. Grayson has entered into an interest rate swap agreement for purposes of managing its interest rate risk exposure relating to its variable rate debt. As of December 31, 2006, the approximate $105,000 fair value of this asset has been recorded in derivative financial instruments in the accompanying consolidated balance sheet and the change in fair value and net settlement interest are reflected in interest expense in the consolidated statement of income. The interest rate swap commenced on November 30, 2006, matures on August 3, 2015, has a fixed rate of 5.08%, a variable rate of three month LIBOR (5.36% at December 29, 2006) and a notional amount of $35.0 million.
      Grayson Cap. Grayson has entered into an interest rate cap transaction for purposes of managing its interest rate risk exposure relating to its variable rate debt. As of December 31, 2006, the approximate $366,000 fair value of this asset has been recorded in derivative financial instruments in the accompanying consolidated balance sheet and the change in fair value and net settlement interest are reflected in interest expense in the consolidated statement of income. The transaction commenced on November 2, 2006, becomes effective May 1, 2013, terminates on November 1, 2018, has a cap rate of 7.75% and a notional amount of $50.0 million.
      Highland Park Swap 1. Highland Park CDO I, Ltd., or Highland Park, has entered into an interest rate swap agreement for purposes of managing its interest rate risk exposure relating to its variable rate debt. As of December 31, 2006, the approximate $452,000 fair value of this asset has been recorded in derivative financial instruments in the accompanying consolidated balance sheet and the change in fair value and net settlement interest are reflected in interest expense in the consolidated statement of income. The interest rate swap commenced on December 20, 2006 matures on February 25, 2017, has a fixed rate of 5.038%, a variable rate of three month LIBOR (5.36% at December 29, 2006) and a notional amount of $85.1 million.
      Highland Park Swap 2. Highland Park has entered into a cash flow swap to efficiently raise capital to pay for closing costs as well as other fees and expenses. Under the agreement, on settlement date, Highland Park received from the counterparty an upfront payment of approximately $12.3 million to be used to facilitate the purchase of collateral and to pay certain fees and expenses. As of December 31, 2006, the approximate $13.2 million fair value of this liability has been recorded in derivative financial instruments in the accompanying consolidated balance sheet and the change in fair value and net settlement interest are reflected in interest expense in the consolidated statement of income. The cash flow swap commenced on December 20, 2006, matures on November 25, 2013, has a variable rate of three month LIBOR (5.36% at December 29, 2006) plus a spread of 50 basis points and a notional amount of $43.5 million.
      Highlander II-FX Swaps. Highlander II has entered into three foreign currency rate swap agreements of Euros and British Pounds for purposes of managing its foreign currency risk exposure relating to British Pound denominated assets and Euro denominated liabilities. The terms of the swap require the exchange of the notional value on the date of close and on the maturity date.

•	Highlander II-FX Swap 1. Under the first agreement, on the date of closing, Highlander II paid out to the counterparty approximately €931,000 and is expected to receive approximately £625,000. As of December 31, 2006, the approximate $1.2 million fair value of this asset, which includes the £625,000 ($1.2 million) receivable, has been recorded in derivative financial instruments in the accompanying consolidated balance sheet and the change in fair value and net settlement interest are reflected in interest expense in the consolidated statement of income. The foreign currency rate swap commenced on December 14, 2006 and matures on February 1, 2014. The counterparty receives a variable rate of three month EURIBOR (3.67% at December 29, 2006) plus 2.09% and pays a variable rate of three month GBP LIBOR (5.29% at December 31, 2006) plus 2.5%.

•	Highlander II-FX Swap 2. Under the second Highlander II foreign currency rate swap agreement, on the date of closing, Highlander II paid out to the counterparty approximately €931,000 and is expected to receive approximately £625,000. As of December 31, 2006, the approximate $1.2 million fair value of this asset, which includes the £625,000 ($1.2 million) receivable, has been recorded in derivative financial instruments in the accompanying consolidated balance sheet and the change in fair value and net settlement interest are reflected in interest expense in the consolidated statement of income. The foreign currency rate swap commenced on December 14, 2006 and matures on February 1, 2015. The counterparty receives a variable rate of three month EURIBOR (3.67% at December 29, 2006) plus 2.56% and pays a variable rate of three month GBP LIBOR (5.29% at December 31, 2006) plus 3%.

•	Highlander II-FX Swap 3. Under the third Highlander II foreign currency rate swap agreement, on the date of closing, Highlander II paid out to the counterparty approximately €6.7 million and is expected to receive approximately £4.5 million. As of December 31, 2006, the approximate $8.7 million fair value of this asset, which includes the £4.5 million ($8.8 million) receivable, has been recorded in derivative financial instruments in the accompanying consolidated balance sheet and the change in fair value and net settlement interest are reflected in interest expense in the consolidated statement of income. The foreign currency rate swap commenced on December 14, 2006 and matures on March 9, 2012. The counterparty receives a variable rate of three month EURIBOR (3.67% at December 29, 2006) plus 3.03% and pays a variable rate of three month GBP LIBOR (5.29% at December 31, 2006) plus 3.5%.
      The Trust is subject to credit risk due to the risk of nonperformance by counterparties to its derivative agreements. To mitigate this risk, the Trust has entered into master netting arrangements with all of its derivatives counterparties. Based on its master netting arrangements, credit analyses and collateral requirements with each counterparty, management does not anticipate any credit losses on its current derivative agreements. As of December 31, 2006, there were no balances common to counterparties which would qualify for the right of offset.
      For the period ended December 31, 2006, the change in fair value and net settlement interest on interest rate swaps, interest rate caps and foreign currency swaps totaled approximately $3.7 million and was recorded to interest expense in the consolidated state of income. For the period ended December 31, 2006, the change in fair value and net settlement interest on total return swaps was approximately $5.3 million and was recorded to income from derivative financial instruments in the consolidated income statement.

Liabilities
      At December 31, 2006, the Trust had outstanding obligations, through its subsidiaries, totaling approximately $10.9 billion with weighted-average current borrowing rates of 5.41%. At December 31, 2006, there was approximately $4.7 billion in short-term borrowings, which primarily includes $2.6 billion outstanding under warehouse agreements which have weighted average borrowing rate of 5.48% and $6.0 billion of long-term borrowings outstanding through our CDO subsidiaries, Tierra Alta Funding I, Ltd., Rockwall CDO Ltd., Red River CLO Ltd., and Highlander Euro CDO B.V. Highlander Euro CDO II B.V., Brentwood CLO, Ltd., Grayson CLO, Ltd., and Highland Park CDO I, Ltd. with a weighted average borrowing rate of 6.08%. In addition, to further leverage our activities, Tierra Alta Funding I, Ltd. issued asset-backed short-term notes, or CP Notes, with a maximum maturity of 270 days. At December 31, 2006 Tierra Alta Funding I, Ltd. had issued CP Notes of $2.1 billion with a weighted average borrowing rate of 5.33%. All borrowing rates above assume 3-month LIBOR and EURIBOR rates of 5.36% and 3.67%, respectively, as of December 31, 2006.

Shareholder’s Equity
      On February 3, 2006, the Trust issued 16,212,573 shares, at a price of $15.00 per share, in a private placement and received net proceeds of approximately $237.4 million, net of underwriters’ discount and placement fees. On March 3, 2006, the over-allotment option was exercised and the Trust issued an additional 254,762 shares for approximately $3.6 million, net of underwriters’ discount and placement fees. On October 26, 2006, the Trust issued 10,203,922 shares, at a price of $16.50 per share, in a private placement and received net proceeds of approximately $163.0 million, net of underwriters’ discount and placement fees. On October 30, 2006, the over-allotment option was exercised and the Trust issued an additional 50,304 shares for approximately $0.8 million, net of underwriters’ discount and placement fees. As of December 31, 2006, all of the common shares of the Trust issued were outstanding. All common unit options and restricted common units are dilutive as of December 31, 2006. In January 2007, the holders of the Trust’s common shares mandatorily exchanged their common shares for our common units, and the Trust was dissolved, in accordance with the LP Agreement and the Trust Agreement. See “— Mandatory Exchange of Common Shares.”

      The following table presents a reconciliation of basic and diluted income per share for the period from February 3, 2006 (commencement of operations) through December 31, 2006:

	Basic	Diluted

	(In thousands, except share and
	per share amounts)
Net income	$73,856	$73,856
Weighted-average number of common shares outstanding	18,576,998	18,713,145
Earnings per share	$3.98	$3.95
Results of Operations

For the Period from February 3, 2006 (commencement of operations) to December 31, 2006
     Summary
      The Trust’s net income for the period was approximately $73.86 million or $3.98 per weighted average basic and $3.95 per weighted average diluted common share outstanding.
     Revenue
      Total revenue for the period was $370.8 million, which includes $366.6 million of interest and fee income and $4.2 million.
     Expenses
      Expenses for the period totaled $322.4 million, which includes interest expense of $290.6 million, professional fees of approximately $4.3 million, expenses related to our incentive plans of approximately $6.9 million, base management fees of approximately $9.1 million, approximately $9.4 million related to warehouse carry expense and approximately $2.1 million of other expenses. Included in minority interest in income of consolidated subsidiaries is $18 million of partnership incentive fee allocation, which is further discussed in Notes 1 and 13 to the Consolidated Financial Statements for the period from February 3, 2006 (commencement of operations) through December 31, 2006 of Highland Financial Partners, L.P. (formerly known as Highland Financial Trust), or the Consolidated Financial Statements.
      Pursuant to the management agreement, until February 3, 2008, Highland Capital cannot accrue CDO servicing fees with any CDO of which we directly or indirectly own an equity interest. This contractual restriction on Highland Capital’s ability to accrue CDO servicing fees, however, only applies to the portion of such fees that is attributable to our investment in such CDO. This restriction applies to both current and prospective CDO subsidiaries. After February 3, 2008, Highland Capital will be entitled to accrue such fees. See “Highland Capital and the Management Agreement — CDO Fees.”

Liquidity and Capital Resources
      We manage our liquidity with the intention of providing the continuing ability to fund our operations and fulfill our commitments on a timely and cost-effective basis. As of December 31, 2006, the Trust had unencumbered assets totaling approximately $174 million, consisting of cash and unpledged investments. We expect that the net proceeds from this offering, in addition to the cash flow provided by operations and our current financings, will satisfy our liquidity needs over the next twelve months.
      Our ability to meet our long-term liquidity requirements relating to capital required for the growth of our investment portfolio is subject to obtaining additional equity and debt financing. The decisions by investors and lenders to enter into equity and financing transactions with us will depend upon a number of factors, including our historical financial performance, industry and market trends, the availability of capital and our investors’ and lenders’ policies and rates applicable thereto, and the relative attractiveness of alternative investment or lending opportunities. Any material event that impacts capital markets participants may also impair our ability to access additional liquidity and we may therefore be required to sell some or all of our portfolio investments in order to maintain sufficient liquidity. Such sales may be at prices lower than the carrying value of our pledged investments, which would result in our recognition of such losses.
      The Trust held cash and cash equivalents, available for general operations, of approximately $5.9 million at December 31, 2006.
      The Trust used approximately $73.7 million of net cash in operating activities for the period February 3, 2006 (commencement of operations) to December 31, 2006 primarily as a result of daily operations and the purchase of the SOHC proprietary trading portfolio.
      The Trust’s investing activities used net cash of approximately $7.1 billion for the period February 3, 2006 (commencement of operations) to December 31, 2006 primarily from the purchase of available for sale securities of approximately $650.8 million, the purchase of loans held-for-investment of approximately $7.2 billion, the investment in equity of unconsolidated subsidiaries of approximately $12.9 million and the payment of collateral for derivative transactions and warehouse agreements offset by payments from securities and loans of approximately $770.8 million.
      The Trust’s financing activities provided net cash of $7.2 billion for the period February 3, 2006 (commencement of operations) to December 31, 2006 primarily attributable to the sale of common shares in our initial offering of approximately $399.9 million, net of offering costs, debt proceeds from issuance of long-term debt of approximately $5.9 billion, proceeds from short-term note issuance of approximately $21.9 billion, partially offset by payments on short-term notes of approximately $17.3 billion, a hedge upfront payment of approximately $30.9 million, capital contributions from minority interest investors of consolidated entities of approximately $176.9 million, and payment of debt issuance costs of approximately $112.2 million.
      In connection with the closings of CDO subsidiaries, debt was sold to third parties using the securities available for sale and loans held for investment of the CDO subsidiaries as collateral. The debt is paid down as payments are received on the collateral assets of the CDO subsidiaries. Any remaining debt outstanding as of the stated maturity will be due and payable on that date. Prior to the stated maturity, in accordance with the governing CDO indenture, the Trust (as majority holder of CDO equity) may elect to exercise a call option on the issued debt. If that discretionary call option is exercised, the debt will be paid prior to maturity in accordance with the terms of the CDO indenture. As of December 31, 2006, there are no contractual payments due, nor does management anticipate the exercise of any call options within the next five year period.
      The following information summarizes the long term borrowings of our consolidated CDO subsidiaries as of December 31, 2006:

			Discount		Balance as of
			on		December 31,
	Maturity Date	Par Value	Issuance	Weighted Average Interest Rate	2006	Collateral

		(In thousands)
Tierra Alta Notes	2/5/2046	$347,000	$1,222	3 mo LIBOR + .64%	$345,982	$390,032
Rockwall Notes	8/1/2021	791,500	—	3 mo LIBOR + .48%	791,500	865,031
Red River Notes	7/27/2018	819,000	1,575	3 mo LIBOR + .51%	817,525	906,069
Highlander I Notes	9/6/2022	626,198	—	6 mo EURIBOR + .52%	626,198	656,502
Grayson Notes	11/1/2021	1,372,500	—	3 mo LIBOR + .43%	1,372,500	1,473,846
Highlander II Notes	12/14/2022	876,678	—	6 mo EURIBOR + .47%	876,677	899,293
Highland Park Notes	11/1/2051	551,000	600	3 mo LIBOR + .69%	550,404	600,700
Brentwood Notes	2/1/2022	553,600	—	3 mo LIBOR + .54%	553,600	608,085

Total		$5,937,476	$3,397		$5,934,386	$6,399,558

      Highlander I Notes and Highlander II Notes include approximately $32,333,000 and $45,266,000, respectively, of mandatorily redeemable preferred securities classified as liabilities on the consolidated balance sheet in accordance with the provisions of SFAS 150 “Accounting for Certain Financial Instruments with Characteristics of Both Equities and Liabilities.” The Brentwood Notes also contain a class of senior secured extendable notes with a par value of $75 million, interest rate of 3 mo LIBOR +0.27% and a stated maturity date of 2/1/2022 that were not outstanding at December 31, 2006.
      The Trust utilizes a variety of short-term vehicles to finance its investment activities across all of its subsidiaries, including warehouse agreements, commercial paper, and secured borrowings. The table below summarizes the outstanding short-term borrowings of the Trust as of December 31, 2006.

			Weighted Average	Weighted Average
	Balance	Capacity	Interest Rates	Maturity (in days)

	(In thousands)
Warehouse SPEs(1)	$2,570,339	$3,559,850	5.48%	136
Commercial paper(2)	2,124,998	2,125,000	5.33%	18
Secured borrowing agreements(3)	32,898	32,898	6.54%	29

Total	$4,728,235	$5,717,748

(1)	The Trust has seven warehouse agreements that are collateralized by loans held-for-investment and available-for-sale securities. The initial capacity of each warehouse agreement can be increased to allow for additional borrowings as the facility ramps up during the warehouse period. Balance includes accrued interest payable of approximately $34,102,000.

(2)	In order to leverage its activities, Tierra Alta issues commercial paper through private placement transactions using various placement agents. A maximum principal component of approximately $2,125,000,000 can be issued and outstanding by Tierra Alta, and will (i) mature not later than 270 days after the date of issuance thereof, and (ii) not contain any provisions for automatic rollover of extension. In connection with the issuance of the commercial paper, Tierra Alta has entered into an agreement (the “CP Liquidity Agreement”) with Citibank, N.A. (the “CP Liquidity Counterparty”) whereby the CP Liquidity Counterparty will provide liquidity by (i) purchasing newly issued CP Notes at a contractually defined variable rate, (ii) compensating Tierra Alta for excess costs in connection with issuing CP Notes that were not purchased by the CP Liquidity Counterparty as described in (i) above, and (iii) to provide funding in the event that Tierra Alta does not have the available cash necessary to pay the interest on maturing CP Notes. The CP Liquidity Agreement has an initial term of 335 days from the date of closing that is extendible by the CP Liquidity Counterparty in its sole discretion initially for up to an additional 364 days, and annually thereafter for additional 364 day terms. Should the CP Liquidity Counterparty fail to extend the maturity of the CP Liquidity Agreement and if at that time any CP Notes are outstanding, the CP Liquidity Counterparty will be obligated, subject to satisfaction of the conditions to exercise under the CP Liquidity Agreement, to purchase in a one-time single issuance, Class F Notes issued pursuant to the terms of Tierra Alta’s governing documents and bearing interest at a rate of LIBOR + 0.35%, with a maturity date of February 5, 2046. The purchase of such Class F Notes by the CP Liquidity Counterparty will provide Tierra Alta with sufficient funds on such maturity date to enable Tierra Alta to repay the principal of maturing CP Notes. The commercial paper is collateralized by available-for-sale securities.

(3)	Secured borrowings are collateralized by available-for-sale securities.

Contractual Obligations
      The table below summarizes the Trust’s contractual obligations at December 31, 2006. The table below excludes contractual commitments that do not have fixed and determinable payments such as our management agreement accrued interest expense, contractual commitments related to derivatives.
Contractual Obligations
(In thousands)

	Payments Due by Period

		Less			More
		Than	1-3	3-5	Than
	Total	1 Year	Years	Years	5 Years

Loan purchase commitments	$1,215,444	$1,215,444	$—	$—	$—
CLO notes payable	$5,934,386	$—	$—	$—	$5,934,386
Interest rate swaps	34,941	—	—	—	34,941
Delayed draw loan commitments	59,199	1,000	10,000	30,550	17,649
Warehouse SPEs	2,570,339	2,570,339	—	—	—
Commercial paper	2,124,998	2,124,998	—	—	—
Secured borrowing agreements	32,898	32,898	—	—	—

Total	$11,972,205	$5,944,679	$10,000	$30,550	$5,986,976

Quantitative and Qualitative Disclosures About Market Risk

Market Risk
      Our investments expose us to market risk. Market risk represents the potential loss that may be incurred by us due to a change in the market value of the financial instruments underlying our investments. Our exposure to market risk is determined by a number of factors, including the size, composition, and diversification of the related financial instruments, interest rates and market volatility. We actively manage our exposure to market risk by reviewing the strategies underlying our investment decisions, setting market risk limits and by managing the underlying collateral related to the structures under management. In respect of floating rate syndicated bank loans, we enter into a contractual relationship directly with the corporate borrower, and as such we are exposed to certain degrees of risk, including interest rate, market risk and the potential non-payment of principal and interest, including default or bankruptcy of the corporate borrower or the early payment by the corporate borrower.
      Some of our investments are in securities which are not listed on a national securities exchange and which have a greater amount of both market and credit risk than many other financial instruments. These investments trade in a limited market and may not be able to be immediately liquidated if needed. Because of the inherent uncertainty of these investments, management’s best estimates may differ significantly from values that would have been used had a broader market for the investments existed. We may use various forms of leverage which increases the effect of any investment value changes on our invested capital.

Credit Risk
      Credit risk is a function of corporate defaults and recovery rates. Credit risk represents the maximum potential loss that we face if the borrowers of the collateral underlying our investments fail to perform pursuant to the terms of their agreements. We manage credit risk by (i) limiting the total amount of arrangements outstanding, both by the individual counterparty and in the aggregate, (ii) monitoring the size, maturity dates, and structure of the arrangements and (iii) applying uniform credit standards for all activities associated with credit risk. We also manage the credit risk of the collateral underlying our investments by using the criteria established in the collateral management agreements. These agreements require us to continually monitor the overall credit quality of the underlying collateral.
      The tables below provide, in quantified detail, a breakdown of the credit risk of our financial instruments held in our CDO subsidiaries and warehouse facilities as of December 31, 2006, aggregated by debt type, industry classification and domicile.

Sum of
Debt Type	Commitment Traded

Bond	$3,195,078,580
Loan	7,371,031,852

Total	$10,566,110,432

		Sum of
Industry Classification	Concentration	Commitment Traded

ABS — ABS CDOs	5.90%	$622,350,815
ABS — Auto and Personal Lease	0.08%	8,046,094
ABS — CDO-n exposed to HY	0.78%	82,544,915
ABS — CMBS — Large Loans	0.19%	20,418,000
ABS — RMBS — First and Second Lien Prime	5.20%	549,001,058
ABS — RMBS — Midprime	6.73%	710,768,232
ABS — RMBS — Subprime	4.54%	479,632,807
Aerospace and Defense	2.06%	217,559,094
Automobile	2.02%	213,282,883
Banking	0.01%	1,010,000
Beverage, Food and Tobacco	1.82%	192,088,815
Broadcasting and Entertainment	6.16%	650,147,930
Buildings and Real Estate	6.50%	685,934,052
Cargo Transport	0.51%	53,798,002
Chemicals, Plastics and Rubber	3.02%	319,349,378
Containers, Packaging and Glass	0.82%	86,975,580
Diversified Natural Resources, Precious Metals and Mineral	0.53%	55,730,994
Diversified/Conglomerate Manufacturing	0.40%	42,128,355
Diversified/Conglomerate Service	0.82%	86,697,799
Ecological	0.71%	75,357,231
Electronics	4.25%	448,568,244
Farming and Agriculture	0.04%	4,052,308
Food/Tobacco	0.03%	2,991,067
Finance	1.24%	131,249,630
Grocery	0.37%	38,789,626
Healthcare, Education and Childcare	6.55%	691,326,808
Home and Office Furnishings, Housewares, and Durable Consumer	0.59%	62,686,262
Hotels, Motels, Inns, and Gaming	1.64%	173,113,194
Insurance	0.67%	71,120,289
Leisure, Amusement, Motion Pictures, Entertainment	1.54%	162,482,359
Machinery (Non Ag, Non Construct, Non Electronic)	0.10%	11,722,570

		Sum of
Industry Classification (continued)	Concentration	Commitment Traded

Machinery (Non- Agriculture, Non- Construction, Non-Electronic)	0.86%	$90,790,208
Mining, Steel, Iron and Non-Precious Metals	0.41%	43,785,288
Oil and Gas	2.45%	259,081,083
Personal and Non Durable Consumer Products (Mfg. Only)	1.22%	129,320,501
Personal and Non Durable Consumer Products	0.06%	6,495,197
Personal Transportation	0.50%	52,410,972
Personal, Food and Miscellaneous Services	0.72%	75,876,277
Printing and Publishing	1.75%	184,232,664
Retail Stores	2.64%	278,817,760
Telecommunications	3.94%	415,694,505
Textiles and Leather	0.12%	13,124,677
Utilities	1.82%	192,643,708
Other	17.73%	1,872,913,201
Total	100%	$10,566,110,432

		Sum of
Domicile	Concentration	Commitment Traded

Australia	0.24%	$25,000,000
Belgium	0.13%	13,897,277
Bermuda	0.57%	60,410,744
Canada	1.20%	126,362,748
Denmark	0.95%	010,466,746
Finland	0.05%	5,265,392
France	3.63%	383,749,191
Germany	3.40%	358,704,247
Greece	0.22%	23,607,282
Ireland	0.66%	69,262,416
Italy	0.95%	100,253,896
Luxembourg	1.07%	112,726,857
Netherlands	3.30%	348,140,970
Norway	0.02%	2,299,573
Panama	0.20%	20,995,573
Puerto Rico	0.68%	72,117,474
Spain	1.26%	132,603,867
Sweden	0.70%	74,079,568
United Kingdom	2.81%	297,057,337
USA	77.98%	8,239,109,274
Total	100%	$10,566,110,432

      The tables below provide, in quantified detail, a breakdown of the credit risk of our loans held in our CDO and warehouse facilities as of December 31, 2006, aggregated by credit rating.

		Sum of
Moodys Senior Implied	Concentration	Commitment Traded

Baa2	0.22%	$16,381,834
Ba1*	0.75%	55,195,551
Ba2*	2.83%	208,457,005
Ba3*	13.37%	984,130,876
B1*	25.39%	1,869,550,220
B2*	38.57%	2,843,511,365
B3*	9.35%	688,550,266
Caa1*	0.15%	16,113,676
Caa2*	0.22%	16,488,675
Caa3*	0.0%	0
NR*	9.94%	672,652,384

Total	100%	$7,371,031,852

*	Below investment grade rating.

		Sum of
Moodys Senior Secured	Concentration	Commitment Traded

Baa2	0.61%	$48,804,288
Baa3*	0.51%	37,527,309
Ba1*	3.04%	233,828,167
Ba2*	7.42%	546,088,264
Ba3*	18.71%	1,377,572,057
B1*	21.35%	1,572,047,282
B2*	13.17%	969,265,130
B3*	3.53%	259,742,604
Caa1*	2.08%	152,781,948
Caa2*	0.10%	7,639,400
NR*	29.57%	2,165,735,403

Total	100%	7,371,031,852

*	Below investment grade rating.

		Sum of
S&P Issue	Concentration	Commitment Traded

BBB+	0%	$0
BBB-	1.70%	124,845,300
BB+*	1.60%	117,528,048
BB*	7.14%	525,321,839
BB-*	12.28%	903,785,246
B+*	17.47%	1,286,462,050
B*	16.04%	1,181,201,705
B-*	4.09%	301,219,751
CCC+*	2.17%	159,772,094
CCC*	0.28%	20,740,000
NR*	37.31%	2,750,155,819

Total	100%	$7,371,031,852

*	Below investment grade rating.
      The tables below provide, in quantified detail, a breakdown of the credit risk of our bonds held in our CDO and warehouse facilities as of December 31, 2006, aggregated by credit rating.

		Sum of
Moodys Bond Rating	Concentration	Commitment Traded

Aaa	25.93%	$829,025,476
Aa1	5.58%	178,307,879
Aa2	15.62%	499,269,595
Aa3	9.33%	298,360,450
A1	3.57%	114,276,668
A2	8.71%	278,369,229
A3	4.76%	152,133,837
Baa1	0.05%	1,650,000
Baa2	8.50%	271,758,693
Baa3	2.36%	75,601,071
Ba2*	2.81%	89,970,353
Ba3*	0.21%	6,860,000
B1*	0.35%	11,266,250
B2*	0.40%	12,901,774
B3*	0.06%	2,010,000
Caa1*	0.70%	22,252,940
NR*	10.99%	351,064,366

Total	100%	$3,195,078,580

*	Below investment grade rating.

		Sum of
S&P Bond Rating	Concentration	Commitment Traded

AAA	24.75%	$791,328,592
AA+	7.28%	232,640,781
AA	18.82%	601,603,998
AA-	8.57%	273,845,745
A+	4.24%	135,608,065
A	8.30%	265,481,827
A-	2.33%	74,423,217
BBB+	0.05%	1,650,000
BBB	8.64%	276,202,853
BBB-	2.69%	85,948,826
BB+*	0.59%	18,755,000
BB*	2.45%	78,407,853
BB-*	0.21%	6,860,000
B+*	0.19%	6,127,500
B*	0.03%	991,250
B-*	0.37%	11,866,773
NR*	10.43%	333,336,299

Total	100%	$3,195,078,580

*	Below investment grade rating.
      The table below provides, in quantified detail, a breakdown of our financial instruments held in our CDO and warehouse facilities as of December 31, 2006, aggregated by trade agreement type.

		Sum of
Trade Agreement Type	Concentration	Commitment Traded

DTC	3.16%	$333,524,537
EUROCLEAR	0.15%	15,369,843
Physical	0.09%	8,999,700
Assignment	16.53%	1,744,986,703
Assignment/Cross	3.34%	352,486,740
Participation	0.47%	49,286,689
Participation/Cross	0.01%	600,000
Primary	38.45%	4,059,312,638
Secondary	2.99%	316,085,366
Sub-Part	0.01%	1,296,605
N/A	34.87%	3,684,161,611

Total	100%	$10,566,110,432

      As of December 31, 2006, we were a holder of interest in one participation loan. Investing in participation loans as a holder of interest entails certain risks. Specifically, as opposed to lenders and purchasers of assigned loans who have direct contractual rights against the borrower, a participation loan does not create any direct contractual rights between the borrower and the participant. As a consequence, if the borrower defaults on the loan, the participant cannot sue the borrower directly. Rather, the participant’s rights and obligations with the borrower are entirely derivative of the rights and obligations of the seller of the participation.

Yield Spread Risk
      Most of our investments are also subject to yield spread risk. For a majority of these investments, value is based on a market credit spread over the rate payable to LIBOR or U.S. Treasuries of like maturity or EUROBOR. In other words, their value is dependent on the yield demanded on such investments by the market, as based on their credit relative to LIBOR, U.S. Treasuries or EUROBOR. An excessive supply of these investments combined with reduced demand will generally cause the market to require a higher spread on these investments, resulting in the use of a higher or “wider” spread over the benchmark rate to value these investments. Under these conditions, the value of our investments portfolio would tend to decrease. Conversely, if the spread used to value these investments were to decrease or “tighten,” the value of our investments would tend to increase. Such changes in the market value of our investments portfolio may affect our net equity or cash flow either directly or indirectly through their impact on our ability to borrow, access capital or receive structured product flows.

Reinvestment Risk
      We intend to continue to fund a substantial portion of our investments with borrowings that, after the effect of economic hedging, have interest rates based on indices and repricing terms similar to, but of somewhat longer maturities than, the interest rate indices and repricing terms of our investments. Thus, we anticipate that in most cases the interest rate indices and repricing terms of our assets and our funding sources will not be identical, thereby creating a reinvestment risk on a significant portion of our portfolio. During periods of changing interest rates, such reinvestment risk could impact our financial condition, cash flows and results of operations.
      Our analysis of risks is based on management’s experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of investment decisions by our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results shown in this prospectus.

Financing Risk
      We currently fund our assets through warehouse facilities and through debt securities issued by our CDO subsidiaries. If we are unable to arrange warehouse agreements with banks that include the same size allowances and rates we receive today, it could potentially decrease the earnings distributable from CDO Holdco. In addition, investors in the debt securities issued by our CDO subsidiaries may not continue to purchase the securities at rates which we consider attractive, it could have a negative impact on the earnings of our CDO subsidiaries.
Improving the Internal Control Environment
      A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the consolidated financial statements will not be prevented or detected. In connection with the audit of the Trust’s consolidated financial statements at December 31, 2006 and for the period from February 3, 2006 (commencement of operations) through December 31, 2006, the Trust’s independent registered public identified the following material weaknesses which resulted in audit adjustments to the Trust’s financial statements as of December 31, 2006. Specifically, the Trust did not maintain:

•	an adequate number of experienced personnel to account for the significant volume and complexity of transactions in a timely and accurate manner;

•	communication to the accounting department of authorized contracts to ensure accurate accounting treatment in accordance with generally accepted accounting principles, including communication of derivative contracts;

•	accurate implementation of critical accounting policies and procedures, including classification of debt securities as either “available-for-sale” or “held-to-maturity”; debt issuance costs; amortization of premiums and discounts on securities, loans and debt; classification of certain activities in the statement of cash flows; accounting for the consolidation of certain variable interest entities; classification of certain activities in the statement of cash flows; weighted average share calculations; accounting for mandatorily redeemable financial instruments; determination of minority interests; and settlement date accounting for loan activity; and

•	timely review over manual processes and reliance on third party information and transaction processors, including review and approval of account reconciliations and spreadsheet data and calculation integrity.

      These material weaknesses could result in a misstatement of the Trust’s accounts and disclosures that would result in a misstatement to the interim or annual consolidated financial statements that would not be prevented or detected by management.
Remediation Measures for Material Weakness
      We believe that the audit adjustments to our consolidated financial statements occurred because of a variety of factors that accompany significant growth of a new entity over a relatively short period of time, including the challenges inherent in interpreting accounting standards related to the complex financial transactions entered into by the Trust, developing a global internal communication network that provides timely and accurate information from the front office to the accounting department, implementing an efficient general ledger system, and upgrading the Trust’s accounting staff in a timely manner.
      As of the reporting date, several of our employees in the areas of accounting and financial reporting had been with the Trust for a limited period of time, which principally hindered those individuals from establishing more robust accounting policies and procedures as of the reporting date. We recognize, however, the importance of having adequate levels of staffing with the competencies required for accurate interpretation and application of GAAP to ensure effective internal control over financial reporting and for establishing the appropriate policies and procedures to assure timely, accurate, and reliable financial information. Consequently, we have taken, and will continue to take, steps to remediate the material weakness described above with the following remediation program:

•	We are currently in search of key employees with the commensurate knowledge, experience, and training necessary to meet the requirements regarding accounting and financial reporting. Specifically, we plan to add experienced and knowledgeable staff in key support areas, including accounting and internal controls supervisors. Going forward, we will continue to assess staffing levels and expertise in our accounting and finance area and take the steps necessary to make sure these are adequate.

•	The formalization of policies and procedures to provide sufficient procedural guidance for all accounts and classes of transactions, including the documentation and dissemination of policies for the determination and support of material accounting conclusions, assumptions, and estimates.

•	The implementation of a general ledger system that will accommodate the complex organizational structure of the Trust, which will significantly reduce the reliance on numerous spreadsheets during the period-end financial close process, and continued focus the data input and end user controls over existing spreadsheets.

•	The improvement of the processes that require consultation with accounting personnel on all non-routine transactions, including derivative financial instruments, prior to, or concurrent with, the consummation of the transaction.

•	The improvement of period-end closing procedures by (a) requiring all significant non-routine transactions to be reviewed by senior accounting personnel, (b) ensuring that account reconciliations and analyses for significant financial statement accounts are reviewed for completeness and accuracy by qualified accounting personnel, (c) implementing a process that ensures the timely review and approval of complex accounting estimates by qualified accounting personnel and subject matter experts, where appropriate, and (d) developing additional detailed analytics and review processes to improve financial reporting monitoring controls.
Risk Management
      We seek to manage our interest rate risk exposure to protect our portfolio of investment securities and related debt against the effects of major interest rate changes. We generally seek to manage our interest rate risk by:

•	attempting to structure our borrowing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods;

•	using derivatives, such as financial futures, swaps, options, caps, floors and forward sales, to adjust the interest rate sensitivity of investments in our CDOs and our borrowings; and

•	actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of our investments in our CDOs and the interest indices and adjustment periods of our borrowings.

      For a more detailed discussion of how we specifically utilize derivative financial instruments to economically hedge interest rate risk, see “Our Company — CDO Portfolio Construction — Our Hedging and Interest Rate Risk Management Strategy.” For a discussion of measures we use to manage risk generally, see “Our Company — CDO Portfolio Construction — Risk Management.”

CDO MARKET OVERVIEW
      In general, CDOs are bankruptcy-remote, special purpose investment vehicles formed to acquire, monitor and, to varying degrees, manage a pool of fixed-income assets. CDOs are financing vehicles that allow owners of financial assets to obtain long-term funding, minimize refinancing risk, minimize maturity risk and secure a fixed cost of funds over an underlying market interest rate. Issuers have different motivations for creating or sponsoring CDOs. Investment advisory firms, such as Highland Capital, create and sponsor CDOs as a means of maximizing for unitholders the spread between the cost of borrowings and the return profile of the CDO’s underlying collateral. This type of CDO is commonly referred to as an “arbitrage CDO.” CDOs are also created by commercial banks and other financial institutions to efficiently finance fixed-income assets and are also used as a means of transferring the risk of owning fixed-income assets. Commercial banks and other financial institutions usually structure this type of CDO for the purpose of addressing regulatory capital and balance sheet considerations. This type of CDO is commonly referred to as a “balance sheet CDO.”
      The CDO market can be further divided into four major sectors based on the types of fixed-income assets that comprise their underlying collateral pool: (i) CLOs; (ii) asset-backed CDOs; (iii) commercial real estate CDOs and (iv) TruPS CDOs. The following chart illustrates, based on data derived from IFR Markets, Highland Capital’s estimate of the approximate percentage of total CDO issuance volume for the period January 1, 2006 through November 21, 2006 in each of the four major CDO categories, as well as for other CDOs that do not fall into any of the four major CDO categories. In addition, the chart summarizes the types of fixed-income assets that comprise the underlying collateral pool of CLOs, asset-backed CDOs, commercial real estate CDOs, TruPS CDOs and other CDOs.
U.S. Cash CDO Issuance Volume and Underlying Collateral
for the period from January 1, 2006 through November 21, 2006
According to Moody’s Investors Service, the annual volume of CDO liabilities issued which are rated by Moody’s has increased from approximately $120.0 billion in 2000 to approximately $200.6 billion for the nine months ended September 30, 2006, representing a compound annual growth rate of approximately 14%. We believe the growth in the sector has been driven by the continued search for returns by CDO equity investors and the fact that investors in general have been attracted to the market by strong collateral performance, attractive asset and liability spreads when compared to alternatives and the value of structural considerations such as diversification, subordination, increasingly experienced collateral managers, and the benefits of a maturing and more sophisticated market. We believe the combination of these factors has provided investors with consistent returns, improved liquidity and transparency in a variety of market and economic conditions.

Structure Overview
      A CDO issues different classes of securities, the repayment of which is linked to the performance of the underlying collateral. The securities issued by a CDO are tranched into rated and unrated classes. The rating of each class is determined by a variety of factors, including but not limited to the priority of the claim on the cash flows generated by the underlying collateral. The senior notes issued by a CDO are typically rated by one or more rating agencies in one of the two highest rating categories (e.g., “Double A” or above), may pay interest at a fixed or a floating rate and have the highest priority claim on cash flows. The mezzanine debt classes (together with the senior debt classes, “CDO Debt”) issued by a CDO are typically rated by one or more rating agencies in the third or lower rating categories (e.g., “Single A” and below), may pay interest at a fixed or floating rate, may be required to defer and capitalize interest payments and have a claim on the cash flows subordinate to that of the senior notes. The most junior tranche of securities issued by a CDO, commonly structured as preferred shares, income notes or subordinate notes, is generally unrated and represents the first loss position in a CDO (the “CDO Equity”). The holders of CDO Equity receive a payment from any residual interest proceeds or principal proceeds generated by the underlying collateral, after payment of expenses and debt service on the securities that rank senior to the CDO Equity. In a typical CDO, a substantial portion of the capital is represented by CDO Debt, which normally can be raised at a low cost in the debt markets relative to the yield earned on the collateral purchased since most of the CDO Debt is highly rated.
      Ownership of the CDO Equity represents a leveraged exposure primarily to credit performance of the underlying collateral and is characterized by a combination of expected significant current cash flow as well as the opportunity for positive returns through long-term appreciation of the underlying portfolio due primarily to credit improvement. The lower ratings of the lower rated tranches within a CDO reflect a greater possibility that adverse changes in the financial condition of the CDO or in general economic conditions may impair the ability of the CDO to make payments of principal or interest.
      CDO securities representing the tranches in a CDO capital structure generally are limited recourse obligations of the CDO, payable solely from the underlying assets of the CDO or proceeds thereof. Consequently, holders of CDO securities must rely solely on distributions on the underlying collateral or proceeds thereof for payments. If distributions on the underlying collateral are insufficient to make payment on the CDO securities, no other assets will be available for payment of the deficiency, and following realization or liquidation of the underlying assets, the obligations of the issuer to pay such deficiency will be extinguished. As an additional credit enhancement, many CDOs provide for the deferral of interest on all but the most senior tranches. The subordinate tranches of many CDOs provide that a deferral of interest does not constitute an event of default that would provide holders of such tranches with associated default remedies. During periods of non-payment, deferred interest will generally be capitalized and added to the outstanding principal balance of the related security. Any such deferral will reduce the amount of current payments made on such securities.
Synthetic vs. Asset Purchase Structure
      CDOs do not always own their underlying collateral outright, but rather achieve collateral exposure synthetically by entering into TRS and CDS. In a TRS, the CDO receives the total return (interest, fees and capital gains/losses on underlying loans) in exchange for a fixed or floating rate of interest payment. The CDO may also be required to pay a fraction of the value of the total amount of the loans that are referenced in the swap as collateral posted with the swap counterparty. The TRS, therefore, is a leveraged investment in the underlying loan portfolio. By contrast, in a CDS, the CDO receives periodic payments from a counterparty that seeks protection against the default of a referenced fixed-income asset. In return for this payment, the CDO must pay the protection buyer default losses on the referenced assets if the obligor of the referenced assets defaults. A CDO may have a few synthetic exposures or be comprised entirely of synthetic exposures.

Typical CDO Terms
      The terms of a typical CDO may vary depending on the type of underlying collateral, prevailing market and economic conditions and the quality of the portfolio manager. As discussed in detail below, our CDOs will rely on a different exemption from the 1940 Act than the majority of CDOs in the marketplace. The following summarizes certain of the material terms of a typical CDO and some of the areas in which our CDOs will differ:
      Ramp-up Period — At closing, a CDO typically will have purchased approximately 50-75% of its targeted assets and is given an additional period, known as the ramp-up period, to complete the purchase of its remaining targeted assets. This ramp-up period typically ranges from 90 to 180 days.
      Maturity — The maturity date of a CDO refers to the last date on which any remaining CDO Debt must be repaid. In general, CDO Debt matures between 12 to 15 years from the closing date.
      Duration — Duration measures the price sensitivity of a CDO and is calculated based on the weighted average of the present values for all anticipated cash flows over its expected life. CDOs often have a relatively short expected duration (usually less than 10 years), as a typical CDO distributes excess cash flows quarterly or semi-annually concurrent with the payment of interest on its liabilities subject to compliance with overall collateral quality tests and other performance criteria.
      Trading Baskets — Most CDOs allow the portfolio manager to trade fixed-income assets, subject to compliance with selected collateral tests and annual volume limitations, which typically allow trading of up to 15% of the aggregate par amount of non-credit impaired assets (the “free trading basket”), and unlimited trading with regard to credit impaired assets. By contrast, our CDOs that will be structured to comply with Rule 3a-7 will be limited by the terms of their indentures with respect to trading fixed-income assets. The indentures of such CDOs will not contain any free trading basket and will not allow trading for the primary purpose of recognizing gain or decreasing loss. We may, however, substitute assets that are credit impaired, improved, or otherwise as long as the substitution improves the credit quality of the overall portfolio.
      Reinvestment Period — Since many of the fixed-income assets held by a CDO represent debt obligations which may mature or be prepaid during its life, many CDOs are structured to allow the portfolio manager, at its discretion, to reinvest the principal payments, subject to certain restrictions. The reinvestment period for a typical CDO commences on the closing date and extends for a period of five to seven years, subject to earlier termination in the event of a default.
      Reinvestment Criteria — Generally, the portfolio manager is required to reinvest principal payments received during the reinvestment period in accordance with specified investment guidelines that are designed to preserve or enhance the credit ratings assigned to the CDO Debt. The primary difference between a typical CDO and our CDOs that will be structured to comply with Rule 3a-7 with respect to reinvestment criteria is that the indentures of our CDOs will contain prohibitions against disposing of assets or acquiring new assets for the primary purpose of realizing gains or decreasing losses due to changes in market value.
      Collateral Tests — CDOs typically are subject to a number of collateral tests that are designed to protect the holders of, and to maintain the credit ratings associated with, CDO Debt, including the following:

Collateral coverage tests: Cash flow CDO tests that divert cash flows from subordinated tranches, prevent reinvestment in new CDO assets, and cause senior tranches to be paid down. The two main collateral coverage tests are the over-collateralization test and the interest coverage test. Sometimes a ratings based test is also used.

Collateral quality tests: Cash flow CDO tests that restrict portfolio trading. These tests may include objective measures of portfolio diversity, average rating, average life, prospective average recovery, and minimum weighted average coupon or spread.

Diversity score: Rating agency’s index of a portfolio’s diversification, which generally focuses on the number of credits, number of industries, geographical diversity and asset categories of the underlying collateral.

Concentration tests: Concentration tests address the presence in the portfolio of single issuers, percentage of the collateral represented by loan participations, non-U.S. obligors, triple-C credits, deferred interest instruments and other factors.
      Fees — The portfolio manager in a typical CDO is entitled to receive senior and subordinate management fees periodically. In addition, portfolio managers typically are entitled to receive incentive fees periodically.
      Redemption — CDO Debt is typically subject to a right of redemption at the direction of at least two-thirds of the CDO Equity generally after a three to five year non-call period and subject, in many cases, to the payment of a make whole premium. The exercise of this right is typically also conditioned on the availability of sufficient funds to satisfy the redemption obligation including any make whole premium. CDO Debt is also typically subject to special redemption in the event that during the reinvestment period the portfolio manager is unable to reinvest principal payments in addition to qualifying collateral. In addition, CDO Debt will be mandatorily redeemed, subject to the availability of sufficient funds, in the event of a collateral coverage test failure.
      Warehouse Facilities — CDO warehouse facilities are typically lines of credit from commercial and investment banks that can be drawn upon to fund the acquisition of assets. These warehouse facilities are typically collateralized loans made to investors who invest in securities and loans that are then pledged to the warehouse lender. Third-party custodians, usually large banks, typically hold the securities and loans funded with the warehouse facility borrowings, including the securities, loans, notes, mortgages and other important loan documentation, for the benefit of the lender who is deemed to own the securities and loans and, if there is a default under the warehouse line, for the benefit of the warehouse lender.
      The pool of assets in a warehouse facility typically must meet certain requirements, including term, average life, investment rating, agency ratings and sector diversity requirements. Failure to comply with these requirements could result in either the need to post additional collateral or cancellation of the financing facility.
1940 Act Exemption
      Most CDO issuers are excluded from status as investment companies under the 1940 Act by reason of their compliance with Section 3(c)(7). This essentially requires such issuers to engage in private offerings made only to qualified purchasers (as defined in the 1940 Act), but places no limitations on the ability of the issuer to purchase or sell assets or otherwise trade the underlying portfolio of securities.
      However, CDOs may also be structured to be exempt from investment company status under Rule 3a-7. Rule 3a-7 does not have restrictions on the manner of offering. Instead, Rule 3a-7 exempts from treatment as investment companies issuers that limit their activities as follows:

•	the issuer issues securities the payment of which depends primarily on the cash flow from “eligible assets,” which include many of the types of assets that are typically held in many CDOs, including financial assets, either fixed or revolving, that by their terms convert into cash within a finite time period plus any rights or other assets designed to assure the servicing or timely distribution of proceeds to security holders. This would include notes, bonds, debentures, evidences of indebtedness, certificates of deposit, leases, installment contracts, interest rate swaps, repurchase agreements, guaranteed investment contracts, accounts receivable, chattel paper, cumulative preferred stock, guarantees, annuities, and participations or beneficial interests in any of the foregoing and other assets that serve solely to support the credit of the issuer’s securities, such as letters of credit, guarantees, and cash collateral accounts;

•	the securities sold are fixed-income securities rated investment grade by at least one rating agency (fixed-income securities which are unrated or rated below investment grade may be sold to institutional accredited investors and any securities may be sold to qualified institutional buyers and to persons involved in the organization or operation of the issuer);

•	the issuer acquires and disposes of eligible assets only if:

•	done in accordance with the agreements pursuant to which the securities are issued; and

•	the acquisition or disposition does not result in a downgrading of the issuer’s fixed-income securities; and

•	the eligible assets are not acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes; and

•	unless the issuer is issuing only commercial paper, the issuer appoints an independent trustee, takes reasonable steps to transfer to the trustee an ownership or perfected security interest in the eligible assets, and meets rating agency requirements for commingling of cash flows.
      In addition, depending on the anticipated asset mix and liability structure of a particular CDO subsidiary, compliance with Rule 3a-7 may also require that the indenture governing the particular CDO include additional limitations on the types of assets the CDO may sell or acquire out of the proceeds of assets that mature, are refinanced or otherwise sold, on the period of time during which such transactions may occur, on the level of transactions that may occur or on other provisions of the indentures that govern the operation of the particular subsidiary.
      We expect that most of our CDO subsidiaries will be cash flow arbitrage CDOs that will be exempt from investment company status under Rule 3a-7. CDO subsidiaries may also be structured to be excluded from investment company status under Section 3(c)(5), which excludes from investment company status issuers that are primarily engaged in holding mortgages and other liens on and interests in real estate, in owning obligations (such as credit card receivables and trade debt) that represent all or part of the purchase price of merchandise, insurance and services, in financing manufacturers, wholesalers and retailers with respect to specific merchandise, insurance and services or in any combination of the foregoing. Some of our CDOs may satisfy one or more the Section 3(c)(5) exceptions. We and the underwriters have received and, at the closing of this offering, will receive an opinion of counsel to the effect that, subject to the assumptions specified in such opinion, each of our CDO subsidiaries that has been formed since our initial private offering in February 2006 is not an investment company without regard to the provisions of Sections 3(c)(1) and 3(c)(7) of the 1940 Act.

OUR COMPANY
General
Overview
      We are a holding company organized in January 2006 as a Delaware limited partnership by our manager, Highland Capital, to provide our unitholders with the earnings from our leveraged credit subsidiaries and other assets. We primarily own structured finance subsidiaries commonly known as CDOs. We have utilized a portion of our capital to acquire (i) CDO Holdco, a wholly-owned subsidiary that holds equity interests in CDOs, (ii) a 45% economic stake and a 51% voting stake in HF REIT, a Maryland corporation that first expects to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes for its 2007 taxable year and thereafter, and that acquires equity interests in real property and other real estate related assets, (iii) a 25% economic and voting interest in HFC, an originator of loans primarily to middle-market companies, (iv) SOHC, a wholly-owned subsidiary which acquires and holds assets that may not be appropriate for our other subsidiaries, including non-rated debt and stressed and/or distressed assets and (v) interests in other operating companies, limited in the case of domestic companies to minority interests (by value). We expect to utilize the net proceeds from this offering to purchase a majority of the equity of prospective CDOs that Highland Capital is structuring on our behalf and to further the business strategies of our subsidiaries.
      We seek to leverage the core competencies and resources of Highland Capital to implement a differentiated business strategy across various credit markets in order to provide a high level of risk-adjusted earnings to our unitholders. Our income is primarily generated by the distributions that we receive from CDO Holdco which includes distributions from its CDO subsidiaries after payment of CDO related expenses and debt service payments and warehousing income related to warehouse arrangements entered into by HFP Corp., a subsidiary of CDO Holdco, in connection with the procedures used to fund in-process CDO transactions. Our other subsidiaries’ activities, including those in stressed and/or distressed assets, our interest in HF REIT and our minority ownership of operating companies, will generate similar income and may generate gains.
      In implementing our business strategy, we intend to use leverage at our subsidiaries in order to increase the potential return on unitholders’ equity. Although our business policies do not provide for any minimum or maximum limitations on leverage, the actual amount of leverage that we will utilize will depend upon a variety of factors, including type and maturity of assets, cost of financing, credit profile of the underlying assets and general economic and market conditions.
      In January 2006, the Trust was organized as a Delaware statutory trust by our manager, Highland Capital, to own substantially all of our common units. In February 2006, the Trust completed its initial private offering of common shares, at a price of $15.00 per share, pursuant to which we raised approximately $241.0 million in net proceeds. In October 2006, the Trust completed an additional private placement of its common shares, at a price of $16.50 per share, which generated net proceeds of approximately $163.8 million. As of December 31, 2006, we had utilized approximately $275.5 million of the net proceeds from the Trust’s initial private offering and the October 2006 private offering of its common shares to acquire a majority of the equity of eight CDOs that were structured for us by Highland Capital. The remaining amount of net proceeds were used to capitalize SOHC, to make investments of approximately $106.5 million in SOHC, $8.6 million in HFC, $4.2 million in HF REIT, and $10.0 million to post collateral in warehousing and for working capital. Our approximately $106.5 million investment in SOHC consisted of equity in trading securities of $40.8 million and $70.0 million of collateral for TRS. The approximately $8.6 million we invested in HFC was used to fund loan originations, working capital and general corporate purposes. The approximately $4.2 million of funds we invested in HF REIT were used to invest in two multi-family residential properties, two retail centers and an office building. In January 2007, the Trust was dissolved and the common shares of the Trust were mandatorily exchanged into common units representing our limited partner interests.
      Our current CDO subsidiaries include: (i) Tierra Alta Funding I, Ltd., an asset-backed CDO that owns RMBS and the debt tranches of third-party CDOs, (ii) Rockwall CDO Ltd., a CLO that owns corporate leveraged loans and debt tranches of third-party CLOs, (iii) Red River CLO Ltd., a CLO that owns senior secured loans of U.S. borrowers, (iv) Highlander Euro CDO B.V., a CDO that owns senior secured, second lien and mezzanine loans of European borrowers, (v) Grayson CLO, Ltd., a CLO that owns senior secured assets of U.S. borrowers, (vi) Highlander Euro CDO II B.V., a CDO that owns senior secured assets of European borrowers, (vii) Brentwood CLO, Ltd., a CLO that owns senior secured, middle market assets and (viii) Highland Park CDO I, Ltd., a CDO consisting primarily of commercial real estate assets. After purchasing the majority of the equity of these CDO subsidiaries, we were provided with the proportionate net income from the net cash flows generated by these underlying assets. We earned warehousing income from the net cash flows from approximately $8.5 billion in underlying collateral related to warehousing arrangements entered into by HFP Corp. in connection with the procedures used to fund these and other prospective CDO transactions. For further information on prospective CDOs that Highland Capital is structuring on our behalf, see “ — Collateralized Debt Obligation Issuers — Prospective CDO Subsidiaries.”
      We have taken multiple steps to structure our relationship with Highland Capital so that our interests and those of Highland Capital are closely aligned. Highland Capital has committed to purchase directly from us            common units at the public offering price (which, together with the 2,602,062 common units it currently holds, represent approximately      % of our common units outstanding upon completion of this offering). These common units, together with 124,468 restricted common units owned by Highland Capital, represent approximately           % of our fully diluted common units, and           % upon completion of the offering. The exclusivity provisions of the management agreement with Highland Capital mandate that we will be the only publicly traded entity sponsored by Highland Capital that is primarily engaged in the business of owning all or a majority of the equity interests of CDO subsidiaries, unless it obtains the approval of a majority of our independent directors. These provisions also provide that, subject to certain specified exceptions, until 75% of the proceeds from each of the Trust’s February 2006 private offering, the Trust’s October 2006 private offering and this offering have been deployed by us in accordance with our business strategies, Highland Capital will not sponsor or act as an investment manager for any newly created eligible CDO other than on our behalf. This limitation, however, could be extinguished relatively rapidly, possibly even shortly following completion of this offering. Furthermore, at all times, the management agreement mandates that we be allocated opportunities in accordance with Highland Capital’s asset allocation procedures which operate on a principle of fair allocation with respect to par bank debt to all of Highland Capital’s clients over time. In addition, HCSA, a wholly-owned subsidiary of Highland Capital, will receive an incentive allocation and corresponding distribution from us in addition to Highland Capital’s base management fee only after our net income allocable to common units in any quarter exceeds an equivalent annual return equal to the greater of 8% or 2% above the U.S. Ten-Year Treasury Rate in effect for such quarter. We believe that these steps will create an incentive for Highland Capital and us to operate with the objective of maximizing earnings for our unitholders.
      We believe that our access to the resources, infrastructure and expertise of Highland Capital provides us with a wide variety of business opportunities and significant competitive advantages. We believe that this access, together with Highland Capital’s general philosophy of diversification and rigorous credit analysis for acquiring fixed-income assets, will position us to create a diversified portfolio that is designed to achieve our business objective. We expect Highland Capital to acquire assets for our benefit based on various factors, including: relative value, leveraged risk-adjusted earnings, current and projected credit fundamentals analysis, current and projected macroeconomic considerations, current and projected supply and demand, credit and market risk concentration limits, liquidity and cost of financing and compliance with relevant regulatory requirements.

Mandatory Exchange and Dissolution of the Trust
      In January 2006, the Trust was organized as a Delaware statutory trust by our manager, Highland Capital, to own substantially all of our common units. The Trust itself held no assets other than its interest in the LP and, pursuant to its terms, was prohibited from acquiring any assets other than interests in us. In December 2006, the Board determined in its sole discretion that the Trust was, or was reasonably likely to be, required to issue IRS Schedules K-1 to holders of the Trust’s common shares and that the burdens of maintaining the existence of the Trust were greater than the benefits derived from maintaining the existence of the Trust. As a result, in January 2007, the holders of the Trust’s common shares mandatorily exchanged their common shares for our common units, and the Trust was dissolved, in accordance with the terms and conditions of the LP Agreement and the Trust Agreement. Following such exchange, the holders of the Trust’s common shares became our unitholders and will receive annual tax information on IRS Schedules K-1 with respect to their common units.
Highland Capital
      We are externally managed by Highland Capital pursuant to a management agreement and are subject to oversight by the Board, which includes a majority of independent directors. All of our executive officers are employees of Highland Capital or one of its affiliates.
      Founded in 1993, Highland Capital specializes in managing credit, structured product and special situation opportunities utilizing a fundamental research-driven, value-oriented approach. Highland Capital is a leading manager of alternative and credit sensitive debt products with over $33.0 billion in assets under management as of December 31, 2006. We believe that our access to the resources, infrastructure and expertise of Highland Capital will provide us with a wide variety of business opportunities and significant competitive advantages that will position us to produce attractive risk-adjusted earnings for our unitholders. Over the past few years, Highland Capital and/or its affiliates have been diversifying their business within traditional investment advisory activities and in other businesses, including the acquisition of NexBank SSB, a state chartered savings bank. Our formation primarily to own and operate CDOs and the formation of HFC to engage in the loan origination business represent further diversification by Highland Capital beyond investment management activities.
      Highland Capital currently manages assets through a variety of structures, including CDOs, separate accounts, structured financial products other than CDOs, hedge funds and registered investment companies. As of December 31, 2006, Highland Capital and its affiliates have invested more than $600 million of their own capital in the equity tranches of its CDOs and other funds and accounts that it manages. As of December 31, 2006, the managed accounts of Highland Capital and its affiliates have investments in approximately 1,400 credit positions across approximately 36 industries. Highland Capital, or one of its affiliates or predecessors, has been an SEC-registered investment advisor since April 1993.
      Highland Capital believes it is one of the largest sponsors of CDOs in the United States, as measured by the number and value of CDOs it has issued. Since 1996, Highland Capital and its affiliates have sponsored 30 of 33 CDOs that they manage (including our eight current CDO subsidiaries and our seven prospective CDO subsidiaries as of December 31, 2006), including approximately $3.2 billion of CDO securities in 2005 and approximately $8.5 billion of CDO securities in 2006. As of December 31, 2006, Highland Capital and its affiliates managed over $18.9 billion in CDO assets (including warehouse facilities relating to in-process CDO transactions).
Competitive Advantages
      Experienced Management Team. Our management committee consists of three senior managers of Highland Capital who together have more than 50 years of combined experience in the fields of corporate finance, leveraged loans, capital markets, risk management, credit analysis, structured product and special situation investing. Our Chairman, James Dondero, is a founding limited partner and President of the general partner of Highland Capital. Our Chief Executive Officer and Chief Investment Officer, Todd Travers, is a limited partner and the Head of Structured Products at Highland Capital and is also our director. Mark Okada is a founding limited partner and Chief Investment Officer of the general partner of Highland Capital and our director. We expect that the extensive experience of these executives, and their ability to utilize all functional areas, capabilities, and processes of Highland Capital, provides us with the ability to generate acquisition opportunities across all of our targeted asset classes and effectively structure and finance our portfolio.
      Depth of Experience within Targeted Asset Classes. As of December 31, 2006, Highland Capital and its affiliates managed 33 CDOs (including our eight current CDO subsidiaries and our seven prospective

CDO subsidiaries as of December 31, 2006). 30 of these CDOs were sponsored, or originated, by Highland Capital, subsequent to which Highland Capital and the respective CDO entered into a formal management agreement. The remaining three CDOs were originated by non-affiliated third parties, subsequent to which Highland Capital and the respective CDO entered into a formal management agreement. Highland Capital has structured for us eight CDOs which we have acquired since our February 2006 offering. We expect to use the net proceeds from this offering to purchase a majority of the equity of the prospective CDOs that Highland Capital is structuring on our behalf. We expect that the prospective CDOs will consist of a diversified asset pool of over $2.4 billion in underlying collateral as of December 31, 2006. After purchasing the majority of the equity of each CDO, we will be provided with the proportionate net income from the net cash flows generated by these underlying assets. As of December 31, 2006, Highland Capital and its affiliates manage portfolios with over $18.9 billion in CDO assets (including warehouse facilities relating to in-process CDO transactions), purchase and sell more than $2.0 billion per month in principal amount of credit assets, and hold approximately 1,400 credit positions across 36 industries. HCREA, a real estate investment division of Highland Capital, will assist our subsidiaries in acquiring real property and real estate related assets. HCREA is responsible for managing approximately $376 million in real estate related assets as of December 31, 2006. Highland Capital also has opportunistically acquired minority interests in third-party sponsored CDOs as well as a variety of other fixed-income assets and equity and debt issued by operating companies.
      Flexible Organizational Structure. Our organizational structure provides us with the flexibility to structure a variety of CDOs and make other acquisitions across a broad range of industries and asset classes, further enhancing the diversification of our overall portfolio. The underlying collateral of CDOs can be opportunistically selected based on yields, expected credit performance, diversification objectives and the cost of match funding the assets. We believe our flexible organizational structure enables us to provide our unitholders with attractive risk-adjusted earnings in a tax efficient manner across a range of economic conditions and interest rate and credit cycles.
      Access to Highland Capital’s Infrastructure. We believe we have a significant competitive advantage through our access to Highland Capital and its affiliates. As of December 31, 2006, Highland Capital and its affiliates had 81 asset management professionals supported by an established operational infrastructure including 88 accounting, legal, business development, marketing, human resources, compliance and information technology professionals. These asset management professionals include 27 managers who, subject to Highland Capital’s credit analysis procedures, are responsible for selecting assets for our CDO subsidiaries, monitoring those assets and managing our other assets. They are assisted by 49 analysts. Highland Capital’s operational infrastructure professionals assist us in operating our CDO and other subsidiaries. Highland Capital’s real estate team assists our subsidiaries in acquiring real property and real estate related assets. We have access to Highland Capital’s credit trading group comprised of two senior traders, one bond trader and one portfolio analyst, as well as the structured products and portfolio management group.
      Track Record in Managing CDOs. As of December 31, 2006, the equity tranches of the 12 Highland Capital CDOs formed prior to November 30, 2005 have an average annualized dividend yield of 19.6% and an average internal rate of return based on the net asset value of the CDOs of 18.6%. Weighting the returns on CDOs by the amount of equity raised for each CDO results in a weighted average dividend yield and internal rate of return of 17.6% and 15.3%, respectively. All of these CDOs were structured to comply with the exemption provided by Section 3(c)(7), whereas most of the CDO subsidiaries that we own, or will own, have been or will be structured to comply with the 1940 Act exemption provided by Rule 3a-7. As a result, the returns of the 12 CDOs may not be comparable to most of the CDOs structured or to be structured for us. See “CDO Market Overview — Typical CDO Terms” and “— 1940 Act Exemption” for more information on the differences between CDOs structured to comply with Section 3(c)(7) and those structured to comply with Rule 3a-7. Highland Capital’s existing investor base includes over 200 institutional investors which we believe will assist us in attracting investors for our CDOs. For further information relating to Highland Capital’s track record, see “Management — Highland Capital Track Record.” Highland Capital has never sponsored or managed an entity that invests in CDOs that has also issued public equity.

      Access to Highland Capital’s Deal Flow. We recognize that acquiring assets in our targeted classes is highly competitive, and that we compete with many other participants for opportunities in these areas. Accordingly, we believe the ability to identify such opportunities is important to our success, and distinguishes us from many of our competitors. We believe that the ability of Highland Capital to identify opportunities to acquire assets in our targeted classes and our ability to leverage these strengths give us a competitive advantage over our competitors. We expect to source the majority of our assets through Highland Capital’s relationships with a large and diverse group of financial intermediaries, including commercial and investment banks.
      Benefits of Highland Capital’s Sponsorship and Management of Our CDOs. In its capacity as sponsor, Highland Capital or its affiliates structured 30 of the 33 CDOs it currently manages. Highland Capital or its affiliates sponsored and manages all of our current CDOs and we expect Highland Capital or its affiliates will sponsor and manage all of our prospective CDOs. We believe that Highland Capital’s ability to both sponsor and manage CDOs provides our unitholders with several advantages over direct CDO investors. For example, because Highland Capital is one of the largest sponsors of CDOs in the United States (as measured by the number and value of CDOs it has issued), we expect to be able to purchase CDO equity at a lower cost basis than direct CDO investors. We therefore expect Highland’s sponsorship and management of CDOs will result in higher internal rates of return and higher dividend yields than direct investments in otherwise comparable CDO equity. Moreover, because an investment in us offers exposure to a wide array of underlying CDOs and other assets, our common units provide diversification benefits that are not typically available to investors that invest directly in individual CDOs.
Business Strategy
      Our business strategy is to allocate our capital primarily to majority-owned special purpose structured finance subsidiaries that will be structured as CDOs, which will be owned by CDO Holdco. These CDOs will focus on the four major CDO sectors: (i) CLOs, (ii) asset-backed, (iii) commercial real estate and (iv) TruPS. Within these sectors, our subsidiaries will own a broad range of fixed-income assets across a variety of industries. We also own (i) a 45% economic stake and a 51% voting stake in HF REIT, (ii) a 25% economic and voting interest in HFC, (iii) a 100% interest in SOHC and (iv) interests in other operating companies, limited in the case of domestic companies to minority interests (by value).
Collateralized Debt Obligation Issuers
      The value of a CDO structure is derived from the arbitrage between the cost of borrowing and the return profile of the underlying collateral. With our CDO subsidiaries, Highland Capital seeks to maximize the spread differential between the yield on the underlying collateral and our cost of financing. In addition, Highland Capital seeks to construct each CDO portfolio to (a) to maximize relative value based on its credit views and (b) to maximize diversification in order to minimize the effect of isolated credit events on the overall portfolio. Our operation of CDOs utilizes Highland Capital’s infrastructure to minimize defaults of underlying assets and to maximize recoveries in the case of defaults.
      Our business strategy also seeks to achieve diversification of our overall asset exposure. Highland Capital will thus structure CDOs across a range of CDO sectors to maximize portfolio diversification and to minimize correlation between the expected performance of our various CDO subsidiaries.
      Within each of the four major CDO sectors, we will select assets that meet our objectives as majority holders of the equity. We have detailed below the CDO sectors that will be our primary focus, as well as the types of collateral that we will target within each sector. Our CDO strategy is differentiated from that of other similar companies in that we will invest only in Highland Capital managed CDOs. This strategy is beneficial to us in that (i) Highland Capital controls the management of each CDO including the asset selection of each CDO and (ii) we purchase CDO equity at lower cost because we do not pay the CDO underwriter a placement fee.

Corporate Loan CDOs (CLOs)
      Our CLO subsidiaries primarily acquire corporate leveraged loans. To a lesser extent, our CLOs also buy second lien loans and high yield bonds. We expect that most of the assets that will be held by our

CLO subsidiaries will be rated below investment grade by one or more rating agencies. The composition of each CLO will be generally governed by the specific asset limitations possible in each CLO and the rating criteria attributed to a particular CLO.
      Corporate Leveraged Loans. Our CLO subsidiaries hold debt obligations of highly leveraged corporations, partnerships and other entities in the form of first and second lien loans, participations in corporate leveraged loans, commercial real estate mezzanine loans and bridge facilities. Given the high proportion of debt that is typically found in the capital structure of this type of borrower, these debt obligations are referred to as leveraged loans. Our CLO subsidiaries may acquire leveraged loans that are (i) widely syndicated, (ii) middle-market loans, which are not widely syndicated, (iii) U.S. Dollar denominated, and (iv) Euro denominated. Our CLOs, to the extent allowed by a CLO indenture, may also hold the second lien loans and commercial real estate mezzanine loans of certain issuers.
      High Yield Bonds. Our CLO subsidiaries also acquire high yield bonds, which are below investment grade debt obligations of corporations and other non-governmental entities. We expect that these bonds could be secured by a borrowers’ assets or unsecured, and could have an interest-only payment schedule, with the principal amount remaining outstanding and at risk until the bond matures.

Asset-Backed CDOs
      Our asset-backed CDO subsidiaries primarily acquire RMBS, diverse consumer, commercial and synthetic ABS and debt tranches of other asset-backed CDOs.
      Residential Mortgage-Backed Securities (RMBS). Our CDOs acquire RMBS. RMBS represent interests in pools of residential mortgage loans secured by one to four-family residential mortgage loans in which payments of both principal and interest are generally made monthly, net of any fees paid to the issuer, servicer or guarantor of the securities. We expect that the assets held by our CDOs in this asset class to principally consist of: adjustable rate RMBS; fixed rate RMBS; hybrid adjustable rate RMBS; and agency-backed RMBS. A majority of the RMBS which will be held by our CDOs will consist of non-agency adjustable rate and three and five-year hybrid adjustable rate mortgage-backed securities. We expect that most of these assets will be rated investment grade by one or more rating agencies.
      Synthetic ABS. Our synthetic ABS consist of synthetic securities with respect to which the reference obligations are ABS. Holders of synthetic ABS, including our CDO subsidiaries, bear various risks, including credit risk, liquidity risk, interest rate risk, market risk, operations risk, structural risk and legal risk. Synthetic ABS are debt obligations or debt securities that entitle the holders thereof to receive payments that depend primarily on the cash flow from (a) a specified pool of financial assets, either static or revolving, that by their terms convert into cash within a finite time period, together with rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of such securities or (b) real estate mortgages, either static or revolving, together with rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of such securities.
      Other Asset-Backed Securities (ABS). Our CDO subsidiaries also invest in investment grade and non-investment grade ABS. The underlying collateral for ABS may be either consumer or commercial receivables in sectors such as auto, credit card, student loans and equipment. The structure of an asset-backed security and the terms of the investors’ interest in the collateral can vary widely depending on the type of collateral, the desires of investors and the use of credit enhancements. Issuers are special purpose entities owned or sponsored by banks and finance companies, captive finance subsidiaries of non-financial corporations or specialized originators such as credit card lenders. We expect that most of the asset-backed securities that we will acquire will be rated between Aaa/ AAA and Baa2/ BBB by Moody’s and S&P, respectively.
      CDO Debt. Our CDO subsidiaries also acquire the debt tranches of CDOs sponsored by third parties as well as Highland Capital. We believe that this asset class represents an attractive acquisition opportunity for our CDO subsidiaries. We expect that most of the CDO debt tranches that we will acquire will be rated between Aaa/ AAA and Ba2/ BB by Moody’s and S&P, respectively.

Commercial Real Estate CDOs
      Our commercial real estate CDO subsidiaries primarily acquire commercial real estate leveraged loans, CMBS, commercial real estate mezzanine loans and B-Notes.
      Commercial Real Estate Leveraged Loans. Our CDOs acquire commercial real estate leveraged loans, which are similar to the aforementioned corporate leveraged loans but are secured primarily by real estate assets. These loans rank senior to all other debt on the particular real estate assets and, as such, exhibit the lower default rates and higher recovery rates characteristic of corporate leveraged loans.
      Commercial Mortgage-Backed Securities (CMBS). Our commercial real estate CDOs acquire CMBS, which are securities backed by obligations (including certificates of participation in obligations) that are principally secured by mortgages on real property or interests therein having a multifamily or commercial use, such as regional malls, other retail space, office buildings, industrial or warehouse properties, hotels, nursing homes and senior living centers. These securities may be senior, subordinate, investment grade or non-investment grade securities. We expect the majority of the CMBS assets held by our CDOs to be rated by at least one nationally recognized rating agency. The majority of their CMBS assets will likely consist of securities that are part of a capital structure or securitization where the rights of such class to receive principal and interest are subordinate to senior classes but senior to the rights of lower rated classes of securities. We intend to acquire CMBS that will yield high current interest income and where we consider the return of principal to be likely. We intend to acquire CMBS from private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, finance companies, investment banks and other entities.
      Commercial Real Estate Mezzanine Loans. Our commercial real estate CDOs acquire commercial real estate mezzanine loans, which are primarily secured by the pledge of the equity interests in a borrower that owns commercial real estate and usually rank subordinate in priority of payment to senior debt, such as senior bank debt and mortgage loans. Commercial real estate mezzanine loans, however, rank senior to common and preferred equity in a borrower’s capital structure. Some commercial real estate mezzanine loans may have elements of both debt and equity instruments, offering return on/of investment in the form of principal and interest payments on the mezzanine loan, while providing lenders an opportunity to participate in the capital appreciation of a borrower, if any, through an equity interest. This equity interest typically takes the form of warrants.
      B-Notes and Other Commercial Real Estate Subordinated Debt. Our commercial real estate CDOs acquire commercial real estate subordinated debt, or B-Notes, rated below investment grade by at least one nationally recognized rating agency. B-Notes are typically privately negotiated loans that are secured by first mortgages on single large commercial properties or groups of related properties, and are subordinated to senior participations, or A-Notes, secured by the same first mortgages on the same properties. B-Notes share certain credit characteristics with subordinated CMBS, in that both reflect an interest in a first mortgage and are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding senior securities or the A-Notes, as the case may be. As opposed to a typical CMBS secured by a large pool of mortgage loans, B-Notes typically are secured by a single property, and the associated credit risk is concentrated in that single property. B-Notes also share certain credit characteristics with second lien mortgages, in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A-Note, as the case may be.

Trust Preferred CDOs.
      Our trust preferred CDOs will acquire diversified pools of TruPS issued by trusts sponsored by banks, thrifts, insurance companies and other financial institutions (or holding companies thereof) and REITs. The trusts use the proceeds of the issuance of TruPS to purchase long-term junior subordinated debt securities issued by the sponsor. The trusts then distribute interest they receive on such debt to pay the coupon on their TruPS. TruPS make periodic coupon payments and have stated maturities, generally 30 years. They typically are not publicly rated, but may have implied or confidential ratings, particularly when they are included in a CDO transaction. The issuer of a trust preferred security is required to make the coupon payment only to the extent it receives payments on the subordinated debt securities it holds and the issuers of the subordinated debt securities (i.e., the sponsors) may defer the interest (typically for up to five years) without causing an event of default. TruPS typically have bullet maturities and five to ten-year non-call periods, after which they are typically callable at par. The equity-like characteristics of TruPS them to be classified as equity for regulatory capital purposes while their debt-like characteristics allow them to be treated as debt and the coupon payments to be deductible for U.S. federal income tax purposes.

Current CDO Subsidiaries
      As of December 31, 2006, we utilized approximately $275.5 million of the net proceeds from the Trust’s initial private offering and the October 2006 private offering of its common shares to acquire a majority of the equity of the following eight CDOs that were structured for us by Highland Capital. These acquisitions provide us with immediate warehousing income from the net cash flows from over $8.5 billion in underlying collateral.

			HFT
		Asset	Equity	Credit
Subsidiary	Asset Type	Amount	Amount	Rating(1)	Closing Date

	($ in millions)
Tierra Alta Funding I, Ltd.	High-grade asset backed securities	$2,500	$23	Aa3/A1	March 30, 2006
Rockwall CDO Ltd.	Senior secured assets of U.S. borrowers	$850	$45	Ba3/B1	May 10, 2006
Red River CLO Ltd.	Senior secured assets of U.S. borrowers	$900	$45	B1/B2	August 3, 2006
Highlander Euro CDO B.V.	Senior secured assets of	€500	€25.5	B1/B2	August 23, 2006
	European borrowers	$(640)	$(32.5)
Grayson CLO, Ltd.	Senior secured assets of	$1,500	$75	B1/B2	November 30, 2006
	U.S. borrowers
Highlander Euro CDO II B.V.	Senior secured assets of	€700	€35.7	B1/B2	December 14, 2006
	European borrowers	$(896)	$(45.7)
Highland Park CDO I, Ltd.(2)	Real estate CDO	$600	$39.2	Ba3/B1	December 18, 2006
Brentwood CLO, Ltd.	Senior secured, middle market assets	$700	$37	B1/B2	December 21, 2006

(1) Represents credit rating based on Weighted Average Rating Factor or WARF. WARF is a ratio used by ratings agencies, such as Moody’s, to assess the risk related to the underlying collateral. Aaa rated assets (the highest quality assets) are assigned a rating factor of 1 and Ca rated assets (the lowest quality assets) are assigned a rating factor of 10,000. The WARF calculation is a weighted average of all the rating factors for the collateral in each portfolio. A CDO portfolio with a low rating factor means that the portfolio consists of higher quality assets and a portfolio with a high rating factor represents a riskier portfolio.
(2) In September 2006, HFT Real Estate CDO 2006-1 and the former HFT Real Estate CDO 2006-2 were merged into one transaction, redesignated as Highland Park CDO I, Ltd. and upsized to be a $600 million transaction, which closed on December 21, 2006. In addition, the former HFT Real Estate CDO 2006-3 was renamed as HFT Real Estate CDO 2006-2.
     Tierra Alta Funding I, Ltd. Tierra Alta Funding I, Ltd. is a $2.5 billion high-grade CDO consisting primarily of ABS that closed on March 23, 2006. As of December 31, 2006 the CDO’s portfolio consisted of approximately $2.5 billion of total assets with a WARF of 42, representing a credit rating of Aa3/A1. Total assets include (i) $1.1 billion or 45% in principal amount of Residential B/ C MBS assets with a WARF of 70 (A1), (ii) $626.1 million or 25.1% in principal amount of Residential A MBS with a WARF of 10 (Aa1), (iii) $717.7 million or 28.9% of debt tranches from third-party CDOs with a WARF of 70 (A1), (iv) $20 million or 0.8% in large MBS assets with a WARF of 40 (Aa3), and (v) $8 million or .3% in automobile leases with a WARF of 120 (A2). Approximately 89% of the assets are floating rate assets with a weighted average spread to 3-Month LIBOR of 0.70%. The remaining 11% of assets are fixed rate with a weighted average coupon of 5.48%. The CDO has a five year reinvestment period with an auction call eight years after closing. The debt tranches of this CDO were rated by S&P and Moody’s from AAA/ Aaa to BBB-/Baa3. We own approximately 66% of the equity, which represents $23 million of the total $35 million.
      Rockwall CDO Ltd. Rockwall CDO Ltd. is a $850 million CDO consisting primarily of senior secured assets of U.S. borrowers that closed on May 10, 2006. As of December 31, 2006, the CDO’s portfolio consisted of approximately $841.2 million of total assets, with a WARF of 1,862, representing a credit rating of Ba3/B1. Total assets include (i) $248.8 million or 30% in principal amount of CLO debt with a WARF of 476 (Baa2/Baa3) and (ii) $592.4 million or 70% in principal amount of corporate leveraged loans with a WARF of 2,444 (B1/B2). All of the assets are floating rate assets with a weighted average spread to 3-Month LIBOR of 2.56%. The CDO has a five-year reinvestment period for loans and three-year reinvestment period for CLOs. The CDO has debt tranches with ratings ranging from AAA/Aaa to BBB/Baa2. We own approximately 62.1% of the equity, which represents $45 million of the total $78.2 million.
      Red River CLO Ltd. Red River CLO Ltd. is a $900 million CLO consisting primarily of senior secured assets of U.S. borrowers that closed on August 3, 2006. As of December 31, 2006, the CDO’s portfolio consisted of approximately $860.3 million of total assets, with a WARF of 2,484, representing a credit rating of B1/B2. Total assets include: (i) $852.3 million or 99% in principal amount of senior secured loans with a WARF of 2,394 (B1/B2) and (ii) $8.0 million or 1% principal amount of high yield bonds with a WARF of 2,482 (B1/B2). All of the loan assets are floating rate assets with a weighted average spread to 3-month LIBOR of 2.87%. The fixed rate assets have a weighted average coupon of 9.08%. The CLO has a seven-year reinvestment period with an option to extend the reinvestment period in four year increments. The CLO has debt tranches with ratings ranging from AAA/Aaa to BB/Ba2. We own approximately 56% of the equity, which represents $45 million of the total $81 million.
      Highlander Euro CDO B.V. Highlander Euro CDO B.V. is a €500 million ($656.7 million) CDO consisting primarily of senior secured assets of European borrowers that closed on August 23, 2006. As of December 20, 2006, the CDO’s portfolio consisted of approximately €491 million ($644.9 million) of total assets, with a WARF of 2,235, representing a credit rating of B1/ B2. Total assets include (i) €403 million ($529.3 million) or 82% in principal amount of Senior Secured loans with a WARF of 2,186 (Ba3/B1), (ii) €78 million ($102.4 million) or 16% in principal amount of second lien and mezzanine loans with a WARF of 2,475 (B1/B2), and (iii) €10 million ($13.1 million) or 2% in principal amount of floating rate notes with a WARF of 3,105 (B2/ B3). All of the assets are floating rate assets with a weighted average spread to 3-Month EURIBOR of 3.10%. The CDO has a six year reinvestment period with an option to extend the reinvestment period in four year increments. The CDO has debt tranches with ratings ranging from AAA/Aaa to BB-/Ba3. We own approximately 51% of the equity, which represents €25.5 million ($33.4 million) of the total €50 million ($65.6 million).
      Grayson CLO, Ltd. Grayson CLO, Ltd. is a $1,500 million CLO consisting primarily of senior secured assets of U.S. borrowers that closed on November 30, 2006. As of December 31, 2006, the CDO’s warehouse portfolio consisted of approximately $1429.9 million of total assets, with a WARF of 2,489, representing a credit rating of B1/ B2, which is being financed at an average spread to LIBOR of 0.50%. Total assets include (i) $1,400 million or 98% in principal amount of senior secured leveraged loans and (ii) $22.0 million or 1.5% in bonds, and (iii) $8.5 million or 0.5% in CLO debt. The underlying collateral is comprised of approximately 95% senior secured leverage loans with a WARF of 2,350 (B1/ B2), 7% second lien leverage loans with a WARF of 2,600 (B1/ B2), and 3% bonds with a WARF of 2,600 (B1/ B2). Approximately 97% of the assets are floating rate assets with a weighted average spread to 3-month LIBOR of 2.73%. The CDO has a seven-year reinvestment period with an option to extend the reinvestment period in four year increments. The debt tranches of this CDO were rated by S&P and Moody’s, with ratings ranging from AAA/ Aaa to Ba2/ BB. We own approximately 51% of the equity, which represents approximately $75 million of the total $114 million.
      Highlander Euro CDO II B.V. Highlander Euro CDO II B.V. is a €700 million ($928.2 million) CDO consisting primarily of senior secured assets of European borrowers that closed on December 14, 2006. As of December 14, 2006, the CDO’s warehouse portfolio consisted of approximately €654 million

($867.2 million) of total assets with a WARF of 2,295, representing a credit rating of B1/ B2, which is being financed at an average spread to EURIBOR of 0.60%. Total assets include (i) €588 million ($779.7 million) or 90% in principal amount of senior secured loans and (ii) €66 million ($87.5 million) or 10% in principal amount of second lien and mezzanine loans with a WARF of 2,308 (B1/ B2). Approximately 95% of the assets are floating rate notes with a weighted average spread to 3-month EURIBOR of 2.96%. The CDO has a six-year reinvestment period with an option to extend the reinvestment period in four year increments. The debt tranches of this CDO were rated by S&P and Moody’s, with ratings ranging from AAA/ Aaa to Ba2/ BB. We own approximately 51% of the equity, which represents approximately €35.7 million ($47.3 million) of the total €70.0 million ($92.8 million).
      Brentwood CLO, Ltd. Brentwood CLO, Ltd. is expected to be a $700 million CLO consisting primarily of senior secured, middle market assets that was closed on December 21, 2006. As of December 21, 2006, the CDO’s warehouse portfolio consisted of approximately $353 million of total assets with a WARF of 2,636 representing a credit rating of B1/ B2, which is being financed at an average spread to LIBOR of 0.60%. Total assets include: (i) $673.0 million or 96% in principal amount of widely syndicated senior secured loans, and (ii) $105 million or 30% in principal amount of senior secured middle market loans. Approximately 100% of the assets are floating rate assets with a weighted average spread to 3-Month LIBOR of 3.05%. The CLO has a seven-year reinvestment period with an option to extend the reinvestment period in four year increments. The debt tranches of this CLO were rated by S&P and Moody’s, with ratings ranging from AAA/ Aaa to Baa3/ BBB-. We own approximately 51% of the equity, which represents approximately $37 million of the total $40 million.
      Highland Park CDO I, Ltd. In September 2006, HFT Real Estate CDO 2006-1 and the former HFT Real Estate CDO 2006-2 were merged into one transaction, redesignated as Highland Park CDO I, Ltd. and upsized to be a $600 million transaction. Highland Park CDO I, Ltd. is a $600 million CDO consisting primarily of commercial real estate assets that closed on December 20, 2006. As of December 31, 2006, the CDO’s warehouse portfolio consisted of approximately $600 million of total assets, with a WARF of 2,115, representing a credit rating of Ba3/B1. Total assets include (i) $166 million or 28% in principal amount of real estate leveraged loans, (ii) $155 million or 26% in principal amount of CMBS, (iii) $109 million or 18% in principal amount of mezzanine notes, (iv) $155 million or 26% in principal amount of B-notes, and (v) $11 million or 2% in principal amount of other real estate CDOs. 95% of the assets are floating rate assets with a weighted average spread to 3-month LIBOR of 2.31%. The CDO has a five-year reinvestment period with an option to extend the reinvestment period in four-year increments. The CDO has debt tranches with ratings ranging from AAA/Aaa to Ba2/BB. We own approximately 80.0% of the equity, which represents approximately $36.3 million of the total $45.4 million.

Prospective CDO Subsidiaries
      As of December 31, 2006, we intend to acquire a controlling portion of the equity of some or all of the following CDOs that are being structured for us by Highland Capital, which will provide us with immediate warehousing income from the net cash flows from over $2.4 billion in underlying collateral.

While we expect that these CDOs will close within the time period set forth in the table below, there can be no assurance that each CDO will close within such time period, if at all.

			HFT
		Asset	Equity	Credit	Expected
Subsidiary	Asset Type	Amount(1)	Amount(2)	Rating(3)	Closing Date

	($ in millions)
Eastland CLO, Ltd.	Senior secured assets of U.S. borrowers	$869	$51	B1/B2	Q1 2007
Highlander Euro CDO III B.V.	Senior secured assets of	€667	€38.8	B1/B2	Q1 2007
	European borrowers	$(853.8)	$(49.7)
Rockwall CDO II Ltd.(4)	CLO Squared	$728	$39.2	Ba3/B1	Q1 2007
Amherst CLO, Ltd.	Senior secured assets of	$850	$34	B1/B2	Q2 2007
	U.S. borrowers
Highland Park CDO II, Ltd.(5)	Commercial real estate debt	$750	$21	B2/B3	Q3 2007
Stratford CLO, Ltd.	Senior secured assets of	$850	$43	B1/B2	Q4 2007
	U.S. borrowers
Harrison CLO Ltd.	Senior secured, middle market assets	$157	$21	B1/B2	Q4 2007

(1)	Represents total assets in the warehouse facility as of August 31, 2006.

(2)	Represents the expected equity investment by us.

(3)	Represents credit rating based on WARF as of August 31, 2006.

(4)	Formerly known as Knox CDO Ltd.

(5)	Formerly known as HFT Real Estate III.

      The warehouse for Tierra Alta II, a high grade ABS transaction, was in effect as of June 30, 2006, and was liquidated in September 2006. Due to shrinking arbitrage opportunities in the high-grade ABS sector, we decided it was not the best utilization of capital to invest in high-grade ABS CDO equity at this time. The proceeds from the sale of the assets were sufficient to pay the warehouse debt in both funds.
      Eastland CLO, Ltd. Eastland CLO, Ltd is expected to be a $1.5 billion CLO consisting primarily of senior secured assets of U.S. borrowers that is expected to close in the first quarter of 2007. As of December 31, 2006, the CLO’s warehouse portfolio consisted of approximately $858 million of total assets with a WARF of 2,414, representing a credit rating of B1/B2, which is being financed at an average spread to LIBOR of 0.60%. Total assets include $856 million or 100% in principal amount of senior secured leverage loans with a WARF of 2,424 (B1/B2). We expect approximately 98% of the assets will be floating rate assets with a weighted average spread to 3-month LIBOR of 2.7%. The CLO is expected to have a seven year reinvestment period with an option to extend the reinvestment period in four year increments. The CLO is rated by S&P and Moody’s and we will offer debt tranches with ratings ranging from AAA/Aaa to Ba2/BB. We expect to own 51% of the equity, which represents approximately $63 million of the total $150 million.
      Rockwall CDO II Ltd. Rockwall CDO II Ltd. is expected to be a $1.0 billion CDO consisting primarily of the assets of other CDOs that is expected to close in the first quarter of 2007. As of December 31, 2006, the CDO’s warehouse portfolio consisted of approximately $767 million of total assets with a WARF of 1,986, representing a credit rating of Ba3/B1, which is being financed at an average spread to LIBOR of 0.70%. Total assets include (i) $600 million or 78% of senior secured leverage loans, and (ii) $167 million or 22% of CDO debt. We expect the ultimate underlying collateral to be comprised of approximately 70% of senior secured bank loans with a WARF of 2,400 (B1/B2) and the remaining 30% consisting of other CDOs with a WARF of 500 (Baa3). We expect 100% of the assets to be floating rate assets with a weighted average spread to 3-month LIBOR of 2.50%. The CDO will have a seven-year reinvestment period for loans and five-year reinvestment period for CLOs. We expect the CDO to be rated by S&P and Moody’s and to offer debt tranches with ratings ranging from AAA/Aaa to Ba2/BB. We intend to own 51% of the equity, which represents approximately $32 million of the total $63 million.
      Highlander Euro CDO III, Ltd. Highlander Euro CDO III, Ltd. is a €600 million ($792.2 million) CDO consisting primarily of senior secured assets of European borrowers that is expected to close in the first quarter of 2007. As of December 14, 2006, the CDO’s warehouse portfolio consisted of approximately €494 million ($652.2 million) of total assets, with a WARF of 2341, representing a credit rating of B1/B2. Total assets include (i) €407 million ($537.4 million) or 82.4% in senior loans, (ii) (87 million ($114.9 million) or 17.6% in principal amount of second lien and mezzanine loans. 100% of the assets are floating rate assets with a weighted average spread to 3-month LIBOR of 3.17%. The CDO has a seven-year reinvestment period with an option to extend the reinvestment period in four-year increments. The CDO has debt tranches with ratings ranging from B1 to Baa3. We own approximately 53.9% of the equity, which represents approximately €38.8 million ($49.7 million) of the total €72 million.
      Amherst CLO, Ltd. Amherst CLO, Ltd. is expected to be a $850 million CLO consisting primarily of senior secured assets of U.S. borrowers that is expected to close in the second quarter of 2007. As of December 31, 2006, the CLO’s warehouse portfolio consisted of approximately $418 million of total assets with a WARF of 2465, representing a credit rating of B1/B2, which is being financed at an average spread to LIBOR of 0.50%. Total assets include $418 million or 100% in principal amount of senior secured leverage loans with a WARF of 2465 (B1/B2). We expect the ultimate underlying collateral to be comprised of approximately 92.5% first lien senior secured leverage loans with a WARF of 2465 (B1/B2), 6% of second lien senior secured loans with a WARF of 2500 (B1/B2) and 1.5% bonds with a WARF of 2,500 (B1/B2). We expect 98% of the assets to be floating rate assets with a weighted average spread to 3-month LIBOR of 2.7%. The CLO is expected to have a seven year reinvestment period with an option to extend the reinvestment period in four year increments. We expect the CLO to be rated by S&P and Moody’s and to offer debt tranches with ratings ranging from AAA/Aaa to Ba2/BB. We intend to own 51% of the equity, which represents approximately $34 million of the total $65 million.
      Highland Park CDO II, Ltd. Highland Park CDO II, Ltd. is expected to be a $750 million CDO comprised of various real estate assets, that is expected to close in the third quarter of 2007. As of December 31, 2006, the CDO’s warehouse portfolio consisted of approximately $92 million of total assets with a WARF of approximately 2750, representing a credit rating of approximately B2. Financing varies based on the collateral type and LTV of the asset, and as of December 31, 2006 averaged approximately 1-month LIBOR plus 70bps. As of December 31, 2006, total assets included (i) $10 million or 11% of senior secured real estate bank loans; (ii) $11 million or 11% of whole loans; (iii) $60 million or 65% of B-notes and mezzanine, and $12 million or 13% of CMBS. We expect the ultimate underlying collateral to be comprised of approximately 35% senior secured real estate bank loans with a WARF of approximately 2700, 35% whole loans with a WARF of approximately 2800, 10% B-Notes and mezzanine with a WARF of approximately 7600, 10% CMBS with a WARF of approximately 610 and 10% CRE CDOs with a WARF of approximately 610. We expect 98% of the assets to be floating rate assets with a weighted average spread to 3-month LIBOR of 2.4%. The CDO will have a 5-year reinvestment period. We expect the CDO to be rated by S&P and Moody’s and to offer debt tranches with ratings ranging from AAA/Aaa to Ba2/BB. We intend to own 80% of the equity, which represents approximately $21 million of the total $26 million.
      Stratford CLO, Ltd. Stratford CLO, Ltd. is expected to be a $850 million CLO consisting primarily of senior secured assets of U.S. borrowers that is expected to close in the fourth quarter of 2007. As of December 31, 2006, the CLO’s warehouse portfolio consisted of approximately $249 million of total assets with a WARF of 2445, representing a credit rating of B1/B2, which is being financed at an average spread to LIBOR of 0.50%. Total assets include $249 million or 100% in principal amount of senior secured leverage loans with a WARF of 2445 (B1/B2). We expect the ultimate underlying collateral to be comprised of approximately 92.5% first lien senior secured leverage loans with a WARF of 2450 (B1/B2), 6% of second lien senior secured loans with a WARF of 2500 (B1/B2) and 1.5% bonds with a WARF of 2,500 (B1/B2). We expect 98% of the assets to be floating rate assets with a weighted average spread to 3-month LIBOR of 2.7%. The CLO is expected to have a seven year reinvestment period with an option to extend the reinvestment period in four year increments. We expect the CLO to be rated by S&P and Moody’s and to offer debt tranches with ratings ranging from AAA/Aaa to Ba2/BB. We intend to own 51% of the equity, which represents approximately $43 million of the total $85 million.

      Harrison CLO Ltd. Harrison CLO Ltd is expected to be a $400 million CLO consisting primarily of senior secured, middle market assets that is expected to close in the fourth quarter of 2007. As of December 31, 2006, the CDO’s warehouse portfolio consisted of approximately $168.6 million of total assets with a WARF of 2,500 representing a credit rating of B1/B2, which is being financed at an average spread to LIBOR of 0.50%. Total assets include: (i) $149.1 million or 82% in principal amount of senior secured loans, and (ii) $19.5 million or 18% of senior secured middle market loans. We expect the ultimate underlying collateral to be comprised of approximately 50% widely syndicated loans with a WARF of 2,200 (B1) and 50% middle-market loans with a WARF of 2,500 (B1/B2). We expect approximately 100% of the assets will be floating rate assets with a weighted average spread to 3-month LIBOR of 2.85%. The CLO is expected to have a seven-year reinvestment period with an option to extend the reinvestment period in four year increments. We expect the CLO to be rated by S&P and Moody’s and to offer debt tranches with ratings ranging from AAA/Aaa to Baa3/BBB-. We intend to own 51% of the equity, which represents approximately $21 million of the total $40 million.
Other Subsidiaries
      In addition to the CDOs described above, we will deploy additional capital in a series of additional CDOs with the objective of maintaining diversification of the overall asset exposure and minimizing the correlation of earnings of each CDO.
      Highland Financial Real Estate Corp. We own a 45% interest in HF REIT. Due to HF REIT’s dual-class common share structure, our equity interest also represents 51% of the voting power in HF REIT. The remaining equity and voting interests are currently owned by Highland Capital. In the future, it is expected that some or all of the remaining equity and voting interests will be owned by third party investors, Highland Capital affiliates and/or funds managed by Highland Capital. In order for HF REIT to qualify as a REIT under the Code, it is required to have at least 100 stockholders. In December 2006, HF REIT issued 114 shares of preferred stock in a private offering to approximately 114 individual investors for $1,000 per share. These shares have a par value of $0.01 and yield an annual return of 12.5%. Our interest in HF REIT is intended to provide a tax efficient means for our investors to participate in a professionally managed portfolio of real estate assets. HF REIT first expects to elect and qualify to be taxed as a REIT under Section 856 of the Code beginning with its taxable year ending on December 31, 2007, which generally allows it not to be subject to corporate level tax to the extent it currently distributes earnings. HF REIT invests in vehicles that generate cash flows from real estate and real estate related assets and may invest in other REIT-qualifying real estate assets.
      Through December 31, 2006, HF REIT had invested $9.5 million in two multi-family residential properties, two retail centers and one office building. Funding into HF REIT by us and Highland Capital (or third party investors, Highland Capital affiliates and funds managed by Highland Capital, as applicable) has been and will be made on a pro rata basis.
      HF REIT’s investments are typically sourced by HCREA. HCREA divides its investment activities into two basic groups: core asset acquisitions and value-added/development investing. With respect to core assets, the firm will consider any of the four major property types: retail, office, industrial and multifamily. Holding periods are typically four or more years. With respect to value added/development investing, HCREA sources opportunities ranging from ground up to land and lot development projects, condominiums, hotels, resorts and other specialized property types. HF REIT will invest in these HCREA assets, subject to certain limitations under the REIT rules, and HF REIT’s investment committee approval, as well as other appropriate non-HCREA assets.
      Highland Financial Corp. We own a 25% interest in HFC which will provide us with indirect access to proprietary loan origination and enables us to participate indirectly in associated loan origination fees and interest income. HFC intends to leverage Highland Capital’s relationships with approximately 1,400 corporate borrowers and knowledge of future financing needs. We anticipate that HFC will originate corporate leveraged loans, asset-backed loans typically secured by receivables and inventory, exit facilities for corporate borrowers emerging from bankruptcy, debtor in possession, loans and real estate related loans.

It is intended that HFC will originate and syndicate these loans to third-party financial institutions, accounts managed by Highland Capital and our subsidiaries. The remaining 75% ownership interest in HFC is owned by Highland Capital, NexBank SSB and Highland Credit Opportunities Fund, LP. Funding into HFC by us and by funds and affiliates of Highland Capital was made on a pro rata basis.
      Highland Special Opportunities Holding Company. We own a 100% interest in SOHC, a Cayman Islands limited company treated as a corporation for U.S. federal income tax purposes. SOHC owns assets which are not appropriate for inclusion in our CDO subsidiaries. The investment objective of SOHC is to deliver attractive risk-adjusted returns by employing a multi-strategy investment approach to exploit relative value and arbitrage opportunities within the credit markets. Highland Capital opportunistically executes directional, relative value, capital structure arbitrage and event-driven investment strategies across various credit markets where it holds significant investment experience: primarily the leveraged loan, high yield, structured products and distressed markets. SOHC seeks to create a diversified portfolio of holdings that will maintain a low correlation to the broader equity and corporate bond markets, as well as to other alternative investment strategies.
      SOHC may own securities and other obligations of stressed, distressed and bankrupt issuers, including debt securities that are in covenant or payment default. These securities generally will have one or more of the following characteristics:

•	instruments that trade at a significant discount to the underlying asset value, suggesting a reasonable margin of safety to our cash flow;

•	instruments that trade at a low multiples of the average and expected cash flow generated by the issuer, suggesting a reasonable margin of safety to our cash flow;

•	instruments that trade at a high yield-to-maturity based on the expected events facing the issuer; and/or

•	instruments that provide a significant amount of current income based on the coupon rate and expected continuation of interest payments, as well as other characteristics.
      The stressed and/or distressed debt securities market has traditionally varied in different periods depending upon prevailing economic conditions, credit availability and the broader interest rate environment. During periods of challenging economic conditions, constrained credit markets and rising interest rates, the volume of stressed and/or distressed debt securities tends to increase in comparison to other periods.
      Direct Holdings. Periodically, we may purchase direct equity interests in operating companies that are treated as corporations for U.S. federal income tax purposes. Any such holding in a domestic operating company will not be greater than 50% of the value of such operating company. The remaining ownership interest in these companies may be owned by affiliates or accounts of Highland Capital or third parties. We may also purchase direct equity interests in non-U.S. operating companies.
CDO Portfolio Construction
      We conduct our business primarily through a series of CDO subsidiaries. We sponsor, construct the portfolios, own a majority of the equity, monitor and make necessary adjustments to the portfolios and oversee the operations of each of these CDOs.

General Guidelines
      Working with Highland Capital, the Board has established general policies, procedures and guidelines to govern our operations. These guidelines include avoiding assets or activities that would cause any of our

CDO subsidiaries, to be treated as being engaged in a trade or business within the United States, cause us to fail to be treated as a partnership for U.S. federal income tax purposes, cause our investors to recognize unrelated business taxable income or cause us or any of our subsidiaries to be regulated as an investment company under the 1940 Act. We will review our assets and related compliance with our policies, procedures and guidelines at each regularly scheduled meeting of the Board and may change these policies, procedures and guidelines without approval of our unitholders. Highland Capital and other service providers will be subject to these guidelines.

Portfolio Construction
      The portfolio of each CDO subsidiary will be constructed utilizing assets passing Highland Capital’s rigorous credit processes. Highland Capital’s asset management professionals and extensive operational infrastructure ensure the rigorousness of these credit underwriting processes. Specifically, Highland Capital’s credit processes are overseen by a formal credit committee that monitors and manages specific structures and procedures to access potential assets. Measures taken by the credit committee to ensure the viability of our credit processes include the adoption of distinct credit processes for each different asset type. Moreover, Highland Capital has a large staff of dedicated traders and portfolio managers whose authority include the sourcing of assets, trading of assets and engaging in work-out restructurings. To perform these tasks, Highland Capital’s dedicated traders and portfolio managers must routinely access the creditworthiness of existing or potential assets. Each portfolio will be constructed based on the specific business parameters of the CDO’s indenture. A CDO’s indenture will contain numerous criteria for its portfolio relating to industry, issuer, credit quality, type of instrument, maturity and other diversification and credit quality parameters. Highland Capital’s overall goals in portfolio construction, executed within the portfolio guidelines and constraints of the indenture, are (a) to maximize relative value based on its credit views and (b) to maximize diversification in order to minimize the effect of isolated credit events on the overall portfolio.

Asset Sourcing
      We recognize that acquiring assets in our targeted classes is highly competitive, and that we compete with many other participants for opportunities in these areas. Accordingly, we believe our ability to source such opportunities is important to our success, and distinguishes us from our competitors.
      Highland Capital currently sources many of the assets it manages through close relationships with a large and diverse group of financial intermediaries, including commercial and investment banks, financial sponsors, specialty dealers and brokerage firms. Highland Capital also capitalizes on its relationships in the financial community through its management of 33 CDOs and its involvement in approximately 1,400 credit positions. We also rely on the relationships that Messrs. Dondero, Okada and Travers have developed in their more than 50 combined years of involvement in new and existing enterprises. Highland Capital has created a team of dedicated traders whose primary function is to maintain relationships with these institutions and maximize Highland Capital’s asset sourcing capabilities. In addition, Highland Capital has also formed HFC, which engages in loan origination and serve as an additional source of assets.

Asset Allocation/ Diversification
      One of the major steps in constructing the portfolio for a CDO is to achieve the levels of diversification among industries, issuers, credit quality, type of instrument, and other parameters that are necessary in order to obtain the desired ratings of the CDO Debt. The CDO is then required to maintain compliance with these various tests in order to protect these ratings and the cash flow expected to be available to the holders of the CDO Equity. This process requires identifying and acquiring a wide variety of fixed-income instruments, each of which plays a role in achieving on a portfolio-wide basis the levels required under the indenture. A typical leveraged loan CDO may own as many as 200 different credits. We view our access to a large number and variety of assets through Highland Capital and/or its affiliates as a critical component of our ability to achieve these asset allocation and diversification requirements.

Credit Process
      Highland Capital has five established asset-specific committees that review and approve asset acquisitions and establish guidelines for the acquisition of assets by individual portfolio managers. The following chart sets forth the membership of Highland Capital’s investment committees:

European Leveraged
U.S. Leveraged Loans	Loans	Distressed Debt	CDO/ABS	Real Estate Debt

Mark Okada*	Mark Okada*	James Dondero*	Gibran Mahmud*	John Morgan*
Todd Travers	Todd Travers	Pat Daugherty	Todd Travers	Keith Beckman
Dave Walls	Appu Mundassery	Kurt Plumer		Todd Travers
Brett Pope	Paul Kauffman
John Morgan	Brad Borud
Paul Kauffman	Jean-Luc Eberlin
Brad Borud
Kurt Plumer

*	Indicates committee chair.
      For each proposed asset, the relevant committee at Highland Capital reviews the assessment, recommendation and material supporting information presented by the relevant asset management professionals. These supporting materials typically include a credit memorandum summarizing the credit underwriting and due diligence performed by these professionals. While the credit process varies to some degree for different types of assets, the various credit committees typically consider macroeconomic variables, including the status of economic cycles, trends in interest rates, world events and other economic factors, and transaction terms, including pricing and interest rates, covenants, collateral characteristics, credit rating, documentation, duration and maturity. In addition to the foregoing considerations, with respect to CLOs, the committee will also consider industry and company specific factors, including financial condition and historical financial data, quality of the issuer’s management team, leverage, debt service coverage, covenants, industry overview, competitive position within the industry, ratings, and other relevant issuer characteristics.
      Generally, majority approval by the relevant committee is necessary for a security or other instrument to be eligible for purchase. In addition, committee chairs often hold veto power over credit decisions as a result of these rigorous approval guidelines.
      Highland Capital has built a culture where credit research professionals are rewarded for total return performance. Portfolio managers are compensated based on the relative performance of the credits that they follow as compared with an industry index. With respect to our operations, this performance based compensation is intended to assist us in generating sustainable cash flows from the credit instruments held by our CDO subsidiaries while minimizing defaults and maximizing recoveries in the event of defaults.
Risk Management
      The risk management and operational oversight functions for our CDO subsidiaries are supervised by Highland Capital’s eight surveillance and compliance professionals.

Monitoring and Surveillance
      Individual portfolio holdings are continually monitored by industry portfolio managers. The extent of monitoring or intervention is generally determined by the degree of stress that a given credit is experiencing. Highland Capital conducts portfolio monitoring meetings twice each year. At these meetings, the portfolio managers provide updated credit reviews, discuss outlooks for their respective sectors, and defend and justify portfolio holdings. Credits are categorized in three baskets: red (riskiest or highest credit stressed), yellow (less risky), and green (least risky/stressed). The red credits comprise Highland

Capital’s watch list and result in the most monitoring activities. The credit analysts may also coordinate with the stressed and/or distressed portfolio managers to mobilize Highland Capital’s workout capabilities to maximize recoveries on defaulted or stressed and/or distressed names.
      Each individual CDO is monitored from three different vantage points which integrate all of Highland Capital’s functional areas: credit, portfolio surveillance, and technical factors. The credit views from Highland Capital’s industry portfolio managers are first considered to direct asset substitutions or deletions based on credit-specific factors. For market technical factors, Highland Capital’s traders provide daily intelligence and technical input from the relevant markets, including general macro-trends and company-specific trends. Our and Highland Capital’s CDO surveillance analysts then use these technical and fundamental factors in order to ensure compliance with the CDO’s respective indenture coverage tests and other portfolio quality tests and limitations. In this manner, Highland Capital implements a process of portfolio optimization based on credit views, technical factors, and portfolio quality tests.

Asset replacement
      An asset may be sold out of one of our CDO subsidiaries if there is a significant deterioration or impairment in the credit or if Highland Capital has identified a replacement asset that will improve one or more of the CDO’s diversification and credit quality tests as well as the overall quality of the portfolio. An asset may not be sold, however, if the primary purpose of sale is to realize gain or minimize loss. We generally expect to hold most of the assets in our CDO subsidiaries to maturity and accordingly do not expect to engage in a significant volume of asset replacements. The proceeds of payoffs at maturity and principal prepayments may also be redeployed during the period provided by the indenture. Replacement assets are selected strictly in accordance with the terms of the indenture through the same process as the construction of the initial portfolio.

Workout process
      Highland Capital’s goal is to minimize defaults and maximize recoveries. To the extent defaults do occur, we will utilize Highland Capital’s extensive internal and external workout and restructuring platforms.
      Highland has committed extensive internal staffing to stressed and/or distressed investing, workouts and restructuring. It has also established external strategic relationships with turn around consultants, restructuring advisors and legal advisors. As a result, Highland Capital has become a leading stressed and/or distressed debt investor managing over $3.1 billion in assets in the distressed asset class as of September 1, 2006. We expect that we will be able to utilize Highland Capital’s workout and recovery expertise in the stressed and/or distressed asset class to minimize defaults and maximize recoveries in our CLO subsidiaries’ collateral assets.

Our Financing Strategy
      We use leverage at the subsidiary level in order to increase potential earnings to our unitholders. We use leverage for the purpose of financing our portfolio and do not expect to speculate on changes in interest rates. However, our use of leverage may also have the effect of increasing losses when economic conditions are unfavorable. Highland Capital has substantial experience in utilizing leverage across a wide variety of assets.
      Highland Capital actively uses warehouse facilities, repurchase agreements, TRS, and expects to use CDS, which are leveraged instruments, to enhance earnings.

CDOs
      The CDOs that we structure will employ high levels of leverage to enhance earnings on the equity that we own. We expect that this leverage will be provided by third-party investors who purchase the CDO

Debt. The amount of leverage in a CDO will depend on the underlying collateral, including the expected performance of these assets.
      We intend to finance our CDO Equity with the proceeds from this and future offerings of our common units and potentially from additional leverage obtained by one or more of our holding company subsidiaries. We will use temporary financing mechanisms such as warehouse facilities and repurchase agreements to finance the assets being assembled for a CDO issuance. For further information on CDOs, see “CDO Market Overview.”

Warehouse Agreements
      Our subsidiaries may utilize credit facilities to fund their acquisitions of assets for CDOs. These facilities are typically lines of credit from commercial and investment banks that can be drawn upon to fund the acquisition of assets. These warehouse facilities are typically collateralized loans made to us under which we in turn pledge the resulting assets to the warehouse lender. Third-party custodians, usually large banks, typically hold the securities and loans funded with the warehouse facility borrowings, including the securities, loans, notes, mortgages and other important loan documentation, for the benefit of the lender who is deemed to own the securities and loans and, if there is a default under the warehouse line, for the benefit of the warehouse lender.
      The pool of assets in a warehouse facility typically must meet certain requirements, including term, average life, investment rating, agency ratings and sector diversity requirements. Failure to comply with these requirements could result in either the need to post additional collateral or cancellation of the financing facility.

Repurchase Agreements
      In addition to warehouse facilities, our subsidiaries may also utilize repurchase agreements to borrow against their corporate leveraged loans and high yield bonds, RMBS, other ABS, debt tranches of third-party CDOs, CMBS, commercial real estate mezzanine loans and B-Notes. Under these agreements, our subsidiaries will sell these assets to a counterparty and agree to repurchase the same securities from the counterparty at a price equal to the original sales price plus an interest factor. These repurchase agreements are accounted for as debt, secured by the underlying assets. During the term of a repurchase agreement, we earn the principal and interest on the related securities and pay interest to the counterparty.

Total Return Swaps
      SOHC uses TRS to gain exposure to an underlying credit instrument without actually owning the credit instrument. In these swaps, the total return (interest, fees and capital gains/losses on an underlying credit instrument) is paid to an investor in exchange for a fixed or floating rate payment. The investor usually posts only a fraction of the value of the total amount of the credit instrument that is referenced in the swap as collateral posted with the swap counterparty. The TRS, therefore, is a leveraged investment in the underlying credit instrument. We expect SOHC to generally enter into TRS with one, two or three year maturities. Because swap maturities may not correspond with the maturities of the credit instruments underlying the swap, we may wish to renew many of the swaps as they mature.

Credit Default Swaps
      SOHC may use CDS to gain exposure to underlying assets without actually owning the assets. A CDS is essentially a contract, in which the contract buyer pays a periodic premium until the contract expires or a credit event occurs. In return for this premium, the contract seller makes a payment to the buyer if there is a credit default or other specified credit event with respect to the issuer of the underlying credit instrument referenced in the CDS. SOHC may act as a buyer and seller of CDS by entering into contracts that reference CDOs from cash and synthetic structures backed by pools of corporate, consumer or structured finance debt.

Our Hedging and Interest Rate Risk Management Strategy
      We may from time to time utilize derivative financial instruments to economically hedge all or a portion of the interest and currency exchange rate risks and other financial market charges associated with our borrowings.
      We intend to engage in a variety of rate management techniques that seek to mitigate changes in interest rates or potentially other influences on the values of our assets. Our rate management techniques may include:

•	puts and calls on securities or indices of securities;

•	Eurodollar futures contracts and options on such contracts;

•	interest rate swaps and/or swaptions;

•	other similar transactions;

•	establish a long or short position on an underlying credit instrument by purchasing or selling CDS; and

•	currency hedging.
1940 Act Exclusion
      We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(C) defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company provided by Section 3(c)(1) or Section 3(c)(7) of the 1940 Act. We expect that most of our CDO subsidiaries and our REIT subsidiary will themselves not be investment companies as a result of exceptions or exemptions for structured finance companies and real estate finance companies and that our interests in these subsidiaries will constitute a substantial majority of our assets. Accordingly, we will not own or propose to acquire investment securities having a value in excess of 40% of the value of our total assets on an unconsolidated basis.
Competition
      The market in which we operate is highly competitive with low barriers to entry, and we are therefore subject to significant competition in seeking business opportunities. A number of entities compete with us to make the types of purchases that we plan to make, including REITs, financial and insurance companies, commercial and investment banks, commercial finance companies, public and private investment funds and other investors. A number of our competitors have greater resources than we do and are more established and well known in our market than we are. For these reasons, we may not be able to compete successfully for assets in certain cases. Competition is based on several factors, including:

•	historical investment performance;

•	management quality and investor perception of this quality;

•	reputation;

•	fees and expenses charged relative to our competitors; and

•	underwriting processes for the acquisition of credits.

      For additional information regarding the risks associated with the competition we face in the market within which we operate, please see “Risk Factors — Risks Related to Our Business — We operate in a highly competitive market for business opportunities.”
Staffing
      We are externally managed by Highland Capital pursuant to a management agreement. All of our executive officers also are employees of Highland Capital or one of its affiliates.
Legal Proceedings
      We and Highland Capital are not currently subject to any material legal proceedings.
Our Corporate Information
      Our offices are located at Two Galleria Tower, 13455 Noel Road, Suite 800, Dallas, Texas 75240, and our telephone number is (972) 628-4100.

HIGHLAND CAPITAL AND THE MANAGEMENT AGREEMENT
Highland Capital
      We are externally managed by Highland Capital pursuant to a management agreement. Pursuant to the management agreement, Highland Capital is responsible for administering our activities and certain day-to-day operations. Highland Capital has well-respected and established management resources for each of our targeted asset classes and a mature infrastructure supporting those resources. We also expect to benefit from Highland Capital’s finance and administrative capabilities for certain legal, compliance, and other operational matters including allocation and execution of purchases and sales of assets, securities valuation, risk management and information technology services.
Senior Officers of Highland Capital
      The following table sets forth certain information with respect to the senior officers of Highland Capital:

Name	Age	Position with Highland Capital

James Dondero	44	President of General Partner
Mark Okada	44	Chief Investment Officer and Executive Vice President of General Partner
Todd Travers	43	Head of Structured Products
The Management Agreement
      We are parties to a management agreement with Highland Capital, pursuant to which Highland Capital provides day-to-day management of our operations and the operations of our subsidiaries. The following summary of certain provisions of the management agreement is qualified in its entirety by reference to the management agreement which is incorporated herein by reference.
      Highland Capital makes final asset purchase and sale decisions on our behalf and on behalf of our subsidiaries. Highland Capital may, pursuant to the terms of the management agreement, delegate certain of its contractual obligations to third parties where, in the discretion of Highland Capital, it would be in our best interests and our unitholders’ best interests to do so.
      The management agreement provides that Highland Capital generally will not be liable for any default, failure or defect in any of our business activities. Highland Capital may, however, incur liability and be terminated as our manager for breaches of the management agreement or by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement.
      The management agreement requires Highland Capital to manage our business affairs in conformity with the policies and the guidelines that are approved and monitored by the Board. Highland Capital’s role as manager is under the supervision and direction of the Board. The management agreement provides that Highland Capital shall refrain from, among other things set forth in the management agreement, any action that in its good faith judgment would cause us to be engaged in (or to recognize any income that is considered to be derived from the conduct of) a U.S. trade or business within the meaning of Section 864 of the Code, provided that there shall be no limitation on our ability to recognize capital gain dividends from HF REIT attributable to sales of U.S. real property interests (as defined in Section 897 of the Code) on or after January 1, 2008. Highland Capital is responsible for (i) selecting, purchasing and selling our assets, (ii) managing the financing activities of our subsidiaries and (iii) providing us with advisory services. Highland Capital is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, provided, however, that Highland Capital is not required to provide services that would require it to make any certification pursuant to the Sarbanes-Oxley Act of 2002.

      In consideration for these services, we will pay to Highland Capital the management fee and will reimburse Highland Capital for all reasonable costs and expenses incurred by Highland Capital on our behalf. In addition, we have agreed to indemnify Highland Capital and its directors, officers, employees, advisors, agents and representatives to the fullest extent permitted by law against all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever in respect of or arising from any acts or omissions of any such indemnified party arising from, or in connection with, the provision of services by Highland Capital, or on behalf of Highland Capital, under the management agreement, except for breaches of the management agreement by Highland Capital or by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard to Highland Capital’s duties under the management agreement. Further, Highland Capital may, in the performance of its duties, consult with legal counsel and accountants, and any act or omission by Highland Capital on our behalf and on behalf of any of our subsidiaries in furtherance of our interests and the interests of our subsidiaries in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and Highland Capital will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on our behalf.
      The term of the management agreement is two years from its commencement on February 3, 2006 and shall be automatically renewed for a one-year term on each anniversary date after the initial two-year term unless at least two-thirds of the independent directors or two-thirds of the holders of our outstanding common units determine by resolution that there has been unsatisfactory performance by Highland Capital that is materially detrimental to us or the compensation payable to Highland Capital is unfair and the parties are unable to negotiate an acceptable compensation arrangement. Unless we terminate Highland Capital for cause, and even if terminated on an anniversary date by us, we must (i) pay a termination fee to Highland Capital for an amount equal to (A) four times (B) the total base management fee earned by Highland Capital during the 24-month period preceding such termination divided by two, and (ii) repurchase the special unit held by Highland Capital or any of its affiliates that entitles such holder to the incentive allocation for an amount equal to (A) four times (B) the amount of the incentive allocation allocated to Highland Capital or its affiliates in respect of the special unit during the 24-month period preceding such termination divided by two, in each case calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. As of December 31, 2006, we have not accrued a liability for the termination fees described in the management agreement since termination of the agreement is not likely to occur.
      The management services provided by Highland Capital under the management agreement are not exclusive to us and, except as set forth in the management agreement and as otherwise described herein, nothing in the management agreement prevents Highland Capital or its affiliates from providing similar services to other existing or future investment funds and other clients (including where their investment objectives overlap with our business plan) or from engaging in other activities. Highland Capital currently provides similar management services to more than 80 other investment funds. See “Other Business Activities of Highland Capital and/or its Affiliates; Certain Relationships and Third-Party Transactions” and “Highland Capital and the Management Agreement.”
      Highland Capital may at any time assign its duties under the management agreement, or all of its rights and obligations under the management agreement, to any entity which is an affiliate of Highland Capital at the time of assignment. Any permitted assignment shall bind the assignee in the same manner as Highland Capital is bound under the management agreement provided that Highland Capital will be liable for all acts or omissions of the assignee following any such assignment. Each entity and individual providing services to Highland Capital under any such delegation of duties will be indemnified and reimbursed to the same extent as a person or entity acting as manager or a trustee, director, officer, employee, member, advisor or agent of Highland Capital would be indemnified, as described above. The terms and provisions of the management agreement may be amended by the Board without the consent of our unitholders.
      The management agreement is governed by the laws of the State of New York.

Management Fees, Options and Incentive Allocation
      We do not maintain an office or employ personnel. Instead, we rely on the facilities and resources of Highland Capital to conduct our operations. Expense reimbursements to Highland Capital will be made monthly.

Management Fee
      Our subsidiaries, or in certain circumstances we, will collectively pay Highland Capital a base management fee quarterly in arrears in an amount equal to 0.4375% of the LP’s equity (as defined in the management agreement), which is equal to 1.75% on an annualized basis. Highland Capital uses its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.
      For purposes of calculating the base management fee, the LP’s equity means, for any quarter, the sum of the net proceeds from any issuance of our common units, after deducting any underwriting discounts and commissions and other expenses and costs relating to the issuance, plus our retained earnings at the end of such quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that we pay for repurchases of our common units; provided that the foregoing calculation of equity shall be adjusted to exclude incentive compensation expenses, net amortization/accretion on premiums/discounts and unrealized gains or losses, after discussion between Highland Capital and our independent directors and approval by a majority of our independent directors.
      Highland Capital’s base management fee shall be calculated by Highland Capital within 30 days after the end of each fiscal quarter and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee within 15 business days following the delivery of Highland Capital’s calculations.

Reimbursement of Expenses
      We will bear our own expenses as set forth in the management agreement, including asset purchase expenses (i.e., expenses that Highland Capital reasonably determines to be related to the purchase of our assets), such as brokerage commissions, custodial fees, bank service fees, interest expenses and expenses related to a proposed purchase that is not consummated; expenses of our directors, officers and trustees; the costs associated with the establishment of any credit facilities and other indebtedness of ours (including commitment fees, legal fees, closing costs, and other costs); interest on our credit facilities or other indebtedness; expenses (including travel expenses) associated with or incurred in connection with the offering and sale of securities by us; the costs of insurance for our directors and officers; the costs of printing and mailing capital demand notices, proxies and reports to unitholders; asset purchase-related travel expenses; hedging expenses; legal expenses; professional fees (including, without limitation, expenses of consultants and experts) relating to assets; internal and external accounting expenses (including costs associated with any computer software or hardware used by us); auditing and tax preparation expenses; costs and expenses of rendering financial assistance to or arranging for financing for any assets; entity-level taxes; our tax-related litigation expenses, including our attorneys fees; administrative expenses; organizational expenses (including expenses associated with meetings of the Board and of the unitholders); certain administrative fees and expenses; fees and expenses of certain service companies; other similar expenses related to us; our winding-up costs, in the event of our dissolution; and extraordinary expenses. Highland Capital will perform the preponderance of the operational and accounting services on our behalf internally. Our combined costs of the pass-through of the dedicated accounting and operations professionals, systems and the certain administrative fees and expenses should generally be comparable to the third-party costs which would otherwise be borne by us for external administrative services. To the extent that accounting and operational services are provided to us by Highland Capital and/or its affiliates, we will bear (i) all costs and expenses of Highland Capital and/or its affiliates that are directly attributable to the salaries, bonuses and fringe benefits payable to accounting and operations employees of affiliates of Highland

Capital performing accounting and operations services and information systems, software and hardware utilized solely by us in connection with accounting and operations, and (ii) our allocable share of the costs and expenses of accounting and operations professionals and systems, that are directly attributable to the salaries, bonuses and fringe benefits payable to the accounting and operations professionals of affiliates of Highland Capital whose services are provided to us and to investment funds or accounts managed by Highland Capital and/or its affiliates and information systems, software and hardware utilized by us and investment funds or accounts managed by Highland Capital and/or its affiliates in connection with accounting and operations, such allocable share to be based on the relative time which the applicable employees providing such accounting and operational services devote, on an estimated basis, to us and the investment funds or accounts managed by Highland Capital and/or its affiliates. To the extent that expenses to be borne by us are paid by Highland Capital, we will reimburse Highland Capital for such expenses. The expenses for which Highland Capital will be reimbursed are not subject to any cap.

Incentive Allocation
      In addition to the base management fee, HCSA shall receive a quarterly incentive allocation, payable in arrears, in an amount equal to:

(i) 25% of the dollar amount by which

(a) our net income, before accounting for the incentive allocation, per weighted average common unit for such quarter, exceeds

(b) an amount equal to (1) the weighted average of the price per common unit, at the time of issuance, for all issuances of common units, after deducting underwriting discounts and commissions and other costs and expenses relating to such issuances, multiplied by (2) the greater of 2% or 0.50% plus one-fourth of the U.S. Ten Year Treasury Rate for such quarter, multiplied by

(ii) the weighted average number of common units outstanding during such quarter.
      The foregoing calculation of the incentive allocation will be adjusted to exclude incentive compensation expenses, net amortization/accretion on premiums/discounts and unrealized gains or losses, after discussion between Highland Capital and our independent directors and approval by a majority of our independent directors. The incentive allocation calculation and associated distribution will be made quarterly in arrears.
      Highland Capital will compute the quarterly incentive allocation within 30 days after the end of each fiscal quarter, and we shall distribute cash in respect of the quarterly incentive allocation with respect to each fiscal quarter within five business days following the delivery to us of Highland Capital’s written statement setting forth the computations of the incentive allocation for such quarter.
CDO Fees
      As compensation for its management services to our current CDO subsidiaries, Highland Capital is entitled to receive certain servicing fees for purchasing, selling and monitoring the assets in these entities. Highland Capital and its subsidiaries are also entitled to an additional servicing fee after all other distributions are made and residual earnings remain in the entities. However, pursuant to the management agreement, until February 3, 2008, Highland Capital cannot accrue CDO servicing fees with any CDO of which we directly or indirectly own an equity interest. This restriction on Highland Capital’s ability to accrue CDO servicing fees, however, only applies to the portion of such fees that is attributable to our investment in such CDO. This restriction applies to both current and prospective CDO subsidiaries. After February 3, 2008, Highland Capital will be entitled to accrue such fees. All of our current CDO subsidiaries have entered into servicing agreements with Highland Capital. Under these servicing agreements, and subject to any applicable adjustments under the governing agreements, Highland Capital’s

CDO servicing fee is calculated as the product of (i) the applicable management fee percentage, (ii) the principal balance of underlying collateral plus any excess cash, and (iii) the percentage of equity not retained by us. Servicing fees are paid on a quarterly basis along with the interest to the noteholders, and are paid in two parts: one fee payment is senior to the note interest due to noteholders, and one fee payment is subordinate to the interest due to noteholders. Highland Capital’s CDO servicing fee is calculated as a percentage of the quarterly collateral amount for any given quarterly payment period, where quarterly collateral amount equals the average of the aggregate principal amount of portfolio collateral on the first day of such quarterly period and the aggregate principal amount of portfolio collateral on the last day of such quarterly period. Equity portfolio collateral and defaulted portfolio collateral are excluded in calculating the aggregate principal amount of the portfolio collateral. Servicing fees for all of our current CDO subsidiaries are calculated in the manner described above. Furthermore, we expect servicing fees due from our prospective CDO subsidiaries to be calculated in a similar manner.
Resolution of Potential Conflicts of Interest; Equitable Allocation of Investment Opportunities
      The management services to be provided by Highland Capital under the management agreement are not exclusive to us. As a result, we are subject to a number of potential conflicts of interest relating to Highland Capital, as described in “Other Business Activities of Highland Capital and/or its Affiliates; Certain Relationships and Third-Party Transactions.”
      Highland Capital has historically managed accounts with similar or overlapping investment strategies and has a conflict-resolution system in place so that we may share equitably with other Highland Capital client accounts in all opportunities, particularly those involving a security with limited supply that may be suitable for our company and such other client accounts. This system also includes other controls designed to prevent any client account receiving unduly favorable treatment over time.
      Highland Capital’s compliance department and legal department have designed and oversee its conflict-resolution system. The program places particular emphasis on the equitable allocation of scarce opportunities where Highland Capital is unable to obtain the full amount of the instruments that it wishes to purchase for the relevant client accounts, such as newly-issued debt instruments. In these situations, Highland Capital’s policy is to first determine and document the amount of the instrument it wishes to purchase based on availability, the size and objectives of the accounts and other relevant factors, without regard to allocations to any particular accounts. Highland Capital then places an order for the total amount sought. If Highland Capital is able to obtain only partial execution of the order, its policy calls for the allocation of the purchased instruments in a manner that over time treats each account fairly. Because Highland Capital follows approximately 1,400 different credit positions and its client accounts are invested in fixed-income instruments of approximately 1,400 issuers, Highland Capital does not attempt to allocate on a pro rata basis. Rather the relevant allocation committee considers a wide range of factors including each account’s investment capacity, investment level, diversification and other account guidelines and other relevant factors.

MANAGEMENT
Directors and Executive Officers
      The Board consists of seven persons, a majority of whom our board has determined are independent in accordance with the general independence standards of the New York Stock Exchange Inc. and the LP Agreement. We refer to these individuals as our independent directors. The Board will elect our officers annually, each of whom will serve at the discretion of the Board. Under the LP Agreement, directors will hold office for a one year term.
      Our directors and executive officers, their ages and titles, are as follows:

Name	Age	Title	Highland Capital Title

James Dondero	44	Chairman of the Board	President of General Partner
Scott F. Kavanaugh	44	Independent Director
John E. Urban	43	Independent Director
Mark Okada	44	Director	Chief Investment Officer and Executive Vice President of General Partner
Gene C. McQuown	51	Independent Director
Michael P. Zarrilli	57	Independent Director
Todd Travers	43	Director, Chief Executive Officer and Chief Investment Officer	Head of Structured Products
Clifford Stoops	36	Interim Chief Financial Officer, Treasurer and Controller
J. Kevin Ciavarra	36	General Counsel and Secretary	General Counsel
Biographical Information
      Certain information regarding each of the directors and executive officers is set forth below.

•	James Dondero, CFA, CPA, CMA has served as our Chairman since February 3, 2006. Mr. Dondero is a founding limited partner and President of the general partner of Highland Capital. Prior to Highland Capital, Mr. Dondero served as Chief Investment Officer of Protective Life’s GIC subsidiary. His portfolio management experience includes mortgage-backed securities, investment grade corporate, leveraged bank loans, emerging markets, derivatives, preferred stocks and common shares. From 1985 to 1989, he managed fixed- income funds for American Express. Prior to American Express, he completed the financial training at Morgan Guaranty Trust Company.

•	Scott F. Kavanaugh has served as our director since February 3, 2006. Mr. Kavanaugh served as an Executive at Provident Funding Mortgage Corporation from February 2003 to July 2003, and an Executive Vice President, Director and Treasurer of Commercial Capital Bank from January 2000 to February 2003. He was Managing Principal and Chief Operating Officer of Financial Institutional Partners Mortgage Company and the Managing Principal and President of Financial Institutional Partners, LLC, an investment banking firm, from April 1998 to February 2003.

•	John E. Urban has served as our director since February 3, 2006. Mr. Urban is the President of Urban Capital LLC, where he manages his personal assets. Until his retirement in 2001, Mr. Urban served as a Partner and Chief Operating Officer of the Fixed Income Leveraged Finance Business of Goldman Sachs in New York. He joined Goldman Sachs in Fixed Income in 1992, became a Managing Director in 1996 and was named Partner in 1998. Previously, he worked at the

Continental Bank as a Senior Director and NationsBank of Texas as an Assistant Vice President and Credit Analyst.

•	Mark Okada, CFA has served as our director since June 16, 2006. Mr. Okada is a founding limited partner and Chief Investment Officer of the general partner of Highland Capital, where he is responsible for overseeing investment activities for various funds. Prior to Highland Capital, Mr. Okada served as Manager of Fixed Income for Protective Life’s GIC subsidiary, where he was primarily responsible for the bank loan portfolio and other risk assets from 1990 to 1993. Mr. Okada has over 19 years of experience in the leveraged finance market. From 1986 to 1990, he served as Vice President for Hibernia National Bank.

•	Gene C. McQuown has served as our director since June 16, 2006. From 1989 until 2006, Mr. McQuown was employed by J.E. Robert Company as a Senior Managing Director of JER, and President of JER Investors Trust, a public mortgage REIT.

•	Michael P. Zarrilli has served as our director since February 20, 2006. Mr. Zarrilli is currently Chief Executive Officer of Stanwich Capital LLC, which he founded in January 2006. Stanwich Capital LLC was formed to engage in financial and financial restructuring advisory and asset management. Previously, he was with JP Morgan and its predecessors for 32 years, most recently as Managing Director and Deputy Head of North American Credit Markets and member of its management committee.

•	Todd Travers, CFA has served as our Chief Executive Officer and Chief Investment Officer since January 26, 2006. Mr. Travers has also served as our director since February 20, 2006. Mr. Travers is responsible for Highland Capital’s CDO business and is the primary portfolio manager for Highland Capital’s par debt funds. He is a member of the Credit Committee and heads a team that is responsible for structuring new transactions and implementing additional opportunities in Highland Capital’s core businesses. Formerly, Mr. Travers served as Portfolio Manager/ Portfolio Analyst from 1994 to 1998 for Highland Capital, during which time his responsibilities included managing a portion of Highland Capital’s leveraged loan and high yield debt portfolios. Prior to Highland Capital, Mr. Travers served as a Finance Manager at American Airlines.

•	Cliff Stoops, CPA has served as our Interim Chief Financial Officer since March 29, 2007. Mr. Stoops has also served as our Controller since July 5, 2006. Mr. Stoops joined Highland Capital on July 5, 2006 and is responsible for the daily accounting requirements of our company and assists in the financial reporting requirements. Prior to joining Highland Capital, Mr. Stoops was a Manager at Ernst & Young LLP, where he worked for seven years and was involved in financial statement audits of various types of entities in the asset management field, including hedge funds, mutual fund advisors, and broker-dealers.

•	J. Kevin Ciavarra, Esq. has served as our General Counsel and Secretary since March 29, 2007. Mr. Ciavarra has also served as Highland Capital’s General Counsel since February 2006. Mr. Ciavarra previously served as Highland Capital’s Senior Tax Counsel from March 2004 to February 2006. Prior to joining Highland Capital, Mr. Ciavarra was an attorney at the law firm of Strasburger & Price LLP from 1999 to 2004. Prior to joining Strasburger & Price LLP, Mr. Ciavarra was a Senior Associate at Coopers & Lybrand from 1997 to 1999. Mr. Ciavarra received a J.D. from the Southern Methodist University School of Law, an LL.M. in taxation from Georgetown University Law Center and a B.A. from the University of Texas at Austin.

Board Committees
      We have established the following committees of the Board: an audit committee, a compensation committee, an affiliated transaction committee and a nominating and corporate governance committee.
      Audit Committee. Our audit committee is composed of four of our independent directors, Mr. Kavanaugh, Mr. Urban, Mr. McQuown and Mr. Zarrilli. Mr. Kavanaugh chairs our audit committee and serves as our audit committee financial expert, as that term is defined by the Securities and Exchange

Commission. The audit committee is responsible for approving our independent accountants, reviewing with our independent accountants the plans and results of the audit engagement, approving professional services provided by our independent accountants, reviewing the independence of our independent accountants and reviewing the adequacy of our internal accounting controls.
      Compensation Committee. Our compensation committee is composed of four of our independent directors, Mr. Kavanaugh, Mr. Urban, Mr. McQuown and Mr. Zarrilli. Mr. Urban chairs our compensation committee. The principal functions of the compensation committee is to (i) evaluate the performance of our officers, (ii) review the compensation payable to our officers, (iii) evaluate the performance of Highland Capital, (iv) review the compensation and fees payable to Highland Capital under our management agreement and (v) administer the issuance of any common units issued to the employees of Highland Capital who provide services to us. The LP Agreement provides that any action by the Board to change the membership of the compensation committee must be approved by the affirmative vote of a majority of the independent directors.
      Affiliated Transaction Committee. Our affiliated transaction committee is composed of four of our independent directors, Mr. Kavanaugh, Mr. Urban, Mr. McQuown and Mr. Zarrilli. Mr. Zarrilli chairs our affiliated transaction committee. The affiliated transaction committee is responsible for monitoring, reviewing and approving transactions by and between us and (i) our manager, (ii) any executive officer, (iii) director or director nominee, (iv) any 5% or more beneficial owner of any equity interest of us or our manager, (v) any member of the immediate family of any of the foregoing related persons, or (vi) any entity in which any of the foregoing persons has or will have a direct or indirect material interest.
      Nominating and Corporate Governance Committee. Our nominating and corporate governance committee is composed of four of our independent directors, Mr. Kavanaugh, Mr. Urban, Mr. McQuown and Mr. Zarrilli. Mr. McQuown chairs our nominating and corporate governance committee. The nominating and corporate governance committee is responsible for selecting, researching and nominating directors for election by our unitholders, selecting nominees to fill vacancies on the Board or a committee of the Board, developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of our the Board and our management.
Executive Compensation

Compensation Discussion and Analysis
      Because our management agreement provides that Highland Capital is responsible for managing our affairs, our executive officers, who are employees of Highland Capital, do not receive cash compensation from us for serving as our executive officers. In their capacities as officers or employees of Highland Capital, or its affiliates, they devote a portion of their time to our affairs as is required, however, for the performance of the duties of Highland Capital under the management agreement.
      Except for certain equity grants, Highland Capital compensates each of our executive officers. We pay Highland Capital a management fee, and Highland Capital uses the proceeds from the management fee in part to pay compensation to its officers and employees. Highland Capital has informed us that, because the services performed by these executive officers or employees in their capacities as such are performed primarily, but not exclusively, for us, it cannot segregate and identify that portion of the compensation awarded to, earned by or paid to our executive officers by Highland Capital that relates solely to their services to us.
      We currently maintain the Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan For Non-Natural Persons, which our board of directors adopted on February 3, 2006, as amended, supplemented or restated from time to time, and the Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan, which our board of directors adopted on February 3, 2006, as amended, supplemented or restated from time to time. The purpose of the plans is to provide incentives to our employees, our non-employee directors, Highland Capital and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel.

Summary Compensation Table
      As disclosed throughout this registration statement, Highland Capital has been responsible for our management. Our executive officers, in their capacity as our officers, do not receive any cash compensation from us. We pay a management fee to Highland Capital. In turn, in their capacity as officers of Highland Capital, our executive officers receive compensation from Highland Capital for the performance of their duties to Highland Capital on our behalf, as well as on behalf of the several other entities managed by Highland Capital. Because the services performed by the officers and employees of Highland Capital were not performed exclusively for us, Highland Capital cannot segregate and identify that portion of the compensation awarded to, earned by or paid to the executive officers by Highland Capital that relates solely to such persons’ services for us. Our executive officers are eligible to receive equity awards under our LP Unit Incentive Plan for Non-Natural Persons, as determined in the sole discretion of our compensation committee.
      The following table sets forth equity awards granted under our LP Unit Incentive Plan for Non-Natural Persons, received by our Chief Executive Officer and Chief Financial Officer for the year ended December 31, 2006. For the year ended December 31, 2006, other than the two officers listed below, we did not have any other named executive officers.
Summary Compensation Table for 2006

		Stock Awards	Option Awards	Total
Name and Principal Position	Year	($)(1)	($)(1)	($)

Todd Travers	2006	$666,623	$86,247	$752,870
Chief Executive Officer; Director
Chad Schramek	2006	n/a	n/a	n/a
Interim Chief Financial Officer(2)

(1)	The amount reported in this column reflects the dollar amount recognized for financial statement purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R.

(2)	Mr. Schramek’s status as Interim Chief Financial Officer was terminated on December 31, 2006.

Grants of Plan-Based Awards Table for 2006

		All Other Stock	All Other Option		Grant Date Fair
		Awards: Number	Awards: Number of	Exercise or Base	Value of Stock
		of Shares of Stock	Securities	Price of Option	and Option
		or Units	Underlying Options	Award	Award
Name and Principal Position	Grant date	(#)(1)	(#)(2)	($)	($)(3)

Todd Travers; Chief Executive Officer; Director	02/03/06	66,667	66,667	$15.00	$1,000,005
Todd Travers; Chief Executive Officer; Director	10/26/06	50,000	50,000	$16.50	$825,000
Chad Schramek: Interim Chief Financial Officer(4)	n/a	n/a	n/a	n/a	n/a

(1)	Restricted units vest in one-third increments on the first three anniversaries of the grant date. Holders of restricted units have the right to receive distributions pursuant to the LP Agreement.

(2)	Options vest in one-third increments on the first three anniversaries of the grant date.

(3)	The grant date fair values were computed in accordance with FAS 123R.

(4)	Mr. Schramek’s status as Interim Chief Financial Officer terminated on December 31, 2006.

Outstanding Equity Awards at Fiscal Year End

	Options Awards		Stock Awards

	Number of Shares		Number of Shares
	Acquired On	Value Realized	Acquired On	Value Realized
	Exercise	On Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	(S)

Todd Travers	n/a	n/a	22,222	$400,000	(2)
Chief Executive Officer; Director
Chad Schramek	n/a	n/a	n/a	n/a
Interim Chief Financial Officer

(1)	None of the Company’s named executive officers exercised any stock options during the fiscal year ended December 31, 2006.

(2)	Value assumed to be approximately $18.00 per share.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards				Stock Awards

	Number of Securities		Option		Number of Shares or		Market Value of Shares
	Underlying Unexercised		Exercise	Option	Units of Stock That		or Units of Stock That
	Unearned Options(#)		Price	Expiration	Have Not Vested		Have Not Vested
Name	Unexercisable		($)	Date	(#)		($)

Todd Travers	66,667	(1)	15.00	2/3/2016	66,667	(1)	1,000,005
Todd Travers	50,000	(2)	16.50	10/26/2016	50,000	(2)	825,000
Chad Schramek	n/a		n/a	n/a	n/a		n/a

(1)	Units of stock and options vest in one-third increments on the first three anniversaries of date of grant, February 3, 2006.

(2)	Units of stock and options vest in one-third increments on the first three anniversaries of date of grant, October 26, 2006.

Compensation of Directors
Director Compensation Table

	Fees earned or
Name	paid in cash	Stock awards	Option awards	TOTAL(1)

Scott Kavanaugh	$40,000	$183,000	$16,580	$239,580
Michael Zarrilli	$40,000	$183,000	$16,580	$239,580
John Urban	$42,000	$183,000	$16,580	$241,580
Gene McQuown	$29,250	$183,000	$16,580	$228,830
James Dondero	0	$180,000	$16,200	$196,200
Mark Okada	0	$180,000	$16,200	$196,200
Todd Travers(2)	0	$183,000	$16,580	$199,580

(1)	The aggregate number of stock awards and option awards outstanding at end of fiscal year were 124,732 restricted stock units and 259,474 options, respectively.

(2)	The stock awards and option awards listed herein for Todd Travers are also included in the Grants of Plan-Based Awards Table, above.

LP Unit Incentive Plans
      We currently maintain the Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan For Non-Natural Persons, which our board of directors adopted on February 3, 2006, as amended, supplemented or restated from time to time, and the Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan, which our board of directors adopted on February 3, 2006, as amended, supplemented or restated from time to time. The plans were amended in October 2006 and further amended as of March 29, 2007, to among other things, conform the plans to be more similar to equity incentive plans of comparable publicly listed companies. The purpose of the plans is to provide incentives to our employees, our non-employee directors, Highland Capital and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel.
      The incentive plans are administered by our compensation committee. Unless terminated earlier, the plans will terminate in 2016 but will continue to govern unexpired awards. Initially, the maximum aggregate number of common units reserved and available for issuance under the plans is 2,667,126 units. Subsequently, the maximum aggregate number of common units reserved and available for issuance under the plans shall be increased by 10% of the common units issued in any and each subsequent offering of our common units by us, which increases the number of our outstanding common unit upon such offering; The aggregate number of common units as to which Awards may be granted to any participant during any calendar year may not, subject to certain adjustments, exceed 50% of the common units reserved under the plans.
      The plans provide for the grant of common unit options, restricted common units, stock appreciation rights, performance awards and other equity- or cash-based awards, as determined by our compensation committee. These awards may be subject to such conditions and restrictions as the compensation committee may determine, including, but not limited to, the achievement of certain performance goals or the provision of continued services to us through a specific period. Currently, it is contemplated that the majority of the awards that will be granted under the plans will be common unit options and restricted common units.
      The exercise price and vesting provisions for common unit options is determined by our compensation committee, in its sole and absolute discretion. The vesting provisions for restricted common units is also determined by our compensation committee, in its sole and absolute discretion.
      Our compensation committee determines the terms of each common unit option and restricted common unit award, including when each common unit option and restricted common unit award may be exercised and the period of time, if any, after retirement, death, disability or termination of employment or service during which options may be exercised. Each award granted under the plans is subject to an Award Agreement that sets forth the specific terms and conditions of such awards, such as vesting and exercise price, as determined by our compensation committee.
      Our Board, or our compensation committee, may, at any time amend, alter or discontinue the plans, but cannot, without a participant’s consent, take any action that would impair the rights of such participant under any award granted under the plans. To the extent required by law, our Board will obtain approval of the unit holders for any amendment that would, other than through adjustments provided under the plans to prevent dilution or enlargement of rights under awards, increase the total number of common units reserved for issuance under the plans, change the class of eligible participants, or otherwise require such approval. Awards granted under the plans cannot be transferred, sold, pledged or assigned and all awards are exercisable only by the participant.
      Concurrently with the completion of this offering, we intend to award to Highland Capital, employees of Highland Capital and other consultants restricted units or options to purchase restricted units in an amount yet to be determined by our compensation committee. These options will have an exercise price equal to the price per common unit in this offering and will vest in one-third increments on the first three anniversaries of the closing date of this offering. The purpose of these grants is to provide Highland

Capital and its employees with incentives in order to stimulate their efforts toward our continued success, long-term growth and profitability.

Employment Agreements and Change in Control Benefits
      We do not maintain any employment agreements with any of our executive officers nor do we provide any change in control or similar benefits to our executive officers.
Highland Capital Personnel
      We will use the resources of Highland Capital. Certain information regarding Highland Capital’s talent at our disposal is set forth below:

Par Loans

•	John Morgan, CFA — Senior Portfolio Manager. Mr. Morgan is a Senior Portfolio Manager for Highland Capital, covering the Retail, Food & Drug, and Restaurant & Lodging sectors. Prior to Highland Capital, Mr. Morgan served as Portfolio Analyst for Falcon Fund Management, LTD from August 1995 to February 2000, where he created comparables to assess the attractiveness of companies within industries and across the portfolio. He assisted the portfolio manager in the security selection process and the management of the portfolio. Prior to Falcon, Mr. Morgan was an Analyst for a Convertible Arbitrage Fund at Q Investments, where he analyzed financial statements and related corporate disclosures and performed analysis on potential investment opportunities. Mr. Morgan is a graduate of Southern Methodist University with a BS in Biological Sciences and an MBA.

•	Brett Pope, CFA — Senior Portfolio Manager. Mr. Pope is a Senior Portfolio Manager for Highland Capital, covering the Healthcare, Financial Services, Building Products, and Metals & Mining sectors. Prior to Highland Capital, Mr. Pope served as a Senior Equities Analyst in Healthcare at Street Advisor.com from 1999 to 2001 and as a Senior Research Analyst covering the Building Products and Financial Service sectors at Southwest Securities from 1996 to 1999. Prior to 1996, he served as a Senior Financial Analyst with Associates First Capital Corporation. Mr. Pope is a Magna Cum Laude graduate of the University of Texas at Austin. Mr. Pope is a CFA charterholder.

•	David Walls, CFA — Senior Portfolio Manager. Mr. Walls is a Senior Portfolio Manager for Highland Capital with oversight of the Cable, Wireless/ Wireline Telecom, Satellite, Aerospace/ Defense and Equipment Rental sectors. Prior to Highland Capital, Mr. Walls served as an Associate in the Asset Management unit of Lend Lease Real Estate Investments, underwriting and structuring acquisitions of bulk portfolios of distressed Korean real estate and corporate debt. Prior to his international responsibilities at Lend Lease, Mr. Walls performed loan workouts on a domestic portfolio of sub-and non-performing real estate secured assets. Prior to Lend Lease, Mr. Walls worked at U.S. Trust Company of California as an Assistant Vice President, Junior Portfolio Manager in their Fixed Income Portfolio Management group and for Capital Research & Management Company as a fixed-income trader. Mr. Walls is a graduate of Northwestern University with a BA in Economics, and the Kellogg School of Management at Northwestern University with an MBA in Finance and Marketing. Mr. Walls is a member of AIMR and DAIA, and is a CFA charterholder.

ABS

•	Gibran Mahmud, CPA — Portfolio Manager. Mr. Mahmud is involved in managing Highland Capital’s CDO funds and is part of the team that is responsible for structuring new transactions and implementing additional opportunities in Highland Capital’s core business. Formerly, Mr. Mahmud served as Controller at Highland Capital from 2001 to 2003. Prior to Highland Capital, Mr. Mahmud served as a Senior Analyst at Fleet Capital where he was involved in the originating, structuring, modeling and credit analysis for clients primarily in the manufacturing, retail and services industries. Formerly, Mr. Mahmud was a senior accountant at Arthur Andersen. Mr. Mahmud is a graduate of Baylor University with a Bachelors in Accounting and an MBA with an emphasis in Finance. Mr. Mahmud is a Certified Public Accountant.

Distressed Loans

•	Patrick H. Daugherty — Senior Distressed Portfolio Manager. Mr. Daugherty is a Senior Portfolio Manager and General Counsel at Highland Capital. He is co-head of the Distressed Group, where he is responsible for managing the sourcing, investing and monitoring processes. In addition, he serves as head manager of the Private Equity Group and is responsible for all portfolio companies. Prior to Highland Capital, in early 1998, Mr. Daugherty served as Vice President in the Corporate Finance Group at NationsBanc Capital Markets, Inc. (now Bank of America Capital Markets, Inc.) where he originated and structured leveraged transactions for a $2.5 billion portfolio of mid-cap companies located in the Southwest. Mr. Daugherty has over 15 years of experience in stressed and/or distressed, high yield and corporate restructuring. He has been involved in over 100 bankruptcy situations and held steering committee positions in over 35 cases. Mr. Daugherty is a graduate of The University of Texas at Austin with a BBA in Finance, and he received his Juris Doctorate from The University of Houston School of Law. Mr. Daugherty is a member of the Texas Bar Association and was admitted to the American Bar Association in 1992.

•	Kurtis S. Plumer, CFA — Senior Distressed Portfolio Manager. Mr. Plumer is co-head of the Distressed Group at Highland Capital and is responsible for managing the sourcing, investing, and monitoring process. He has over 14 years of experience in stressed and/or distressed, high yield bond and leveraged loan products. Prior to Highland Capital, in 1999, Mr. Plumer was a stressed and/or distressed high yield bond trader at Lehman Brothers in New York, where he managed a $250 million portfolio invested in global stressed and/or distressed securities. While at Lehman Brothers, he also traded emerging market sovereign bonds. Prior to joining Lehman Brothers, Mr. Plumer was a corporate finance banker at NationsBanc Capital Markets, Inc. (now Bank of America Capital Markets, Inc.), where he focused on mergers and acquisitions and financing transactions for the bank’s clients. Mr. Plumer is a graduate of Baylor University with a BBA in Economics and Finance, and the Kellogg School at Northwestern University with an MBA in Strategy and Finance. Mr. Plumer is a CFA charterholder.

PRINCIPAL AND SELLING UNITHOLDERS
      The following table sets forth certain ownership information as of                     , with respect to our common units for those persons who directly or indirectly own, control or hold with the power to vote, 5% or more of our outstanding common units and all executive officers and directors, individually and as a group.

	Common Units			Common Units
	Beneficially Owned Before		Common Units	Beneficially Owned After
	this Offering(1)		Offered Hereby	this Offering(1)

Name and Address(2)	Number	Percentage		Number	Percentage

James Dondero
Mark Okada
Scott F. Kavanaugh
John E. Urban
Todd Travers
Chad Schramek
Clifford Stoops
Gene C. McQuown
Michel P. Zarrilli
Highland Capital Management, L.P.(3)
All executive officers and directors as a group (9 persons)

(1)	Assumes issuance of common units offered hereby. Does not reflect (A) common units reserved for issuance upon exercise of the underwriters’ over-allotment option, or (B) restricted common units and options to purchase common units granted to Highland Capital and other consultants.

(2)	The address for all executive officers and directors is c/o Highland Financial Trust, Two Galleria Tower, 13455 Noel Road, Suite 800, Dallas, Texas 75240.

(3)	Voting and investment control over our common units beneficially owned by Highland Capital is maintained by James Dondero, the founding limited partner and President of the general partner of Highland Capital.

OTHER BUSINESS ACTIVITIES OF HIGHLAND CAPITAL AND/ OR ITS AFFILIATES;
CERTAIN RELATIONSHIPS AND THIRD-PARTY TRANSACTIONS
      The management services provided by Highland Capital under the management agreement are not exclusive to us and our subsidiaries. Highland Capital and/or its affiliates, engage in a broad spectrum of activities, including investment advisory activities, and have extensive investment activities that are independent from, and may from time to time conflict with, our business activities and strategies. Certain affiliates of Highland Capital may advise, sponsor or act as investment manager to other investment funds, portfolio companies of private equity investments and other persons or entities (including prospective investors in our common units) that have investment objectives that overlap with our business plan and that may, therefore, compete with us for asset acquisition opportunities. A number of collective investment vehicles currently managed by Highland Capital, including Highland CDO Opportunity Master Fund, L.P., have investment objectives which overlap, in part, with our business plan. We will therefore face a number of conflicts of interest with Highland Capital and its affiliates with respect to the allocation of asset acquisition opportunities. In addition, subject to the exclusivity provisions of the management agreement, Highland Capital may raise new investment funds whose investment objectives overlap with our business plan, which may further compound these conflicts.
      The exclusivity provisions of the management agreement provide that, until 75% of the proceeds from each of the Trust’s February 2006 private offering, the Trust’s October 2006 private offering and this offering have been deployed by us in accordance with our business strategies, Highland Capital will not sponsor or act as investment manager for any newly created CDO other than on our behalf. This limitation, however, could be extinguished relatively rapidly, possibly even shortly following completion of this offering. In addition, these provisions mandate that we will be the only publicly traded entity sponsored by Highland Capital that will be primarily engaged in the business of owning all or a majority of the equity interests of CDO subsidiaries, unless it obtains the approval of a majority of our independent directors. Notwithstanding the foregoing, Highland Capital may sponsor and/or act as investment manager for (i) a leveraged loan fund transaction with Dresdner Kleinwort Wasserstein Securities LLC as underwriter, (ii) any CDO which contains indenture provisions which make payment to debt tranches of such CDO contingent on the adequacy of such CDO’s collateral market value rather than on the adequacy of such CDO’s collateral’s cash flows and (iii) any CDO with an asset ratio substantially similar to Tierra Alta CDO 2006-1, Ltd., provided that in the case of (ii) and (iii), Highland Capital shall first offer the Company the opportunity to purchase at least a majority equity interest in the vehicles described in clauses (ii) and (iii) on the same terms as would be offered to third parties before offering such opportunity to third parties, which opportunity may be accepted upon a majority approval of the Board, including a majority of the independent directors, in the Board’s sole discretion.
      Under the management agreement, Highland Capital has agreed to allocate asset acquisition opportunities among us, on the one hand, and the investment management account managed or advised by it in accordance with its asset allocation procedures. Under these procedures, Highland Capital will use its reasonable best judgment and act in a manner which it considers fair and reasonable in allocating asset acquisition opportunities. When it is determined that it would be appropriate for us or one of our subsidiaries and one or more of such investment management accounts to participate together in an investment opportunity, Highland Capital will seek to allocate opportunities for all of the participating entities, including us, on an equitable basis, taking into account, among other things, such factors as the relative amounts of capital available for new purchases, the financing available in respect of an asset, legal restrictions, the size, liquidity and anticipated duration of the proposed asset acquisition, and the respective business objectives and policies and asset portfolios of us and the affiliated entities for which participation is appropriate. Accordingly, it is possible that we may not be given the opportunity to participate at all in certain acquisitions made by our affiliates that meet our business objective, but expect over time to receive a fair allocation of such opportunities inasmuch as that is the standard set forth in Highland Capital’s allocation policies.
      To further address potential conflicts arising out of transactions between us, on the one hand, and Highland Capital and/or its affiliates, on the other, a majority of the Board’s directors are independent directors who are unaffiliated with Highland Capital and/or its affiliates. The management agreement requires certain transactions be approved by a majority of our independent directors. See “Highland Capital and the Management Agreement — Alignment of Interests.”
      During the formation period of a new CDO, the warehouse receives allocations in accordance with Highland Capital’s overall allocation policies. The basic principle of Highland Capital’s allocation policies is to allocate opportunities in a manner that treats each account fairly over time. Because Highland Capital’s client accounts are invested in fixed-income instruments of approximately 1,400 issuers, Highland Capital does not attempt to allocate on a pro rata basis. Rather the relevant allocation committee considers a wide range of factors including each account’s investment capacity, investment level, diversification and other account guidelines and other relevant factors.
      We anticipate co-purchasing assets alongside affiliates of Highland Capital, including purchases of assets from, and interests in loans to unaffiliated third parties. In addition, we may acquire interests in unaffiliated third parties where an affiliate of Highland Capital has acquired, is concurrently acquiring or intends to acquire a different interest in the same counterparty. In such instances, our interest may be senior or junior to, or have rights different from or adverse to, the interest owned by Highland Capital’s affiliate and will be in compliance with Highland Capital’s policies, procedures and guidelines.
      Under the management agreement, we may only sell assets to or buy assets from Highland Capital and/or its affiliates in compliance with our policies, procedures and guidelines and with prior approval of a majority of the Board’s independent directors. However, clients of Highland Capital and/or its affiliates in which they do not have a substantial investment are not considered affiliates for purposes of this paragraph.
      In addition, we may purchase securities issued in connection with the financing of a securitization vehicle owned by an affiliate of Highland Capital, and affiliates of Highland Capital may make similar purchases from us. Under the management agreement, we will generally be required to seek the approval of a majority of the Board’s independent directors before we engage in any such transaction.
      Highland Capital may determine, in light of our differing business objectives and of a particular affiliate which has co-invested with us and other factors applicable to the specific situation, to dispose of or all or a portion of an asset on our behalf at the same time as such asset or portion thereof or a related asset is being retained by such affiliate. Conversely, Highland Capital may determine to retain all or a portion of an asset on our behalf where such asset or a related instrument is being disposed of on behalf of such affiliate. Each of these determinations may present an actual or potential conflict of interest that is subject to Highland Capital allocation and conflict of interest policies.
      Under the management agreement, there are no limits on the percentage of our total assets that may be comprised of assets of the type described above. Assets of the type described above may not be the result of arm’s length negotiations and may involve actual or potential conflicts between our interests and the interests of other affiliates of Highland Capital. In addition, where we co-purchase assets with another affiliate of Highland Capital, our returns on such assets may differ and, in some cases, materially from our affiliate’s returns as a result of a variety of factors, including differences in the rates at which we are able to finance our assets as compared to our affiliate and differences in the timing of our disposition of such asset as compared to our affiliate.
      The policies and procedures adopted by the Board also provide that material conflict of interest between Highland Capital and the holders of our common units or of interests in us. In addition, the policies and procedures adopted by the Board provide that the Board’s independent directors may amend the policies and procedures to add categories of assets with respect to which the Board’s independent directors will be deemed to have pre-approved based on conditions and parameters set forth in such additional guidelines and procedures.
      Our chairman and each of our officers also serve or may serve as officers or directors of Highland Capital and serve or may serve as officers or directors of Highland Capital and/or one or more of its existing or future affiliates. Such individuals may therefore have obligations to the investors in affiliates of

Highland Capital which may, in particular circumstances, conflict with our interests or those of our unitholders.
      Affiliates of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., the underwriters, owned approximately 6.2% and 6.2%, respectively, of our outstanding common units as of December 31, 2006, which shares were acquired in the Trust’s February 2006 private placement. See “Principal and Selling Unitholders.” In addition, affiliates of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. have provided and in the future may provide investment banking, commercial banking, advisory and/or other similar services to us and to Highland Capital and/or its affiliates from time to time for which they have received and in the future may receive customary fees and expenses. See “Underwriting.”
      During 2006, the Trust maintained accounts at NexBank, a related party. As of December 31, 2006, balances in the accounts were approximately $5.0 million. Interest in the amount of approximately $0.5 million was earned and was recorded in the consolidated statement of income of the Trust for the period February 3, 2006 to December 31, 2006. NexBank also acted as agent bank on four loans originated by HFC that resulted in approximately $5.6 million of income to HFC during the period July 1, 2006 to December 31, 2006.

DESCRIPTION OF COMMON UNITS AND OUR ORGANIZATIONAL DOCUMENTS
General
      The following is a summary of the material terms of our common units. Our amended and restated limited partnership agreement, which we refer to as the LP Agreement, provides for the issuance of common units and the distributions on and voting rights of common units. The following description is subject to the provisions of the Delaware Limited Partnership Act. The statements that follow are subject to and are qualified in their entirety by reference to all of the provisions of the LP Agreement, which will govern your rights as a holder of common units, copies of which are available upon request.
Authorized Beneficial Interests
      Common Units. Each common unit represents one beneficial limited partnership interest in us. The Board is authorized to issue an unlimited number of additional common units for any purpose, at any time and on such terms and conditions as the Board shall determine, without the approval of our unitholders. Immediately following the completion of this offering, we will have                common units outstanding. We have an outstanding special limited partnership interest (relating to the incentive allocation), which is held by HCSA. Holders of our common units have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. In the event of our liquidation, dissolution or winding up, our holders of common units are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of any preferred partnership interests that may be issued by us prior to distribution.
      Preferred Units. The Board is authorized to cause us from time to time (without approval of our unitholders) to create and issue additional common or preferred LP partnership interests in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties that rank senior to the common units with regard to (i) the allocations of items of income, gain, loss, deduction and credit, and (ii) the rights to receive distributions, including upon our dissolution and liquidation.
Voting Rights
      Each outstanding common unit is entitled to one vote on any matter with respect to which our unitholders are entitled to vote, as provided in the LP Agreement and as summarized below. The LP Agreement provides that the holders of common units are entitled to vote for the election of directors. Our directors will be elected at each annual meeting of our unitholders, except that directors may also be elected at a special meeting of unitholders called by the chairman of the Board, our chief executive officer, if any, or by resolution adopted by the Board or at a special meeting to replace directors who have been removed by the holders of common units as provided in the LP Agreement. Directors will be elected by a plurality of common units represented at the meeting, assuming the presence of a quorum. Because the LP Agreement does not provide for cumulative voting rights, the holders of a plurality of the outstanding common units represented at a meeting will effectively be able to elect all of our directors standing for election at the meeting.
Approval of Certain Actions by Holders of Common Units
      The LP Agreement provides that, without the approval of holders of at least a majority of the outstanding common units, we may not take any action (other than to amend organizational documents as described below) that under the mandatory provisions of the Delaware Business Corporation Law, a Delaware corporation could not take without obtaining the approval of its stockholders.
Management
      Pursuant to the LP Agreement, our management is vested in the General Partner. However, the General Partner has delegated irrevocably substantially all of its rights and responsibilities relating to our management to the Board. The General Partner has retained its authority to (i) take any action necessary to avoid us being taxed as a corporation, (ii) make any filings required by any law or regulation and (iii) take administrative acts relating to the admission of new partners or the transfer of common units. The LP Agreement authorizes us to engage outside managers to administer our business activities and day-to-day operations, subject to the oversight of the Board and the terms of the LP Agreement. We have entered into a management agreement with Highland Capital, pursuant to which Highland Capital is responsible for providing general supervision of, and assistance with respect to, all of our activities.
Board of Directors
      The number of directors which will constitute the whole Board shall be no fewer than three and no more than 12. The number of directors which shall constitute the whole Board shall be determined, within such parameters, from time to time by resolution adopted by a majority of the Board then in office. At all times, a majority of the seats on the whole Board shall be reserved for independent directors. The term of each director will be from the effective date of such director’s election for a one-year period until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal as provided below. Any director or the whole Board may be removed upon the affirmative vote of holders representing at least two-thirds of the common units entitled to vote, given at an annual meeting or at a special meeting of our unitholders called for that purpose. The vacancy in the Board caused by any such removal shall be filled by the holders representing a plurality of the common units, provided that a quorum is present, at a duly called meeting of the unitholders. Unless otherwise required by law, any vacancy on the Board resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, provided that a quorum is present. Any other vacancies may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. If there are no directors in office, vacancies shall be filled by holders representing a majority of the common units, provided that a quorum is present, at a duly called meeting of our unitholders. Any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term that shall coincide with the shortest remaining term of the other directors on the Board and until such director’s successor is elected and qualified, unless sooner removed. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of such director’s predecessor and until such director’s successor is elected and qualified, unless sooner removed.
Board Committees
      The LP Agreement provides that the Board may designate one or more committees consisting of one or more of our directors, which may exercise, to the extent provided by the Board, the powers and authority of the Board under the LP Agreement. Pursuant to such authority, the Board has authorized the creation of an audit committee, a compensation committee and a nominating and corporate governance committee. See “Management — Board Committees.”
Officers
      The Board may elect or appoint such officers and agents as may be deemed necessary or advisable from time to time. Pursuant to this authority, the Board has appointed persons to hold the following senior offices: Chief Executive Officer, Chief Investment Officer, Interim Chief Financial Officer, Treasurer, Controller, General Counsel and Secretary. See “Management — Senior Officers.”
Right to Obtain Certain Documents and Information
      Each holder of a common unit will have the right, for a purpose solely related to such person’s interest as our limited unitholder (which will not include any commercial purpose), upon written demand with a statement of the purpose of such demand and at such holder’s own expense (including such copying and administrative charges as the General Partner may establish from time to time):

•	to obtain a copy of the most recent annual and quarterly reports filed with the SEC by us pursuant to the Exchange Act;

•	to obtain a copy of our U.S. federal, state, and local income tax returns for each fiscal year;

•	to obtain a current list of the name and notice mailing address of each holder of common units; and

•	to obtain a copy of the LP Agreement and the Certificate of Limited Partnership and certain related documents.

      Notwithstanding the above, the General Partner, as directed by the Board, may keep confidential from the holders of common units, for such period of time as the Board determines to be reasonable, any information that (i) the Board reasonably believes to be in the nature of trade secrets or other confidential and/or proprietary information, the disclosure of which the Board in good faith believes is not in our best interests or could damage us or our business; or (ii) we are is required by law or by agreements with an unaffiliated third-party to keep confidential.
Approval of Certain Actions by Holders of Common Units
      The LP Agreement provides that, without the approval of holders of at least a majority of the outstanding common units, we may not take any action (other than to amend organizational documents as described below) that under the mandatory provisions of the Delaware General Corporation Law a Delaware corporation could not take without obtaining the approval of its stockholders.
Mandatory Exchange and Dissolution of the Trust
      In January 2006, the Trust, a Delaware statutory trust, was organized by our manager, Highland Capital, to own substantially all of our common units. The Trust itself held no assets other than its interest in us and pursuant to its terms, was prohibited from acquiring any assets other than interests in us. In December 2006, the Board determined in its sole discretion that the Trust was, or was reasonably likely to be, required to issue IRS Schedules K-1 to holders of the Trust’s common shares and that the burdens of maintaining the existence of the Trust were greater than the benefits derived from maintaining the existence of the Trust. As a result, in January 2007, the holders of the Trust’s common shares mandatorily exchanged their common shares for our common units, and the Trust was dissolved, in accordance with the LP Agreement and the Trust Agreement. Following such exchange, holders of the Trust’s common shares became our unitholders and will receive annual tax information on IRS Schedules K-1 with respect to their common units.
Dissolution
      The LP Agreement provides that we will dissolve, and our affairs be wound up, only upon the first to occur of any of the following:

(1) an event of withdrawal of the General Partner, as defined in the Delaware Revised Uniform Limited Partnership Act (other than an event of bankruptcy), unless, within ninety days after such event of withdrawal holders of a majority of the common units agree in writing to continue our business and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

(2) an election to dissolve us made by the General Partner, upon approval by the Board;

(3) entry of a decree of judicial dissolution of us pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

(4) the sale of all or substantially all of our assets and properties; or

(5) a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment a majority in interest of the holders of LP units agree in writing to continue our business and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.
      The LP Agreement further provides that we will not be dissolved by the admission of substituted or additional limited partners or by the admission of a successor General Partner in accordance with the terms of the LP Agreement.
      Upon liquidation and winding up of us, the then holders of common units will be entitled to share ratably in our assets legally available for distribution following payment to creditors.
Anti-Takeover Provisions
      Certain provisions of the management agreement and the LP Agreement may make it more difficult for third-parties to acquire control of us by various means. These provisions could deprive our unitholders of opportunities to realize a premium on the common units owned by them. In addition, these provisions may adversely affect the prevailing market price of common units. These provisions are intended to:

•	protect the position of Highland Capital and its rights to manage our business and affairs under the management agreement;

•	enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board;

•	discourage certain types of transactions which may involve an actual or threatened change in control of us;

•	discourage certain tactics that may be used in proxy fights;

•	encourage persons seeking to acquire control of us to consult first with Highland Capital and the Board to negotiate the terms of any proposed business combination or offer; and

•	reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the outstanding common shares or that is otherwise unfair to our unitholders.

      A number of provisions of the LP Agreement could have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from acquiring, control of us. The LP Agreement provides that our directors may be removed by the affirmative vote of at least two-thirds of the common shares (subject to the voting rights of any holders of preferred interests or incentive interests issued by us, if any).
      The LP Agreement provides that special meetings of our unitholders may only be called by the General Partner, the chairman of the Board, our chief executive officer or by resolution adopted by the Board or the holders of at least 35% of our outstanding common units. The LP Agreement provides that our directors may be elected at the annual meeting of our unitholders, at a special meeting of unitholders called by the chairman of the Board or our chief executive officer or by resolution adopted by the Board or at a special meeting to replace directors who have been removed by the holders of common units as provided in the LP Agreement. The LP Agreement also provides that unitholders seeking to bring business before an annual meeting of unitholders or to nominate candidates for election as directors at our annual meeting of unitholders must provide notice thereof in writing to us not less than 90 days and not more than 120 days prior to the anniversary date of the preceding year’s annual meeting. In addition, the unitholder furnishing such notice must be a unitholder of record on both (1) the date of delivering such notice and (2) the record date for the determination of unitholders entitled to vote at such meeting. The LP Agreement specifies certain requirements as to the form and content of a unitholder’s notices to other unitholders. These provisions may preclude holders of common units from bringing matters before an annual meeting or from making nominations for directors at an annual or special meeting.
      Authorized but unissued common units are available for future issuance, at the discretion of the Board and without approval of our unitholders. In addition, the Board is authorized to issue additional partnership interests for any purpose, at any time and on such terms and conditions as the Board shall determine, without the approval of our unitholders. Such additional partnerships interests may be issued in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties that rank senior to the common units with regard to (i) the allocations of items of income, gain, loss, deduction and credit, and (ii) the rights to receive distributions, including upon our dissolution and liquidation. These additional partnership interests may be utilized for a variety of purposes, including future public offerings to raise additional capital, fund acquisitions and employee benefit plans. The existence of authorized but unissued common units and the Board’s ability to issue additional partnership interests without the approval of our unitholders, could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Fiduciary Duties of Our Directors and Officers and of the General Partner
      The LP Agreement provides that our directors owe substantially similar fiduciary duties to us and our equity holders as the directors of a Delaware business corporation owe to the corporation and its stockholders.
      The LP Agreement also provides that the General Partner does not have any greater fiduciary or similar duties to us, other than those of loyalty and good faith, than an officer of a corporation for profit organized under the General Business Corporation Law of Delaware would have to such corporation or its stockholders.
Limitations on Liability and Indemnification of Highland Capital and Our Directors and Officers
      The management agreement provides that Highland Capital and its directors, officers, employees, advisors, agents and representatives will not be liable to us, any subsidiary of ours, our directors, our unitholders or any subsidiary’s securityholder for any acts or omissions by any of the foregoing arising from the performance of any obligation or duties under the management agreement, except for breaches of the management agreement by Highland Capital or by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of Highland Capital’s duties under the management agreement. Pursuant to the management agreement, we have agreed to indemnify Highland Capital and its directors, officers, employees, advisors, agents and representatives to the fullest extent permitted by law against all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever in respect of or arising from any acts or omissions of any such indemnified party arising from, or in connection with, the provision of services by Highland Capital, or on behalf of Highland Capital, under the management agreement, except for breaches of the management agreement or by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard to Highland Capital’s duties under the management agreement.
      The LP Agreement provides that our directors will not be liable for monetary damages to us, any subsidiary of ours, for any acts or omissions arising from the performance of any of their obligations or duties in connection with us, except as follows: (i) for any breach of the director’s duty of loyalty to us or our unitholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit. The LP Agreement provides that we will indemnify our directors and officers or any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that the person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
      The LP Agreement further provides that the General Partner will not be liable for monetary damages to us, any holders of common units or any assignees for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. The LP Agreement further provides that, to the fullest extent permitted by Delaware law with regard to a corporation for profit organized under the General Business Corporation Law of Delaware, we will indemnify and hold harmless the General Partner and any of our directors, officers, employees or agents, or any such person serving at our request as a director, officer, employee or agent of another entity, in their capacities as such, from and against any and all losses, claims, damages and liabilities that relate to our operations as set forth in the LP Agreement.
      Each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on our behalf in furtherance of our interests in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on our behalf.
      We have also entered and may in the future enter into indemnification agreements with certain of our directors and executive officers. These provisions and agreements may have the practical effect in some cases of eliminating our unitholders’ ability to collect monetary damages from such directors and executive officers.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Return of Capital
      Unless expressly determined otherwise by the Board, none of our unitholders will be entitled to the withdrawal or return of its capital contribution, except to the extent of distributions made pursuant to the LP Agreement or upon our termination as provided herein.
Records and Accounting
      We will keep or cause to be kept at our principal office those records and documents required to be maintained by the Delaware Revised Uniform Limited Partnership Act and other books and records deemed by the Board to be appropriate with respect to our business. Our books will be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or such other basis as the Board determines to be necessary or appropriate and in compliance with applicable laws, rules and regulations.
Financial Reports
      Under the LP Agreement, we are required to mail to each holder of common units, as soon as practical but in no event later than 90 days after the end of each year, an annual report containing our financial statements for such year, presented in accordance with generally accepted accounting principles. In addition, as soon as practicable, but in no event later than 45 days after the close of each quarter (except the last fiscal quarter of each year), we are required to mail to each holder of common units a report containing our unaudited financial statements and such other information as may be required by applicable law or regulation, or as the Board determines to be appropriate. After the initial public offering, we will be required to send to unitholders only those reports as will be required by the Exchange Act and other applicable law.
Tax Reports
      Under the LP Agreement, we are required to arrange for the preparation and timely filing of all returns of partnership income, gains, deductions, losses and other items required of the partnership for U.S. federal and state income tax purposes and to furnish, as soon as reasonably practicable following the close of each fiscal year, the tax information, including IRS Schedules K-1, reasonably required by holders of the common units for U.S. federal and state income tax reporting purposes. There can be no assurance that we will be able to furnish this information to holders of our common units in time for such holders to timely file any required U.S. federal or other income tax returns, and holders of our common units, therefore, may be required to file for an extension of time to complete such returns or face certain penalties for filing late returns.
Tax Matters Partner
      Under the LP Agreement, the General Partner (or another Partner designated by the General Partner) is our “tax matters partner” for U.S. federal income tax purposes and is authorized to act as our “tax matters partner” or in any similar capacity under state, local or foreign law. The tax matters partner is authorized, but not required: (1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of items required to be taken into account by a partner for income tax purposes, (2) to seek judicial review of such final adjustments made to our tax returns, (3) to intervene in any action brought by any other partner for judicial review of a final adjustment, (4) to file a request for an administrative adjustment with the IRS, (5) to enter into an agreement with the IRS to extend tax assessment periods, and (6) to take any other action on behalf of the partners or us in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.
Voluntary Transfer of the General Partner Interest
      The General Partner may not transfer any of its general partner interest or withdraw as General Partner, except (i) to an affiliate or employee of our manager or our manager’s general partner, or (ii) with the approval of Board, including a majority of the independent directors. The General Partner shall not allow any transfer of the equity interests in the General Partner, except (i) to an affiliate or employee of our manager or our manager’s general partner, or (ii) with the approval of Board, including a majority of the independent directors.
Mandatory Transfer of the General Partner Interest
      The LP Agreement further provides that, upon notice to the General Partner, the General Partner shall sell the units comprising the general partner interest in us (each of which is equivalent economically to a common unit) to a person designated by the Board. The sale transaction shall close on the date specified in the notice given by the Board, which date shall be not less than 15 nor more than 30 days after the notice is given. The purchase price payable for each general partner unit shall equal the market price of a common unit (as determined under the LP Agreement) as of the date the notice is given by the Board. The consent of limited partners shall not be required for such mandatory transfer of the general partner interest. At the closing, the general partner shall transfer its general partner units to the person designated by the Board free and clear of any liens, claims or encumbrances.
Limited Partners’ Rights to Transfer
      Subject to the requirements of applicable U.S. federal and state securities laws and the provisions of any other agreement with the partnership to which a holder of common units is subject, a holder of common units may transfer, with or without the consent of the General Partner or the Board, all or any portion of its common units.
Tax Allocations Among Transferring Limited Partners
      Upon transfer of common units on any day other than the first day of a calendar year, net income and/or net loss and other items allocable among partners for such year will be allocated among the transferor and the transferee by taking into account their varying interests during the year in accordance with Section 706(d) of the Code, using any convention permitted by law and selected by the General Partner.
Incentive Interests
      The LP Agreement gives the Board the right, in its discretion, to grant incentive interests to persons that would allow such persons to participate in our profits or revenues. The Board may grant incentive interests that allow the holders of such incentive interests to convert such interests into common shares, on terms and conditions determined by the Board in its discretion.
Amendment of the LP Agreement
      A proposed amendment to the LP Agreement will be adopted and be effective as an amendment to the LP Agreement if it is approved by the Board and it receives the approval of a majority in interest of the outstanding common units.
      In addition, the Board has the power, without the consent of our unitholders, to amend the LP Agreement as may be required to facilitate or implement any of the following purposes:

(1) in connection with the initial public offering (including, but not limited to, our operation following the consummation of such initial public offering), to make any changes with respect to any matters (including, but not limited to, accounting and tax related matters) arising under the LP Agreement as may be required to satisfy or comply with any requirements, conditions, or guidelines contained in or relating to any order, directive, opinion, rule or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;

(2) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any affiliate of the General Partner for the benefit of the holders of common units;

(3) to set forth and reflect in the LP Agreement the designations, rights, powers, duties, and preferences of the holders of any additional partnership interests issued pursuant to the LP Agreement;

(4) to reflect a change in our name, the location of our principal place of business, our registered agent or our registered office;

(5) the admission, substitution, withdrawal or removal of partners in accordance with the LP Agreement;

(6) to reflect a change that the Board determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which our unitholders have limited liability under the laws of any state;

(7) to reflect changes that the Board determines do not adversely affect our limited partners in any material respect;

(8) to reflect a change that the Board determines to be required to effect the intent of the provisions of the LP Agreement or is otherwise contemplated by the LP Agreement, to cure any ambiguity or correct any provision in the LP Agreement not inconsistent with law, or to supplement any provisions or make other changes with respect to matters arising under the LP Agreement that will not be inconsistent with law or with the provisions of the LP Agreement;

(9) to reflect changes that the Board determines to be necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(10) to reflect changes that the Board determines to be necessary or appropriate to facilitate the trading of the common units or comply with any applicable listing rules;

(11) to reflect a change in our fiscal year or taxable year and any other changes that the Board determines to be necessary or appropriate as a result of a change in our fiscal year or taxable year;

(12) to reflect an amendment that is necessary, in the written opinion of counsel, to prevent us or our General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the 1940 Act, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under ERISA, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor, or from being treated as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes;

(13) to reflect an amendment that the Board determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of partnership interests or rights to acquire partnership interests;

(14) to reflect any amendment expressly permitted in the LP Agreement to be made by the General Partner or the Board acting alone; and

(15) to reflect an amendment that the Board determines to be necessary or appropriate to reflect and account for the formation by us of, or investment by us in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of the LP Agreement.

      We will provide notice to the unitholders (which may be by SEC filings) prior to the effectiveness of any amendments made under the above provisions.
      Further, the General Partner will be required to admit persons into us as limited partners who satisfy the requirements for admission as set forth in the LP Agreement.
      Notwithstanding the above, the LP Agreement provides that it will not be amended (without the consent of each partner adversely affected) if such amendment would (i) convert a unitholder’s interest in the partnership into a general partner interest; (ii) modify the limited liability of a unitholder in a manner adverse to such unitholder; (iii) cause us to be taxed as a corporation for U.S. federal income tax purposes; or (iv) amend the provisions relating to this paragraph. Further, the LP Agreement will not be amended without the consent of a majority of the Board, including the consent of a majority of the independent directors, if such amendment would involve a material conflict of interest between our unitholders and our manager or its affiliates.
Transfer Agent and Registrar
      The transfer agent and registrar for our common units is American Stock Transfer & Trust Company.
Listing
      We will apply to have our shares of common units listed on the New York Stock Exchange under the symbol “HFP.”

COMMON UNITS ELIGIBLE FOR FUTURE SALE
      Prior to this offering, there has been no public market for our common units. We cannot predict the effect, if any, that sales of the common units or the availability of the common units for sale will have on the market price of our common units prevailing from time to time. Sales of substantial amounts of our common units in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common units.
      Prior to this offering, we had 26,721,561 common units outstanding. Upon completion of this offering, we will have outstanding an aggregate of approximately                      shares of our common units. The common units sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless the common units are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The Trust’s common shares issued in connection with our private placement which have been mandatorily exchanged with our common units and all of our common units held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.
Rule 144
      In general, under Rule 144, a person who owns our common units that are restricted securities and that were acquired from us or any of our affiliates at least one year prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of common units then outstanding; or

•	the average weekly trading volume of the common units on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

      Sales under Rule 144 are also subject to certain manner of sale provisions, certain notice requirements and the availability of current public information about us.
      Our affiliates must comply with all the provisions of Rule 144 other than the one-year holding period requirement in order to sell our common units that are not restricted securities (such as shares acquired by our affiliates either in this offering or through purchases in the open market following this offering).
Rule 144(k)
      Under Rule 144(k), a person who has not been our affiliate at any time during the three months preceding a sale is entitled to sell restricted securities without regard to the public information, volume limitation, manner of sale and notice provisions of Rule 144, provided that at least two years have elapsed since the later of the date the shares were acquired from us or any of our affiliates.
Lock-Up Agreements
      We will agree with the underwriters not to offer to sell, contract to sell, or otherwise dispose of, loan, pledge or grant any rights with respect to any of our common units, any options or warrants to purchase any of our common units or any securities convertible into or exercisable for any of our common units for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part, subject to certain exceptions. Each of our executive officers and directors, together with Highland Capital, its affiliates and their respective officers, directors and employees, have agreed not to offer, sell, pledge, contract to sell (including any short sale), grant any options to purchase or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any of our common units or other securities convertible into or exchangeable or exercisable for our common units or derivatives of our common units owned by these persons prior to this offering or common units issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of each of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. As a result,                     common units will be subject to “lock-up” agreements for a period of 180 days after the effective date of the registration statement of which this prospectus forms part. In addition, our unitholders who purchased the Trust’s common shares in our February 2006 and October 2006 private offerings which have been mandatorily exchanged with our common units and who are not our affiliates have agreed, for a period of at least 60 days after the effective date of the registration statement of which this prospectus is a part, that they will not, without the prior written consent of each of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., directly or indirectly offer to sell, sell or otherwise dispose of any of our common units or any securities convertible into, or exercisable or exchangeable for, our common units or our other capital stock. As a result,                     common units will be subject to “lock-up” agreements for a period of 60 days after the effective date of the registration statement of which this prospectus forms part.
      Notwithstanding the foregoing, if (1) during the last 17 days of the lock-up periods described above, (A) we release earnings results of (B) material news or a material event relating to us occurs, or (2) prior to the expiration of the lock-up periods, we announce that we will release earnings results during the 16-day period following the last day of the lock-up periods, then in each case the lock-up periods will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of material news or a material event relating to us, as the case may be, unless each of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. waives, in writing, such extension.
Registration Rights
      The holders of the Trust’s common shares sold in our initial private offering in February 2006 and our private offering in October 2006 are entitled to benefits under registration rights agreements. The registration rights agreements require us, among other things, to (1) use our best efforts to file with the SEC no later than October 31, 2006 a registration statement providing for the resale of the registrable securities described in such registration rights agreements, (2) use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act as soon as practicable after the filing and (3) use our commercially reasonable efforts to maintain the registration statement’s effectiveness under the Securities Act until the first to occur of (A) such time as all of the common shares covered by the registration statement have been sold pursuant to the registration statements or pursuant to Rule 144 under the Securities Act, (B) such time as, in the opinion of counsel, all of the common shares not held by affiliates of us, and covered by the registration statements, are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act and (C) the third anniversary of the effective date of the registration statement. After our obligation terminates as described in (A), (B) or (C), Highland Capital and their respective affiliates participating in both private offerings will also have the right to require us to register the resale of their common shares and to “piggy-back” their shares on other registration statements we might file in connection with any future public offering.
      Notwithstanding the foregoing, we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods,” if:

•	the lead underwriter in any underwritten public offering by us of the Trust’s common shares advises us that an offer or sale of shares covered by the registration statement would have a material adverse effect on our offering;

•	the Board determines in good faith that the sale of shares covered by the registration statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving our company; or

•	the Board determines in good faith that it is in our best interests or it is required by law that we supplement the registration statement or file a post-effective amendment to the registration statement in order to ensure that the prospectus included in the registration statement contains the financial information required under Section 10(a)(3) of the Securities Act, discloses any fundamental change in the information included in the prospectus or discloses any material information with respect to the plan of distribution that was not disclosed in the registration statement or any material change to that information, and we provide the unitholders notice of the suspension. The cumulative blackout periods in any 12 month period commencing on the closing of the offering may not exceed an aggregate of 90 days and furthermore may not exceed 45 consecutive days, except as a result of a refusal by the SEC to declare any post-effective amendment to the registration statement as effective after we have used all commercially reasonable efforts to cause the post-effective amendment to be declared effective, in which case, we must terminate the blackout period immediately following the effective date of the post-effective amendment.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following discussion summarizes the material U.S. federal income tax considerations relating to an investment in common units by investors who purchase common units pursuant to this offering. This discussion is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements of the IRS, and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect.
      The discussion does not purport to describe all of the U.S. federal income tax considerations applicable to us or that may be relevant to a particular investor in view of such investor’s particular circumstances and, except to the extent specifically provided below, is not directed to investors subject to special treatment under the U.S. federal income tax laws, such as banks or other financial institutions, dealers in securities or currencies, tax-exempt entities, regulated investment companies, REITs, non-U.S. persons (as defined below), insurance companies, mutual funds, persons holding common units as part of a hedging, integrated or conversion transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, charitable remainder unit trusts under Section 664 of the Code, common trust funds, or persons liable for the alternative minimum tax. In addition, this summary does not discuss any aspect of state, local or non-U.S. tax law and assumes that investors will hold the common units as a capital asset within the meaning of Section 1221 of the Code.
      No statutory, administrative or judicial authority directly addresses the treatment of the common units or instruments similar to the common units for U.S. federal income tax purposes. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Moreover, other than as specifically discussed below, no advance rulings have been sought from the IRS regarding any matter discussed in this memorandum. Accordingly, prospective investors are urged to consult their tax advisors with regard to the U.S. federal income tax consequences to them of acquiring, holding and disposing of the common units, as well as the effects of state, local and non-U.S. tax laws, including potential state tax filing requirements.
      For purposes of the following discussion, a U.S. person is a person that is (i) a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control. A “non-U.S. person” is a person that is not a U.S. person or an entity treated as a partnership for U.S. federal income tax purposes.
      The tax treatment of partners in a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) that is an investor generally depends on both the status of the partner (rather than the partnership) and the activities of the partnership and is not specifically addressed herein. Partners in partnerships purchasing the common units should consult their tax advisors.
      Our Classification. Skadden, Arps, Slate, Meagher & Flom LLP has acted as our counsel in connection with the offering. We expect to receive the opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that we will be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be based on various assumptions and representations relating to our organization, operation, assets, activities and income, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we, at all times, have operated and will continue to operate in accordance with the method of operation described in its organizational documents and this prospectus, and is conditioned upon factual representations and covenants regarding our organization, operation, assets, activities, income, and present and future conduct of its operations, and assumes that such representations and covenants are accurate and complete.

      While we believe that we were organized, have operated and intend to continue to operate so that we will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or us that we will so qualify for any particular year. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or the holders of our common units of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Our taxation as a partnership will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described below), the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
      If, for any reason (including our failure to meet the qualifying income exception), we were treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we would be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates, without deduction for any distributions to investors, thereby materially reducing the amount of any cash available for distribution to investors.
      Under Section 7704 of the Code, unless certain exceptions apply, a publicly traded partnership is generally treated and taxed as a corporation, and not as a partnership, for U.S. federal income tax purposes. A partnership is a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We believe that we are currently, or will be following the offering, treated as a publicly traded partnership.
      If 90% or more of the income of a publicly traded partnership during each taxable year consists of “qualifying income,” it will be treated as a partnership, and not as an association or publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes (the “qualifying income exception”). Qualifying income generally includes rents, dividends, interest, capital gains from the sale or other disposition of stocks, bonds and real property, and other income derived from the business of investing in, among other things, stocks and securities. Amounts included in gross income under Section 951(a)(1)(A)(i) of the Code as “Subpart F income” from a controlled foreign corporation (within the meaning of Section 957 of the Code, a “CFC”) and under Section 1293(a) of the Code, as earnings from a passive foreign investment company (within the meaning of Section 1297 of the Code, a “PFIC”) that is a qualified electing fund (within the meaning of Section 1295 of the Code, “QEF”) generally are treated as dividends for this purpose to the extent that under Section 959(a)(1) or Section 1293(c) (as the case may be) there is a distribution out of the earnings and profits of the taxable year that is attributable to amounts so included in gross income. In addition, we have received a private letter ruling from the IRS to the effect that qualifying income for these purposes includes amounts included in our income as “Subpart F income” under Section 951(a)(1)(A)(i) of the Code and “QEF Inclusions” under Section 1293(a) of the Code attributable to our non-U.S. subsidiaries, without regard to whether or the extent to which such non-U.S. subsidiaries make distributions to us.
      Although we believe we will satisfy the qualifying income exception, there can be no assurance that the IRS would not challenge our compliance with the qualifying income requirements and, therefore, assert that we would be taxable as a corporation for U.S. federal income tax purposes. In such event, the amount of cash available for distribution to investors would likely be reduced materially.
      Taxation of Investors on Our Profits and Losses. By reason of our taxation as a partnership for U.S. federal income tax purposes, we ourselves are not subject to U.S. federal income tax. Rather, each investor in computing its U.S. federal income tax liability for a taxable year will be required to take into account its allocable share of items of our income, gain, loss, deduction and credit for our taxable year ending within or with the taxable year of such investor, regardless of whether the investor has received any distributions. It is possible that the U.S. federal income tax liability of an investor with respect to its allocable share of our earnings in a particular taxable year could exceed the cash distributions to the investors for the year, thus requiring an out-of-pocket tax payment by the investor. The characterization of an item of our income, gain, loss, deduction or credit generally will be determined at the partnership level (rather than at the investor level).
      Allocation of Profits and Losses. For each of our fiscal years, items of income, gain, loss, deduction or credit recognized by us will be allocated among the investors in accordance with their allocable shares of our items of income, gain, loss, deduction and credit. An investor’s allocable share of such items will be determined by the LP Agreement, provided such allocations either have “substantial economic effect” or are determined to be in accordance with the investor’s interest in us. If the allocations provided by the LP Agreement do not have “substantial economic effect” and were successfully challenged by the IRS, the redetermination of the allocations to a particular investor for U.S. federal income tax purposes could be less favorable than the allocations set forth in the LP Agreement.
      Section 706 of the Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis. We will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to investors in a manner that reflects such investors’ beneficial shares of our items, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. In addition, as a result of such allocation method, you may be allocated taxable income even if you do not receive any distributions. Moreover, investors who purchase common units pursuant to this offering may be allocated differing amounts of our income, gain, loss, deduction and credit than other investors as a result of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.
      If our convention is not allowed by the Treasury Regulations (or only applies to transfers of less than all of a holder’s common units) or if the IRS otherwise does not accept our convention, the IRS may contend that our taxable income or losses must be reallocated among the holders of the common units. If such a contention were sustained, the holders’ respective tax liabilities would be adjusted to the possible detriment of certain holders. The Board is authorized to revise our method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period).
      Adjusted Tax Basis of Common Units. Our distributions generally will not be taxable to an investor to the extent of such investor’s adjusted tax basis in its common units. In addition, an investor is allowed to deduct its allocable share of our losses (if any) only to the extent of such investor’s adjusted tax basis in its common units at the end of the taxable year in which the losses occur. An investor’s adjusted tax basis is generally equal to the investor’s aggregate purchase price for common units and is generally increased by the investor’s allocable share of our profits (and items of income and gain). An investor’s adjusted tax basis is generally decreased by the investor’s allocable share of our losses (and items of loss, deduction and expense), the amount of cash distributed by us to the investor and our tax basis of property (other than cash) distributed by us to the investor. Moreover, an investor’s adjusted tax basis will include the investor’s allocable share of our liabilities, if any.
      To the extent that an investor’s allocable share of our losses are not allowed because the investor has insufficient adjusted tax basis in the common units, such disallowed losses may be carried over by the investor to subsequent taxable years and will be allowed if and to the extent of the investor’s adjusted tax basis in the common units in subsequent taxable years.
      Treatment of Distributions. Cash distributions we make with respect to the common units or in redemption of less than all the common units an investor owns generally will not be taxable to such investor. Instead, such distributions will reduce, but not below zero, the adjusted tax basis in all of the common units held by such investor immediately before the distribution. If such distributions by us to an investor exceed the investor’s adjusted tax basis in the common units held by such investor, the excess will be taxable to the investor as gain from a sale or exchange of the common units (as described in

“Disposition of Interest” below). It is possible that partial redemptions made during the taxable year could result in taxable gain to an investor where no gain would otherwise have resulted if the same partial redemption were made at the end of the taxable year. A reduction in an investor’s allocable share of our liabilities, and certain distributions of marketable securities by us, are treated as cash distributions for U.S. federal income tax purposes.
      Disposition of Interest. A sale or other taxable disposition of all or a part of an investor’s common units (including in redemption for cash of all of the investor’s common units) generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including the investor’s share of any of our indebtedness, if any) and the investor’s adjusted tax basis in the common units such investor holds (as described in “Adjusted Tax Basis of common units” above). An investor’s adjusted tax basis will be adjusted for this purpose by its allocable share of our income or loss for the year of such sale or other disposition. Any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if the investor’s holding period for the common units the investor owns exceeds one year. A portion of such gain, however, will be treated as ordinary income under the Code to the extent attributable to the investor’s allocable share of unrealized gain or loss in our assets to the extent described in Section 751 of the Code. This would include unremitted earnings of any CFCs held, directly or indirectly, by us although in the case of an investor who is an individual, the amount treated as ordinary income may be limited pursuant to Section 1248 of the Code.
      Investors who purchase common units at different times and intend to sell all or part of the common units within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding periods” rules to them and the treatment of any gain or loss as long-term or short term capital gain or loss. In this regard, special rules would apply if we are treated as a publicly traded partnership for U.S. federal income tax purposes, as we believe we currently are or will be following this offering.
      An investor who disposes of the common units at a time when we hold stock in a PFIC that is not a QEF would be treated as disposing of an interest in such PFIC to the extent of such investor’s pro rata share of such PFIC stock held by us. See “Nature of Our Business Activities — Non-Cash Income from Our Investments in Non-U.S. Corporations — PFIC” for a discussion of the tax treatment applicable to a disposition of stock of a PFIC that is not a QEF.
      An investor who is a non-U.S. person who disposes of the common units at a time when we hold stock in a REIT would be treated as disposing of an interest in such REIT to the extent of such investor’s pro rata share of the REIT stock held by us. See “Material U.S. Federal Income Tax Considerations Relating to Investments in REITs” for a discussion of the tax treatment applicable to a disposition of REIT stock.
      Limitation on Deductibility of Capital Losses. Any capital losses generated by us (or upon a disposition of our common units) generally will be deductible by investors who are individuals only to the extent of such investors’ capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals indefinitely. Any capital losses generated by us (or upon a disposition of our common units) generally will be deductible by corporate investors to the extent of such investors’ capital gains for the taxable year. Corporations may carry capital losses back three years and forward five years. Prospective investors should consult their tax advisors regarding the deductibility of capital losses.
      Limitation on Deductibility of Certain Our Losses. Individuals and certain closely held C corporations are allowed to deduct their allocable share of our losses (if any) only to the extent of each such investor’s “at risk” amount in us at the end of the taxable year in which the losses occur. The amount for which an investor is “at risk” with respect to its interest generally is equal to its adjusted tax basis for such interest, less any amounts borrowed (x) in connection with its acquisition of such interest for which it is not personally liable and for which it has pledged no property other than its interest; (y) from persons who have a proprietary interest in us and from certain persons related to such persons;

and (z) for which the investor is protected against loss through nonrecourse financing, guarantees or similar arrangements. To the extent that an investor’s allocable share of our losses is not allowed because the investor has an insufficient amount at risk in us, such disallowed losses may be carried over by the investor to subsequent taxable years and will be allowed if and to the extent of the investor’s at risk amount in subsequent years.
      It is not expected that we will generate any material amount of income or losses from “passive activities” for purposes of Section 469 of the Code. Accordingly, income allocated by us to an investor generally may not be offset by the passive losses of such investor and losses allocated to an investor generally may not be used to offset passive income of such investor. Investors also should consult their tax advisors regarding the possible application to them of the limitations on the deductibility of losses from certain passive activities contained in Section 469 of the Code.
      Investment Interest Limitation. Individuals and other noncorporate investors are allowed to deduct their allocable share of our “investment interest” (within the meaning of Section 163(d) of the Code and the Treasury Regulations promulgated thereunder) only to the extent of each such investor’s net investment income for the taxable year. An investor’s net investment income generally is the excess, if any, of the investor’s investment income from all sources (which is gross income from property held for investment) over investment expenses from all sources (which are deductions allowed that are directly connected with the production of investment income). Investment income excludes net capital gain attributable to the disposition of property held for investment, as well as “qualified dividend income” that is taxable at long-term capital gains, unless the investor elects to pay tax on such gain or income at ordinary income rates.
      To the extent that an investor’s allocable share of our investment interest is not allowed as a deduction because the investor has insufficient net investment income, such disallowed investment interest may be carried over by the investor to subsequent taxable years and will be allowed if and to the extent of the investor’s net investment income in subsequent years. If an investor borrows to finance the purchase of the common units, any interest paid or accrued on the borrowing will be allocated among our assets for purposes of determining the portion of such interest that is investment interest subject to the foregoing limitations or passive interest subject to the passive activity rules under Section 469 of the Code. The portion of such interest allocated to property held for investment (such as stock in a corporation) will be treated as investment interest. Investors should consult their tax advisors regarding the application to them of the allocation of such interest among our assets. Since the amount of an investor’s allocable share of our investment interest that is subject to this limitation will depend on the investor’s aggregate investment interest and net investment income from all sources for any taxable year, the extent, if any, to which our investment interest will be disallowed under this rule will depend on each investor’s particular circumstances each year.
      Limitation on Deduction of Certain Other Expenses. An individual, estate or trust may deduct so-called “miscellaneous itemized deductions,” which include our fees and other expenses, only to the extent that such deductions exceed 2% of the adjusted gross income of the taxpayer. The amount of an investor’s allocable share of such expenses that is subject to this disallowance rule will depend on the investor’s aggregate miscellaneous itemized deductions from all sources and adjusted gross income for any taxable year. Thus, the extent, if any, to which such fees and expenses will be subject to disallowance will depend on each investor’s particular circumstances each year. Other limitations are also imposed on itemized deductions of high-income individuals. An investor’s share of management fees and certain other expenses attributable to us will constitute miscellaneous itemized deductions for these purposes.
      It is intended that the incentive allocation constitutes an allocable share of our earnings and not a fee. No assurance can be given, however, that the IRS could not recharacterize successfully the incentive allocation as a fee, in which case investors could be subject to the limitations on deductibility relating to miscellaneous itemized deductions and certain other itemized deductions of high-income individuals with respect to such amount, as described above. Prospective investors are urged to consult their tax advisors regarding their ability to deduct expenses incurred by us.

      Our organizational expenses are not currently deductible, but must be amortized ratably over a period of 15 years. Our syndication expenses (i.e., expenditures made in connection with the marketing and issuance of the common units, including placement fees) are neither deductible nor amortizable.
      Tax Elections. Under Section 754 of the Code, we are permitted to elect to have the basis of our assets adjusted in the event of a distribution of property to an investor or in the event of a transfer of common units by sale or exchange or as a result of the death of an investor. Pursuant to the terms of the LP Agreement, the General Partner (which is an affiliate of Highland Capital), in its sole discretion, is authorized to, and currently intends to, make such election. Such an election, if made, can be revoked only with the consent of the IRS. We will also be required to reduce the tax basis in our assets in connection with certain redemptions and dispositions of common units.
      The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us, we will apply certain conventions in determining and allocating basis adjustments. It is possible that the IRS will successfully assert that the conventions utilized by us do not satisfy the technical requirements of the Code or the Treasury Regulations and, thus, will require different basis adjustments to be made. Such different basis adjustments could adversely affect the manner in which our income, gain, loss, deduction and credit is allocated to certain investors.
      Regulated Investment Companies. We anticipate that 90% or more of an investor’s allocable share of our gross income during each year will be income described in Section 851(b)(2) of the Code for purposes of the investor’s determination as to whether such investor satisfies the income requirements necessary to qualify as a regulated investment company for U.S. federal income tax purposes.
      Unrelated Business Taxable Income. An investor that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, generally exempt from U.S. federal income taxation, may nevertheless be subject to “unrelated business income tax” to the extent, if any, that its allocable share of our income consists of unrelated business taxable income, or UBTI. A tax-exempt partner in a partnership (or an entity treated as partnership for U.S. federal income tax purposes) that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI, its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, such tax-exempt partner could be treated as earning UBTI to the extent that such entity derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (i.e., indebtedness incurred in acquiring or holding property).
      We expect that we generally will not (i) borrow directly to make investments, and therefore will not have income from “debt-financed property” or (ii) make investments or undertake activities directly or indirectly that will result in UBTI from engaging in a trade or business. Tax-exempt investors are urged to consult their tax advisors concerning the possible U.S. federal, state, local and non-U.S. tax consequences arising from an investment in the common units.
Nature of Our Business Activities
      We have invested, and will continue to invest, directly or indirectly in a variety of assets, including, but not limited to, (i) securities of non-U.S. entities, including equity of non-U.S. corporations that (x) are CDOs and (y) are likely to be classified as CFCs or PFICs; (ii) securities of U.S. entities, including equity of taxable U.S. corporations; and (iii) equity of REITs.
      Such investments have different tax consequences, which may vary depending on their particular terms and each investor’s particular circumstances. Certain of our business activities are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long-term capital gain or “qualified dividend income” into higher taxed short-term capital gain or ordinary income,

(iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (iv) cause us (and thus the investors) to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the timing as to when a purchase or sale of stock or securities is deemed to occur, and (vi) adversely alter the characterization of certain complex financial transactions.
      The discussion below describes the U.S. federal income tax considerations that may be relevant to some, but not to all, of our investments and contemplated investments. Accordingly, prospective investors are urged to consult their tax advisors with regard to the U.S. federal income tax consequences to them of our business activities.
      Non-Cash Income from Our Investments in Non-U.S. Corporations. All or most of the non-U.S. entities owned directly and indirectly by us are classified as CFCs and/or PFICs, and it is anticipated that all or most of the non-U.S. entities in which we invest, directly or indirectly, in the future, will be classified as CFCs and/or PFICs. As discussed below, it is possible that such investments will cause us (and thus the investors) to recognize income or gain without a corresponding receipt of cash. The rules applicable to an investment in such non-U.S. entities are complex, and, by necessity, the discussion below is only a summary. Thus, prospective investors are urged to consult their tax advisors in this regard.

CFCs
      A non-U.S. entity will be treated as a CFC if it is treated as a non-U.S. corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity, is owned, within the meaning of Section 958(a) of the Code, or is treated as owned by reason of applying the attribution rules of ownership of Section 958(b) of the Code, by U.S. Shareholders (as defined below) on any day during the taxable year of such non-U.S. entity.
      For purposes of this discussion, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person (within the meaning of Section 957(c) of the Code) that owns (within the meaning of Section 958(a) of the Code) or is treated as owning (by reason of applying the attribution rules of ownership of Section 958(b) of the Code) 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote (whether actually or in substance).
      If a non-U.S. entity held by us directly or indirectly is treated as a CFC for an uninterrupted period of 30 days or more during the tax year, then if we are a U.S. Shareholder with respect to such non-U.S. entity and are treated as owning (within the meaning of Section 958(a) of the Code) shares in such non-U.S. entity on the last day of the non-U.S. entity’s tax year, each investor (regardless of whether such investor is a U.S. Shareholder with respect to such CFC) in the common units generally will be required to include in its gross income its allocable share of our pro rata share of such non-U.S. entity’s income from dividends, interest, net gains from the sale or other disposition of stocks or securities (determined in accordance with the Code and Treasury Regulations) and certain other income as described under Section 951 of the Code and the Treasury Regulations promulgated thereunder (such inclusions in gross income, collectively, “Subpart F Inclusions”), regardless of whether we receive cash in respect of such entity’s income or the investor receives a distribution. The aggregate Subpart F Inclusions in any taxable year for a non-U.S. entity treated as a CFC are limited to such entity’s current earnings and profits. Subpart F Inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, an investor may be required to report as ordinary income its allocable share of our Subpart F Inclusions without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of the CFC. Our tax basis in the shares of such non-U.S. entity, and of an investor in the common units it holds, will be increased to reflect Subpart F Inclusions. Subpart F Inclusions will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Subpart F Inclusions will not be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. investors. Amounts included as Subpart F Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed to the U.S. Shareholder. Moreover, any gain allocated to an investor from a disposition of stock in a CFC by us would be treated as ordinary income to the extent of the investor’s allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings and profits would not include any amounts previously taxed pursuant to the CFC rules. Net losses (if any) of a non-U.S. entity owned by us is treated as a CFC will not, however, pass through to the investors.
      If a non-U.S. entity held by us is classified as a CFC, and an investor is required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, then the consequences described under this subheading “CFCs” (and not the consequences described under the subheading “PFICs “below) generally will apply to the investor. If our ownership percentage in a non-U.S. entity changes such that we are not always a U.S. Shareholder with respect to such non-U.S. entity, then we and the investors may be subject to the PFIC and CFC rules. The interaction of these rules is complex, and investors are urged to consult their tax advisors in this regard.
      The discussion under this subheading “CFCs” does not address the tax consequences applicable to an investor that owns an interest in a CFC both through us and either directly or indirectly through a chain of ownership that does not include us. Such investors are urged to consult their tax advisors regarding the tax consequences in such circumstances.
      See “Our Classification” for a discussion of “qualifying income” with respect to Subpart F Inclusions.

PFICs
      A non-U.S. entity will be treated as a PFIC for U.S. federal income tax purposes if (i) such entity is treated as a non-U.S. corporation for U.S. federal income tax purposes and (ii) either 75% or more of the gross income of such entity for the taxable year is “passive income” (as defined in Section 1297 of the Code and the Treasury Regulations promulgated thereunder) or the average percentage of assets held by such entity during the taxable year which produce passive income or which are held for the production of passive income is at least 50%. A. U.S. investor will be subject to the PFIC rules for an investment in a PFIC without regards to its percentage ownership.
      We intend, where possible, to make an election with respect to each entity treated as a PFIC to treat such non-U.S. entity as a QEF (a “QEF Election”) in the first year we hold shares in such entity. A QEF Election is effective for our taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS.
      As a result of a QEF Election, each investor will be required to include in its gross income each year its allocable share of our pro rata share of such non-U.S. entity’s ordinary earnings and net capital gains, at ordinary income and long-term capital gain rates, respectively (such inclusions in gross income, “QEF Inclusions”), for each year in which the non-U.S. entity owned directly or indirectly by us is a PFIC, regardless of whether we receive cash in respect of such entity’s income or the investor receives distributions from us. Thus, investors may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. An investor may, however, elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Net losses (if any) of a non-U.S. entity owned by us that is treated as a PFIC will not, however, pass through to investors and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, investors may, over time, be taxed on amounts that, as an economic matter, exceed our net profits. Our tax basis in the shares of such non-U.S. entities, and of an investor in its common units, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. persons. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed to the U.S. person.

      In certain cases, we may be unable to make a QEF Election with respect to a PFIC. This could occur if we are unable to obtain the information necessary to make a QEF Election because, for example, such entity is not our affiliate or because such entity itself invests in underlying investment vehicles over which we have no control. If we do not make a QEF Election with respect to a PFIC, Section 1291 of the Code will treat all gain on a disposition by us of shares of such entity, gain on the disposition of the common units by an investor at a time when we own shares of such entity, as well as certain other defined “excess distributions,” as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the investor held its common units or the period during which we held our shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. Investors will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. persons.
      See “Our Classification” for a discussion of “qualifying income” with respect to QEF Inclusions.
      Investment in CDOs. CDOs generally conduct their activities in such a way as not to be deemed to be engaged in a U.S. trade or business and not to be deemed to generate “effectively connected income.” The Code and the Treasury Regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations which restrict their activities in the United States to trading in stocks and securities (and any other activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the non-U.S. person or its employees or through a resident broker, commission agent, custodian or other agent. This particular exemption does not apply to non-U.S. corporations that are engaged in activities in the United States other than trading in stocks and securities (and any other activity closely related thereto) for their own account or that are dealers in stocks and securities. CDOs owned, directly or indirectly, by us likely will rely on such exemption from U.S. federal income tax on a net basis. There can be no assurance, however, that such entities will be able to satisfy the requirements for such exemption and, therefore, will not be subject to U.S. federal income tax on their income on a net basis. Although the CDOs in which we invest are generally not expected to be subject to U.S. federal income tax on a net basis, such CDOs may generate income that may be subject to withholding or related taxes imposed by the United States or other countries. To the extent that such entities are subject to U.S. federal income taxes on their income on a net basis or to withholding taxes, our return on its investment in such entities will be adversely affected.
      Investments in REITs. See “Material U.S. Federal Income Tax Considerations Relating to Investments in REITs.”
      Investment in Highland Special Opportunities Holding Company and HFP CDO Construction Corp. We anticipate that SOHC and HFP Corp. will continue to conduct their activities in such a way as not to be deemed to be engaged in a U.S. trade or business. There can be no assurance, however, that SOHC or HFP Corp. will not pursue investments or engage in activities that may cause them to be engaged in a U.S. trade or business. Moreover there can be no assurance that as a result of any change in applicable law, treaty, rule or regulation or interpretation thereof, the activities of SOHC or HFP Corp. would not become subject to U.S. federal income tax on a net basis. Although SOHC and HFP Corp. are generally not expected to be subject to U.S. federal income tax on a net basis, they may generate income that may be subject to withholding taxes imposed by the United States or other countries. If SOHC or HFP Corp. became subject to U.S. federal income tax on a net basis or to withholding taxes, it would reduce the amount of cash available for distribution to us, which in turn could have an adverse impact on the value of the common units.

      Qualified Dividends and Certain Capital Gains. Tax legislation enacted in 2003 and 2006 reduced the U.S. federal income tax rates on (i) capital gains received by individuals and (ii) “qualified dividend income” received by individuals from certain domestic and foreign corporations. Subject to the discussion under “Disposition of Interest” and “Nature of the Our Investment  — Non-Cash Income from Our Investments in Non-U.S. Corporations,” the reduced rates applicable to capital gains generally will also apply to capital gains recognized by investors who sell the common units that they have held for more than one year. The reduced rates, which do not apply to short-term capital gains, generally apply to long-term capital gains from sales or exchanges recognized prior to December 31, 2010.
      Non-U.S. Currency Gains or Losses. If we make an investment denominated in a currency other than the U.S. dollar, then we may recognize gain or loss attributable to fluctuations in such currency relative to the U.S. dollar. We may also recognize gain or loss on such fluctuations occurring between the time we obtain and dispose of non-U.S. currency, between the time we accrue and collect income denominated in a non-U.S. currency, or between the time we accrue and pay liabilities denominated in a non-U.S. currency. Such gains or losses generally will be treated as ordinary income or loss, and such gain generally will be treated as “qualifying income” under Section 7704(d) of the Code and the Treasury Regulations promulgated thereunder.
      Non-U.S. Taxes. Certain dividend, interest and other income received by us from sources outside of the United States may be subject to withholding taxes imposed by other countries. We may also be subject to capital gains taxes in certain other countries where we purchase and sell stocks and securities. Tax treaties between the United States and other countries may affect, reduce or eliminate such taxes. Investors will be required to include such taxes in their income and generally will be entitled to claim either a credit (subject, however, to various limitations on foreign tax credits) or a deduction (subject to the limitations generally applicable to deductions) for their share of such non-U.S. taxes in computing their U.S. federal income taxes.
      Alternative Minimum Tax. In certain circumstances, individuals, corporations and other taxpayers may be subject to an alternative minimum tax in addition to regular tax. An investor’s potential alternative minimum tax liability may be affected by reason of an investment in the common units. The extent, if any, to which the alternative minimum tax applies will depend on each investor’s particular circumstances for each taxable year.
      Tax Reporting. Information returns will be filed with the IRS, as required, with respect to income, gain, loss, deduction and other items derived by us. We will file a partnership return with the IRS and will issue IRS Schedules K-1 to the holders of the common units. In preparing this information, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the investor’s share of income, gain, loss and deduction. The IRS may contend successfully that certain of these reporting conventions are impermissible, which could result in an adjustment to the investor’s allocable share of our income, gain, loss or deduction. In addition, our LP Agreement requires us to furnish to the holders of our common units, as soon as reasonably practicable after close of each calendar year, tax information (including IRS Schedules K-1), which describes on a U.S. dollar basis a holder’s share of our income, gain, loss, deduction and credit for our preceding taxable year. There can be no assurance that we will be able to furnish this information to holders of our common units in time for such holders to timely file any required U.S. federal or other income tax returns, and holders of our common units, therefore, may be required to file for an extension of time to complete such returns or face certain penalties for filing late returns. In this regard, holders who are required to file U.S. federal or other income tax returns are urged to consult their tax advisors.
      Tax Audits. Under the Code, adjustments in tax liability with respect to our items generally will be made at the partnership level in a partnership proceeding rather than in separate proceedings with each investor. The General Partner (or another Partner designated by the General Partner) will represent us as our “tax matters partner” during any audit and in any dispute with the IRS. Each investor will be informed of the commencement of an audit of us. In general, the tax matters partner may enter into a settlement agreement with the IRS on behalf of, and that is binding upon, the investors.

      Non-U.S. Persons. Investors who are non-U.S. persons generally will be subject to U.S. withholding tax at a 30% rate on the gross amount of their allocable share of our interest, dividends (including dividends from HF REIT), rents and other fixed or determinable annual or periodical income received from sources within the United States if such income is not treated as effectively connected with a trade or business within the United States. We generally would be required to withhold and pay over to the IRS such 30% withholding tax. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which such non-U.S. persons reside or are organized, provided the non-U.S. person provides the required certification (generally, on IRS Form W8-BEN) to us. The 30% withholding tax does not apply to certain portfolio interest on obligations of U.S. persons allocable to certain investors who are non-U.S. persons (provided certain requirements are met and the required certification is made by the non-U.S. person). Moreover, investors who are non-U.S. persons generally are not subject to U.S. tax on their allocable share of our capital gains if (i) such gains are not effectively connected with the conduct of a U.S. trade or business of such non-U.S. persons; (ii) a tax treaty is applicable and such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. persons; or (iii) such non-U.S. persons are individuals who are not present in the United States for 183 or more days during the taxable year (assuming certain other conditions are met).
      Non-U.S. persons treated as engaged in a U.S. trade or business are generally subject to U.S. federal income tax at the graduated rates applicable to U.S. persons on their net income which is considered to be effectively connected with such U.S. trade or business. Non-U.S. persons that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.
      While it is expected that our method of operation will not result in our generating significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to investors who are non-U.S. persons, there can be no assurance that the IRS will not assert successfully that some portion of our income is properly treated as effectively connected income with respect to such investors. In addition, if HF REIT, or any REIT subsidiary in which we invest in the future, recognizes gain from the disposition of a U.S. real property interest, such gain will be treated as income that is effectively connected with a U.S. trade or business. See “Material U.S. Federal Income Tax Considerations Relating to Investments in REITs.” If an investor who is a non-U.S. person were treated as being engaged in a U.S. trade or business in any year because an investment in us in such year constituted a U.S. trade or business, such investor generally would be required to (i) file a U.S. federal income tax return for such year reporting its allocable share, if any, of our income or loss effectively connected with such trade or business and (ii) pay U.S. federal income tax at regular U.S. tax rates on any such income. Moreover, an investor who is a corporate non-U.S. person might be subject to a U.S. branch profits tax on its allocable share of our effectively connected income. In addition, we would be required to withhold and pay over to the IRS certain amounts with respect to any non-U.S. person’s allocable share of our effectively connected income. Any amount so withheld would be creditable against such non-U.S. person’s U.S. federal income tax liability, and such non-U.S. person could claim a refund to the extent that the amount withheld exceeded such non-U.S. person’s U.S. federal income tax liability for the taxable year. Finally, if we are engaged in a U.S. trade or business, a portion of any gain recognized by an investor who is a non-U.S. person on the sale or exchange of its common units may be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. person may be subject to U.S. federal income tax on the sale or exchange.
      In general, different rules from those described above apply in the case of non-U.S. persons subject to special treatment under U.S. federal income tax law, including a non-U.S. person (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

      Investors who are individual non-U.S. persons generally will be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of their death. It is unclear whether partnership interests (such as the common units) will be considered U.S.-situs property. Accordingly, investors who are non-U.S. holders may be subject to U.S. federal estate tax on all or part of the value of the common units owned at the time of their death.
      Prospective investors who are non-U.S. persons are urged to consult their tax advisors with regard to the U.S. federal income tax consequences to them of acquiring, holding and disposing of the common units, as well as the effects of state, local and non-U.S. tax laws.
      See “Material U.S. Federal Income Tax Considerations Relating to Investments in REITs” for a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. persons with respect to our ownership of REITs.
      Tax Shelter Regulations. In certain circumstances, an investor who disposes of an interest in a transaction resulting in the recognition by such investor of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction (a “reportable transaction”) in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions (the “Tax Shelter Regulations”). In addition, an investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. Investors should consult their tax advisors concerning any possible disclosure obligation under the Tax Shelter Regulations with respect to the disposition of their common units or their allocable share of certain of our losses.
      Certain State, Local and Non-U.S. Tax Matters. Investors, as well as we ourselves (and various vehicles in which we invest) may be subject to various state, local and non-U.S. taxes and tax filing requirements. Prospective investors are urged to consult their tax advisors with respect to the state, local and non-U.S. tax consequences of acquiring, holding and disposing of the common units, including potential state tax filing requirements.
      Backup Withholding. We are required in certain circumstances to backup withhold on certain payments paid to noncorporate holders of the common units who do not furnish us with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.
Material U.S. Federal Income Tax Considerations Relating to Investments in REITs
      As discussed above, we have invested in HF REIT and may make a portion of its future investments through one or more REITs. In light of that and the complexity of the REIT rules, certain aspects of such rules are discussed below.
      Taxation of a REIT. Under the Code, a REIT itself is generally not subject to tax to the extent that it currently distributes its income to its shareholders. To qualify as a REIT, an entity must meet a number of technical U.S. federal income tax requirements, including requirements relating to ownership of shares, nature and diversification of assets, sources of income and distributions. We anticipate that each REIT through which we invest will satisfy such requirements. In summary form, these technical requirements as they would apply to the each such REIT include the following: (i) a REIT must have at least 100 beneficial owners; (ii) shares in the REIT must be transferable; (iii) there must be no group of five or fewer individuals (as defined in the Code to include certain entities) holding in the aggregate, directly or indirectly (including through us), more than 50% (by value) of the REIT; (iv) a REIT generally must distribute substantially all of its taxable income on a current basis; (v) 75% of a REIT’s gross income must be from real property, mortgages and certain related types of assets and 95% must be from those sources together with certain types of passive investment income; (vi) at least 75% of the value of a REIT’s total assets must be represented by real estate assets, cash and cash items and government securities; (vii) a REIT is subject to limits on its ability to receive rent or interest which is dependent upon income or profits or income from short-term investments; (viii) a REIT generally cannot directly receive any substantial income from managing properties or performing other services; and (ix) a REIT is subject to strict limits on its ability to develop properties for sale. While HF REIT believes that it has been organized and operated in conformity with the requirements for qualifications and taxation as a REIT under the Section 856 of the Code beginning first with its taxable year ending December 31, 2007, no assurance can be given that the IRS will not challenge HF REIT’s qualification as a REIT or that HF REIT will be able to operate in accordance with the REIT requirements in the future. It should be noted that no IRS ruling or opinion of counsel has been sought regarding HF REIT’s qualification as a REIT for U.S. federal income tax purposes.
      If an entity failed to qualify as a REIT and was not able to cure such failure under the applicable provisions of the Code, it would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and it would not be permitted to deduct distributions to its shareholders. In addition, to the extent of current and accumulated earnings and profits, all distributions would be taxable as dividend income and, subject to certain limitations under the Code, corporate distributees could be eligible for the dividends-received deduction and individual U.S. shareholders could be eligible for the reduced U.S. federal income tax rate on corporate dividends.
      Assuming an entity through which we invest qualifies as a REIT, in general, the REIT will not be subject to U.S. federal income tax on the portion of its ordinary income and capital gain that is distributed to shareholders. The REIT would be subject to tax at corporate rates on any net ordinary income or capital gain not so distributed. The REIT would also be subject to a tax equal to 100% of net income from any prohibited transaction and to alternative minimum tax liability (which could arise if it has significant items of tax preference). A “prohibited transaction” is a sale of inventory or property held for sale to customers in the ordinary course of business. We generally do not anticipate that any REIT in which we invest, including HF REIT, will generate significant amounts of income from prohibited transactions.
      A REIT will be subject to a 4% non-deductible excise tax for each calendar year on the excess of its “required distribution” for such calendar year over its “distributed amount” for such calendar year. The “required distribution” is the sum of 85% of the REIT’s ordinary income for such calendar year, plus 95% of its capital gain net income for the year with certain adjustments. The “distributed amount” is the deduction for dividends paid, plus the amount of a REIT’s taxable income or capital gains subject to corporate level tax for the calendar year, with certain adjustments. We intend that each REIT established by us will generally make sufficient distributions each year to avoid liability for the 4% excise tax. It is possible that a REIT may on occasion declare a dividend in one year and not receive the cash to pay such dividend until some point during the following year. In such a case, a REIT may incur borrowings to pay the distribution by a date that allows it to avoid the excise tax.
      Taxation of REIT Shareholders. Each of the holders of the common units will be allocated a portion of the income that we realize with respect to our ownership of REIT shares. Each such holder generally will be taxed with respect to this allocated income in the same manner as if such holder held the REIT shares directly. Distributions made by a REIT to its taxable shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations or the reduced rate of U.S. federal income tax on dividend income for U.S. individuals. Distributions that a REIT designates as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the REIT’s actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. Corporate shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will generally not be taxable to a shareholder to the extent that they do not exceed the shareholder’s adjusted basis in its shares, but rather will reduce such adjusted basis. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder. Any consent dividends deemed paid by a REIT will be taxable as ordinary income to the shareholders to the extent of earnings and profits, even though no cash will be distributed by the REIT. Shareholders may not include in their income tax returns any net operating losses or capital losses of a REIT.
      A shareholder’s gain on the sale of its shares in a REIT will be taxed at long-term or short-term capital gain rates, depending on how long the shares were held, and assuming the shares were a capital asset in the hands of the shareholder. In general, however, any loss upon a sale or exchange of shares by a shareholder that has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of previous distributions from a REIT to the shareholder that were required to be treated by such shareholder as long-term capital gain.
      Taxation of Tax-Exempt REIT Shareholders. Income from a business conducted through a REIT generally is not treated as UBTI to the holder of shares in the REIT, assuming the shares are not debt-financed or used in an unrelated business of such holder. Similarly, except as described below, distributions by a REIT to a shareholder that is a tax-exempt entity generally will not constitute UBTI based on such assumptions. In general, borrowings by a REIT itself will not cause a partnership owning shares in such REIT to be considered to have acquisition indebtedness for UBTI purposes.
      Notwithstanding the foregoing, a pension trust qualified under Section 401(a) of the Code (a “qualified trust”) that owns more than 10% of a REIT’s shares is required to recognize any UBTI from REIT distributions if the REIT is considered to be “pension-held.” A “pension-held REIT” is a REIT that is more than 50% owned by a group of five or fewer individuals and qualified trusts if either: (i) at least one qualified trust owns more than 25% of the REIT or (ii) a group of qualified trusts, each separately holding more than 10% of the REIT, collectively own more than 50% of the REIT.
      If a REIT is pension-held, it must determine the extent to which its dividends would constitute UBTI for its more than 10% qualified trust shareholders. For this purpose, the activities of the REIT are tested for UBTI as if it were a qualified trust. Qualified trusts are not required to report UBTI with respect to REIT dividends if the REIT’s gross income that would be deemed UBTI (less direct expenses) constitutes less than 5% of its gross income (less direct expenses). Thus, if the REIT would not have generated UBTI at least equal to 5% of its income if it were a qualified trust, then no qualified trust holding shares in the REIT will have UBTI with respect to the REIT’s dividends. Conversely, if the REIT would have recognized UBTI at least equal to 5% of its income if it were a qualified trust, then any qualified trust that owns more than 10% of a pension-held REIT will recognize UBTI on the REIT’s dividends in the same proportion as the REIT’s deemed gross UBTI (less direct expenses) bears to its total gross income (less direct expenses).
      We can not give any assurances that a REIT in which we invest will not be a “pension-held REIT” as described above. Each tax-exempt investor is urged to consult its own tax advisor regarding the tax consequences of investing in the common units.
      Non-U.S. Persons. An investor in the common units who is a non-U.S. person will be allocated a portion of the income that we realize with respect to our ownership of REIT shares. Each such non-U.S. person generally will be taxed with respect to this allocated income in the same manner as if such non-U.S. Person held the REIT shares directly. Accordingly, dividends from the REIT that are not attributable to gains from the sale of U.S. real property interests would be subject to U.S. withholding tax at a 30% rate (subject to reduction by applicable treaty). Dividends that are attributable to gains from the sale of U.S. real property interests (as defined for U.S. federal income tax purposes) would be subject under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions of the Code to withholding tax at the maximum applicable U.S. federal income tax rate, and would be considered income effectively connected with a U.S. trade or business (which would require the filing of U.S. federal income tax returns by non-U.S. persons and which would be subject to the branch profits tax for corporate non-U.S. persons). For these purposes, dividends paid are first considered attributable to gains from the sale of U.S. real property interests, if any. Gains on the sale of the REIT stock, including the indirect sale of REIT stock that would occur upon a sale of the common units by a non-U.S. investor, however, would not be subject to U.S. federal income tax, so long as the REIT was “domestically controlled.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. persons. Although no assurance can be given, we believe that any REIT in which we invest, including HF REIT, will be a domestically controlled REIT and, therefore, the sale of stock of such REIT, including the indirect sale that would occur upon a sale of the common units by a non-U.S. investor, should not be subject to taxation under FIRPTA.
      Prospective investors in the common units should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on their indirect investment in stock or other securities of any REIT in which we invest.

UNDERWRITING
      Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as joint bookrunning managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter’s name.

Number of
Underwriter	Common Units

Citigroup Global Markets Inc.
J.P. Morgan Securities Inc

Total

      The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the over-allotment option described below) if they purchase any of the common units.
      The underwriters propose to offer some of the common units directly to the public at the public offering price set forth on the cover page of this prospectus and some of the common units to dealers at the public offering price less a concession not to exceed $           per common unit. The underwriters may allow, and dealers may reallow, a concession not to exceed $           per common unit on sales to other dealers. If all of the common units are not sold at the initial public offering price, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. may change the public offering price and the other selling terms. Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. have advised us that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of our common units offered by them.
      We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to  additional common units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter’s initial purchase commitment.
      We, our officers and directors, together with Highland Capital, its affiliates and their respective officers, directors and employees have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of both Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., dispose of or hedge any of our common units or any securities convertible into or exchangeable for our common units. Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.
Notice to Prospective Investors in the European Economic Area
      In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of common units described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the common units that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

      Each purchaser of common units described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.
      For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each relevant member state.
      The sellers of the common units have not authorized and do not authorize the making of any offer of common units through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the common units as contemplated in this prospectus. Accordingly, no purchaser of the common units, other than the underwriters, is authorized to make any further offer of the common units on behalf of the sellers or the underwriters.
Notice to Prospective Investors in the United Kingdom
      This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive, or Qualified Investors, that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.
Notice to Prospective Investors in France
      Neither this prospectus nor any other offering material relating to the common units described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The common units have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the common units has been or will be

•	released, issued, distributed or caused to be released, issued or distributed to the public in France or

•	used in connection with any offer for subscription or sale of the common units to the public in France.

      Such offers, sales and distributions will be made in France only

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier or

•	to investment services providers authorized to engage in portfolio management on behalf of third parties or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

      The common units may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
      Prior to this offering, there has been no public market for our common units. Consequently, the initial public offering price for the common units was determined by negotiations between us and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the common units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common units will develop and continue after this offering.
      We have applied to have our common units listed on the New York Stock Exchange under the symbol “HFP.” The underwriters have undertaken to sell common units to a minimum of 2,000 beneficial owners in lots of 100 or more shares to meet the New York Stock Exchange distribution requirements for trading.
      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units.

	No Exercise	Full Exercise

Per Common Unit	$	$
Total	$	$
      In connection with the offering, Citigroup Global Markets Inc., on behalf of the underwriters, may purchase and sell common units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common units in excess of the number of common units to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of common units made in an amount up to the number of common units represented by the underwriters’ over-allotment option. In determining the source of common units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common units in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of common units in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of common units in the open market while the offering is in progress.
      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. repurchases common units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.
      Any of these activities may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
      We estimate that the total expenses of this offering will be $          .
      Certain of the underwriters and/or their affiliates have provided and in the future may provide investment banking, commercial banking, advisory and/or other similar services to us and to Highland Capital and/or its affiliates from time to time for which they have received and in the future may receive customary fees and expenses. In particular, affiliates of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are lenders under certain credit facilities financing the acquisition of assets for two of the initial CDO subsidiaries. In that regard, an affiliate of Citigroup Global Markets Inc. participated in a warehouse facility with an aggregate of approximately $848.0 million of borrowings outstanding as of December 31, 2006 financing the acquisition of assets for Eastland CDO, Ltd. An affiliate of J.P. Morgan Securities Inc. participates in a warehouse facility with an aggregate of approximately $164.7 million of borrowings outstanding as of December 31, 2006 financing the acquisition of assets for Harrison CLO Ltd.
      Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. acted as initial purchasers/placement agents in connection with the October 2006 private placement of the Trust’s common shares. Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC acted as initial purchasers/placement agents in connection with the February 2006 private placement of the Trust’s common shares. In connection with those transactions, we agreed to reimburse the initial purchasers/placement agents for reasonable out-of-pocket expenses incurred by the initial purchasers/placement agents and to pay the fees and expenses of counsel to the initial purchasers/placement agents. Our agreement with Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. also requires us to offer to engage each of them as a joint lead bookrunner and joint lead underwriter in connection with this offering.
      An affiliate of Citigroup Global Markets Inc. purchased 1,666,667 common shares of the Trust for its own account at the offering price for approximately $25.0 million in the February 2006 private placement. In addition, an affiliate of J.P. Morgan Securities Inc. purchased 1,666,667 common shares of the Trust for its own account at the offering price for approximately $25.0 million in the February 2006 private placement.
      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS
      Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.
EXPERTS
      The consolidated financial statements as of December 31, 2006 and for the period from February 3, 2006 (commencement of operations) through December 31, 2006, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the U.S. Securities and Exchange Commission, or the SEC, a registration statement on Form S-1 under the Securities Act in connection with this offering of our common units. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement, and the exhibits and schedules thereto. We have omitted certain portions of the registration statement from the prospectus in accordance with the rules and regulations of the SEC. You should refer to the registration statement for further information. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or document.
      Copies of this registration statement, all exhibits and amendments, as well as such reports and other information, when so filed, may be inspected without charge and may be obtained at prescribed rates at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330 or by contacting the SEC at its website at www.sec.gov. Our SEC filings, including the registration statements, and other information may also be inspected at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.
      The information at our website is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus.

Highland Financial Partners L.P.
(formerly known as Highland Financial Trust)
Index
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006

Report of Independent Registered Public Accounting Firm
To the Partners of Highland Financial Partners, L.P.
(formerly Highland Financial Trust, a Delaware Trust)
In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in shareholders’ equity and of cash flows present fairly, in all material respects, the consolidated financial position of Highland Financial Trust and its subsidiaries at December 31, 2006, and the consolidated results of their operations and their cash flows for the period from February 3, 2006 (commencement of operations) through December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
April 25, 2007
/s/ PricewaterhouseCoopers LLP
Dallas, Texas

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Consolidated Balance Sheet
As of December 31, 2006

(Amounts in thousands,
except share information)
Assets
Cash and cash equivalents, operating	$5,893
Cash and cash equivalents, restricted	569,613
Trading securities	259,833
Securities, available for sale — pledged	3,195,079
Loans, held-for-investment — pledged, net of allowance	7,371,032
Accrued interest receivable	103,332
Derivative financial instruments	17,485
Unamortized debt issue costs	104,751
Other assets	33,662

Total assets	$11,660,680

Liabilities and Shareholders’ Equity
Liabilities
Notes payable	$5,934,386
Short term borrowings	4,728,235
Due to brokers	191,835
Accrued interest payable	61,111
Derivative financial instruments	34,941
Management fees payable	5,265
Other liabilities	8,522

Total liabilities	10,964,295
Minority interests in equity of consolidated subsidiaries	205,965
Commitments and contingencies (Footnote 16)
Shareholders’ Equity
Common shares ($0.01 par value, unlimited shares authorized; 26,721,561 common shares issued and outstanding at December 31, 2006)	267
Additional paid-in-capital	407,945
Accumulated other comprehensive income	8,352
Retained earnings	73,856

Total shareholders’ equity	490,420

Total liabilities and shareholders’ equity	$11,660,680

The accompanying notes are an integral part of these consolidated financial statements.

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Consolidated Income Statement
For the Period from February 3, 2006 (commencement of operations) through December 31, 2006

(Amounts in
thousands, except
share and per share
information)
Revenues:
Interest income	$366,577
Other income	4,237

Total revenues	370,814

Expenses:
Interest expense	290,640
Management fees	9,137
Professional fees	4,257
Compensation expense	6,878
Warehouse carry expense	9,399
Provision for loan losses	264
Other expenses	1,845

Total expenses	322,420

Other income:
Realized and unrealized gains/(losses) from investments and foreign currency:
Net realized gains on investment transactions	9,425
Change in unrealized gains on investments, net	18,244
Net income from derivative transactions	23,487
Net realized gains on foreign currency transactions	1,731
Net change in unrealized loss on foreign currency, net	(84)

Total realized and unrealized gains/(losses) from investments and foreign currency	52,803

Equity in income of unconsolidated subsidiaries	1,757

Income before minority interest in income of consolidated subsidiaries	102,954
Minority interest in income of consolidated subsidiaries	(29,098)

Net income	$73,856

Net income per common share:
Basic	$3.98

Diluted	$3.95

Weighted average number of common shares outstanding:
Basic	18,576,998

Diluted	18,713,145

The accompanying notes are an integral part of these consolidated financial statements.

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Consolidated Statement of Changes in Shareholders’ Equity
For the Period from February 3, 2006 (commencement of operations) through December 31, 2006

				Accumulated
	Shares of	Common	Additional	Other		Total
	Common	Stock at	Paid-In	Comprehensive	Retained	Shareholders’	Comprehensive
	Stock	Par Value	Capital	Income	Earnings	Equity	Income

	(Amounts in thousands, except share information)
Balance at February 3, 2006	—	$—	$—	$—	$—	$—	$—
Issuance of shares	26,721,561	267	415,938			416,205
Offering costs			(14,871)			(14,871)
Amortization of share options and restricted shares			6,878			6,878
Net income					73,856	73,856	73,856
Net change in unrealized gain on securities available-for-sale				7,658		7,658	7,658
Net change in unrealized gain on foreign currency translation				694		694	694

Balance at December 31, 2006	26,721,561	$267	$407,945	$8,352	$73,856	$490,420	$82,208

The accompanying notes are an integral part of these consolidated financial statements.

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Consolidated Statement of Cash Flows
For the Period from February 3, 2006 (commencement of operations) through December 31, 2006

February 3, 2006
through
December 31, 2006

(Amounts in thousands)
Cash flows from operating activities:
Net income	$73,657
Adjustments to reconcile net income to cash and cash equivalents used in operating activities:
Amortization of debt issuance costs	8,102
Accretion of investments, net	349
Provision for loan losses	264
Compensation expense	6,878
Earnings allocated to minority interests	29,098
Net realized loss on investments	(810)
Trading securities, net	(259,833)
Income from unconsolidated subsidiaries	(1,757)
Gain on derivative financial instruments	(1,532)
Changes in assets and liabilities:
Interest receivable	(102,958)
Management fee payable	5,244
Accrued interest payable	180,124
Other assets	(19,044)
Other liabilities	8,513

Net cash and cash equivalents used in operating activities	(73,705)
Cash flows from investing activities:
Purchase of available-for-sale securities	(650,787)
Proceeds from sales of available-for-sale securities	30,817
Principal payments on available-for-sale securities, net	43,653
Purchase of loans held-for-investment	(7,160,078)
Proceeds from sale of loans	491,047
Principal payments on loans held-for-investment, net	727,128
Change in other assets	(12,862)
Net settlements on derivative financial instruments	(11,664)
Cash and cash equivalents, restricted	(563,232)

Net cash and cash equivalents used in investing activities	(7,105,978)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	399,900
Proceeds from issuance of long-term debt	5,893,320
Proceeds from short-term borrowings	21,891,510
Payments on short-term borrowings	(17,328,821)
Proceeds from margin financing	355,465
Payments on margin financing	(165,687)
Proceeds from secured borrowing agreements	32,899
Payment of debt issuance costs	(112,225)
Payments on Manager financing	(3,988,621)
Net proceeds from derivative financial instruments	30,969
Capital contributions from minority interest investors of consolidated subsidiaries	176,867

Net cash and cash equivalents provided by financing activities	7,185,576
Net increase in cash and cash equivalents	5,893
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$5,893

Supplemental cash flow information
Cash paid for interest	$229,529

Non-cash investing and financing activities
Manager financing of warehouse assets	$3,988,621

The accompanying notes are an integral part of these consolidated financial statements.

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through December 31, 2006

1.	Description of Business
      Highland Financial Trust (“HFT”) and its subsidiaries (the “Trust”) were formed on January 20, 2006 in the state of Delaware, and commenced operations on February 3, 2006. The primary purpose of the Trust was to own substantially all of the ownership units (97.97% at December 31, 2006) of Highland Financial Partners, L.P. (“the Partnership”). The Partnership is a Delaware partnership that was formed to provide the Trust’s common shareholders with the earnings from its subsidiaries, which include Highland CDO Holding Company (“CDO HoldCo”), Highland Special Opportunities Holding Company (“SOHC”), and its equity investments Highland Financial Real Estate Corp. (“HF REIT”) (45% economic interest) and Highland Financial Corp. (“HFC”) (25% economic interest). CDO HoldCo, a wholly-owned Cayman Islands Limited Company, holds equity interests in collateralized debt issuers (“CDO subsidiaries”) and financial interests in certain warehouse special-purpose entities (“Warehouse SPEs”) as described in Footnote 3 and 4. SOHC is a wholly-owned Cayman Islands Limited Company that holds investments such as non-rated debt and distressed assets. HF REIT is a Maryland corporation, which first expects to elect and qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes, for its 2007 taxable year and thereafter, and that holds financial interests in real property and other real estate related assets. HFC is a Delaware corporation organized to originate loans primarily to middle-market companies. The Trust and its subsidiaries also may make direct investments in debt, equity, and other securities in the normal course of business. The Partnership’s general partner is HFP GP, LLC (the “General Partner”), a Delaware limited liability corporation. Highland Capital Management, L.P. (the “Manager”) is the sole member of the General Partner. The Manager and its subsidiary, in its capacity as manager of the Trust, are responsible for the day-to-day operations of the Trust. The Manager is at all times subject to the supervision of the Partnership’s Board of Trustees.
      Pursuant to the Partnership’s Limited Partnership Agreement and HFT’s Trust Agreement on January 15, 2007, all holders of common shares in HFT received one common unit in the Partnership for each share held in HFT and HFT was dissolved. The pro forma impact of this on the presentation of the financial statements at December 31, 2006 would be as follows:

		(Unaudited)
	Actual	Pro Forma

	(In thousands)
Total assets	$11,660,680	$11,660,680
Total liabilities	10,964,295	10,964,295
Minority interest in equity of consolidated subsidiaries	205,965	186,610
Total shareholders’ equity(1)	490,420	509,775
Income before minority interest in income of consolidated subsidiaries	102,954	102,954
Minority interest in income of consolidated subsidiaries	(29,098)	(10,742)

Net Income	73,856	92,212
Incentive allocation to special unitholder	—	(18,114	)(3)

Net income available to common shares/units	$73,856	$74,098
Net income per common share/unit — basic	$3.98	$3.98	(2)
Net income per common share/unit — diluted	$3.95	$3.95	(2)

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)

(1)	This account will be Partners’ Capital subsequent to the effective date of the dissolution.

(2)	Includes 1,628 units held by the General Partner and 66,667 units held by the Manager that participate in earnings in the same manner as all other common units, but does not include the incentive allocation unit and the appreciation thereon. Therefore, net income per unit available to common unitholders does not change.

(3)	Refer to Footnote 13 Related Party Transactions for a discussion of the incentive allocation. This is a separate class of shares, that as one unit, is entitled to be allocated up to 25 percent of net income in accordance with the Limited Partnership Agreement. The basic and diluted earnings per unit for this class is approximately $18,114,000 for the period ended December 31, 2006.

2.	Significant Accounting Policies
      The accompanying consolidated financial statements have been presented on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States (“US GAAP”).
       Principles of Consolidation
      The accompanying financial statements include the accounts of the Trust and its consolidated subsidiaries, which are comprised of (i) those entities in which it has an investment of 50% or more and has control over significant operating, financial and investing decisions of the entity, and (ii) variable interest entities (“VIEs”) in which it is the primary beneficiary as described below.
      The Trust consolidates all VIEs for which it is considered to be the primary beneficiary, pursuant to Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities — an interpretation of ARB No. 51, as revised (“FIN 46R”). FIN 46R clarifies the consolidation guidance for entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance activities without additional subordinated financial support from other parties. These entities are defined as VIE’s. In general, FIN 46R requires an enterprise to consolidate a VIE when the enterprise holds a variable interest in the VIE and is deemed to be the primary beneficiary of the VIE. An enterprise is the primary beneficiary if it absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both.
      All inter-company balances and transactions have been eliminated in consolidation.
      The Trust holds approximately a 25 percent interest in HFC, and a 45 percent interest in HF REIT, both of which are considered a VIE, but the Trust is not the primary beneficiary to either. The financial results for these entities have not been consolidated, but have been accounted for using the equity method of accounting whereby it records its share of the underlying income of these entities.

Use of Estimates
      The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts and disclosures in the consolidated financial statements. The significant estimates made by management include estimating the fair value of financial instruments and determining the allowance for loan losses. Actual results could differ from those estimates.

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)

Cash and Cash Equivalents
      Cash and cash equivalents consist of cash on hand, cash held in banks and highly liquid investments with original maturities of 90 days or less. Amounts designated as “operating” are used for the day-to-day operations of the Trust.

Restricted Cash and Cash Equivalents
      Restricted cash and cash equivalents represent amounts that are restricted to the investing activities and debt servicing of the CDO subsidiary actually holding the account(s). These amounts are pledged as collateral for certain of the CDO subsidiary notes payable and derivative transactions.

Securities Transactions, Valuation and Related Income — Trading
      Pursuant to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”), securities are classified as trading or available-for-sale. Securities classified as trading securities are valued at fair value at the date of the consolidated financial statements with the resulting net unrealized appreciation or depreciation reflected in the consolidated statement of income. The Trust records all security transactions on a trade-date basis. Realized gains and losses on security transactions are determined on the specific identification basis.
      Generally, trading securities held by the Trust through its consolidated subsidiaries may include (i) securities that do not meet the eligibility requirements of typical CDO transactions, (ii) distressed securities, and (iii) other securities which management intends to buy and resell in order to take advantage of short term market fluctuations in price. As of December 31, 2006, securities classified as trading under SFAS No. 115 constituted approximately 2% of total assets.
      Securities traded on a national securities exchange are stated at the last reported sales price on the day of valuation; other securities traded in the over-the counter market and exchange traded securities for which no sale was reported on that date are stated at the average bid and ask price.
      Debt securities for which quotations are not readily available are valued at fair value as determined by the Manager and the Trust’s management, in good faith, either using prices furnished by entities such as investment brokers and dealers in a secondary market or the Manager’s best estimate based on its expertise and active participation with the corporate borrowers.

Securities Transactions, Valuation and Related Income — Available-for-Sale
      The Trust’s securities held through various consolidated CDO subsidiaries or Warehouse SPEs are classified as available-for-sale. The Trust does not intend to trade these securities in the near term but may sell them prior to maturity to manage credit quality. These investments are carried at estimated fair value, with unrealized gains and losses reported in accumulated other comprehensive income, using the same valuation methodology as trading securities.
      The Trust evaluates available-for-sale securities for other-than-temporary impairment charges under SFAS 115 in accordance with Financial Accounting Standards Board Staff Position (“FSP”) 115-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (“FSP 115-1”) and Emerging Issues Task Force Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets (“EITF 99-20”), as applicable. The Trust considers beneficial interests in securitized financial assets that are not of high credit quality

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)
(i.e. rated lower than an S&P rating of AA) or can be contractually prepaid or otherwise settled in such a way that the Trust would not recover substantially all of its recorded investment, to fall within the scope of EITF 99-20. Conversely, high credit quality (i.e. an S&P rating of AA or better) beneficial interests which also cannot be contractually prepaid such that the Trust would not recover substantially all of its recorded investment are measured under SFAS 115, amended by FSP 115-1 and further clarified by Staff Accounting Bulletin 59, Noncurrent Marketable Equity Securities, (“SAB 59”). These standards provide guidance to determine when an asset is considered impaired (i.e., has declined in fair value below its amortized cost), evaluate whether the impairment is other than temporary (i.e., the value of the asset will not be recovered over its remaining life), and, if the impairment is other-than-temporary, recognize an impairment loss equal to the difference between the asset’s amortized cost and its fair value. The Trust evaluates these securities for impairment as of each quarter end or more frequently if management becomes aware of any material information that would lead management to believe that a security may be impaired. The Trust considers many factors in determining whether the impairment of a security is other-than-temporary, including, but not limited to, the length of time the security has had a decline in estimated fair value below its amortized cost, the amount of the loss, the intent and ability to hold the security for a period of time sufficient for a recovery in its estimated fair value, recent events specific to the issuer or industry, external credit ratings and recent downgrades in such ratings. The Trust also considers any adverse change in the amount or timing of expected cash flows in the measurement of other than temporary impairment on securities that are not of high credit quality.
      Interest income is accrued based upon the principal amount of the securities, their contractual interest terms, and the principles of EITF 99-20, when applicable. Premiums and discounts are amortized into interest income or interest expense over the contractual lives of the securities using the effective yield method in accordance with SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. If a prepayment occurs on an available-for-sale security, any related premium or discount is recognized as an adjustment to yield in the consolidated income statement in the period in which the prepayment occurs.

Loans
      The Trust holds, through its consolidated CDO subsidiaries or Warehouse SPEs, whole loans and participations in various secured leveraged bank loans. Loans are intended to be held for the long term and, are recorded on the consolidated balance sheet at their fair value as of the settlement date. Loans held for investment are subsequently accounted for based on their outstanding principal adjusted for unamortized premiums or discounts, and net of any allowance for probable loan losses. Loans are held for investment in accordance with management’s intent and ability to hold them for the foreseeable future, determined on a loan by loan basis at acquisition. This is an overarching policy considering the Trust’s compliance under Rule 3a-7 of the Investment Company Act of 1940, which imposes limitations on the sale of assets by prohibiting assets from being acquired or disposed of for the primary purpose of recognizing gains or losses resulting solely from the market value changes. Accordingly, at acquisition, it is probable that the Company will hold the loan for investment. In certain instances if management determines that during the warehousing period an asset would not meet the planned indenture requirements of the CDO subsidiary, management may determine to sell a loan. That loan would then be transferred and classified as held for sale and recorded at the lower of cost or fair value determined in the aggregate with similar types of loans. Furthermore, in certain instances when the credit fundamentals underlying a particular loan have deteriorated significantly, in accordance with the CDO indenture, management can improve the quality of the CDO subsidiary’s overall collateral position in terms of the

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)
various rating agency tests. If a loan is removed from a Warehouse SPE or CDO subsidiary, it is at the discretion of the Manager and at that point the loan is typically transferred to held for sale. However, if the intent is to continue to hold the loan for investment for the foreseeable future, it has been the Trust’s experience that the Manager’s position and reputation in the industry is such that the Trust would be able to extend the terms of its warehouse agreements, substitute another underwriter on substantially similar terms, or secure alternative forms of financing for all consolidated loans so that the Trust has the ability to hold all loans to maturity. Since all loans are originally held for investment, the consolidated statement of cash flows will reflect all loan activity as investing activities.
      Interest income on loans includes interest at stated coupon rates adjusted for accretion of purchase discounts and the amortization of purchase premiums. Unamortized premiums and discounts are recognized in interest income over the contractual life of the loans using the effective interest method. If a prepayment occurs on a loan, any related premium or discount is recognized as an adjustment to yield in the consolidated income statement in the period in which the prepayment occurs.
      Management maintains an allowance for loan losses at a level adequate to recognize losses incurred at the balance sheet date, based on an evaluation of known and inherent risks related to the loan investments. When determining the adequacy of the allowance for loan losses management considers economic conditions and trends, the estimated fair values of the loans, delinquency of contractual payments, credit quality trends and other factors that management determines are relevant. To estimate the allowance for loan losses, management individually reviews each of the loans for impairment and uses relevant information in its analysis, including estimated fair values, current valuation multiples and estimated fair values and quality of collateral. Management considers a loan to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due to us based on the contractual terms of the loan. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis over its estimated fair value; management uses the observable market price as an expedient to measure any impairment. Increases in the allowance for loan losses are recognized in the accompanying consolidated statement of income as a provision for loan losses. When management forecloses on the loan or transfers it to held for sale, the loan is charged-off or written-down to fair value and the allowance for loan losses is reduced.
      An impaired loan may be left on accrual status during the period the Trust is pursuing repayment of the loan. If a loan is placed on non-accrual status, interest income is recorded only upon receipt of actual cash and previously recognized accrued interest is reversed. A loan is placed on non-accrual status when one of the following events occurs: (i) management believes that scheduled debt service payments will not be paid when contractually due; (ii) the loan becomes 90 days delinquent; (iii) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (iv) the net realizable value of the underlying collateral securing the loan decreases below the Trust’s carrying value of such loan. Loans may be restored to accrual status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection.
      The CDO indentures require that each CDO comply with certain collateralization tests based on the type of collateral and underlying aggregate credit ratings. The test is performed for each debt tranche within the CDO notes payable. In the event of a failure of one or more of the tests the Manager must put in place a plan to resolve the failure within a limited timeframe. If the failure is not resolved within that timeframe, the indenture could require repayment of the notes payable.

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)

Income Taxes
      The stated objectives of SFAS 109, Accounting for Income Taxes, are to recognize (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an enterprise’s financial statements or tax returns. Both HFT and the Partnership are expected to be classified as pass-through entities for US income tax purposes. As such, any income or loss will not be subject to US income tax at the entity level. Instead, any taxable income or loss is includable in the taxable income of HFT’s shareholders. Because neither entity is taxable, no provision has been made for either current or deferred income taxes in the accompanying consolidated financial statements. CDO HoldCo, SOHC, Warehouse SPEs and the CDO subsidiaries are non-U.S. entities for U.S. income tax purposes and generally do not expect to be subject to U.S. income tax at the entity level.

Derivative Financial Instruments
      The Trust uses derivative instruments to manage certain risks such as interest rate risk, market value risks, and foreign currency risk. Derivative instruments include interest rate swaps, interest rate caps, foreign currency swaps, total return swaps and risk-sharing agreements. The Trust has not designated any derivative transactions as accounting hedges, and, consequently, has not applied hedge accounting treatment under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted.
      All derivative instruments are reported on the consolidated balance sheet at their fair market value. Consistent with the Trust’s risk management objective for derivatives, the change in fair value and all net settlement interest (payable or receivable) for interest rate swaps, interest rate caps and foreign currency swaps is recorded in interest expense. The change in fair value and all net settlement interest (payable or receivable) for total return swaps and risk-sharing agreements is recorded in income from derivative financial instruments. Derivative assets and liabilities are presented gross on the balance sheet. All cash flows associated with derivatives that have an other-than-insignificant financing element are classified as financing in the consolidated statement of cash flows. The cash flows associated with all other derivative transactions are classified as investing in the consolidated statement of cash flows.

Margin Transactions
      The Trust may use various forms of leverage including purchasing securities on margin. Such leverage may allow the Trust to increase net assets at a greater rate during rising markets, but also may lead to a more rapid decrease in net assets in a declining market. A margin transaction consists of purchasing an investment with money loaned by a broker and agreeing to repay the broker at a later date. Interest expense on the outstanding margin balance is based on market rates at the time of the borrowing.

Foreign Currency Translation and Transactions
      The Trust has subsidiaries with a functional currency other than the U.S. dollar and enters into transactions in multiple foreign currencies. All foreign currency asset and liability balances are presented in U.S. dollars in the consolidated financial statements, translated using the exchange rate as of the balance sheet date. Revenues and expenses are translated in U.S. dollars using an average exchange rate for the relative period. Unrealized gains and losses on foreign currency translation of subsidiary results are recorded as a component of other accumulated comprehensive income. Foreign currency transaction gains

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)
and losses resulting from transactions outside of the functional currency of an entity are included in net income.

Fair Value of Financial Instruments
      SFAS No. 107, “Disclosures About Fair Value of Financial Instruments” (SFAS 107), requires the disclosure of the estimated fair value of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. If no quoted market price exists for certain of the Corporation’s financial instruments, the fair values of such instruments are derived based on management’s assumptions, the estimated amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, the net realizable values could be materially different from the fair value estimates presented below.

Short-term financial instruments
      The carrying value of short-term financial instruments, including cash and cash equivalents (both operating and restricted), accrued interest receivable and payable, short-term borrowings and amounts due to brokers, approximates the fair value of these instruments. These financial instruments generally expose the Trust to limited credit risk and have no stated maturities or have short-term maturities and carry interest rates that approximate market. Cash and cash equivalents classified as restricted do not contain restrictions which would negatively impact fair value, and is available to the CDO subsidiary for operating and distribution purposes.

Investments — Securities and loans
      Trading securities, available for sale securities, and loans held for investment have been valued using quoted market prices where available. Otherwise, fair value is estimated by discounting expected future cash flows by a rate calculated based on current market conditions for comparable financial instruments, including market interest rates and credit spreads. The fair value of trading securities and available for sale securities are reported in Footnote 5 of the Consolidated Financial Statements and the fair value of loans held for investment is reported in Footnote 6 of the Consolidated Financial Statements.

Derivative financial instruments
      All derivatives are recognized on the Consolidated Balance Sheet at fair value. Derivatives include interest rate swaps, interest rate caps, foreign currency swaps, total return swaps and loan purchase commitments that meet the definition as a derivative. Derivative fair value is based on dealer quotes, pricing models or quoted prices for instruments with similar characteristics. The fair value of the Trust’s purchased derivative instruments is presented in Footnote 7 of the Consolidated Financial Statements. Loan purchase commitments are discussed in Footnote 16 of the Consolidated Financial Statements.

Notes payable
      The carrying value of notes payable approximates fair value since the stated interest rates (floating rates at spreads over a market index) approximate market rates of similar financial instruments with comparable credit risks.

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)

Notes Payable and Short Term Borrowings
      The Trust finances the acquisition of its investments in securities and loans held-for-investment, primarily through the use of secured borrowings in the form of securitization transactions structured as secured financings, warehouse facilities, and other secured and unsecured borrowings. The Trust recognizes interest expense on all borrowings on an accrual basis.
      Unamortized debt issuance costs reported on the consolidated balance sheet are direct costs associated with the debt issuance of our consolidated CDO subsidiaries. These costs typically include underwriting, rating agency, legal, accounting and other fees. Discounts and premiums on borrowings and debt issue costs are amortized on an effective yield basis as an adjustment to interest expense over the estimated life (if applicable) or contractual maturity of the borrowing, as applicable.

Share-Based Payments
      The Trust accounts for share-based compensation issued to non-employees, employees, directors, and affiliates of the Trust using the current fair value based methodology prescribed by SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”). Compensation cost related to restricted LP Units (“LP Units”) and LP Unit options issued to employees and non-employee directors is based on the fair value at the grant date, and is expensed over the vesting period on a graded basis. Compensation cost related to restricted LP Units and LP Unit options issued to non-employees is measured at its estimated fair value at the grant date and remeasured at each reporting date, and the related compensation expense is adjusted.

Earnings per Share
      In accordance with SFAS No. 128, Earnings per Share, the Trust presents both basic and diluted earnings per common share (“EPS”) in its consolidated financial statements and footnotes. Basic earnings per common share (“Basic EPS”) excludes dilution and is computed by dividing net income allocable to common shareholders by the weighted average number of common shares, including vested restricted common shares, outstanding for the period. Diluted earnings per share (“Diluted EPS”) reflects the potential dilution from common unit options and unvested restricted common units, if they are not anti-dilutive.

Recently Issued Accounting Standards & Interpretations
      The FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 (“SFAS No. 155”) in February 2006. SFAS No. 155 (1) permits fair value remeasurement for hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation, (2) clarifies which interest-only strip receivables are not subject to the requirements of SFAS No. 133, (3) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or hybrid financial instruments that contain an embedded derivative requiring bifurcation, (4) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and (5) amends SFAS No. 140 to eliminate the prohibition on a QSPE from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The Statement is effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. The Partnership is currently evaluating the impact, if any, that the implementation of SFAS 155 would have on its consolidated results of operations or financial condition.

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)
      In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Trust), and interim periods within those fiscal years, with early adoption permitted. The Partnership has not yet determined the impact, if any, that the implementation of SFAS 157 would have on its consolidated results of operations or financial condition.
      On July 13, 2006, FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Trust’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006 and is to be applied to all open tax years as of the effective date. The Partnership is currently determining the impact, if any, that the implementation FIN 48 would have on its results of operations or financial condition.
      In February 2007, FASB released SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (“FAS 159”). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. FAS 159 may be adopted and the fair value option may be elected in the first quarter of 2008. The Partnership is evaluating the impact of this pronouncement on its consolidated financial statements.

3.	Warehouse Special-Purpose Entities
      During the period from commencement of operations through December 31, 2006, the Trust entered into warehouse agreements representing variable interests in the following the warehouse special purpose entities (“Warehouse SPEs”):

Amherst CLO, Ltd. (“Amherst”)	Highlander Euro CDO II B.V. (“Highlander II”)
Brentwood CLO, Ltd. (“Brentwood”)	Highlander Euro CDO III, B.V. (“Highlander III”)
Eastland CLO, Ltd. (“Eastland”)	Red River CLO Ltd. (“Red River”)
Grayson CLO, Ltd. (“Grayson”)	Rockwall CDO II, Ltd. (“Rockwall II”)
Harrison CLO Ltd. (“Harrison”)	Stratford CLO, Ltd. (“Stratford”)
HFT RE CDO 2006-2, Ltd. (“RE CDO2”)	Tierra Alta Funding II, Ltd. (“Tierra Alta II”)
HFT Real Estate CDO 2006-III, Ltd. (“RE CDO3”)
      Each Warehouse SPE entered into a warehouse arrangement with a financial institution to finance the purchase of assets for the anticipated issuance of debt and equity when it converts into a CDO subsidiary. The Trust was also a party to each of the warehouse agreements, which represent variable interests in the Warehouse SPE. Under the terms of the warehouse agreements, the Trust is entitled to receive the majority, but not all, of the respective portion of the “Positive Carry” and has the obligation to absorb the majority portion, but not all, of the “Negative Carry.” Positive Carry represents net interest income and

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)
other gains earned on the Warehouse SPE assets and is payable to the Trust or its designees upon the termination of the Warehouse Agreements, which is when the Warehouse SPE issues debt and equity in accordance with the CDO indentures, and then becomes a CDO subsidiary. Negative Carry represents all incurred losses on the Warehouse SPE assets and is payable by the Trust.
      The Warehouse SPEs are not considered to be qualifying special-purpose entities (“QSPE”), as defined by Statement of Financial Accounting Standards (“SFAS”) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”), but are considered VIEs in which the Trust has been identified as the primary beneficiary and are consolidated by the Trust in accordance with FIN 46R.
      The portion of the Positive Carry that is earned by parties other than the Trust, which includes the Manager as further discussed in Footnote 7, is included in the consolidated statement of income as warehouse carry expense. The amounts due to parties other than the Trust at December 31, 2006 are included in other liabilities in the consolidated balance sheet. Included in the total warehouse carry expense for the period from February 3, 2006 to December 31, 2006 is an amount of approximately $6,842,000 earned by Highland CDO Opportunity Master Fund, L.P. (“CDO Fund”), a Bermuda registered exempted limited partnership advised and consolidated by the Manager. Approximately $4,050,000 of this amount is outstanding as of December 31, 2006 and is included in other liabilities as of December 31, 2006.
      The table below summarizes by asset type the Warehouse SPEs for which the Trust was the primary beneficiary from commencement of operations through December 31, 2006. The Interest Income and Positive Carry demonstrate the relative impact of the Warehouse SPE to the consolidated financial statements of the Trust. The table includes active Warehouse SPEs as of December 31, 2006 and those that were converted into CDO subsidiaries prior to December 31, 2006.

	Number of
	Warehouse	Interest	Positive
Types of Underlying Assets	SPEs	Income	Carry

	(In thousands, except
	number of Warehouse SPEs)
Residential loans and mortgage-backed tranches of third party CDOs — U.S.	1	$3,227	$410
Senior secured corporate loans and debt tranches of third party CDOs — U.S.	6	83,150	22,826
Corporate leverage loans — Euro	2	25,074	11,683
Real estate leverage loans and debt tranches of third party CDOs — U.S.	2	6,861	1,511
Senior secured loans and middle market loans — U.S.	2	18,626	4,815

Total	13	$136,938	$41,245

      On March 30, 2006, the Trust entered into a Warehouse Agreement with Tierra Alta II and an unrelated third party to purchase collateral prior to the anticipated closing of the CDO subsidiary. The Trust determined that it would not pursue the closing of the Tierra Alta II CDO transaction and disposed of all the assets in the normal course of business in October 2006. The total Positive Carry of the Tierra Alta II warehouse was approximately $410,000 and is included in the table above.

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)

4.	CDO Subsidiaries
      CDO subsidiaries represent Warehouse SPEs that have subsequently issued non-voting equity securities (“CDO Securities”). The Trust reconsiders its status as the primary beneficiary of the VIE with the issuance of the CDO Securities. At that point, the respective Warehouse Agreement is settled with the financial institution. The Trust has determined that it is the primary beneficiary of the CDO subsidiaries since it is exposed to the majority of expected losses of the CDO subsidiary. The following table summarizes the results of operations for the Trust’s consolidated CDO subsidiaries closed since the commencement of operations:

	Number of CDO	Interest	Net
Types of underlying assets	Subsidiaries	Income	Income/(Loss)

	(In thousands, except
	Number of CDO Subsidiaries)
Residential loans and mortgage-backed tranches of third party	1	$112,630	$6,404
CDOs — U.S.
Senior secured corporate loans and debt tranches of third party	3	83,372	20,123
CDOs — U.S.
Corporate leverage loans — Euro	2	17,933	5,011
Real estate leverage loans and debt tranches of third party	1	1,268	(752)
CDOs — U.S.
Senior secured loans and middle market loans — U.S.	1	1,517	565

Total	8	$216,720	$31,352

5.	Trading Securities and Securities Available for Sale
      The following table summarizes the Trust’s securities classified as trading as of December 31, 2006:

	Net
	Amortized
	Cost	Fair Value

	(In thousands)
Corporate bonds	$231,237	$247,172
Common stock	9,015	11,326
Preferred stock	1,335	1,335

Total	$241,587	$259,833

      Included in the trading securities as of December 31, 2006 are two securities with cost of approximately $4,629,000 and a fair value of approximately $7,702,000 that have resale restrictions that prevent the Trust from selling them in the open market. These restrictions were considered in determining fair value.
      For the period from February 3, 2006 (commencement of operations) through December 31, 2006, the Trust had net realized gains of approximately $10,235,000 attributable to sales of trading securities. As of December 31, 2006, approximately $18,244,000 of unrealized net appreciation in the value of trading securities is included in the consolidated statement of income. As of December 31, 2006 approximately $191,766,000 of the trading securities are pledged as collateral for margin transactions.

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)
      The following table summarizes the Trust’s securities classified as available-for-sale, including senior and mezzanine tranches of CDO transactions, as of December 31, 2006, which are carried at estimated fair value:

	Net	Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	(Losses)	Fair Value

	(In thousands)
Corporate debt securities	$306,519	$1,996	$(381)	$308,134
Mortgage backed securities	1,918,345	9,724	(3,807)	1,924,262
Other asset-backed securities	959,223	5,223	(1,763)	962,683

Total	$3,184,087	$16,943	$(5,951)	$3,195,079

      All securities in an unrealized loss position at December 31, 2006 have been in an unrealized loss position for less than twelve months. The net unrealized gain of approximately $11 million has been recorded in accumulated other comprehensive income, and after the minority interests amounted to $8.4 million. The Trust’s review of such securities indicates that the decrease in estimated fair value is not due to other than temporary changes in the underlying credit fundamentals or in the amount or timing of principal and interest expected to be received, but, instead, is the result of market factors. In addition, the Trust has the ability and management has the intent to hold the securities for a period of time sufficient for a recovery in the estimated fair value. Management also considers any adverse change in the amount or timing of expected cash flows in the measurement of other than temporary impairment on securities that are not of high credit quality; although approximately $1,084,000 of the gross unrealized losses is related to such securities, the loss is a result of market rate factors that do not adversely affect the timing of cash flow, and not credit quality. Management does not believe any of the securities held are other-than-temporarily impaired at December 31, 2006.
      At December 31, 2006 the net amortized cost includes gross unamortized premiums and discounts of approximately $1,515,000 and approximately $9,537,000, respectively.
      Assets classified as available for sale are not sold with the intent of realizing trading gains or to minimize trading losses. Any sales of these assets are done with the intent of improving the overall composition of the portfolio which would typically be specific to credit quality matters. For the period from February 3, 2006 (commencement of operations) through December 31, 2006, the Trust had sales of assets classified as available for sale that resulted in realized gains of approximately $271,000 and realized losses of approximately $182,000. All securities classified as available for sale are held as collateral for CDO subsidiary notes outstanding or Warehouse SPE financing.
      The following table summarizes the net amortized cost and estimated fair value of the securities classified as available-for-sale by contractual maturity as of December 31, 2006.

	Net Amortized	Estimated
	Cost	Fair Value

	(In thousands)
Due within one year	$—	$—
One to five years	8,000	8,046
Five to ten years	142,545	143,656
Greater than ten years	3,033,542	3,043,377

Total	$3,184,087	$3,195,079

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)

6.	Loans, Held-for-Investment
      The following summarizes the Trust’s loans, held-for-investment as of December 31, 2006:

		Unamortized
		Net	Net
	Principal/	Purchase	Amortized
	Par Amount	Premium	Cost

	(In thousands)
Loans held in CDO subsidiaries	$5,086,213	$7,571	$5,093,784
Loans held in Warehouse SPEs	2,275,396	1,852	2,277,248

Total	$7,361,609	$9,423	$7,371,032

      As of December 31, 2006, two loans with an outstanding balance of approximately $4,700,000 were considered impaired since we believe it is probable that we will be unable to collect all amounts due to us based on the contractual terms of the loan. We have recognized an allowance for loan losses specific to these two loans of approximately $300,000. These loans are not delinquent in their interest payments and have accordingly not been placed on non-accrual status as of December 31, 2006. The Trust determined that no other loans were delinquent or impaired at December 31, 2006.
      Fair values of loans, are determined using price estimates provided by an independent pricing service. If the independent pricing service cannot provide estimates for a given loan, the Manager determines estimated fair value based on (a) current financial information of the borrowing company and its performance against its operating plan; (b) changing value of collateral supporting the loan; (c) changes to the market for the borrowing company’s service or product; and (d) market interest spreads for similar loans. The fair value of loans, held-for-investment was approximately $7,392,439,000 at December 31, 2006. The principal balance of loans sold during the period was approximately $542,784,000 and resulted in realized gains of approximately $1,261,000 and realized losses of approximately $2,160,000. All loans are pledged as collateral for CDO subsidiary notes outstanding or Warehouse SPE financing.

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)

7.	Derivative Transactions
      The following tables summarize the amounts owed to the Trust and amounts owed by the Trust on derivative financial instruments as of December 31, 2006.
      Amounts receivable on derivative financial instruments as of December 31, 2006:

		Notional	Estimated
	Termination Date	Value	Fair Value

		(In thousands)
TRS Transaction 1	April 24, 2009	$282,503	$3,979
TRS Transaction 2	April 15, 2009	$131,094	1,466
Grayson Swap	August 3, 2015	$35,000	105
Grayson Cap	November 1, 2018	$50,000	366
Highland Park Swap 1	February 25, 2017	$85,076	452
Highlander II FX Swap 1	February 1, 2014	£ 625	1,210
Highlander II FX Swap 2	February 1, 2015	£ 625	1,210
Highlander II FX Swap 3	March 9, 2012	£ 6,666	8,697

Total			$17,485

      Amounts owed on derivative financial instruments as of December 31, 2006:

		Notional	Estimated
	Termination Date	Value	Fair Value

		(In thousands)
Tierra Alta Swap	May 6, 2014	$260,000	$(21,732)
Highland Park Swap 2	November 25, 2013	$43,539	(13,209)

Total			$(34,941)

      TRS Transaction 1 and 2: As of December 31, 2006, SOHC was a party to two Total Return Swap transactions (“TRS transactions”) that allowed SOHC to participate in the returns from certain assets on a levered basis without the requirement of actually purchasing the assets. In return, the counterparties receive cash flows represented by three month LIBOR plus a spread. The counterparties to these contractual arrangements are major financial institutions, with which the Trust and affiliates may also have other financial relationships. As of December 31, 2006, the fair value of TRS transaction 1 was approximately $3,979,000 and the approximate fair value of TRS transaction 2 was $1,466,000. Both TRS transactions are recorded in derivative financial instruments on the consolidated balance sheet and the change in fair value and net settlement interest are recorded in income from derivative financial instruments in the consolidated statement of income. The collateral posted for these transactions, reflected as restricted cash, is approximately $71,000,000 at December 31, 2006 and is required to be posted against the notional value of the underlying assets.
      SOHC was also a party to a participation agreement with a major financial institution which allowed SOHC to participate in the returns from certain assets on a levered basis. This agreement settled and was terminated in August of 2006. The participation agreement differed structurally from the TRS transactions, however, because it allowed the underlying assets to be purchased upon termination of the agreement rather than requiring a net settlement. Upon termination of the participation agreement SOHC received

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)
the net participation financing of approximately $1,897,000, which has been recorded in income from derivative financial instruments in the consolidated statement of income.
      Grayson Swap: Grayson has entered into an interest rate swap agreement for purposes of managing its interest rate risk exposure relating to its variable rate debt. As of December 31, 2006, the approximate $105,000 fair value of this asset has been recorded in derivative financial instruments in the accompanying consolidated balance sheet and the change in fair value and net settlement interest are reflected in interest expense in the consolidated statement of income. The interest rate swap commenced on November 30, 2006, matures on August 3, 2015, has a fixed rate of 5.08%, a variable rate of three month LIBOR (5.36% at December 29, 2006) and a notional amount of $35,000,000.
      Grayson Cap: Grayson has entered into an interest rate cap transaction for purposes of managing its interest rate risk exposure relating to its variable rate debt. As of December 31, 2006, the approximate $366,000 fair value of this asset has been recorded in derivative financial instruments in the accompanying consolidated balance sheet and the change in fair value and net settlement interest are reflected in interest expense in the consolidated statement of income. The transaction commenced on November 2, 2006, becomes effective May 1, 2013, terminates on November 1, 2018, has a cap rate of 7.75% and a notional amount of $50,000,000.
      Highland Park Swap 1: Highland Park CDO I, Ltd., (“Highland Park”) has entered into an interest rate swap agreement for purposes of managing its interest rate risk exposure relating to its variable rate debt. As of December 31, 2006, the approximate $452,000 fair value of this asset has been recorded in derivative financial instruments in the accompanying consolidated balance sheet and the change in fair value and net settlement interest are reflected in interest expense in the consolidated statement of income. The interest rate swap commenced on December 20, 2006 matures on February 25, 2017, has a fixed rate of 5.038%, a variable rate of three month LIBOR (5.36% at December 29, 2006) and a notional amount of $85,076,000.
      Highlander II has entered into three foreign currency rate swap agreements of Euros and British Pounds for purposes of managing its foreign currency risk exposure relating to British Pound denominated assets and Euro denominated liabilities. The terms of the swap require the exchange of the notional value on the date of close and on the maturity date.

•	Highlander II FX Swap 1: Under the first agreement, on the date of closing, Highlander II paid out to the counterparty approximately €931,000 and is expected to receive approximately £625,000. As of December 31, 2006, the approximate $1,210,000 fair value of this asset, which includes the £625,000 ($1,224,000) receivable, has been recorded in derivative financial instruments in the accompanying consolidated balance sheet and the change in fair value and net settlement interest are reflected in interest expense in the consolidated statement of income. The foreign currency rate swap commenced on December 14, 2006 and matures on February 1, 2014. The counterparty receives a variable rate of three month EURIBOR (3.67% at December 29, 2006) plus 2.09% and pays a variable rate of three month GBP LIBOR (5.29% at December 31, 2006) plus 2.5%.

•	Highlander II FX Swap 2: Under the second Highlander II foreign currency rate swap agreement, on the date of closing, Highlander II paid out to the counterparty approximately €931,000 and is expected to receive approximately £625,000. As of December 31, 2006, the approximate $1,210,000 fair value of this asset, which includes the £625,000 ($1,224,000) receivable, has been recorded in derivative financial instruments in the accompanying consolidated balance sheet and the change in fair value and net settlement interest are reflected in interest expense in the consolidated statement

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)

of income. The foreign currency rate swap commenced on December 14, 2006 and matures on February 1, 2015. The counterparty receives a variable rate of three month EURIBOR (3.67% at December 29, 2006) plus 2.56% and pays a variable rate of three month GBP LIBOR (5.29% at December 31, 2006) plus 3%.

•	Highlander II FX Swap 3: Under the third Highlander II foreign currency rate swap agreement, on the date of closing, Highlander II paid out to the counterparty approximately €6,666,000 and is expected to receive approximately £4,472,000. As of December 31, 2006, the approximate $8,697,000 fair value of this asset, which includes the £4,472,000 ($8,759,000) receivable, has been recorded in derivative financial instruments in the accompanying consolidated balance sheet and the change in fair value and net settlement interest are reflected in interest expense in the consolidated statement of income. The foreign currency rate swap commenced on December 14, 2006 and matures on March 9, 2012. The counterparty receives a variable rate of three month EURIBOR (3.67% at December 29, 2006) plus 3.03% and pays a variable rate of three month GBP LIBOR (5.29% at December 31, 2006) plus 3.5%.

      Tierra Alta Swap: Tierra Alta Funding I, Ltd., (“Tierra Alta”) has entered into an interest rate swap agreement for purposes of managing its interest rate risk exposure relating to its variable rate debt. Under the agreement Tierra Alta received from the counterparty an upfront payment of approximately $18,709,000 to be used, together with the proceeds of the notes and the asset-backed short-term notes (the “CP Notes”), to facilitate the purchase of assets and to pay certain fees and expenses. As of December 31, 2006, the approximate $21,732,000 fair value of this liability has been recorded in derivative financial instruments in the accompanying consolidated balance sheet and the change in fair value and net settlement interest are reflected in interest expense in the consolidated statement of income. The interest rate swap commenced on August 5, 2006, matures on May 6, 2014, has a fixed rate of 6.556%, a variable rate of three month LIBOR (5.36% at December 29, 2006) and a notional amount of $260,000,000.
      Highland Park Swap 2: Highland Park has entered into a cash flow swap to efficiently raise capital to pay for closing costs as well as other fees and expenses. Under the agreement, on settlement date, Highland Park received from the counterparty an upfront payment of approximately $12,290,000 to be used to facilitate the purchase of collateral and to pay certain fees and expenses. As of December 31, 2006, the approximate $13,209,000 fair value of this liability has been recorded in derivative financial instruments in the accompanying consolidated balance sheet and the change in fair value and net settlement interest are reflected in interest expense in the consolidated statement of income. The cash flow swap commenced on December 20, 2006, matures on November 25, 2013, has a variable rate of three month LIBOR (5.36% at December 29, 2006) plus a spread of 50 basis points and a notional amount of $43,538,700.
      The Trust is subject to credit risk due to the risk of nonperformance by counterparties to its derivative agreements. To mitigate this risk, the Trust has entered into master netting arrangements with all of its derivatives counterparties. Based on its master netting arrangements, credit analyses and collateral requirements with each counterparty, management does not anticipate any credit losses on its current derivative agreements. As of December 31, 2006 there were no balances common to counterparties which would qualify for the right of offset.
      For the period ended December 31, 2006, the change in fair value and net settlement interest on interest rate swaps, interest rate caps and foreign currency swaps totaled approximately $3,770,488 and was recorded to interest expense in the consolidated state of income. For the period ended December 31, 2006,

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)
the change in fair value and net settlement interest on total return swaps was approximately $5,297,595 and was recorded to income from derivative financial instruments in the consolidated statement of income.

Related Party Risk Sharing Agreements
      Prior to the formation of the Trust, the Manager had entered into Warehouse Agreements for certain Warehouse SPEs detailed below, and was identified as the primary beneficiary of those Warehouse SPEs. Upon formation of the Trust, the Trust entered into a risk sharing agreement with the Manager whereby a majority of the economics of the respective Warehouse Agreements was absorbed by the Trust. The Warehouse Agreements remained the primary obligation of the Manager to the respective financial institution. The Trust was not required to purchase the assets of the Warehouse SPE should the Warehouse SPE fail to issue CDO Securities, but rather the Trust was required to partially settle the risk sharing agreement with the Manager.
      The related party assignment of the majority of the economics of the Warehouse Agreement upon executing the risk sharing agreement with the Manager did not constitute a reconsideration event for the Trust under FIN 46(R). The risk sharing arrangement was not a variable interest in the Warehouse SPEs but rather represented a financial instrument that derived value based upon the underlying assets of the Warehouse SPEs. The Trust did not consolidate the Warehouse SPEs during 2006.
      The Trust concluded that the risk sharing agreement met the definition of and has accounted for the instrument as a derivative during 2006. During 2006 the four Warehouse SPEs issued CDO Securities, the Trust settled the risk sharing agreement with the Manager and the Trust purchased CDO Securities of the recharacterized CDO subsidiaries. The CDO Securities represent variable interests in the Warehouse SPEs and the Trust concluded that it was the primary beneficiary of the CDO subsidiaries, at which point the Trust consolidated the CDO subsidiaries.
      The Trust earned approximately $18,831,000 of derivative income from commencement of operations to December 31, 2006 from the Warehouse Agreements for the Warehouse SPEs, Highlander Euro CDO B.V. (“Highlander I”), Highland Park, Tierra Alta, and Rockwall CDO, Ltd. (“Rockwall”), entered into by the Manager prior to the formation of the Trust.
      Subsequent to the formation of the Trust, the Trust entered into Warehouse Agreements for certain Warehouse SPEs detailed in Footnote 3. The Trust entered into a risk-sharing agreement with the Manager whereby a minority of the economics of the respective Warehouse Agreements was absorbed by the Manager. The portion of the risk-sharing agreement earned by the Manager is included in warehouse carry expense, as further discussed in Footnote 3.

8.	Incentive Compensation Plan
      On February 3, 2006, the Board adopted the Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan for Non-Natural Persons and the Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan (collectively, “the Plan”). The purposes of the Plan are (a) to facilitate the ownership of the Partnership LP Units by officers, directors, employees, advisors, and consultants in order to reinforce the alignment of their interests with those of the Partnership, (b) to assist the Partnership in attracting and retaining officers, directors, employees, advisors, and consultants with experience and ability, and (c) to benefit the Partnership by encouraging high levels of performance by such individuals in connection with such individual’s performance of services for the Partnership or any of its subsidiaries. The Board of Directors administers the Plan.

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)
      The Plan issues restricted LP Units and options to purchase LP Units (collectively, the “Awards”). The Plan authorizes that a total of 2,667,126 LP Units may be issued under the Plan. The aggregate number of LP Units that may be granted to any participant during any calendar year may not exceed 50% of the total LP Units reserved for the purposes of the Plan. Awards vest equally over a three year period on each anniversary date of the grant date. The Trust made its initial grants under the Plan on February 3, 2006 and October 24, 2006 the dates of the private placements of common shares.
      The following table summarizes restricted LP Unit transactions:

			Available
		Non-	For
	Employees	Employees	Grant	Total

Issued	92,000	825,647	124,731	1,042,378
Vested	—	—	—	—
Forfeited	—	(10,000)	—	(10,000)

Outstanding LP Units as of December 31, 2006	92,000	815,647	124,731	1,032,378

      None of the restricted LP Units were vested at December 31, 2006. The restricted LP Units granted to the employees of the Trust were valued using the fair market value at the time of the grant, which was $15.00 per share at February 3, 2006 and $16.50 per share at October 24, 2006. Pursuant to FAS 123(R), the Trust is required to revalue any unvested restricted LP Units granted to non-employees at the current market price at each reporting period.
      The following table summarizes LP Unit option transactions:

	Employees		Non-Employees			Total
					Available
	Number of	Exercise	Number of	Exercise	For	Number of
	Options	Price	Options	Price	Grant	Options

Granted — February 3, 2006	74,000	$15.00	736,101	$15.00	199,223	1,009,324
Granted — October 24, 2006	18,000	$16.50	557,173	$16.50	60,251	635,424
Vested	—	—	—	—	—	—
Exercised	—	—	—	—	—	—
Forfeited	—	—	(10,000)	—	—	(10,000)

Outstanding as of December 31, 2006	92,000		1,283,274		259,474	1,634,748

      None of the LP Unit options outstanding were vested or exercisable at December 31, 2006. The LP Unit options for employees are measured at the fair value on the date of the grant and the LP Unit options for non-employees are measured using the fair market value at each reporting date. The LP Unit

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)
options for employees and non-employees are valued using the Black-Scholes model including the following assumptions at December 31, 2006:

		Non-
	Employees	Employees

Discount rate	4.5%-4.8%	4.7%
Volatility	18%	20%
Dividend yield	8.5%	8.5%
Expected term(1)	10 years	10 years

(1)	For purposes of valuing the options, the company used the contractual term of the awards (10 years).
      The estimated fair value of each LP Unit option was $1.45 and $2.06 for employees and non-employees respectively at December 31, 2006. Each LP Unit option expires ten years from the date of grant and has an exercise price of $15.00 per option granted February 3, 2006 and $16.50 per option granted October 24, 2006. For the period ended December 31, 2006, share — based compensation expense recognized in the accompanying statement of income, for the period February 3, 2006 to December 31, 2006, is:

(In thousands)
Restricted LP Units granted to Employees	$667
Restricted LP Units granted to Non-Employees	5,030
LP Unit options granted to Employees	61
LP Unit options granted to Non-Employees	1,120

Total share based compensation expense	$6,878

9.	Short-Term Borrowings
      The Trust utilizes a variety of short-term vehicles to finance its investment activities across all of its subsidiaries, including warehouse agreements, commercial paper, and secured borrowings. The table below summarizes the outstanding short-term borrowings of the Trust as of December 31, 2006.

			Weighted
			Average	Weighted Average
	Balance	Capacity	Interest Rates	Maturity (in days)

	(In thousands)
Warehouse SPEs(1)	$2,570,339	$3,559,850	5.48%	136
Commercial paper(2)	2,124,998	2,125,000	5.33%	18
Secured borrowing agreements(3)	32,898	32,898	6.54%	29

Total	$4,728,235	$5,717,748

(1)	The Trust has seven warehouse agreements that are collateralized by loans held-for-investment and available-for-sale securities. The initial capacity of each Warehouse Agreement can be increased to allow for additional borrowings as the facility ramps up during the warehouse period. Balance includes accrued interest payable of approximately $34,102,000.

(2)	In order to leverage its activities, Tierra Alta issues commercial paper through private placement transactions using various placement agents. A maximum principal component of approximately

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)

$2,125,000,000 can be issued and outstanding by Tierra Alta, and will (i) mature not later than 270 days after the date of issuance thereof, and (ii) not contain any provisions for automatic rollover of extension. In connection with the issuance of the commercial paper, Tierra Alta has entered into an agreement (the “CP Liquidity Agreement”) with Citibank, N.A. (the “CP Liquidity Counterparty”) whereby the CP Liquidity Counterparty will provide liquidity by (i) purchasing newly issued CP Notes at a contractually defined variable rate, (ii) compensating Tierra Alta for excess costs in connection with issuing CP Notes that were not purchased by the CP Liquidity Counterparty as described in (i) above, and (iii) to provide funding in the event that Tierra Alta does not have the available cash necessary to pay the interest on maturing CP Notes. The CP Liquidity Agreement has an initial term of 335 days from the date of closing that is extendible by the CP Liquidity Counterparty in its sole discretion initially for up to an additional 364 days, and annually thereafter for additional 364 day terms. Should the CP Liquidity Counterparty fail to extend the maturity of the CP Liquidity Agreement and if at that time any CP Notes are outstanding, the CP Liquidity Counterparty will be obligated, subject to satisfaction of the conditions to exercise under the CP Liquidity Agreement, to purchase in a one-time single issuance, Class F Notes issued pursuant to the terms of Tierra Alta’s governing documents and bearing interest at a rate of LIBOR + 0.35%, with a maturity date of February 5, 2046. The purchase of such Class F Notes by the CP Liquidity Counterparty will provide Tierra Alta with sufficient funds on such maturity date to enable Tierra Alta to repay the principal of maturing CP Notes. The commercial paper is collateralized by available-for-sale securities.

(3)	Secured borrowings are collateralized by available-for-sale securities.

10.	Notes Payable
      In connection with the closings of CDO subsidiaries, debt was sold to third parties using the securities available for sale and loans held for investment of the CDO subsidiaries as collateral. The debt is paid down as payments are received on the collateral assets of the CDO subsidiaries. Any remaining debt outstanding as of the stated maturity will be due and payable on that date. Prior to the stated maturity, in accordance with the governing CDO indenture, the Trust (as majority holder of CDO equity) may elect to exercise a call option on the issued debt. If that discretionary call option is exercised, the debt will be paid prior to maturity in accordance with the terms of the CDO indenture. As of December 31, 2006, there are no contractual payments due, nor does management anticipate the exercise of any call options within the next five year period.

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)
      The following information summarizes the long term borrowings of the consolidated CDO subsidiaries as of December 31, 2006:

			Discount		Balance as of
	Maturity		on	Weighted Average	December 31,
	Date	Par Value	Issuance	Interest Rate	2006	Collateral

	(In thousands)
Tierra Alta Notes	2/5/2046	$347,000	$1,222	3 mo LIBOR + 0.64%	$345,982	$390,032
Rockwall Notes	8/1/2021	791,500	—	3 mo LIBOR + 0.48%	791,500	865,031
Red River Notes	7/27/2018	819,000	1,575	3 mo LIBOR + 0.51%	817,525	906,069
Highlander I Notes	9/6/2022	626,198	—	6 mo EURIBOR + 0.52%	626,198	656,502
Grayson Notes	11/1/2021	1,372,500	—	3 mo LIBOR + 0.43%	1,372,500	1,473,846
Highlander II Notes	12/14/2022	876,678	—	6 mo EURIBOR + 0.47%	876,677	899,293
Highland Park Notes	11/1/2051	551,000	600	3 mo LIBOR + 0.69%	550,404	600,700
Brentwood Notes	2/1/2022	553,600	—	3 mo LIBOR + 0.54%	553,600	608,085

Total		$5,937,476	$3,397		$5,934,386	$6,399,558

      Highlander I Notes and Highlander II Notes include approximately $32,333,000 and $45,266,000, respectively, of mandatorily redeemable preferred securities classified as liabilities on the consolidated balance sheet in accordance with the provisions of SFAS 150 “Accounting for Certain Financial Instruments with Characteristics of Both Equities and Liabilities.” The Brentwood Notes also contain a class of senior secured extendable notes with a par value of $75,000,000, interest rate of 3 mo LIBOR +0.27% and a stated maturity date of 2/1/2022 that were not drawn down at December 31, 2006.

11.	Concentration of Credit and Other Risks
      All of the Trust’s investments expose them to market and/or credit risk. Market risk represents the potential loss that may be incurred by the Trust due to a change in the market value of the underlying financial instrument. The Trust’s exposure to market risk is determined by a number of factors, including the size, composition, and diversification of the related financial instruments; interest rates; and market volatility. The Manager actively manages the Trust’s exposure to market risk by reviewing the strategy underlying its investment decisions, setting market risk limits, and by managing the assets related to the structures under management. The Trust is exposed to certain degrees of risk, including interest rate, market risk and the potential non-payment of principal and interest, including default or bankruptcy of the corporate borrower or the early payment by the borrower. In addition, the Trust manages credit risk by: limiting the total amount of arrangements outstanding, both by individual counterparty and in the aggregate; by monitoring the size, maturity dates, and structure of the arrangements; and by applying uniform credit standards for all activities associated with credit risk. The credit risk of the assets is also monitored and managed by the Manager based on the criteria established in the CDO subsidiary and warehouse management agreements. These agreements require management to continually monitor the overall credit quality of the underlying assets.
      Some of the Trust’s investments are in securities which are not listed on a national securities exchange and which have a greater amount of both market and credit risk than many other financial instruments. These investments trade in a limited market and may not be able to be immediately liquidated if needed.

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)
      Counterparty credit risk represents the maximum potential loss that the Trust faces if the counterparties to any derivative agreements or the borrowers of the underlying collateral of the structures fail to perform pursuant to the terms of their agreements. With respect to any derivative agreements, the Trust issues collateral to the counterparties and the value and adequacy of the collateral is continuously monitored.
      The Trust may invest in securities or maintain cash denominated in currencies other than the U.S. dollar. The Trust is exposed to risk that the exchange rate of the U.S. dollar relative to other currencies may change in a manner, which has an adverse affect on the reported value of the Trust’s assets and liabilities denominated in currencies other than the U.S. dollar.
      The clearing operations for the Trust’s securities are provided by major financial institutions. At December 31, 2006, substantially all cash and cash equivalents and all securities owned were held with major financial institutions. Credit risk is measured by the loss the Trust would record if the major financial institutions failed to perform pursuant to terms of their obligations. The Manager regularly monitors the financial stability of these financial institutions and does not believe there is a significant credit risk associated with them.
      The Trust is subject to credit risk to the extent any broker with which the Trust conducts business is unable to deliver cash balances or securities, or is unable to clear security transactions on the Trust’s behalf. The Manager monitors the financial condition of the brokers with which the Trust and its subsidiaries conducts business and believes the likelihood of loss under those circumstances is remote.

12.	Due to Brokers
      The table below summarizes the amount due to brokers at December 31, 2006.

(In thousands)
Margin debt	$189,778
Unsettled trades, CDO subsidiaries	2,057

Total	$191,835

13.	Related Party Transactions
  Manager Fees
      Pursuant to the terms of the management agreement dated February 3, 2006 between the Partnership and the Manager, the Trust will pay a base management fee quarterly in arrears in an amount equal to 0.4375% of the Partnership’s equity (equal to 1.75% on an annualized basis). The Manager uses its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them are also officers of the Trust, receive no cash compensation directly from us. For purposes of calculating the base management fee, equity means, for any quarter, the sum of the net proceeds from any issuance of the Partnership’s common units, after deducting any underwriting discounts and commissions and other expenses and costs relating to the issuance, plus the Partnership’s retained earnings at the end of such quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that the Partnership pays for repurchases of its common units; provided that the foregoing calculation of equity shall be adjusted to exclude incentive compensation expenses, net amortization/accretion on premium/discounts

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)
and unrealized gains or losses on trading securities and derivative contracts, after discussion between the Manager and our independent directors and approval by a majority of the Partnership’s directors.
      The term of the management agreement is two years from its commencement in February 2006 and shall be automatically renewed for a one-year term on each anniversary date after the initial two-year term unless at least two-thirds of the independent directors or two-thirds of the holders of our outstanding common shares determine by resolution that there has been unsatisfactory performance by the Manager that is materially detrimental to us or the compensation payable to the Manager is unfair and the parties are unable to negotiate an acceptable compensation arrangement. Unless terminated for cause, and even if terminated on an anniversary date by us, the Manager will be entitled to a payment equal to four times the sum of the average amount of the annual management fee and average annual incentive allocation earned by the Manager or its affiliates during the 24-month period preceding such termination, divided by two. In addition, if the management agreement is terminated under circumstances under which we are obligated to pay a termination fee to the Manager, we will be required to re-purchase all of the special limited partnership interests that entitles the holder thereof to the incentive allocation for an amount equal to four times the amount of the incentive allocation allocated to the Manager or its affiliates during the 24-month period preceding such termination divided by two. As it is the opinion of management that termination of the agreement is not likely to occur, no accrual for the termination fees has been made as of December 31, 2006.
      As of December 31, 2006, the management fee accrued and unpaid was approximately $5,265,000, and is included in management fee payable and management fee expense in the accompanying consolidated balance sheet and consolidated statement of income, respectively.

Servicing Fees
      As compensation for its management services to our current CDO subsidiaries, the Servicer, i.e. Highland Capital, is entitled to receive certain servicing fees for purchasing, selling and monitoring the assets in these entities. The Servicer and its subsidiaries are also entitled to an additional servicing fee after all other distributions are made and residual earnings remain in the entities.
      Under the servicing agreements, and subject to any applicable adjustments under the governing agreement, the Servicer’s servicing fee is calculated as the product of (i) the applicable servicing fee percentage, (ii) the principal balance of underlying collateral plus any excess cash, and (iii) the percentage of equity not retained by the Trust. Servicing fees are paid on a quarterly basis along with the interest to the CDO subsidiary’s noteholders, and are paid in two parts: one fee payment is senior to the note interest due to noteholders, and one fee payment is subordinate to the interest due to noteholders. The Servicer’s servicing fee is calculated as a percentage of the quarterly CDO subsidiary collateral amount for any given quarterly payment period, where quarterly collateral amount equals the average of the aggregate principal amount of CDO subsidiary portfolio collateral on the first day of such quarterly period and the aggregate principal amount of portfolio collateral on the last day of such quarterly period. The CDO subsidiary’s equity portfolio collateral and defaulted portfolio collateral are excluded in calculating the aggregate principal amount of the portfolio collateral.
      An additional service fee is calculated pursuant to the respective servicing agreements between the CDO subsidiaries and the Servicer, based on predefined rates, subject to sufficient funds being available at the respective distribution dates of the CDO subsidiaries.

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)
      Pursuant to the relevant agreements, the Servicer cannot accrue any servicing or additional fees with any CDO subsidiary of which we directly or indirectly own equity interests for the first two years of the management agreement, i.e., until February 3, 2008. This restriction on the Servicer’s ability to accrue CDO servicing or additional servicing fees, however, only applies to the portion of such fees that is attributable to the Trust’s investment in such CDO subsidiary. After February 3, 2008, the Servicer will be entitled to accrue such service fees.
      For the period February 3, 2006 to December 31, 2006, the Servicer had earned approximately $4,024,000 of servicing and additional servicing fees applicable to the portion of the equity interests owned by third parties, and is included in management fees on the consolidated statement of income.

Incentive Allocation
      Pursuant to the terms of the Limited Partnership Agreement dated February 3, 2006, the special unit receives incentive allocation at the end of each quarter in an amount equal to:

(i) 25% of the dollar amount by which

(a) the Partnership’s net income, before accounting for the incentive allocation, per weighted average Partnership unit for such quarter, exceeds

(b) an amount equal to the weighted average of the price per Partnership common unit, at the time of issuance, for all issuances of Partnership common units, after deducting underwriting discounts and commissions and other costs and expenses relating to such issuances multiplied by the greater of 2% or 0.50% plus one-fourth of the U.S. Ten Year Treasury Rate for such quarter, multiplied by

(ii) the weighted average number of Partnership common units outstanding during such quarter.
      Pursuant to the Partnership Agreement, the incentive allocation is not a guaranteed payment for services. The foregoing calculation of the incentive allocation will be adjusted to exclude unrealized income and expense items, including incentive compensation expense, net accretion/amortization of the net discount/premium, and unrealized gains or losses. As of December 31, 2006, the incentive allocation earned, including appreciation thereon, was approximately $18,114,000, and is included in the minority interest in income of consolidated subsidiaries in the consolidated statement of income and as minority interest in equity of consolidated subsidiaries on the consolidated balance sheet, because it is an allocation from the limited partners to the special limited partner, Highland Capital Special Allocation LLC, a wholly owned subsidiary of the Manager.

Other Related Party Transactions
      The warehouse agreements are guaranteed by the Manager and its subsidiaries through the date the related CDO transaction closes. As of December 31, 2006, approximately $2,570,000 included in short term borrowings in the accompanying consolidated balance sheet, is guaranteed.
      Pursuant to the terms of the management agreement, the Manager is entitled to be reimbursed for certain expenses incurred on behalf of the Trust that are related to the operations of the Trust. As of December 31, 2006, the Trust has been charged approximately $275,000 by the Manager for these expenses, which are included in other liabilities on the consolidated balance sheet and in other operating expenses in the consolidated statement of income.

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)
      As of December 31, 2006, the Trust owed approximately $1,574,000 to the CDO Fund for amounts owed on the closing of Highland Park and approximately $2,042,000 for amounts owed on open warehouses, recorded in other liability on the consolidated balance sheet and in warehouse carry expense in the consolidated statement of income.
      During 2006, the Trust maintained accounts at NexBank, SSB (“NexBank”), a related party. As of December 31, 2006, balances in the accounts were approximately $5,003,000. Interest in the amount of approximately $512,000 was earned, and is recorded in the consolidated statement of income for the period February 3, 2006 to December 31, 2006. NexBank also acted as agent bank on four loans originated by HFC that resulted in approximately $5,570,000 of income to HFC during the period February 3, 2006 to December 31, 2006.

14.	Minority Interest in Equity of Consolidated Subsidiaries
      As of December 31, 2006, the Trust has consolidated entities that have interests owned by affiliates of the Trust and unrelated third parties. These interests are reported as minority interest in equity of consolidated subsidiaries in the accompanying consolidated balance sheet. Income attributable to these holdings is reported in minority interest in income of consolidated subsidiaries in the accompanying consolidated statement of income.
      The table below summarizes the “Minority interest in equity of consolidated subsidiaries” in the accompanying consolidated balance sheet at December 31, 2006:

(In thousands)
Interest in CDO Subsidiaries owned by affiliates	$139,182
Interest in CDO Subsidiaries owned by unrelated entities	47,428
Interest in Highland Financial Partners owned by affiliates	1,241
Incentive allocation earned by the Manager	18,114

$205,965

      The table below summarizes the “Minority interest in income of consolidated subsidiaries” in the accompanying consolidated statement of income for the period from February 3, 2006 through December 31, 2006:

(In thousands)
Interest in CDO Subsidiaries owned by affiliates	$7,998
Interest in CDO Subsidiaries owned by unrelated entities	2,744
Interest in Highland Financial Partners owned by affiliates	242
Incentive allocation earned by the Manager	18,114

$29,098

15.	Shares Outstanding and Earnings Per Share
      On February 3, 2006, the Trust issued 16,212,573 shares in a private placement for approximately $237,365,000, net of placement fees. On March 3, 2006, the over-allotment option was exercised and the Trust issued an additional 254,762 shares for approximately $3,619,000, net of placement fees. On October 24, 2006, the Trust issued 10,203,922 shares in a private placement for approximately

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)
$163,057,000, net of placement fees. On October 31, 2006, the over-allotment option was exercised and the Trust issued an additional 50,304 shares for approximately $772,000, net of placement fees. As of December 31, 2006, all of the shares issued are outstanding. All Partnership options and restricted common shares are dilutive as of December 31, 2006.
      The following table presents a reconciliation of basic and diluted income per share for the period from February 3, 2006 through December 31, 2006:

(In thousands,
except share
and per share
amounts)

Net income	$73,856
Weighted-average number of common shares outstanding	18,576,998

Basic net income per share	$3.98

Net income	$73,856

Weighted-average number of common shares outstanding	18,576,998
Plus: Assumed conversion of dilutive instruments	136,147

Adjusted weighted-average number of common shares outstanding	18,713,145

Diluted net income per common share	$3.95

16.	Commitments and Contingencies
      In the normal course of business the Trust and its subsidiaries may enter into contracts which provide general indemnifications and contain a variety of presentations and warranties that may expose the Trust and its subsidiaries to some risk of loss. In addition to the other financial commitments discussed in the consolidated financial statements, the amount of future losses arising from such undertakings, while not quantifiable, is not expected to be significant. Lastly, the Trust intends to obtain majority interests in its prospective CDO subsidiaries.
      At December 31, 2006, within CDO subsidiaries there were commitments to lend of approximately $59,199,000 that existed for certain purchased loans that have an existing unfunded line of credit or are a revolver.
      At December 31, 2006, to our knowledge, there are no legal proceedings to which we are a party.
      As part of its strategy of investing in corporate and commercial real estate loans, the Trust commits to purchase interests in primary market loan syndications and to purchase loans from the secondary loan markets. These purchase commitments obligate the Trust to acquire a predetermined interest in such loans at a specified price on a to-be-determined settlement date, which is consistent with industry practices. As of December 31, 2006, the Trust committed to purchase or participate in approximately $1,215,444,000 of corporate loans, all of which settled in early 2007. The estimated fair value of the loan purchase commitments that meet the definition as a derivative are not significant since these commitments are predominantly variable rate and settle in a timeframe such that credit risk changes are not likely.

Highland Financial Partners, L.P.
(formerly known as Highland Financial Trust)
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations)
through December 31, 2006 — (Continued)

17.	Subsequent Events
      Eastland closed on March 13, 2007 with total assets of approximately $1,500,000,000 and debt of approximately $1,400,000,000. On the day of closing, the Trust acquired a majority stake in the preferred shares.
      Subsequent to December 31, 2006, the Trust and the CDO Fund entered into two new warehouse agreements with unrelated third parties. The combined capacity of the warehouse agreements is approximately $1,657,000,000.
      On January 3, 2007, Highlander II settled approximately $11,263,000 of its outstanding swap receivable which reduces the derivative financial instruments held on the consolidated balance sheet.
      On April 17, 2007, the Board authorized our first distribution to our limited partners of $0.60 per common unit, which will be paid on May 31, 2007 to our limited partners of record on May 1, 2007. The Board of Directors also approved the Amended and Restated Management Agreement of Highland Financial Partners, L.P. dated April 17, 2007, which, among other things, removed the provisions relating to the special allocation and memorialized the provision that precludes the Manager from collecting servicing fees relating to the equity owned in CDO subsidiaries for two years from the date of the first offering of the Trust’s shares (February 3, 2006). The Board also approved the Amended and Restated Agreement of Limited Partnership of Highland Financial Partners, L.P. dated April 17, 2007, which among other things, incorporates the provisions relating to the special allocation and clarifies that the incentive allocation is an allocation separate and distinct from the special unit purchased by the Manager in the initial offering on February 3, 2006.

                            Common Units
Common Units

PROSPECTUS
          , 2007

Citi	JPMorgan

PART II.     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Highland Financial Partners, L.P.

Securities and Exchange Commission registration fee	$5,350
NASD filing fee	5,500
NYSE listing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing and engraving expenses	*
Blue Sky fees and expenses	*
Transfer Agent and Registrar fees	*
Miscellaneous fees	*

Total expenses	*

      * To be completed by amendment.

Item 14.	Indemnification of Directors and Officers.
      The section of the prospectus entitled “Description of Common Units and Our Organizational Documents — Limitations on Liability and Indemnification of Highland Capital and Our Directors and Officers” is incorporated herein by reference. Reference is also made to the Underwriting Agreement filed as an exhibit to this registration statement. Subject to any terms, conditions, or restrictions set forth in the LP Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Item 15.	Recent Sales of Unregistered Securities.
      On February 3, 2006, in connection with the formation of the partnership, Highland Financial Partners, L.P. issued (1) to HFP GP, LLC, 1,621.2573 general partner units representing a 0.01% partner interest in the partnership, for approximately $24,000, (2) to Highland Financial Trust, 16,144,480 common units, representing a 99.58% limited partner interest in the partnership, for approximately $237.4 million and (3) to Highland Capital Management, L.P., 66,471.549 common units, representing a 0.41% limited partner interest in the partnership, for approximately $976,000, and one special unit, in an offering exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).
      On October 26, 2006, Highland Financial Partners, L.P. issued to Highland Financial Trust, 10,203,922 common units for approximately $163.0 million, in an offering exempt from registration under Section 4(2) of the Securities Act.
      On October 30, 2006, Highland Financial Partners, L.P. issued to Highland Financial Trust an additional 50,304 common units, for approximately $771,914, in an offering exempt from registration under Section 4(2) of the Securities Act.
      Since February 2006, pursuant to the Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan For Non-Natural Persons and the Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan, we have granted restricted common units and options to purchase common units to some of our employees, non-employee directors and former executive officers, and to our Manager. Specifically, on February 3, 2006, 526,381 restricted common units and 810,101 options to purchase common units were granted. The recipients of these restricted common units and options to purchase common units did not pay any consideration for their awards. On October 24, 2006, 381,266 restricted common units and 565,173 options to purchase common units were granted. The recipients of these restricted common units and options to purchase common units did not pay any consideration for their awards.
      There have been no other sales of unregistered securities.

Item 16.	Exhibits and Financial Statement Schedules.
      (a) Exhibits. The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this amendment no. 1 to the registration statement.

Exhibit
Number		Title

1	.1*	Underwriting Agreement.
3.1		Certificate of Limited Partnership of Highland Financial Partners, L.P.
3.2		Amended and Restated Agreement of Limited Partnership of Highland Financial Partners, L.P.
4.1		Specimen Certificate representing common units of Highland Financial Partners, L.P.
5	.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the securities being registered.
8	.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to tax matters.
10.1		Amended and Restated Management Agreement, between Highland Financial Partners, L.P. and Highland Capital Management, L.P.
10.2		Amended and Restated Registration Rights Agreement, dated as of October 26, 2006, among Highland Financial Trust and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC.
10.3		Registration Rights Agreement, dated as of October 26, 2006, among Highland Financial Trust and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.
10.4		Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan for Non-Natural Persons.
10.5		Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan.
21	.1*	List of Subsidiaries of Highland Financial Partners, L.P.
23.1		Consent of PricewaterhouseCoopers LLP.
23	.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1).
23	.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 8.1.).
24.1		Power of Attorney (set forth on the signature page to this registration statement).

*	To be filed by amendment.
      (b) Financial Statement Schedules.
      All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and, therefore, have been omitted.

Item 17.	Undertakings.
      (a) The undersigned registrant hereby undertakes to provide the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as are required by the underwriters to permit prompt delivery to each purchaser.
      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 27th day of April, 2007.

HIGHLAND FINANCIAL PARTNERS, L.P.

By:	HFP GP, LLC,

its General Partner

By:	/s/ Todd Travers

Todd Travers
Chief Executive Officer and Chief Investment Officer
POWER OF ATTORNEY
      Each person whose signature appears below hereby constitutes and appoints J. Kevin Ciavarra, Cliff Stoops and Todd Travers, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Amendment No. 1 to the Registration Statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Todd Travers Todd Travers	Director, Chief Executive Officer and Chief Investment Officer	April 27, 2007

/s/ Cliff Stoops Cliff Stoops	Interim Chief Financial Officer, Treasurer and Controller	April 27, 2007

/s/ James Dondero James Dondero	Chairman of the Board	April 27, 2007

/s/ Scott F. Kavanaugh Scott F. Kavanaugh	Director	April 27, 2007

/s/ John E. Urban John E. Urban	Director	April 27, 2007

Signature	Title	Date

/s/ Mark Okada Mark Okada	Director	April 27, 2007

/s/ Gene C. McQuown Gene C. McQuown	Director	April 27, 2007

/s/ Michael P. Zarrilli Michael P. Zarrilli	Director	April 27, 2007

EXHIBIT INDEX

Exhibit
Number		Title

1	.1*	Underwriting Agreement.
3.1		Certificate of Limited Partnership of Highland Financial Partners, L.P.
3.2		Amended and Restated Agreement of Limited Partnership of Highland Financial Partners, L.P.
4.1		Specimen Certificate representing common units of Highland Financial Partners, L.P.
5	.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the securities being registered.
8	.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to tax matters.
10.1		Amended and Restated Management Agreement, between Highland Financial Partners, L.P. and Highland Capital Management, L.P.
10.2		Amended and Restated Registration Rights Agreement, dated as of October 26, 2006, among Highland Financial Trust and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC.
10.3		Registration Rights Agreement, dated as of October 26, 2006, among Highland Financial Trust and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.
10.4		Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan for Non-Natural Persons.
10.5		Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan.
21	.1*	List of Subsidiaries of Highland Financial Partners, L.P.
23.1		Consent of PricewaterhouseCoopers LLP.
23	.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1).
23	.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 8.1)
24.1		Power of Attorney (set forth on the signature page to this registration statement).

*	To be filed by amendment.